  As filed with the Securities and Exchange Commission on July 24, 2001

                                                     Registration No. 333-62006

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                ---------------

                             AMENDMENT NO. 2

                                      TO
                                   FORM S-1
                            REGISTRATION STATEMENT
                       Under the Securities Act of 1933

                                ---------------

                              MAX RE CAPITAL LTD.
            (Exact Name of Registrant as Specified in Its Charter)

                                ---------------

         Bermuda                     6719                  Not Applicable
     (State or Other          (Primary Standard           (I.R.S. Employer
     Jurisdiction of              Industrial             Identification No.)
     Incorporation or         Classification Code
      Organization)                 Number)

                                ---------------

                                  Ascot House
                                28 Queen Street
                                Hamilton HM 11
                                    Bermuda
                           Telephone: (441) 296-8800
  (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                   Registrant's Principal Executive Offices)

                                ---------------

                             CT Corporation System
                               111 Eighth Avenue
                           New York, New York 10011
                           Telephone: (212) 590-9200
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent for Service)

                                ---------------

                                With a copy to:

   Stephen E. Older, Esq.     Lisa J. Marshall,       Peter R. O'Flinn, Esq.
   Kerry E. Berchem, Esq.            Esq.            John M. Schwolsky, Esq.
 Akin, Gump, Strauss, Hauer     Conyers Dill &       LeBoeuf, Lamb, Greene &
       & Feld, L.L.P.              Pearman                MacRae, L.L.P.
     590 Madison Avenue        Clarendon House          125 W. 55th Street
  New York, New York 10022     2 Church Street       New York, New York 10019
 Telephone: (212) 872-1000     Hamilton, HM 11,     Telephone: (212) 424-8000
                                   Bermuda

                          Telephone: (441) 295-1422
                                ---------------

   Approximate date of commencement of proposed sale to the public: As soon as practicable on or after the effective date of this Registration Statement.

   If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]

   If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                                ---------------


   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may + +not sell these securities until the registration statement filed with the + +Securities and Exchange Commission is effective. This prospectus is not an + +offer to sell these securities and we are not soliciting an offer to buy +
+these securities in any state where the offer or sale is not permitted.       +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                Subject to Completion. Dated July 24, 2001.


PROSPECTUS

                               14,285,000 Shares


                          [LOGO OF MAX RE CAPITAL LTD]


                                 Common Shares

                                  -----------

We are offering 14,285,000 of our common shares. This is our initial public offering and no public market currently exists for our common shares. We anticipate that the initial public offering price will be between $16.50 and $18.50 per share.

                                  -----------

We have applied to list our common shares on the Nasdaq National Market under the symbol "MXRE."

                                  -----------

Investing in our common shares involves risks. See "Risk Factors" section beginning on page 7.

                                  -----------

                              PRICE $    PER SHARE

                                  -----------


                                                     Underwriting
                                              Price   Discounts    Proceeds to
                                                to       and      Max Re Capital
                                              Public Commissions       Ltd.
                                              ------ ------------ --------------
Per Share...................................   $        $              $
Total.......................................  $        $              $


We have granted the underwriters the right to purchase up to an additional 2,142,750 common shares to cover over-allotments.

The Securities and Exchange Commission, state securities regulators, the Registrar of Companies in Bermuda and the Bermuda Monetary Authority have not approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the common shares to purchasers on         ,
2001.

                                  -----------

MORGAN STANLEY                                              SALOMON SMITH BARNEY

                                  -----------

GOLDMAN, SACHS & CO.                              BANC OF AMERICA SECURITIES LLC

                         DRESDNER KLEINWORT WASSERSTEIN

     , 2001

                               TABLE OF CONTENTS


                                                                           Page
                                                                           ----
Prospectus Summary......................................................     1
Risk Factors............................................................     7
Forward-Looking Statements..............................................    23
Use of Proceeds.........................................................    24
Dividend Policy.........................................................    24
Capitalization..........................................................    25
Dilution................................................................    26
Selected Financial Data.................................................    27
Management's Discussion and Analysis of Financial Condition and Results
 of Operations..........................................................    29
Industry Background.....................................................    38
Business................................................................    40
Regulation..............................................................    67
Management..............................................................    75
Principal Shareholders..................................................    84
Certain Relationships and Related Transactions..........................    88
Material Tax Considerations.............................................    91
Description of Capital Stock............................................   105
Shares Eligible for Future Sale.........................................   114
Underwriters............................................................   117
Legal Matters...........................................................   121
Experts.................................................................   121
Where You Can Find More Information.....................................   121
Enforceability of Civil Liabilities Under United States Federal
 Securities Laws and Other Matters......................................   122
Index to Consolidated Financial Statements..............................   F-1
Glossary of Selected Reinsurance, Insurance and Investment Terms........   G-1


                               ----------------

   Until         , 2001, which is the 25th day after the date of this
prospectus, all dealers that buy, sell or trade our common shares, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

   You should rely only on the information contained in this prospectus. We have not, and the underwriters have not, authorized any other person to provide you with information that is different from that contained in this prospectus. We are offering to sell and seeking offers to buy these securities only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common shares.

                               ----------------


   THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES TO ANY PERSON WHO RECEIVES THIS PROSPECTUS IN AUSTRALIA, EXCEPT IN CIRCUMSTANCES WHERE A PERSON IN AUSTRALIA HAS BEEN PERSONALLY CONTACTED BY AN UNDERWRITER IN RELATION TO AN OFFER OF SHARES TO THAT PERSON UNDER OUR DIRECTED SHARE PROGRAM. ANY SUCH OFFER WILL BE MADE IN RELIANCE ON SECTION 708 OF THE AUSTRALIA CORPORATIONS LAW.

                               PROSPECTUS SUMMARY

   This summary highlights information contained elsewhere in this prospectus and may not contain all of the information that may be important to you. Although this summary contains important information about the company and this offering, you should read it together with the more detailed information and our consolidated financial statements and the notes to these statements appearing elsewhere in this prospectus. This prospectus contains terms that are specific to the insurance and reinsurance industry and may be technical in nature. For your convenience, we have printed these terms in italics the first time they are used and defined them in the "Glossary of Selected Reinsurance, Insurance and Investment Terms" in this prospectus.

                                  Our Company

Overview

   We are a Bermuda-based provider of reinsurance for both the life and annuity, including disability, and property and casualty insurance markets. We differentiate ourselves by offering structured reinsurance products in both markets and by targeting superior risk-adjusted returns from our diversified investment portfolio. To better manage our reinsurance liability exposure, allocate our investments and assess our overall risk, we model our underwriting and investments on an integrated basis. We believe that this strategy will allow us to generate a superior return on equity compared to others in our industry.


   We offer customized, alternative risk transfer reinsurance products designed to produce large premiums payable upon execution of our reinsurance contracts, generate more predictable cash payments to our clients over many years and limit our underwriting risk through the terms of our reinsurance contracts. We believe that these product features provide us with greater flexibility in making decisions regarding the allocation of our investments because they permit us to undertake investment strategies that have greater liquidity constraints than publicly traded stocks and bonds. This flexibility in turn allows us to invest our assets in an aggregate portfolio comprised of both a high grade, fixed income portfolio and an alternative investment portfolio that is currently invested in over 40 underlying funds representing the following six investment strategies:


  . Long/short equities             . Merger arbitrage

  . Convertible arbitrage           . Multi-strategy arbitrage

  . Global macro                    . Opportunistic investing


For more information about each of these strategies, see the descriptions beginning on page 60.


   Through our integrated underwriting and investment strategies, we seek to maximize the difference between our net premiums written and our investment return and the amount paid out over time under our reinsurance contracts.


   For the year ended December 31, 2000 and the six months ended June 30, 2001, our gross premiums written were $409.7 million and $428.7 million, respectively. Of our aggregate gross premiums written from inception through June 30, 2001, $397.1 million, or 47%, was derived from the reinsurance of life and annuity policies and $441.3 million, or 53%, was derived from the reinsurance of property and casualty policies. For the year ended December 31, 2000, the annual rate of return on our aggregate investment portfolio was 7.81% and for the six months ended June 30, 2001, our year to date rate of return was 4.17%. At June 30, 2001, our consolidated shareholders' equity and minority interest was $531.9 million.


Industry Opportunities

   We believe that trends in the insurance and reinsurance industry are increasing the demand for our reinsurance products that we customize to meet each client's specific needs. These trends include:

  . Growing demand for reinsurance products;

  . Recent improvements in property and casualty reinsurance rates;

  . Conditions favoring new, specialty reinsurance market entrants; and

  . Increasing size and sophistication of the Bermuda reinsurance market.

Our Competitive Strengths

   We believe that the following competitive strengths will allow us to capitalize on favorable reinsurance and insurance industry opportunities:

  . Competitive, Customized Alternative Risk Transfer Products. We offer competitive alternative risk transfer reinsurance products customized to meet each client's specific needs.

  . Entrepreneurial Organizational Structure. Our entrepreneurial organizational structure integrates our underwriting and our investment strategies, and, we believe, permits us to identify and exploit emerging opportunities quickly and effectively.


  . Superior Investment Portfolio Performance. We believe that our diversified investment strategy will enable us to generate risk-adjusted returns from our investment portfolio that are superior to those of our competitors.

  . Lower Operating Costs. We incur lower operating costs than most other publicly traded Bermuda-based reinsurers and benefit from the absence of a corporate level income tax in Bermuda.

  . Experienced Management. We use our management's substantial industry experience, contacts and knowledge to identify and capitalize on attractive reinsurance opportunities.

  . Strong Strategic Investors. We benefit from our relationships with our strategic investors by utilizing their reinsurance and financial industry contacts and investment expertise.

Risks Relating to Our Business


   As part of your evaluation of our company, you should take into account the risks we face in our business and not solely our competitive strengths and business strategies. These risks include:


  . Failure to Obtain Additional Business. If we are unable to obtain additional life and annuity and property and casualty business, our business strategy could be significantly and negatively affected.


  . Losses in Excess of Reserves. If our losses and benefits exceed our loss and benefit reserve estimates, we will be required to increase our liabilities, which will reduce our profits.


  . Failure of Investment Strategy. If we do not appropriately structure our investments in relation to our anticipated liabilities, our ability to conduct our business could be adversely affected.


  . Tax and Regulatory Changes. We benefit from our status under the current
    U.S. and Bermuda tax and regulatory environments, a change in which could negatively impact our business.


For more information about these and other risks, see "Risk Factors" beginning on page 7. You should carefully consider these risk factors together with all the other information included in this prospectus.


Our Strategy

   Our goal is to become the leading provider of alternative risk transfer reinsurance products and to generate superior returns on equity. We intend to utilize our competitive strengths to achieve this goal by pursuing the following strategic objectives:

  . Expand and Diversify Our Reinsurance Client Base. We intend to expand and diversify our underwriting portfolio by developing relationships with new clients, expanding relationships with existing clients and increasing our business in Europe.

  . Provide Customized Reinsurance Products. We intend to capitalize on our management's significant experience in creating structured reinsurance products.

  . Offer Innovative Product Features with Economic Incentives. We will continue to offer alternative risk transfer reinsurance products that incorporate features we believe are economically attractive to our clients, including refunding some portion of the premium if losses incurred by us are more favorable than anticipated at the time the contract is executed and potential profit sharing from our alternative investment portfolio.


  . Target Reinsurance Opportunities Complementary to Our Investment
    Strategy. We intend to target reinsurance opportunities that we believe are more likely to produce more predictable cash payments to our clients over many years in order to provide us flexibility in allocating our investments.


  . Maintain and Manage Our Diversified Asset Portfolio. We will continue to systematically review and monitor the risks, returns and correlation between our fixed income securities portfolio and each fund in our alternative investment portfolio.

  . Apply Our Integrated Risk Management Process. Through disciplined monitoring, we seek to ensure that we maximize the total return, and minimize the aggregate risk, of our investment portfolio in conjunction with the liabilities we assume under our reinsurance contracts.

Our Ratings

   We are currently rated "A- (excellent)" by A.M. Best Company, Inc., which we refer to in this prospectus as A.M. Best, and "A (strong)" by Fitch, Inc., which we refer to in this prospectus as Fitch. These ratings reflect each rating agency's opinion of our financial strength, operating performance and ability to meet obligations and are not evaluations directed toward the protection of investors.

Our History

   Max Re Capital Ltd. was formed in July 1999 and, together with our principal operating subsidiary, Max Re Ltd., a Bermuda-based reinsurance company, commenced operations in January 2000. In December 1999, we raised gross proceeds of $331 million from an initial private placement of our common shares and non-voting common shares of Max Re Ltd., which we refer to in this prospectus as Max Re non-voting common shares. In March 2000, we completed a second private placement of our common shares which raised an additional $180 million of gross proceeds. We used substantially all of the net proceeds of these offerings to capitalize our reinsurance operations.


   In May 2001, we and Bayerische Hypo- und Vereinsbank AG formed and capitalized Grand Central Re Limited, a licensed Bermuda reinsurer, which we refer to in this prospectus as Grand Central Re. In connection with the formation and capitalization of Grand Central Re, we acquired 7.5% of Grand Central Re's ordinary shares. In addition, we entered into an insurance management contract with Grand Central Re to manage its reinsurance operations and an agreement with Grand Central Re to retrocede a portion of our business to it. We believe our relationship with Grand Central Re will increase our capacity to write larger reinsurance contracts.


                                ----------------

   In this prospectus, "we," "us," "our company" and "our" refer to Max Re Capital Ltd. and our consolidated subsidiaries, unless the context otherwise requires. References in this prospectus to "Max Re Capital" are solely to Max Re Capital Ltd., references to "Max Re" are solely to our subsidiary, Max Re Ltd., references to "Max Re Europe" are solely to our subsidiary, Max Re Europe Limited, references to "Max Re Diversified" are solely to our subsidiary, Max Re Diversified Strategies, Ltd., formerly known as Moore Diversified Strategies, Ltd., and references to "Max Re Managers" are solely to our subsidiary, Max Re Managers Ltd.

   "Max Re" is our service mark. This prospectus may also include trademarks, servicemarks and trade names of other companies.

   Our corporate headquarters is located at Ascot House, 28 Queen Street, Hamilton HM 11, Bermuda and our telephone number at that location is (441) 296-8800. Our Internet address is www.maxre.bm. The information found on our website is not intended to be a part of this prospectus.

                                  THE OFFERING


 Common shares offered............................... 14,285,000 common shares
 Common shares to be outstanding after the offering.. 50,359,461 common shares
 Over-allotment option...............................  2,142,750 common shares
 Use of proceeds..................................... We estimate that the net proceeds of this offering
                                                      will be $232.4 million
                                                      ($267.5 million if the
                                                      underwriters exercise
                                                      their over-allotment
                                                      option in full) assuming
                                                      a public offering price
                                                      of $17.50 per share. We
                                                      will contribute
                                                      substantially all of the
                                                      net proceeds of this
                                                      offering to our
                                                      subsidiary, Max Re, to
                                                      increase its capital and
                                                      surplus so as to permit
                                                      us to increase our
                                                      underwriting capacity.
 Dividend policy..................................... We intend to pay a quarterly cash dividend
                                                      of $0.02, commencing in
                                                      the fourth quarter of
                                                      2001, subject to
                                                      declaration by our board
                                                      of directors.
 Proposed Nasdaq National Market symbol.............. "MXRE"


   The number of common shares shown to be outstanding after this offering is based on the number of common shares outstanding as of June 30, 2001 and assumes the exchange of 7,319,332 outstanding Max Re non-voting common shares into common shares on a one-for-one basis. The number of common shares shown to be outstanding after this offering excludes:


  . 2,142,750 common shares that the underwriters have an option to purchase to cover over-allotments;

  . 2,164,272 common shares issuable upon exercise of outstanding warrants, with an exercise price of $15.00 per share as to 2,087,332 common shares, $16.00 per share as to 26,938 common shares and $18.00 per share as to 50,002 common shares;

  . 4,869,601 Max Re non-voting common shares issuable upon exercise of outstanding warrants, with an exercise price of $15.00 per share as to 4,696,495 Max Re non-voting common shares, $16.00 per share as to 60,606 Max Re non-voting common shares and $18.00 per share as to 112,500 Max Re non-voting common shares, all of which will be exchangeable in some circumstances for common shares on a one-for-one basis;

  . 690,755 common shares (787,179 common shares if the underwriters' over-allotment option is exercised in full) issuable upon exercise of warrants to be issued at the closing of this offering with an exercise price equal to the initial public offering price per share;

  . 2,094,820 Max Re non-voting common shares (2,416,232 Max Re non-voting common shares if the underwriters' over-allotment option is exercised in full) issuable upon exercise of warrants to be issued at the closing of this offering with an exercise price equal to the initial public offering price per share and that will be exchangeable in some circumstances for common shares on a one-for-one basis;

  . 713,479 shares issuable upon exercise of outstanding stock options; and


  . 1,038,021 shares available for future issuance under our 2000 stock incentive plan.


   The total number of warrants to purchase common shares and warrants to purchase Max Re non-voting common shares that will be issued at the closing of this offering will equal 19.5% of the number of common shares that are sold in this offering. In addition, as part of our annual review of long-term compensation, we may grant to members of management pursuant to our 2000 stock incentive plan restricted common shares with a valuation equal to the initial public offering price per share and/or options with an exercise price equal to the initial public offering price per share.

                   SUMMARY CONSOLIDATED FINANCIAL INFORMATION

   The following table sets forth our summary historical financial information for the periods ended and as of the dates indicated. Max Re, our principal operating subsidiary, commenced operations on January 1, 2000. The statement of income data for the period from inception (July 8, 1999) through December 31, 1999 and the year ended December 31, 2000 are derived from our audited financial statements included elsewhere in this prospectus, which have been prepared in accordance with accounting principles generally accepted in the United States and have been audited by KPMG, our independent auditors. The statement of income data for the six months ended June 30, 2000 and 2001 and the balance sheet data as of June 30, 2001 are derived from our unaudited financial statements included elsewhere in this prospectus. The unaudited financial statements have been prepared on the same basis as our audited financial statements and, in our opinion, include all adjustments, consisting only of normal recurring adjustments, which we consider necessary for a fair presentation of our results of operations and financial position for these periods. These historical results are not necessarily indicative of results to be expected from any future period and the year to date results presented below are not necessarily indicative of our full year performance. You should read the following summary consolidated financial information along with the information contained in this prospectus, including "Management's Discussion and Analysis of Financial Condition and Results of Operations" beginning on page 29 and the financial statements and related notes included elsewhere in this prospectus.



                                                            Six Months Ended
                               Period Ended  Year Ended         June 30,
                               December 31, December 31,  ----------------------
                                   1999         2000         2000        2001
                               ------------ ------------  ----------  ----------
                                                               (unaudited)
                                   (dollars in thousands, except per share
                                          amounts and percentages)
Statement of Income Data:
 Gross written life and
  annuity premiums...........    $     --   $   283,353   $  202,527  $  113,717
 Gross written property and
  casualty premiums..........          --       126,320       68,234     314,991
 Reinsurance premiums on
  property and casualty
  risks......................          --        (7,854)          --     (72,898)
                                 --------   -----------   ----------  ----------
 Net premiums written........    $     --   $   401,819   $  270,761  $  355,810
                                 ========   ===========   ==========  ==========
 Net earned life and annuity
  premiums...................    $     --   $   283,353   $  202,527  $  113,717
 Net earned property and
  casualty premiums..........          --       125,917       34,114     128,597
 Earned premiums ceded.......          --        (7,854)          --     (40,562)
                                 --------   -----------   ----------  ----------
 Net premiums earned.........          --       401,416      236,641     201,752
 Net investment income.......          --        40,307        9,528      19,541
 Net gains on alternative
  investments................          --         9,599       (8,402)     20,117
 Other income................          --            --           --       1,440
                                 --------   -----------   ----------  ----------
 Total revenues..............          --       451,322      237,767     242,850
                                 --------   -----------   ----------  ----------
 Life and annuity benefits...          --       298,933      203,642     105,436
 Property and casualty
  losses.....................          --        88,713       23,965     107,239
 Property and casualty
  experience refunds.........          --        20,574        6,625       6,907
 Acquisition costs...........          --        15,400        3,157      12,450
 General and administrative
  expenses (1)...............       7,393        16,429        6,369       9,610
                                 --------   -----------   ----------  ----------
 Total losses and expenses...       7,393       440,049      243,758     241,642
                                 --------   -----------   ----------  ----------
 Income (loss) before
  minority interest..........      (7,393)       11,273       (5,991)      1,208
                                 --------   -----------   ----------  ----------
 Minority interest (2).......          --        (2,574)      (1,705)       (134)
                                 --------   -----------   ----------  ----------
 Net income (loss)...........      (7,393)        8,699       (4,286)      1,074
 Change in net unrealized
  appreciation of fixed
  maturities.................          --         6,801        1,637         841
                                 --------   -----------   ----------  ----------
 Comprehensive income
  (loss).....................    $ (7,393)  $    15,500   $   (2,649) $    1,915
                                 ========   ===========   ==========  ==========
 Basic net income (loss) per
  share (3)..................    $ (20.05)  $      0.36   $    (0.21) $     0.04
 Diluted net income (loss)
  per share (4)..............    $ (20.05)  $      0.36   $    (0.20) $     0.04
 Weighted average shares
  outstanding
 Basic (3)...................     368,720    24,131,739   20,883,350  28,049,920
 Diluted (4).................     368,720    24,265,188   21,060,503  28,730,212
Other Data:
 General and administrative
  expense ratio (1)..........          --           4.1%         2.7%        4.8%

                                                          As of June 30, 2001
                                                         ----------------------
                                                                         As
                                                           Actual   Adjusted (6)
                                                         ---------- -----------
                                                         (dollars in thousands,
                                                               except per
                                                           share amounts and
                                                              percentages)
                                                              (unaudited)
Balance Sheet Data:
 Total investments and cash............................. $  967,896 $1,200,259
 Total assets...........................................  1,535,740  1,768,103
 Life and annuity benefits..............................    342,906    342,906
 Property and casualty losses and experience refunds....    300,299    300,299
 Total liabilities......................................  1,003,806  1,003,806
 Minority interest (2)..................................    114,518    114,518
 Total shareholders' equity.............................    417,416    649,779
 Book value per share (5)...............................      14.75      15.18

--------
(1) General and administrative expenses consist of fees and expenses related to salary, benefits, consulting, professional and communication services, rent and depreciation of net assets. The general and administrative expense ratio is calculated by dividing general and administrative expenses by net premiums earned.

(2) Minority interest represents 7,319,332 outstanding Max Re non-voting shares issued to some of our strategic investors that are exchangeable on a one-for-one basis for common shares in certain circumstances. The minority interest's share of net income is calculated quarterly using the minority interest's weighted average ownership percentage. Minority interest represents the current proportionate share of Max Re Capital's net assets. See "Principal Shareholders" beginning on page 84 and "Description of Capital Stock" beginning on page 105.

(3) Basic net income (loss) per share is based on the weighted average common shares outstanding, excluding any dilutive effects of warrants, options and convertible securities.
(4) Diluted net income (loss) per share is based on the weighted average common shares outstanding, including the dilutive effects of warrants, options and convertible securities.

(5) Book value per share is calculated based on total shareholders' equity plus minority interest divided by total common shares and Max Re non-voting common shares issued and outstanding of 36,074,461 (as adjusted, 50,359,461 shares).


(6) The as adjusted summary balance sheet data as of June 30, 2001 reflects the net proceeds of the sale of 14,285,000 common shares in this offering at an assumed initial public offering price of $17.50, the midpoint of the range set forth on the cover page of this prospectus, after deducting the estimated underwriting discounts and estimated offering expenses.

                                 RISK FACTORS

   Investing in our common shares involves a high degree of risk. Before acquiring our common shares, you should carefully consider the risks and uncertainties described below. The risks and uncertainties described below are not the only ones we face. However, these are the risks our management believes are material. If any of the following risks actually occur, our business, financial condition or results of operations could be negatively affected and you could lose all or part of your investment.

Risks Related to Our Business

 If we fail to obtain additional life and annuity business, our ability to transact reinsurance could be significantly and adversely affected.

   We have written, and intend to continue to write, a substantial amount of life and annuity reinsurance. We seek to reinsure blocks of life and annuity insurance policies that are expected to pay out claims over many years, which often are non-core businesses of our clients. As a result, the opportunities for repeat business with our existing life and annuity client base are not significant. If we do not successfully identify and capitalize on attractive opportunities to obtain new clients, then our ability to transact life and annuity reinsurance could be significantly and adversely affected.


   We believe that the current economic downturn in the United States, and the U.S. Federal Reserve's recent lowering of interest rates, has adversely affected the demand for life insurance and annuity products, which has depressed the demand for reinsurance of those products. We cannot predict how long these conditions will persist or the magnitude of their effect on our business.

   In addition, the market for annuities and many life insurance products in the United States is based in large part on the favorable tax treatment that these products receive relative to other investment alternatives. Any material change in the tax treatment of these products, including an imposition of a flat tax or national sales tax to replace the current federal income tax structure in the United States or reduced applicability of the estate tax, could reduce the demand for life insurance and annuity products. If there were a reduction in demand for life insurance or annuity products, it could depress the demand for reinsurance of those products, which could have a significant and negative effect on our business.

 If we fail to obtain additional property and casualty business, our ability to transact reinsurance could be significantly and adversely affected.

   We have written, and intend to continue to write, property and casualty reinsurance. The property and casualty reinsurance industry has historically been highly cyclical. Demand for property and casualty reinsurance is influenced significantly by underwriting results of primary insurers and prevailing general economic and market conditions, all of which affect liability retention decisions of primary insurers and reinsurance premium rates. The supply of insurance and reinsurance is related directly to prevailing prices and levels of surplus available to support assumed business which, in turn, may fluctuate in response to changes in rates of return on investments being realized in the insurance and reinsurance industry, the frequency and severity of losses and prevailing general economic and market conditions. The cyclical trends in the industry and the industry's profitability can also be affected significantly by volatile and unpredictable developments, including what management believes to be a trend of courts to grant increasingly larger awards for certain damages, natural disasters (such as catastrophic hurricanes, windstorms, tornadoes, earthquakes and floods), fluctuations in interest rates, changes in the investment environment that affect market prices of and income and returns on investments and inflationary pressures that may tend to affect the size of losses experienced by primary insurance companies. Although market conditions have improved recently with respect to some lines of property and casualty reinsurance, we cannot predict whether market conditions will continue to improve, remain constant or deteriorate. A return to negative market conditions may affect our ability to write reinsurance at rates that we consider appropriate relative to the risk assumed. If we cannot write property and casualty reinsurance at appropriate rates, our ability to transact reinsurance business could be significantly and adversely affected.

 If demand for our products does not develop, our business strategy would be significantly and adversely affected.

   We currently only offer alternative risk transfer reinsurance products. Because this form of reinsurance has been developed and has become available in the reinsurance market only within the last decade, we cannot assure you that our alternative risk transfer products will be in demand, whether a demand for them will continue in the future or whether we will appropriately price them in relation to the risks we assume. Unlike traditional forms of reinsurance, our products typically reinsure risks using a variety of techniques drawn from both the reinsurance and capital markets to meet the financial objectives of our clients. Although we believe there is a market for these products, if the demand for our products does not develop as we expect, our business strategy would be significantly and adversely affected.


 Our losses and benefits may exceed our loss and benefit reserves, which could significantly and negatively affect our business.

   Our success is dependent upon our ability to assess accurately the risks associated with the business that we reinsure. If we fail to assess the risks we assume accurately or if events or circumstances cause our estimates to be incorrect, we may not establish appropriate premium rates and our reserves may be inadequate to cover our losses. If actual claims experience is less favorable than our underlying assumptions, we will be required to increase our liabilities, which will reduce our profits.

   At June 30, 2001, we had loss and benefit reserves of $621.3 million. We incurred loss and benefit expenses of $387.6 million and $212.7 million for the year ended December 31, 2000 and the six months ended June 30, 2001, respectively. We continuously review and, where appropriate, adjust our loss and benefit reserves. In the second quarter of 2001 we materially increased the loss reserves related to one of our clients.


   Reserves are actuarial and statistical projections at a given point in time of what we ultimately expect to pay out on claims and benefits, based on facts and circumstances then known, predictions of future events, estimates of future trends in claim frequency and severity, mortality, morbidity and other variable factors such as inflation. The inherent uncertainties of loss and benefit reserves generally are greater for reinsurance companies as compared to primary insurers, primarily due to:


  . the significant lapse of time from the occurrence of the event to the reporting of the loss or benefit and the ultimate resolution or settlement of the loss or benefit;

  .the uniqueness of loss experience patterns among our customized reinsurance treaties; and

  .the necessary reliance on the ceding insurer for information regarding losses and benefits.

   Our estimation of reserves will be inherently less reliable than the reserve estimations of a reinsurer with a greater volume of business and more established loss history. Actual losses and benefits may deviate, perhaps substantially, from estimates of reserves contained in our financial statements. In addition, although we conduct our own due diligence on each of the transactions we underwrite, we are also dependent on the original underwriting decisions made by ceding companies. We are subject to the risk that the ceding clients may not have adequately evaluated the risks to be reinsured and that the premiums ceded may not adequately compensate us for the risks we assume. If our reserves are subsequently determined to be inadequate, we will be required to increase our reserves with a corresponding reduction in net income in the period in which we identify the deficiency. We cannot assure you that our losses and benefits will not exceed our reserves. If our losses and benefits exceed our reserves, our business may be significantly and negatively affected.

 A change in demand for reinsurance could lead to reduced premium rates which could reduce our net income.


   We may experience fluctuations in operating results due to competition, levels of capacity, general economic conditions and other factors. Demand for reinsurance is influenced significantly by underwriting results of primary insurers and prevailing general economic conditions. The supply of reinsurance is related to prevailing prices and levels of surplus capacity that, in turn, may fluctuate in response to changes in rates of return being realized in the reinsurance industry. It is possible that premium rates or other terms and conditions of trade could vary in the future, that the present level of demand will not continue or that the present level of supply of reinsurance could increase as a result of capital provided by recent or future market entrants or by existing reinsurers.


 If one or more clients exercises its right of recapture, our business could be significantly and negatively affected.

   Our life and annuity reinsurance contracts contain contractual terms that allow the ceding client to recapture the ceded underwriting liability. In the event of a recapture, we would have to unwind the transaction by returning the remaining ceded liability and a portion of the premium to the client. As a result, our asset base would decline, reducing our potential investment income. In addition, we may sustain market value losses and have difficulty liquidating our investments if one or more clients representing a material portion of our reserves seek to recapture. In addition, if we do not have sufficient assets in our fixed income portfolio, our ability to return premiums to the recapturing client from assets in our alternative investment portfolio could be subject to delays of up to 90 days. Although none of our clients has sought to exercise its right of recapture in connection with any of our reinsurance contracts, if one or more clients exercise their right to recapture with respect to contracts representing a material portion of our reserves, our business could be significantly and adversely affected.

 Our failure to increase our letter of credit facility would significantly and negatively affect our ability to implement our business strategy.

   Because we are not licensed or admitted as an insurer in any jurisdiction other than Bermuda and because many jurisdictions do not permit insurance companies to take credit for reinsurance obtained from unlicensed or non-admitted insurers on their statutory financial statements unless appropriate security measures are in place, the majority of our reinsurance customers typically require us to obtain a letter of credit or provide other collateral through funds withheld or trust arrangements. Typically, letters of credit are collateralized with fixed income securities. Banks may be unwilling to accept our alternative investment portfolio as collateral in the future. Alternatively, banks may be willing to accept our alternative investment portfolio as collateral, but on terms that may be unfavorable to us. Because our alternative investment portfolio may comprise up to 50% of our aggregate investment portfolio, the inability to obtain letters of credit collateralized by our alternative investment portfolio may significantly limit the amount of reinsurance we can write. Although we currently have a $300 million letter of credit facility with Bank of America, N.A., Citibank, N.A. and Fleet National Bank and an executed commitment with the New York branch of Bayerische Hypo-und Vereinsbank AG for a separate $100 million letter of credit facility, we will need additional letter of credit capacity as we grow. If we are unable to increase our letter of credit capacity or are unable to do so on commercially acceptable terms or are unable to arrange for other collateral through funds withheld or trust arrangements, we may need to liquidate all or a portion of our alternative investment portfolio and invest the cash in our fixed income portfolio or other forms of investment acceptable to our clients and banks. If we are forced to liquidate all or a portion of our alternative investment portfolio to meet these needs, or if we otherwise fail to increase our letter of credit facilities, our ability to implement our business strategy would be significantly and negatively affected.


 Our failure to maintain a commercially acceptable rating from a rating agency would significantly and negatively affect our ability to implement our business strategy successfully.

   Insurers and reinsurance and insurance intermediaries use financial ratings as an important means of assessing the financial strength and quality of reinsurers. An unfavorable rating or the lack of a rating of its reinsurer may adversely affect the rating of a company purchasing reinsurance. Our insurance and reinsurance subsidiary has been assigned an insurer financial strength rating of "A- (Excellent)" by A.M. Best and an insurer financial strength rating of "A (Strong)" by Fitch. The ratings assigned by rating agencies to reinsurance companies are based upon factors relevant to policyholders and are not directed toward the protection of investors. If an independent rating agency downgrades or withdraws any of our ratings, we could be severely limited or prevented from writing any new reinsurance contracts, which would significantly and negatively affect our business. To date, none of our ratings has been downgraded.

 If we lose or are unable to obtain key personnel, our ability to implement our business strategy could be delayed or hindered.

   Our future success depends to a significant extent on the efforts of our senior management to implement our business strategy. Substantially all of our members of senior management have entered into employment contracts containing incentives for their continued employment with our company and none of them has indicated an intention to leave or is nearing retirement age. However, because we believe there is only a limited number of available, qualified executives with substantial experience in providing alternative risk transfer reinsurance products, the loss of the services of one or more of these individuals or our inability to hire and retain other talented personnel could delay or prevent us from fully implementing our business strategy and could significantly and negatively affect our business. We do not currently maintain key man life insurance with respect to any of our officers.

   Under Bermuda law, non-Bermudians, other than spouses of Bermudians, may not engage in any gainful occupation in Bermuda without an appropriate governmental work permit. Such a work permit may be granted or extended upon showing that, after proper public advertisement, no Bermudian or spouse of a Bermudian is available who meets the minimum standards for the advertised position. The Bermuda government recently announced a new policy that places a six year term limit on individuals with work permits, subject to certain exemptions for key employees. Each of our senior executive officers and our professional staff who needs a work permit has obtained one. It is possible that we could lose the services of one or more of these people if we are unable to renew their work permits, which could significantly and adversely affect our business. Our president and chief executive officer is Bermudian and, accordingly, does not need a work permit.

 Established competitors with greater resources may make it difficult for us to market our products effectively and offer our products at a profit.

   The reinsurance and insurance industry is highly competitive. We compete with major reinsurers and insurers, many of which have substantially greater financial, marketing and management resources than we do. Competitors that offer on a worldwide basis structured reinsurance products similar to the products we offer include ACE Limited, American International Group, Inc., Berkshire Hathaway, Inc., Swiss Reinsurance Company, XL Capital Ltd. and Zurich Insurance Company, all of which are larger companies, have higher credit ratings and have greater credit capacity than us. We believe that our innovative products, our ability to respond quickly to client needs because of our entrepreneurial and integrated organizational structure and our low operating costs allow us to compete effectively. However, because of our brief operating history, we have only limited experience competing against these companies.


   Competition in the types of business that we underwrite and intend to underwrite in the future is based principally on:

  .premium charges;

  .ability to structure innovative terms and conditions in product offerings;

  .the general reputation and perceived financial strength of the reinsurer or insurer;

  .relationships with reinsurance and insurance intermediaries;

  .ratings assigned by independent rating agencies;

  .speed of claims payment and administrative activities; and

  .experience in the particular line of reinsurance to be written.

   Because we have a relatively small number of clients, our business may be more susceptible to competition. We cannot assure you that we will be able to compete successfully.

 Currency fluctuations could result in exchange losses and negatively impact our business.

   Our functional currency is the U.S. dollar and all of our reinsurance business written through June 30, 2001 has been denominated in U.S. dollars. However, because our business strategy includes reinsuring and insuring financial obligations issued outside of the United States, we expect to write a portion of our business and receive premiums in currencies other than U.S. dollars. In the event that we write business in currencies other than the U.S. dollar, we will attempt to hedge our foreign currency exposure adequately. Despite our efforts, however, we may not sufficiently hedge future exposures, which could negatively impact our business. We expect that our principal hedging mechanism will be to purchase fixed income securities denominated in the currencies of the relevant reinsurance liabilities. In addition, we may use forward currency exchange contracts in an effort to hedge against movements in the value of foreign currencies relative to the U.S. dollar. A forward foreign exchange contract involves an obligation to purchase or sell a specified currency at a future date at a price set at the time of the contract. Foreign currency exchange contracts will not eliminate fluctuations in the value of our assets and liabilities denominated in foreign currencies, but rather will allow us to establish a rate of exchange for a future point in time. If we do seek to hedge our foreign currency exposure through the use of forward foreign currency exchange contracts or currency swaps, we will be subject to the risk that our counterparties to the arrangements fail to perform.


 Because we have had a limited operating history, our future performance is difficult to predict.

   We were formed in July 1999 and our first reinsurance contract became effective as of January 1, 2000. During 2000, we wrote 11 reinsurance contracts and during the first six months of 2001, we wrote seven reinsurance contracts. As a result, prospective investors have limited operating and financial information about our company upon which to base an evaluation of our performance and an investment in our common shares. Additionally, because we commenced operations in January 2000, our 1999 financial statements and comparisons of our 2000 quarterly and annual financial results to periods during 1999 are not necessarily meaningful for evaluating an investment in our common shares.


 Our results of operations may fluctuate from period to period and may not be indicative of our long-term prospects.

   Our operating results may fluctuate significantly from period to period. For example, for the life and annuity products we offer, the first three months of the year is generally a slow underwriting period. We did not write any life and annuity reinsurance contracts during the first three months of 2001 as a result, we believe, of this seasonality as well as general economic conditions in the United States. For the property and casualty products we offer, the first quarter of the calendar year historically is an active underwriting period compared with the other quarters, and therefore the $276.2 million of gross premiums written in the first three months of 2001 is not likely to be achieved in the other three quarters of 2001.

   Fluctuations may also result from a variety of other factors, including the volume and mix of reinsurance products we write, loss experience on our reinsurance liabilities, the performance of our investment portfolio and our ability to assess and integrate our risk management strategy properly. In particular, we seek to underwrite products and make investments to achieve long-term results. Accordingly, our short-term results of operations may not be indicative of our long-term prospects.

 We have no significant operations other than our ownership of share capital of our subsidiaries and may be restricted from declaring or paying dividends.

   Max Re Capital is a holding company which, although licensed as a long-term insurer in Bermuda, does not directly transact business. Accordingly, Max Re Capital has no significant operations or assets other than its ownership of the voting common shares of Max Re and our other subsidiaries. Dividends and other permitted payments from our subsidiaries are expected to be our sole source of funds to pay expenses and dividends, if any. Our ability to pay dividends and Max Re's payment of dividends and making of distributions to us is limited under Bermuda law and regulations. Under the Insurance Act 1978 of Bermuda and related regulations, Max Re Capital and Max Re must maintain specified minimum solvency levels and are prohibited from declaring or paying dividends that would result in noncompliance. Further, as long-term insurers, each of Max Re Capital and Max Re must maintain long-term business assets of a value at least $250,000 greater than its long-term business liabilities and is prohibited from declaring or paying dividends if it does not comply or such action would result in noncompliance with the Insurance Act and related regulations. Additionally, under the Bermuda Companies Act 1981, we, Max Re and Max Re Managers may only declare or pay a dividend if, among other things, we have reasonable grounds for believing that we, Max Re or Max Re Managers are, or would after the payment be, able to pay our respective liabilities as they become due. In addition, Max Re's letter of credit facility with Bank of America, N.A., Citibank, N.A. and Fleet National Bank prohibits it from paying dividends at any time that it is in default under the facility, which will occur if our shareholders' equity is less than $325 million or Max Re's shareholders' equity is less than $400 million as well as in certain other circumstances. Accordingly, we cannot assure you that we, Max Re or Max Re Managers will declare or pay dividends in the future.


Risks Related to Our Investment Strategy

 If we do not appropriately structure our investments in relation to our anticipated liabilities, our ability to conduct our business could be significantly and negatively affected.

   Our ability to measure and manage risk and to implement our investment strategy is crucial to our success. We cannot assure you that we will successfully structure our investments in relation to our anticipated liabilities under our reinsurance policies. If our calculations with respect to these liabilities are incorrect, or if we do not properly structure our investments to meet such liabilities, we could be forced to liquidate investments at a significant loss.

   Our investment guidelines permit us to invest up to 50% of our investment portfolio in our alternative investment portfolio, which we invest through our subsidiary Max Re Diversified. Max Re Diversified invests in various private alternative investment funds. These alternative investment funds in turn follow investment strategies that involve investing in a broad range of investments, some of which may be volatile individually. Although we believe that our diversified portfolio assists us in maintaining low overall volatility, the risks associated with our alternative investment portfolio may be substantially greater than the risks associated with fixed income investments. Consequently, the net asset value of our alternative investment portfolio may be volatile and the risk of loss is greater than that associated with fixed income investments. Furthermore, because many of the alternative investment funds in which we invest impose limitations on the timing of withdrawals from the funds, our ability to withdraw our investment quickly from a particular alternative investment fund that is performing poorly could be impaired. Unexpected volatility or illiquidity associated with our alternative investment portfolio could significantly and negatively affect our ability to conduct business.

   The success of our investment strategy also will be affected by general economic conditions. These conditions may cause volatility in interest rates and the price of securities and affect the extent and timing of investor participation in financial and other markets. Unexpected volatility or illiquidity in the markets could significantly and negatively affect our ability to conduct business.

 The failure of our investment managers to perform adequately could significantly and negatively affect our ability to conduct our business.

   We have entered into an investment management agreement with General Re-New England Asset Management, Inc., which we refer to in this prospectus as General Re NEAM, to manage our fixed income portfolio. We have also entered into a customer agreement and trading authorization contract with Moore Capital Management, Inc., which we refer to in this prospectus as Moore Capital, to manage our alternative investment portfolio. As of June 30, 2001, Moore Capital had allocated 23.8% of the alternative investment portfolio, or 11.4% of our aggregate portfolio, to its affiliated underlying funds and the remainder to other unrelated alternative investment fund managers. Each alternative investment fund manager has discretionary authority over the portion of our alternative investment portfolio that it manages. As a result, the performance of our aggregate investment portfolio depends to a great extent on the ability of General Re NEAM and Moore Capital, as well as the underlying alternative investment fund managers, to select and manage appropriate investments. We cannot assure you that any or all of our fund managers will be successful in meeting our investment objectives. We also cannot assure you that General Re NEAM will not terminate its agreement with us, which is terminable upon 30 days' prior written notice by either party. Additionally, we cannot assure you that Moore Capital will not terminate its contract with us, which is terminable quarterly upon 45 days' prior written notice by either party. The failure of our fund managers to perform adequately and consistently with our expectations could significantly and negatively affect our ability to conduct our business.


 We do not control our alternative investment portfolio allocations.

   We have engaged Moore Capital to manage our alternative investment portfolio and recommend appropriate investment strategies, optimal asset allocation and alternative investment fund manager selections. Although Moore Capital is contractually obligated to follow our investment guidelines, we cannot assure you as to how assets will be allocated to funds or strategies or what percentage of assets will be allocated among funds or strategies. In connection with our alternative investment portfolio, we depend on Moore Capital to help us identify fund managers who we believe are best able to achieve superior risk-adjusted returns in their chosen strategy and to obtain access for us to the investment funds managed by these fund managers. These fund managers are not obligated to accept investments and may restrict access to their investment funds. Moore Capital's ability to identify these fund managers and to obtain access for us to their investment funds may have a significant effect on the performance of our alternative investment portfolio. Although Moore Capital and persons affiliated with it currently hold a substantial equity interest in our company, we cannot assure you that they always will.

   In addition, Mr. Louis Bacon and Mr. Zack Bacon III are members of our board of directors as well as principals of Moore Capital. Accordingly, Mr. Louis Bacon and Mr. Zack Bacon III may have interests that are different from, or in addition to, the interests of our shareholders generally.

 We do not control our fixed income portfolio allocations.

   We have engaged General Re NEAM to manage our fixed income portfolio. While the securities in this portfolio are all investment grade, they are subject to credit risk, interest rate risk and currency risk. Although General Re NEAM is contractually obligated to follow our investment guidelines, we cannot assure you how assets will be allocated among securities or as to what level of risk we will be exposed.

 Changes in interest rates can have significant and negative effects on our investment portfolio.

   Changes in market interest rates can have adverse effects on our investment portfolio, investment income and results of operations. Increasing market interest rates have an adverse impact on our investment portfolio by reducing the value of fixed income securities. We may realize a loss if we sell fixed income securities whose value has fallen below their acquisition cost. Declining market interest rates could also have an adverse impact on our investment income as we invest proceeds from positive cash flows from operations and reinvest proceeds from maturing and called investments in new investments that could be yielding less than the portfolio's average rate.

Risks Related to Taxation

 We may be subject to U.S. federal income taxation.

   We are organized under the laws of Bermuda and intend to operate in a manner such that we will not be treated as engaging in a U.S. trade or business and thus will not be subject to current U.S. federal income taxation on our net income. However, because there are no definitive standards provided by the Internal Revenue Code, regulations or court decisions as to those activities that constitute being engaged in the conduct of a trade or business within the United States, and as the determination is essentially factual in nature, we cannot assure you that the U.S. Internal Revenue Service, which we refer to in this prospectus as the IRS, will not contend successfully that we are engaged in a trade or business in the United States and thus subject to current U.S. federal income taxation.

 U.S. persons who own our common shares may be subject to U.S. federal income taxation on our undistributed earnings and may recognize ordinary income upon disposition of our common shares.

   Our shareholders who are U.S. persons may recognize income for U.S. federal income tax purposes on our undistributed earnings if we are treated as a passive foreign investment company or a controlled foreign corporation or if we have generated more than a permissible amount of related person insurance income. In addition, gain on the disposition of our common shares may be treated as ordinary income.

   Passive Foreign Investment Company. In order to avoid significant potential adverse U.S. federal income tax consequences for any U.S. person who owns our common shares, we must not constitute a passive foreign investment company in any year in which such U.S. person is a shareholder. In general, a non-U.S. corporation is a passive foreign investment company for a taxable year if 75% or more of its income constitutes passive income or 50% or more of its assets produce passive income. Passive income generally includes interest, dividends and other investment income. However, passive income does not include income derived in the active conduct of an insurance business by a corporation that is predominantly engaged in an insurance business. This exception is intended to ensure that income derived by a bona fide insurance company is not treated as passive income, except to the extent such income is attributable to financial reserves in excess of the reasonable needs of the insurance business. Although Max Re and Max Re Europe expect to engage predominantly in insurance activities that involve significant risk transfer, and do not expect to have financial reserves in excess of the reasonable needs of their insurance businesses, we could nonetheless be deemed to be a passive foreign investment company. We may be characterized as a passive foreign investment company if Max Re or Max Re Europe engages in certain non-traditional insurance activities that do not involve sufficient transfer of risk or if either company maintains financial reserves in excess of the reasonable needs of its respective insurance business. In addition, there may be other circumstances that may cause Max Re or Max Re Europe not to satisfy the exception for insurance companies. For example, the IRS may disagree with our interpretation of the current scope of the active insurance company exception and successfully challenge our position that Max Re and Max Re Europe qualify for the exception. In addition, the IRS may issue regulatory or other guidance that applies on either a prospective or retroactive basis under which Max Re or Max Re Europe may fail to qualify for the active insurance company exception. While we do not believe that we are or will be a passive foreign investment company, we cannot assure you that the IRS or a court will concur that we are not a passive foreign investment company with respect to any given year. If you are a U.S. person, you should also be aware that if we were treated as a passive foreign investment company, the availability of the mark to market election is uncertain. This election is described in "Material Tax Considerations" beginning on page 91 and may under certain circumstances mitigate the negative tax consequences of an investment in a passive foreign investment company.


   Controlled Foreign Corporation. U.S. persons who, directly or indirectly or through attribution rules, own 10% or more of our common shares should consider the possible application of the controlled foreign corporation rules. Each U.S. 10% shareholder of a controlled foreign corporation on the last day of the controlled foreign corporation's taxable year generally must include in his gross income for U.S. federal income tax purposes his pro-rata share of the controlled foreign corporation's subpart F income, even if the subpart F income has not been distributed. In general, a non-U.S. insurance company is treated as a controlled foreign corporation only if such U.S. 10% shareholders collectively own more than 25% of the total combined voting power or total value of the company's capital stock for an uninterrupted period of 30 days or more during any year. We believe that, because of the anticipated dispersion of our share ownership among holders and because of the restrictions in Max Re Capital's bye-laws on transfer, issuance or repurchase of Max Re Capital's common shares, shareholders who acquire our common shares will not be subject to treatment as U.S. 10% shareholders of a controlled foreign corporation. In addition, because under Max Re Capital's bye-laws no single shareholder is permitted to exercise more than 9.9% of the total combined voting power of Max Re Capital, unless such provision is waived by the unanimous consent of our board of directors, we believe that shareholders who acquire our common shares should not be viewed as U.S. 10% shareholders of a controlled foreign corporation for purposes of the controlled foreign corporation rules. We cannot assure you, however, that these rules will not apply to you or any other shareholder.

   Related Person Insurance Income. If Max Re's or Max Re Europe's related person insurance income determined on a gross basis were to equal or exceed 20% of its gross insurance income in any taxable year and direct or indirect insureds and persons related to such insureds were directly or indirectly to own more than 20% of the voting power or value of Max Re's or Max Re Europe's capital stock, a U.S. person who owns our common shares directly or indirectly on the last day of the taxable year most likely would be required to include in income for U.S. federal income tax purposes the U.S. person's pro-rata share of Max Re's and/or Max Re Europe's related person insurance income for the taxable year, determined as if such related person insurance income were distributed proportionately to such U.S. person at that date. Related person insurance income is generally underwriting premium and related investment income attributable to insurance or reinsurance policies where the direct or indirect insureds are direct or indirect U.S. shareholders or are related to such direct or indirect U.S. shareholders. We do not expect that Max Re or Max Re Europe will knowingly enter into reinsurance agreements in which, in the aggregate, the direct or indirect insureds are, or are related to, owners of 20% or more of our common shares. Currently, we do not believe that the 20% gross insurance income threshold has been met. However, we cannot assure you that this is or will continue to be the case. Consequently, we cannot assure you that a person who is a direct or indirect U.S. shareholder will not be required to include amounts in its income in respect of related person insurance income in any taxable year.

   If a U.S. shareholder is treated as disposing of shares in a non-U.S. insurance corporation that has related person insurance income and in which U.S. persons own 25% or more of the voting power or value of the company's capital stock, any gain from the disposition will generally be treated as ordinary income to the extent of the U.S. shareholder's portion of the corporation's undistributed earnings and profits that were accumulated during the period that the U.S. shareholder owned the shares. In addition, such a shareholder will be required to comply with certain reporting requirements, regardless of the amount of shares owned by the direct or indirect U.S. shareholder. These rules should not apply to dispositions of our common shares because Max Re Capital is not itself directly engaged in the insurance business and because proposed U.S. Treasury regulations applicable to this situation appear to apply only in the case of shares of corporations that are directly engaged in the insurance business. We cannot assure you, however, that the IRS will interpret the proposed regulations in this manner or that the proposed regulations will not be promulgated in final form in a manner that would cause these rules to apply to dispositions of our common shares.

   Foreign Investment Company. If any of us are treated as foreign investment companies, any gain on the sale or exchange by a U.S. shareholder of our common shares may be treated as ordinary income, to the extent of such U.S. shareholder's ratable share of the foreign investment company's earnings and profits during such U.S. shareholder's holding period. Such ordinary income treatment is generally not applicable to earnings and profits generated during any taxable year in which such foreign investment company is treated as a passive foreign investment company. In general, a non-U.S. corporation is treated as a foreign investment company for a taxable year if it satisfies an activity test and an ownership test. The activity test is satisfied if the non-U.S. corporation is registered as a management company or as a unit investment trust under the Investment Company Act of 1940, or is treated as engaged, or as holding itself out as being engaged, primarily in the business of investing, reinvesting, or trading securities, commodities or any interest in securities or commodities. The ownership test is satisfied when 50% or more of the total combined voting power or the total value of the non-U.S. corporation's capital stock is held directly, indirectly or through an option by U.S. persons. We do not believe these rules are applicable to a disposition of our common shares because we do not believe that we satisfy the activity test. We expect that Max Re is, and Max Re Europe will be, engaged primarily and predominantly in the reinsuring of risks underwritten by insurance companies. We, therefore, do not believe that we are engaged, or hold ourselves out as engaged, primarily in the business of investing, reinvesting or trading securities, commodities or any interest in securities or commodities. However, the determination of whether a company is engaged, or holds itself out as being engaged, primarily in the business of investing, reinvesting or trading securities, commodities or any interest in securities or commodities is based on facts and circumstances, and we cannot assure you that the IRS will agree with our analysis.

 U.S. tax-exempt organizations who own our common shares may recognize unrelated business taxable income.

   A U.S. tax-exempt organization may recognize unrelated business taxable income if a portion of our subpart F insurance income is allocated to the organization. In general, subpart F insurance income will be allocated to a U.S. tax-exempt organization if either we are a controlled foreign corporation and the tax-exempt shareholder is a U.S. 10% shareholder or there is related person insurance income and certain exceptions do not apply. Although we do not believe that any U.S. persons will be allocated subpart F insurance income, we cannot assure you that this will be the case. Potential U.S. tax-exempt investors are advised to consult their own tax advisors.

 Change in U.S. tax laws may be retroactive and could subject us and/or U.S. persons who own our common shares to U.S. income taxation on our undistributed earnings.

   The tax laws and interpretations regarding whether a company is engaged in a U.S. trade or business, is a controlled foreign corporation, has related party insurance income or is a passive foreign investment company or a foreign investment company are subject to change, possibly on a retroactive basis. There are currently no regulations regarding the application of the passive foreign investment company and foreign investment company rules to an insurance company and the regulations regarding related party insurance income are still in proposed form. New regulations or pronouncements interpreting or clarifying such rules will likely be forthcoming from the IRS. We are not able to predict if, when or in what form such guidance will be provided and whether such guidance will have a retroactive effect.

 We may become subject to taxes in Bermuda after 2016.

   The Bermuda Minister of Finance, under The Exempted Undertakings Tax Protection Act 1966 of Bermuda, has assured us that if any legislation is enacted in Bermuda that would impose tax computed on profits or income, or computed on any capital asset, gain or appreciation, or any tax in the nature of estate duty or inheritance tax, then the imposition of any such tax will not be applicable to us or to any of our operations or our shares, debentures or other obligations until March 28, 2016. We cannot assure you that we will not be subject to any Bermuda tax after that date.

 The impact of Bermuda's letter of commitment to the Organization for Economic Cooperation and Development to eliminate harmful tax practices is uncertain and could adversely affect our tax status in Bermuda.

   The Organization for Economic Cooperation and Development, which is commonly referred to as the OECD, has published reports and launched a global dialogue among member and non-member countries on measures to limit harmful tax competition. These measures are largely directed at counteracting the effects of tax havens and preferential tax regimes in countries around the world. In the OECD's report dated June 26, 2000, Bermuda was not listed as a tax haven jurisdiction because it had previously signed a letter committing itself to eliminate harmful tax practices by the end of 2005 and to embrace international tax standards for transparency, exchange of information and the elimination of any aspects of the regimes for financial and other services that attract business with no substantial domestic activity. We are not able to predict what changes will arise from the commitment or whether such changes will subject us to additional taxes.

Risks Related to Regulation

 If we become subject to insurance statutes and regulations other than Bermuda's or Ireland's or there is a change to a Bermuda or Irish law or application of Bermuda or Irish law, there could be a significant and negative impact on our business.

   Each of Max Re Capital and Max Re is a registered Bermuda insurance company and is subject to regulation and supervision in Bermuda. Although Max Re Capital does not actively transact insurance, Bermuda insurance statutes, regulations and policies of the Bermuda Monetary Authority and the Minister of Finance require both Max Re Capital and Max Re, among other things, to:

  . maintain minimum levels of capital, surplus and liquidity;

  . satisfy solvency standards;

  . restrict dividends and distributions;

  . obtain prior approval of ownership of shares; and

  . provide for the performance of certain periodic examinations of Max Re
    Capital and Max Re and their financial condition.

These statutes and regulations may, in effect, restrict our ability to write reinsurance policies, to distribute funds and to pursue our investment strategy. See "Regulation--Bermuda" beginning on page 67.


   In addition, Max Re Managers is subject to regulation and supervision in Bermuda as a licensed insurance manager under the Insurance Act 1978 of Bermuda.

   Max Re Diversified has obtained a permit from the Minister of Finance of Bermuda and the Bermuda Monetary Authority pursuant to Section 134 of the Companies Act 1981, enabling it to engage in or carry on the business of holding, managing and investing assets of Max Re Capital and its subsidiaries in Bermuda, and is therefore subject to regulation under the Companies Act 1981 of Bermuda and the conditions of its permit.


   Max Re Europe received permission to carry on the business of reinsurance from the Department of Enterprise, Trade and Employment of Ireland in June 2001 subject to regulation and supervision in Ireland as a licensed reinsurer under the Insurance Act, 2000 of Ireland.

   We do not intend to engage in underwriting activities in the United States. We intend to conduct our business so that we will not be subject to licensing requirements or insurance regulations in the United States.

   The insurance laws of each U.S. state and many non-U.S. jurisdictions regulate the sale of insurance within that jurisdiction by alien insurers, such as Max Re, which are not authorized or admitted to do business in that jurisdiction. We do not intend to maintain an office or to solicit, advertise, settle claims or conduct other insurance activities in any jurisdiction other than Bermuda and Ireland where our activities would require us to be so authorized or admitted. We believe that so long as we follow our operating guidelines, we will conduct our activities in compliance with applicable insurance statutes and regulations. However, we cannot assure you that insurance regulators in the United States or elsewhere will not review our activities or, that if there were such a review, that they would not be successful in claiming that we are subject to the jurisdiction's licensing requirements. If we were to become subject to the laws or regulations of any U.S. state or to U.S. laws or the laws of any other country in the future, we may consider various alternatives to our operations, including:

  . modifying or restricting the manner of conducting our business in order to avoid being subject to, and the necessity of being compliant with, the statutes and regulations; or

  . obtaining licenses to enable us to continue transacting insurance in the jurisdictions.

   If we choose to attempt to become licensed in another jurisdiction other than Bermuda and Ireland, we may not be able to become licensed as the process of obtaining licenses is often very time consuming and costly. The modification of the conduct of our business resulting from our becoming licensed in certain jurisdictions could significantly and negatively affect our business, including subjecting us to risk-based capital and other regulations which could substantially affect the composition of our investment portfolio and the returns on our portfolio. In addition, our failure to comply with insurance statutes and regulations could significantly and adversely affect our business by limiting our ability to conduct business as well as subjecting us to penalties and fines.

   Generally, Bermuda insurance statutes and regulations applicable to Max Re and us are less restrictive than those that would be applicable to Max Re and us if we were subject to the insurance laws of any state in the United States. In the past, there have been congressional and other initiatives in the United States regarding proposals to supervise and regulate insurers domiciled outside the United States. If in the future we became subject to any insurance laws of the United States or any state thereof or of any other jurisdiction, we cannot assure you that we would be in compliance with those laws or that coming into compliance with those laws would not have a significant and negative effect on our business.

   The offshore insurance and reinsurance regulatory framework recently has become subject to increased scrutiny in many jurisdictions, including in the United States and in various states within the United States. We are not able to predict the future impact on our operations of changes in the laws and regulation to which we are or may become subject.

 Risks Related to This Offering


 Our common shares are subject to limitations on ownership and voting rights.

   Under our bye-laws, our directors or their designees are authorized to decline to register any transfer of our common shares if they have any reason to believe that such transfer would result in a shareholder owning, directly or indirectly, more than 9.9% of our common shares. Similar restrictions apply to issuances and repurchases of our common shares by us. Our directors or their designees also may, in their absolute discretion, decline to register the transfer of any common shares if they have reason to believe that such transfer may expose us, our subsidiaries, any shareholder or any person ceding insurance to us to adverse tax or regulatory treatment in any jurisdiction. Our board of directors expects to apply these restrictions fully except with respect to the purchase and sale of our common shares on the Nasdaq National Market. Although our board of directors will not decline to register any transfer of our common shares on the Nasdaq National Market, it will require the transferee to surrender the common shares to an agent designated by the board if the transfer results in the transferee owning, directly or indirectly, more than 9.9% of any class of our capital stock or causes our board to have reason to believe that the transfer may expose us, any subsidiary or shareholder or any person insured or reinsured or proposing to be insured or reinsured to adverse tax or regulatory treatment in any jurisdiction. A transferor of our common shares will be deemed to own those shares for dividend, voting and reporting purposes until a transfer of such common shares has been registered on our Register of Members. We are authorized to request information from any holder or prospective acquiror of our common shares as necessary to effect registration of any such transaction and may decline to register any such transaction if complete and accurate information is not received as requested.

   In addition, our bye-laws generally provide that any shareholder owning, directly or by attribution, more than 9.9% of our common shares will have the voting rights attached to such common shares reduced so that it may not exercise more than approximately 9.9% of the total voting rights. Because of the attribution provisions of the Internal Revenue Code and the rules of the Securities and Exchange Commission regarding determination of beneficial ownership, this requirement may have the effect of reducing the voting rights of a shareholder whether or not that shareholder directly holds of record more than 9.9% of our common shares. Further, our directors or their designees have the authority to request from any shareholder certain information for the purpose of determining whether that shareholder's voting rights are to be reduced. Failure to respond to such a notice, or submitting incomplete or inaccurate information, gives the directors or their designees discretion to disregard all votes attached to such shareholder's common shares.

 If a significant number of common shares become available for sale and are sold in a short period of time, the market price of our common shares could decline.

   The availability of a large number of our common shares for sale could depress the market price of our common shares. After this offering, there will be outstanding approximately 50,359,461 common shares or 52,502,211 common shares if the underwriters exercise their over-allotment option in full. This number includes 7,319,332 common shares issuable upon the exchange of all outstanding Max Re non-voting common shares, but excludes: 9,819,448 common shares (10,237,284 common shares if the underwriters exercise their over-allotment option in full) issuable upon the exercise of all outstanding warrants and warrants to be issued at the closing of this offering (assuming the exchange of Max Re non-voting common shares issuable upon the exercise of outstanding warrants and warrants to be issued at the closing of this offering); 713,479 common shares issuable upon the exercise of options outstanding as of June 30, 2001, of which 168,659 will be immediately exercisable upon consummation of the offering; and 1,038,021 common shares reserved under our incentive plan. Of these shares, 14,285,000 common shares (16,427,750 common shares if the underwriters' over-allotment option is exercised in full) sold in this offering will be freely tradable without restriction under the Securities Act of 1933, except for any shares purchased by our "affiliates," as that term is defined in the Securities Act and shares purchased through the directed share program in this offering by our officers and directors as well as employees and current shareholders who are subject to sale restrictions pursuant to the free riding and withholding restrictions of the National Association of Securities Dealers, Inc. Of the remaining 28,755,129 common shares held by existing shareholders, upon expiration of the lock-up agreements with the underwriters 180 days after the effective date of this offering and the concurrent expiration of the transfer restrictions contained in the shareholders' agreement, 5,164,829 common shares will become eligible for sale pursuant to Rule 144(k), and the remaining shares will become eligible for sale in the public market subject in most cases to the limitations of either Rule 144 or Rule 701. Morgan Stanley & Co. Incorporated and Salomon Smith Barney Inc. may, in their sole discretion, at any time without notice, release all or any additional portion of the shares subject to the lock-up agreements and the shareholders' agreement, which would result in more shares being available for sale in the public market at an earlier date. Sales of common shares by existing shareholders in the public market, or the availability of these shares for sale, could materially and adversely affect the market price for our common shares.




   Our company, the directors and executive officers of our company, the holders of warrants and options exchangeable or exercisable for our common shares, holders of Max Re non-voting common shares and holders of our common shares holding in the aggregate 84.6% of our common shares have agreed not to offer, sell or otherwise dispose of any common shares or enter into any arrangement that transfers to another the economic consequences of ownership of our common shares for a period of 180 days after the date of this prospectus without the prior written consent of Morgan Stanley & Co. Incorporated and Salomon Smith Barney Inc. on behalf of the underwriters. These restrictions do not apply to sales of common shares acquired in the open market by persons other than us, our directors and officers and each person known by us to own 5% or more of our outstanding common shares.


   In addition, pursuant to the shareholders' agreement that we have entered into with all of the holders of our common shares, all of the holders of our common shares have agreed not to make any sales of our equity securities, or securities, options or rights convertible into or exchangeable or exercisable for such securities, into the public market, pursuant to Rule 144 or otherwise, for a period of 180 days after the date of this prospectus, without the consent of Morgan Stanley & Co. Incorporated and Salomon Smith Barney Inc., subject to exceptions allowing the pledging of shares, the charitable contribution of shares and the disposition of shares that have been acquired in open market transactions. We have agreed with the underwriters that we will not waive these provisions of the shareholders' agreement with respect to any of our shareholders without the written consent of Morgan Stanley & Co. Incorporated and Salomon Smith Barney Inc. In addition, we have agreed with the underwriters to notify our transfer agent not to register for transfer common shares which a holder seeks to transfer in violation of the shareholders' agreement.

 U.S. persons who own our common shares may have more difficulty in protecting their interests than U.S. persons who are shareholders of a U.S. corporation.


   The Companies Act 1981 of Bermuda, which applies to us, differs in certain material respects from laws generally applicable to U.S. corporations and their shareholders. Set forth below is a summary of certain significant provisions of the Companies Act 1981 of Bermuda, including modifications adopted pursuant to our bye-laws, applicable to us which differ in certain respects from provisions of Delaware corporate law. Because the following statements are summaries, they do not discuss all aspects of Bermuda law that may be relevant to us and our shareholders.


   Interested Directors. Bermuda law and our bye-laws provide that any transaction entered into by us in which a director has an interest is not voidable by us nor can such director be liable to us for any profit realized pursuant to such transaction provided the nature of the interest is disclosed at the first opportunity at a meeting of directors, or in writing to the directors. Under Delaware law such transaction would not be voidable if:


  . the material facts as to such interested director's relationship or interests are disclosed or are known to the board of directors and the board in good faith authorizes the transaction by the affirmative vote of a majority of the disinterested directors;


  . such material facts are disclosed or are known to the stockholders entitled to vote on such transaction and the transaction is specifically approved in good faith by vote of the majority of shares entitled to vote thereon; or


  . the transaction is fair as to the corporation as of the time it is authorized, approved or ratified.


   Under Delaware law, such interested director could be held liable for a transaction in which such director derived an improper personal benefit.


   Shareholder's Suit. The rights of shareholders under Bermuda law are not as extensive as the rights of shareholders under legislation or judicial precedent in many United States jurisdictions. Class actions and derivative actions are generally not available to shareholders under the laws of Bermuda. However, the Bermuda courts ordinarily would be expected to follow English case law precedent, which would permit a shareholder to commence an action in the name of the company to remedy a wrong done to the company where the act complained of is alleged to be beyond the corporate power of the company, is illegal or would result in the violation of our memorandum of association or bye-laws. Furthermore, consideration would be given by the court to acts that are alleged to constitute a fraud against the minority shareholders or where an act requires the approval of a greater percentage of our shareholders than actually approved it. The winning party in such an action generally would be able to recover a portion of attorneys' fees incurred in connection with such action. Our bye-laws provide that shareholders waive all claims or rights of action that they might have, individually or in the right of the company, against any director or officer for any act or failure to act in the performance of such director's or officer's duties, except with respect to any fraud or dishonesty of such director or officer. Class actions and derivative actions generally are available to stockholders under Delaware law for, among other things, breach of fiduciary duty, corporate waste and actions not taken in accordance with applicable law. In such actions, the court has discretion to permit the winning party to recover attorneys' fees incurred in connection with such action.


   Indemnification of Directors. We may indemnify our directors or officers in their capacity as directors or officers of any loss arising or liability attaching to them by virtue of any rule of law in respect of any negligence, default, breach of duty or breach of trust of which a director or officer may be guilty in relation to the company other than in respect of his own fraud or dishonesty. Under Delaware law, a corporation may indemnify a director or officer of the corporation against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in defense of an action, suit or proceeding by reason of such position if such director or officer acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, such director or officer had no reasonable cause to believe his or her conduct was unlawful.

   For more information on the differences between Bermuda and Delaware corporate laws, see "Description of Capital Stock--Differences in Corporate Law" beginning on page 111.


 There are anti-takeover provisions contained in our bye-laws that could impede an attempt to replace or remove our management or delay or prevent the sale of our company, which could diminish the value of our common shares.

   Our bye-laws contain provisions that could delay or prevent changes in our management or a change of control that a shareholder might consider favorable. For example, they may prevent a shareholder from receiving the benefit from any premium over the market price of our common shares offered by a bidder in a potential takeover. Even in the absence of a takeover attempt, these provisions may adversely affect the prevailing market price of our common shares if they are viewed as discouraging takeover attempts in the future. For example, the board of directors' authority as expressed in the bye-laws permits the board to issue up to 20,000,000 preferred shares and to fix the price, rights, preferences, privileges and restrictions of the preferred shares without any further vote or action by our shareholders. The issuance of preferred shares may delay or prevent a change in control transaction by making it more difficult for a bidder to acquire enough votes to influence or control our board of directors and the management of our company.

   Our bye-laws contain other provisions that could have a similar effect, including:

  . election of our directors is staggered, meaning that the members of only one of three classes of our directors are elected each year;

  . shareholders have limited ability to remove directors;

  . shareholders must give advance notice to nominate directors at shareholder meetings;

  . the total voting power of any shareholder owning 9.9% or more of our common shares is automatically reduced to less than 9.9% of the total voting power of our capital stock, unless the reduction is otherwise waived by the unanimous consent of our board of directors; and

  . our directors may, in their absolute discretion, decline to register the transfer of any common shares if they believe that the transfer may expose us, any subsidiary, shareholder or client to adverse tax or regulatory treatment or if they believe that registration of the transfer under any federal or state securities law or under the laws of any other jurisdiction is required and the registration has not yet been effected.

 You may find it difficult to serve process and enforce judgment on us or our directors or officers.

   We are organized under the laws of Bermuda. In addition, some of our directors and officers reside outside the United States, and all or a substantial portion of our assets and their assets are or may be located in jurisdictions outside the United States. We have irrevocably appointed an agent in the City of New York to receive service of process with respect to actions against us arising out of or in connection with violations of U.S. federal securities laws relating to offers and sales of common shares in this offering. Nevertheless, it may be difficult for you to effect service of process within the United States upon those persons or to recover against them or us on judgments of U.S. courts, including judgments predicated upon civil liability provisions of the U.S. federal securities laws.

   Further, we have been advised by Conyers Dill & Pearman that there is no treaty in effect between the United States and Bermuda providing for the enforcement of judgments of United States courts, and there are grounds upon which Bermuda courts may not enforce judgments of United States courts. Since judgments of United States courts are not automatically enforceable in Bermuda, it may be difficult for you to recover against us based upon such judgments.

 Investors will suffer immediate and substantial dilution.

   The initial public offering price per common share is significantly higher than our net tangible book value per share. Accordingly, if you purchase common shares in this offering, you will suffer immediate and substantial dilution of your investment. If you purchase common shares in this offering, based upon the issuance and sale of 14,285,000 common shares at an assumed initial public offering price of $17.50 per share, the midpoint of the range set forth on the cover page of this prospectus, you will incur immediate dilution of approximately $2.32 in the net tangible book value per common share.


   Additionally, at the closing of this offering, Moore Holdings, LLC, Capital Z Investments, L.P. and Western General Insurance Ltd., three of our strategic investors in private placements we completed in 1999 and 2000, as well as members of our senior management, will receive warrants to acquire common shares or Max Re non-voting common shares that are exchangeable for our common shares equal to a total of 2,785,575 common shares (3,203,411 common shares if the underwriters exercise their over-allotment option in full), or approximately 19.5% of the total number of shares to be issued in this offering. The warrants will have an exercise price equal to the offering price of the common shares sold in this offering. As a result of these warrants, investors will suffer further dilution of their investment if our share price appreciates.

                          FORWARD-LOOKING STATEMENTS

   This prospectus includes forward-looking statements. Forward-looking statements are not statements of historical fact but rather reflect our current expectations, estimates and predictions about future results and events. These statements may use words such as "anticipate," "believe," "estimate," "expect," "intend," "predict," "project" and similar expressions as they relate to us or our management. When we make forward-looking statements, we are basing them on our management's beliefs and assumptions, using information currently available to us. These forward-looking statements are subject to risks, uncertainties and assumptions, including but not limited to, risks, uncertainties and assumptions discussed in this prospectus. Factors that can cause or contribute to these differences include those described under the headings "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."


   If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary materially from what we projected. Any forward-looking statements you read in this prospectus reflect our current views with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. All subsequent written and oral forward-looking statements attributable to us or individuals acting on our behalf are expressly qualified in their entirety by this paragraph. You should specifically consider the factors identified in this prospectus which could cause actual results to differ before making an investment decision.

                                USE OF PROCEEDS

   We estimate that the net proceeds we will receive from the sale of the 14,285,000 common shares in this offering will be approximately $232.4 million ($267.5 million if the underwriters exercise their over-allotment option in full). These estimates reflect an initial public offering price of $17.50 per share, the midpoint of the range set forth on the cover page of this prospectus, and the deduction of the estimated underwriting discounts and estimated offering expenses payable by us. We will contribute substantially all of the net proceeds to Max Re to increase its capital and surplus so as to permit it to increase its underwriting capacity.

                                DIVIDEND POLICY

   We have never declared or paid any dividends on our common shares. We intend to initiate paying a quarterly cash dividend of $0.02 per share commencing in the fourth quarter of 2001. However, any determination to pay cash dividends will be at the discretion of our board of directors and will be dependent upon our results of operations and cash flows, our financial position and capital requirements, general business conditions, legal, tax, regulatory and any contractual restrictions on the payment of dividends and other factors our board of directors deems relevant.


   Our ability to pay dividends depends, in part, on the ability of our subsidiaries to pay dividends to us. Max Re is subject to Bermuda regulatory constraints which affect its ability to pay dividends to us. Under the Insurance Act 1978 of Bermuda and related regulations, Max Re must maintain a minimum solvency margin and minimum liquidity ratio and is prohibited from declaring or paying dividends if it does not comply or such action would result in noncompliance with the Insurance Act and related regulations. In addition, as long-term insurers, each of Max Re Capital and Max Re must maintain long-term business assets of a value of at least $250,000 greater than its long-term business liabilities and is prohibited from declaring or paying dividends unless the value of its long-term business assets exceeds the amount of its long-term business liabilities, as certified by its approved actuary, by the amount of the dividend and at least $250,000. Additionally, the amounts of any such dividend shall not exceed the aggregate of that excess and other funds properly available for the payment of dividends, being funds arising out of its business, other than its long-term business. Under the Bermuda Companies Act 1981, Max Re Capital, Max Re and Max Re Managers may only declare or pay a dividend if, among other matters, there are reasonable grounds for believing that Max Re Capital, Max Re or Max Re Managers is, or would after the payment be, able to pay our respective liabilities as they become due. Accordingly, we cannot assure you that we will declare or pay dividends in the future. In addition, Max Re's letter of credit facility with Bank of America, N.A., Citibank, N.A. and Fleet National Bank prohibits it from paying dividends at any time that it is in default under the facility, which will occur if our shareholders' equity is less than $325 million or Max Re's shareholders' equity is less than $400 million as well as in certain other circumstances.

                                CAPITALIZATION

   The following table sets forth our consolidated capitalization on an actual basis as of June 30, 2001, and as adjusted to give effect to the sale of 14,285,000 common shares offered by us in this offering at an assumed initial public offering price of $17.50 per share, the midpoint of the range set forth on the cover page of this prospectus, after deducting estimated underwriting discounts and estimated offering expenses payable by us.


   You should read this table in conjunction with "Selected Financial Data" beginning on page 27 and "Management's Discussion and Analysis of Financial Condition and Results of Operations" beginning on page 29 and the financial statements and related notes that are included elsewhere in this prospectus.


                                                          As of June 30, 2001
                                                          ---------------------
                                                           Actual   As Adjusted
                                                          --------  -----------
                                                             (in thousands)
Minority interest (1).................................... $114,518   $114,518
                                                          --------   --------
Shareholders' equity:
  Preferred shares (par value $1.00) 20,000,000 shares
   authorized; no shares outstanding.....................      --         --
  Common shares (par value $1.00) 200,000,000 shares
   authorized; 28,755,129 issued and outstanding;
   43,040,129 issued and outstanding as adjusted.........   28,755     43,040
  Additional paid-in capital.............................  394,318    612,396
  Notes and loans receivable from common share sale......  (12,275)   (12,275)
  Unearned stock grant compensation......................   (3,404)    (3,404)
  Accumulated other comprehensive income.................    7,642      7,642
  Retained earnings......................................    2,380      2,380
                                                          --------   --------
    Total shareholders' equity...........................  417,416    649,779
                                                          --------   --------
    Total capitalization................................. $531,934   $764,297
                                                          ========   ========

--------

(1) Minority interest represents 7,319,332 outstanding Max Re non-voting common shares that are exchangeable in some circumstances for common shares. Those shares would, if exchanged, constitute 20.3% of the share capital of Max Re Capital and upon completion of the offering will, if exchanged, constitute approximately 14.5% of the share capital of Max Re Capital (13.9% if the underwriters' over-allotment option is exercised in full). The Max Re non-voting common shares are held by some of our strategic investors or their affiliates and may be exchanged for common shares on a one-for-one basis following a sale, transfer or disposition to any unaffiliated third party, provided that following such exchange the shareholder would not hold in excess of 9.9% of the total common shares issued and outstanding. The persons currently holding the Max Re non-voting common shares cannot themselves exchange the Max Re non-voting common shares for common shares without the unanimous consent of Max Re's board of directors, other than to deliver common shares upon a sale in the public market.

                                   DILUTION

   Net tangible book value per common share represents the amount of tangible assets less total liabilities, divided by the number of common shares outstanding (assuming the exchange of 7,319,332 Max Re non-voting common shares for 7,319,332 common shares). Dilution in net tangible book value per common share represents the difference between the amount per common share paid by purchasers of our common shares in this offering and the net tangible book value per common share, immediately after this offering. After giving effect to our sale of 14,285,000 common shares in this offering at an assumed initial public offering price of $17.50 per share, the midpoint of the range set forth on the cover page of this prospectus, and after deduction of the estimated underwriting discounts and commissions and estimated offering expenses payable by us, our net tangible book value as of June 30, 2001, would have been approximately $764.3 million, or $15.18 per common share. This represents an immediate increase in net tangible book value of $0.43 per common share to existing shareholders and an immediate dilution of approximately $(2.32) per common share to purchasers in this offering.




Net tangible book value per common share before offering.............. $14.75
                                                                       ------
Initial public offering price per common share........................  17.50
Increase per common share attributable to new investors...............   0.43
Net tangible book value per common share after the offering...........  15.18
                                                                       ------
Net tangible book value dilution per common share to new investors.... $(2.32)
                                                                       ======


   The following table sets forth as of June 30, 2001, the total consideration paid and the average price per common share paid by our existing shareholders (assuming the exchange of 7,319,332 Max Re non-voting common shares for 7,319,332 common shares) and by new investors, before deducting estimated underwriting discounts and commissions and estimated offering expenses of $1.23 per common share payable by us at an assumed initial public offering price of $17.50 per common share.



                                 Common Shares                          Average
                                   Purchased      Total Consideration  Price Per
                               ------------------ --------------------  Common
                                 Number   Percent    Amount    Percent   Share
                               ---------- ------- ------------ ------- ---------
Existing shareholders......... 36,074,461   71.6% $531,934,240   68.0%  $14.75
New investors................. 14,285,000   28.4   249,987,500   32.0    17.50
                               ----------  -----  ------------  -----   ------
  Total....................... 50,359,461  100.0% $781,921,740  100.0%  $15.53
                               ==========  =====  ============  =====   ======


This table does not include common shares issuable upon exercise of outstanding options or warrants to be issued at the closing of this offering. For more information about these options and warrants, see "The Offering" on page 4.

                            SELECTED FINANCIAL DATA

   The following table sets forth our selected financial data. Max Re, our principal operating subsidiary, commenced operations on January 1, 2000. The statement of income data for the period from inception (July 8, 1999) through December 31, 1999 and the year ended December 31, 2000 and the balance sheet data as of December 31, 1999 and 2000 are derived from our audited financial statements included elsewhere in this prospectus, which have been prepared in accordance with accounting principles generally accepted in the United States and have been audited by KPMG, our independent auditors. The statement of income data for the six months ended June 30, 2000 and 2001 and the balance sheet data as of June 30, 2001 are derived from our unaudited financial statements included elsewhere in this prospectus. The unaudited financial statements have been prepared on the same basis as our audited financial statements and, in our opinion, include all adjustments, consisting only of normal recurring adjustments, which we consider necessary for a fair presentation of our results of operations and financial position for these periods. These historical results are not necessarily indicative of results to be expected from any future period and the year to date results presented below are not necessarly indicative of our full year performance. You should read the following selected financial data in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" beginning on page 29 and the financial statements and related notes included elsewhere in this prospectus.



                                                       Six Months Ended June
                             Period Ended  Year Ended           30
                             December 31, December 31, ----------------------
                                 1999         2000        2000        2001
                             ------------ ------------ ----------  ----------
                                                            (unaudited)
                                 (dollars in thousands, except per share
                                        amounts and percentages)
Statement of Income Data:
Gross written life and
 annuity premiums...........   $   --      $  283,353  $  202,527  $  113,717
Gross written property and
 casualty premiums..........       --         126,320      68,234     314,991
Reinsurance premiums on
 property and casualty
 risks......................       --          (7,854)        --      (72,898)
                               -------     ----------  ----------  ----------
  Net premiums written......   $   --      $  401,819  $  270,761  $  355,810
                               =======     ==========  ==========  ==========
Net earned life and annuity
 premiums...................   $   --      $  283,353  $  202,527  $  113,717
Net earned property and
 casualty premiums..........       --         125,917      34,114     128,597
Earned premiums ceded.......       --          (7,854)        --      (40,562)
                               -------     ----------  ----------  ----------
  Net premiums earned.......       --         401,416     236,641     201,752
Net investment income.......       --          40,307       9,528      19,541
Net gains on alternative
 investments................       --           9,599      (8,402)     20,117
Other income................       --             --          --        1,440
                               -------     ----------  ----------  ----------
  Total revenues............       --         451,322     237,767     242,850
                               -------     ----------  ----------  ----------
Life and annuity benefits...       --         298,933     203,642     105,436
Property and casualty
 losses.....................       --          88,713      23,965     107,239
Property and casualty
 experience refunds.........       --          20,574       6,625       6,907
Acquisition costs...........       --          15,400       3,157      12,450
General and administrative
 expenses (1)...............     7,393         16,429       6,369       9,610
                               -------     ----------  ----------  ----------
  Total losses and
   expenses.................     7,393        440,049     243,758     241,642
                               -------     ----------  ----------  ----------
Income (loss) before
 minority interest..........    (7,393)        11,273      (5,991)      1,208
Minority interest (2).......       --          (2,574)     (1,705)       (134)
                               -------     ----------  ----------  ----------
Net income (loss)...........    (7,393)         8,699      (4,286)      1,074
                               -------     ----------  ----------  ----------
Change in net unrealized
 appreciation of fixed
 maturities.................       --           6,801       1,637         841
                               -------     ----------  ----------  ----------
Comprehensive income
 (loss).....................   $(7,393)    $   15,500  $   (2,649) $    1,915
                               =======     ==========  ==========  ==========
Basic net income (loss) per
 share (3)..................   $(20.05)    $     0.36  $    (0.21) $     0.04
Diluted net income (loss)
 per share (4)..............   $(20.05)    $     0.36  $    (0.20) $     0.04
Weighted average shares
 outstanding
  Basic (3).................   368,720     24,131,739  20,883,350  28,049,920
  Diluted (4)...............   368,720     24,265,188  21,060,503  28,730,212
Other Data:
 General and administrative
  expense ratio (1).........       --             4.1%        2.7%       4.8 %

                                                      As of
                                                  December 31,
                                                -----------------     As of
                                                  1999     2000   June 30, 2001
                                                -------- -------- -------------
                                                                   (unaudited)
                                                 (dollars in thousands, except
                                                     per share amounts and
                                                         percentages)
Balance Sheet Data:
 Total investments and cash.................... $305,142 $854,364  $  967,896
 Total assets..................................  305,142  935,500   1,535,740
 Life and annuity benefits.....................      --   253,919     342,906
 Property and casualty losses and experience
  refunds......................................      --   136,338     300,299
 Total liabilities.............................    8,567  420,905   1,003,806
 Minority interest (2).........................  109,790  114,180     114,518
 Total shareholders' equity....................  186,785  400,415     417,416
 Book value per share (5)...................... $  13.44 $  14.70  $    14.75

--------
(1) General and administrative expenses consist of fees and expenses related to salary, benefits, consulting, professional and communication services, rent and depreciation of net assets. The general and administrative expense ratio is calculated by dividing general and administrative expenses by net premiums earned.

(2) Minority interest represents 7,319,332 outstanding Max Re non-voting shares issued to some of our strategic investors that are exchangeable on a one-for-one basis for common shares in certain circumstances. The minority interest's share of net income is calculated quarterly using the minority interest's weighted average ownership percentage. Minority interest represents the current proportionate share of Max Re's net assets. See "Principal Shareholders" beginning on page 84 and "Description of Capital Stock" beginning on page 105.


(3) Basic net income (loss) per share is based on the weighted average common shares outstanding, excluding any dilutive effects of warrants, options and convertible securities.

(4) Diluted net income (loss) per share is based on the weighted average common shares outstanding, including the dilutive effects of warrants, options and convertible securities.

(5) Book value per share is calculated based on total shareholders' equity plus minority interest divided by total common shares and Max Re non-voting common shares issued and outstanding of 22,068,162--December 31, 1999; 35,002,295--December 31, 2000; and 36,074,461--June 30, 2001.

                   MANAGEMENT'S DISCUSSION AND ANALYSIS

               OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

   The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our consolidated financial statements and the accompanying notes that appear elsewhere in this prospectus.

Overview

   We are a Bermuda-based provider of reinsurance for both the life and annuity, including disability, and property and casualty insurance markets. We differentiate ourselves by offering structured reinsurance products in both markets and by targeting superior risk-adjusted returns from our diversified investment portfolio. To better manage our reinsurance liability exposure, allocate our investments and assess our overall risk, we model our underwriting and investments on an integrated basis. We believe that this strategy will allow us to generate a superior return on equity compared to others in our industry.


   We offer customized, alternative risk transfer reinsurance products designed to produce large premiums payable upon execution of our reinsurance contracts, generate more predictable cash payments to our clients over many years and limit our underwriting risk through the terms of our reinsurance contracts. We believe that these product features provide us with greater flexibility in making decisions regarding the allocation of our investments because they permit us to undertake investment strategies that have greater liquidity constraints than publicly traded stocks and bonds. This flexibility in turn allows us to invest our assets in an aggregate portfolio comprised of both a high grade portfolio of fixed income securities, referred to in our financial statements as fixed maturity securities, and an alternative investment portfolio that is currently invested in over 40 underlying funds representing six strategies. These strategies were selected because they have historically performed consistently, displayed low volatility with respect to downside risk and achieved attractive rates of return, and because they complement our current liability risk profile. Through our integrated underwriting and investment strategy, we seek to maximize the difference between our net premiums written and our investment return and the amount paid out over time under our reinsurance contracts.




   We are a holding company that, although licensed as a long-term insurer, operates principally through Max Re. Because we do not own 100% of the capital stock of Max Re, our consolidated statements of operations include a line item for "Minority Interest." This line item represents the share of the earnings of Max Re that is attributable to some of our strategic investors, who own equity interests in Max Re represented by Max Re non-voting common shares. As of June 30, 2001, the Max Re non-voting common shares held by these strategic investors would, if converted, represent 20.3% of the outstanding capital stock of Max Re.


   Because we only commenced operations in January 2000, prospective investors have limited operating and financial information about our company upon which to base an evaluation of our performance and an investment in our common shares. Additionally, given our limited operating history, comparisons of our six-month and annual financial results are not necessarily meaningful.


Revenues

   We derive our revenue from five principal sources:


  . premiums from reinsurance assumed on life and annuity, including disability, business;

  . premiums from reinsurance assumed on property and casualty business;

  . underwriting management fees paid to us;

  . investment income from our fixed income portfolio; and

  . net realized and unrealized gains on our alternative investments.

   Reinsurance premiums from traditional life and annuity policies with life contingencies are generally recognized as revenue when due from policyholders. Traditional life policies include those contracts with fixed and guaranteed premiums and benefits.


   We write retrospective property and casualty reinsurance, which covers losses from prior periods and on which premiums are earned immediately, as well as prospective property and casualty reinsurance, which covers future periods, generally the upcoming year, and on which associated premiums are earned pro rata over the period for which the coverage is provided. Unearned premiums represent the portion of premiums written which relate to the unexpired terms of contracts in force.


   Typical of the property and casualty alternative risk transfer reinsurance business, most of our contracts include a provision that enables the ceding property and casualty client to benefit if actual loss payments under our contracts are as expected or better than our actuarial estimate of loss payments at the time the reinsurance contracts are executed. This benefit comes in the form of profit sharing through a return of premium where the clients are credited with a rate of return on a portion of the premium paid to us. We have refined this concept to include sharing in the return on our alternative investments to the extent the ceding client is interested in a potentially enhanced yield on their profit sharing. Through June 30, 2001, we have incorporated this type of feature in three of our property and casualty reinsurance contracts. The profit sharing provision is set forth in each contract. For one of these contracts the ceding client shares in both positive and negative investment returns on the same proportional basis. The remaining two contracts include provisions that limit the client participation within a range, but in any case never less than a fixed rate of return.


   We have utilized, and intend to continue to utilize, reinsurance as part of our ordinary course of business to reduce our exposure to some of the risks that we assume from our clients. Premiums ceded by us are pro-rated over the period the coverage is provided with the unearned portion being deferred as prepaid reinsurance premiums.

   We provide underwriting and administrative services on a fee basis, principally to Grand Central Re.


   Our underwriting fee income is recognized during the period we provide the service to the client and is shown as other income in our consolidated statement of income.

   Our fixed income investments are held as available for sale. Under accounting principles generally accepted in the United States, these securities are carried at fair value, and unrealized gains and losses on these securities are not included in investment income in our consolidated statements of income, but are included in comprehensive income as a separate component of shareholders' equity. Our alternative investments are carried at fair value, with both realized and unrealized gains and losses reported as net gains or losses on alternative investments in our consolidated statements of income.


Expenses

   Our expenses consist of estimates for life and annuity benefits, property and casualty losses, property and casualty experience refunds, acquisition costs and general and administrative expenses. In connection with life and annuity reinsurance, our benefit reserves are computed on a discounted basis at amounts that we believe are sufficient to meet our policy obligations. We develop policy reserves based on management's assumptions regarding mortality, morbidity, lapse, expense and investment experience. These estimates are primarily based on historical actuarial experience and information provided by ceding companies.


   With respect to our property and casualty reinsurance, we determine our reserves for unpaid losses and loss adjustment expenses on a transaction by transaction basis and account for them on an undiscounted basis. These reserves are based on historical actuarial experience and reports received from ceding clients. We review these estimates continually and changes in estimates are reflected in the operating results of the period in which they become known. Our reserves for losses and loss adjustment expenses are estimates of amounts needed to pay reported and unreported claims and related loss adjustment expenses. The estimates are based on assumptions related to the ultimate cost to settle these claims.

   The inherent uncertainties of estimating reserves are greater for reinsurers than insurers in both the life and annuity and property and casualty markets. As a result, we cannot be sure that our ultimate liability will not exceed the amounts that we have reserved. Our reserves relating to life and annuity and property and casualty reinsurance are determined in accordance with what we believe to be sound actuarial practices. Management monitors actual experience, and where circumstances warrant, will revise its assumptions and the related reserve estimates. These revisions are recorded in the period they are determined.

   Acquisition expenses consist of commissions and fees paid to brokers and ceding companies. Deferred acquisition expenses are amortized over the period in which the related premiums are earned, or, for annuities, over the pattern of estimated gross profit. These costs are dependent on the structure, size and type of business written as well as the type of premium written.

Results of Operations

 Six months ended June 30, 2001 compared to six months ended June 30, 2000


   Gross premiums written. During the six months ended June 30, 2001, we wrote seven reinsurance contracts with gross premiums written of $428.7 million. Three of these contracts reinsured life and annuity policies, representing $113.7 million (26.5% of total gross written premiums), and four of these contracts reinsured property and casualty policies, representing $315.0 million (73.5% of total gross written premiums). Due to differences in the life and annuity and property and casualty reinsurance markets, and factors which from time to time influence the retention of risk by companies operating in these markets, we anticipate that the relative amounts of life and annuity business and property and casualty business we write will fluctuate regularly. These fluctuations will result from our desire to shift opportunistically between products, lines of business and markets as we respond to changes in demand for reinsurance, contract structures and premium rates. For the six months ended June 30, 2001, 81% of our gross premiums written related to transactions with ceding insurers in North America.


   For the six months ended June 30, 2001 we wrote $113.7 million of life and annuity gross premiums compared to $202.5 million for the six months ended June 30, 2000. We believe that the U.S. Federal Reserve's lowering of rates beginning in January 2001, as well as the recent economic slowdown in the United States, caused our clients to postpone entering into life and annuity reinsurance transactions until economic conditions stabilize, resulting in our lower premium volume.


   For the six months ended June 30, 2001 we wrote $315.0 million of property and casualty gross premiums compared to $68.2 million for the six months ended June 30, 2000. The property and casualty insurance industry has historically been highly cyclical. During the 1990s, the property and casualty insurance and reinsurance industry was characterized by excess capacity which resulted in highly competitive market conditions as evidenced by declining premium rates and, in many cases, less favorable policy terms. During the second half of 2000 and throughout the first half of 2001, many market participants reported significant price increases for premium rates and more attractive contract terms in favor of reinsurers. We believe that these trends have contributed to an increase in premium volume in the property and casualty industry in the United States and Europe in the first six months of 2001. In the current firmer price environment for traditional reinsurance products, our clients are approaching us in an effort to structure more attractively priced alternatives and products. In addition, although we commenced business in January 2000, we consider 2001 to be our first year where we were positioned to compete for business in the first quarter of the calendar year, which is typically a high volume period for property and casualty business, and is the single largest factor accounting for the increase in gross premiums written of $246.8 million for the six months ended June 30, 2001 compared to the same period in 2000.

   Ceded premiums. Ceded premiums for the six months ended June 30, 2001 were $72.9 million compared to zero for the six months ended June 30, 2000. The ceded premium is comprised of one retrocessional arrangement with a reinsurer with respect to one of our property and casualty contracts, which amounted to $8.6 million, and a variable quota share retrocessional agreement with Grand Central Re, which amounted to $64.3 million.


   Net premiums written. Net premiums written for the six months ended June 30, 2001 were $355.8 million compared to $270.8 million for the six months ended June 30, 2000. Net premiums written for our life and annuity products were $96.3 million for the six months ended June 30, 2001 compared to $202.5 million for the six months ended June 30, 2000, and net premiums written for our property and casualty products were $259.5 million for the six months ended June 30, 2001 compared to $68.2 million for the six months ended
June 30, 2000.


   Net premiums earned. Net premiums earned for the six months ended June 30, 2001 were $201.8 million compared to $236.6 million for the six months ended June 30, 2000. Life and annuity net premiums earned were $96.3 million, after the deduction of $17.4 million of earned ceded premium, for the six months ended June 30, 2001 compared to $202.5 million for the six months ended June 30, 2000. Property and casualty net premiums earned were $105.4 million, after the deduction of $23.2 million of earned ceded premium for the six months ended June 30, 2001 compared to $34.1 million for the six months ended June 30, 2000. The large difference between net premiums written and net premiums earned during each of the first six months of 2000 and 2001 reflects the fact that most of our property and casualty reinsurance contracts are written on a calendar year basis, with the premium earned over the course of the calendar year.


   Net investment income. Net investment income was $19.5 million for the six months ended June 30, 2001 compared to $9.5 million for the six months ended June 30, 2000. The increase was primarily attributable to purchases of additional fixed income securities resulting from cash received in collection of premiums written since June 30, 2000 and deployment of cash received in connection with our capital raising activities in 2000 as well as our fixed income securities for the six months ended June 30, 2000 being comprised principally of money market investments. The fixed income portfolio rate of return was 3.55% for the six months ended June 30, 2001, using a time-weighted basis, which included a $1.1 million increase in net unrealized appreciation of fixed maturities before minority interest reallocation of $0.3 million reflected in comprehensive income. The average yield to maturity on a market value basis for our fixed maturities portfolio was 5.87% as of June 30, 2001.


   Net gains on our alternative investment portfolio. Net gains on our alternative investment portfolio were $20.1 million for the six months ended June 30, 2001 compared to a net loss of $8.4 million for the six months ended June 30, 2000. Our alternative investment portfolio returned 4.85% for the six months ended June 30, 2001 compared to (2.06)% for the six months ended June 30, 2000. In addition to a positive return for the six months ended June 30, 2001 compared to a negative return in the first six months of 2000, the increase was primarily attributable to additional allocations to our alternative investment portfolio of $181.9 million since June 30, 2000.


   Life and annuity benefits. Life and annuity benefits were $105.4 million for the six months ended June 30, 2001 compared to $203.6 million for the six months ended June 30, 2000. The decrease of $98.2 million was attributable to the lower net earned premiums of our life and annuity transactions during the first six months of 2001 compared to the six months ended June 30, 2000. Included in life and annuity benefits is $8.2 million related to the accretion of future benefits payable on policies reinsured during 2000.


   Property and casualty losses. Property and casualty losses were $107.2 million for the six months ended June 30, 2001 compared to $24.0 million for the six months ended June 30, 2000. The amount recorded represents our estimate of expected losses on premiums earned. The increase in losses was directly related to the higher volume of premiums written and earned during the six months ended June 30, 2001 compared to the six months ended June 30, 2000.

   Property and casualty experience refunds. Property and casualty experience refunds were $6.9 million for the six months ended June 30, 2001 compared to $6.6 million for the six months ended June 30, 2000. The increase was directly related to the number of property and casualty contracts written that have profit sharing participation in our alternative investment returns: three contracts during the six months ended June 30, 2001 compared to one contract for the six months ended June 30, 2000.


   Acquisition costs. Acquisition costs were $12.5 million for the six months ended June 30, 2001 compared to $3.2 million for the six months ended June 30, 2000. Acquisition costs during each of the six months ended June 30, 2001 and 2000 consisted primarily of amortization of deferred policy acquisition costs.


   General and administrative expenses. General and administrative expenses were $9.6 million for the six months ended June 30, 2001 compared to $6.4 million for the six months ended June 30, 2000. The increase of $3.2 million reflected the costs associated with commencing and growing our operations, primarily related to staff additions. General and administrative expenses for the six months ended June 30, 2001 were 4.8% of net premiums earned compared to 2.7% for the six months ended June 30, 2000.


   Income before minority interest. Income before minority interest was $1.2 million for the six months ended June 30, 2001 compared to a net loss before minority interest of $6.0 million for the six months ended June 30, 2000.


   Net income. Net income for the six months ended June 30, 2001 was $1.1 million compared to a net loss of $4.3 million for the six months ended June 30, 2000.




 Year ended December 31, 2000 compared to period from inception (July 8, 1999) to December 31, 1999.


   During 1999, we did not write any reinsurance business nor did we engage in any investment activities. Accordingly, we did not record any premium, investment income or any expenses in 1999, other than general and administrative expenses.

   Gross premiums written. Gross premiums written for the year ended December 31, 2000 were $409.7 million. Gross premiums written for life and annuity were $283.4 million. Gross premiums written for property and casualty were $126.3 million.

   Ceded premiums. Ceded premiums for the year ended December 31, 2000 were $7.9 million. During 2000, we entered into a retrocessional arrangement with a reinsurer. Under this arrangement, we ceded a portion of our premiums written and related underwriting risk to the reinsurer to reduce our exposure to loss with respect to one of the property and casualty contracts we executed during the year.

   Net premiums written. Net premiums written for the year ended December 31, 2000 were $401.8 million. Net premiums written for life and annuity products were $283.4 million and net premiums written for property and casualty products were $118.4 million, after the deduction of $7.9 million of ceded premium.

   Net premiums earned. Net premiums earned for the year ended December 31,2000 were $401.4 million. Net premiums earned for life and annuity products were $283.4 million, and net premiums earned for property and casualty products were $118.0 million, approximately the same as net premiums written, reflecting the fact that most property and casualty reinsurance is typically written on a calendar year basis and most life and annuity reinsurance we write is written with respect to existing blocks of business where premiums are earned when the contracts are executed.

   Net investment income. Net investment income was $40.3 million for the year ended December 31, 2000. The $40.3 million in 2000 included $1.4 million in realized gains. The fixed income portfolio rate of return was 9.75% during 2000, using a time-weighted basis, which included $8.6 million in net unrealized appreciation of fixed maturities before minority interest reallocation of $1.8 million reflected in comprehensive income.

   Net gains on our alternative investment portfolio. Net gains on our alternative investment portfolio were $9.6 million for the year ended December 31, 2000. Our alternative investment portfolio returned 4.22% in 2000. During 2000, we diversified our alternative investment portfolio resulting in a year-end allocation to six strategies invested in 35 underlying funds.


   Life and annuity benefits. Life and annuity, including disability, benefits were $298.9 million for the year ended December 31, 2000. The amount recorded represents the Company 's estimate of policy benefits due under life and annuity policies reinsured by us during 2000.


   Property and casualty losses. Property and casualty losses, which include loss adjustment expenses, were $88.7 million for the year ended December 31, 2000. The amount recorded represents our estimate of expected losses on premiums earned.


   Property and casualty experience refunds. Property and casualty experience refunds were $20.6 million for the year ended December 31, 2000. As more reinsureds take advantage of our products that incorporate experience refunds, we would expect this cost to increase, especially during periods when we realize positive investment performance.

   Acquisition costs. Acquisition costs were $15.4 million for the year ended December 31, 2000.

   General and administrative expenses. General and administrative expenses were $16.4 million for the year ended December 31, 2000 compared to $7.4 million for the period ended December 31, 1999. The increase of $9.0 million reflected the costs of commencing operations ,including hiring staff, leasing office space and implementing a marketing and advertising strategy. General and administrative expenses in 2000 were 4.1% of net premiums earned.

   Income (loss) before minority interest. Income before minority interest for the year ended December 31, 2000 was $11.3 million compared to a loss before minority interest for the period ended December 31, 1999 of $7.4 million.

   Net income (loss). Net income for the year ended December 31, 2000 was $8.7 million compared to a net loss of $7.4 million in 1999.


Liquidity And Capital Resources

   We are a holding company with a long-term insurance license whose principal assets are our investments in the voting common stock of our principal subsidiary, Max Re, and the common stock of our other subsidiaries. As a holding company, our principal source of funds is from interest income on cash balances and cash dividends from our subsidiaries, including Max Re. In addition, we expect that the net proceeds from this offering will be contributed to Max Re to support our insurance and reinsurance activities. The payment of dividends is, under certain circumstances, limited under Bermuda insurance laws. In particular, each of Max Re Capital and Max Re may not declare or pay any dividends if it is in breach of its minimum solvency or liquidity levels under Bermuda law or if the declaration or payment of the dividends would cause it to fail to meet the minimum solvency or liquidity levels under Bermuda laws. At June 30, 2001, Max Re, which is required to have $155.1 million in statutory capital and surplus in order to pay dividends, had $478.8 million in statutory capital and surplus.


   Max Re produced sufficient cash flows during its first 18 months of operations to meet its expenses, including expected claims payments and general and administrative expenses and to provide dividend payments to us. Additionally, Max Re has a letter of credit facility with Bank of America, N.A., Citibank, N.A., and Fleet National Bank that gives it access to $300 million, with the potential for Max Re to increase the facility to $500 million, with the approval of the participating banks. Under the agreement, Max Re may borrow up to $270 million at a per annum fee of 0.45% of the average amount of letters of credit issued secured by fixed maturity collateral and up to $30 million at a per annum fee of 0.90% of the average amount of letters of credit issued secured by alternative investments. Under the letter of credit facility, Max Re is prohibited from paying dividends at any time that it is in default under the facility, which will occur if our shareholders' equity is less than $325 million or Max Re's shareholders' equity is less than $400 million as well as in certain other circumstances.


   Under this facility, at December 31, 2000 and June 30, 2001, letters of credit totaling $189.7 million and $199.3 million, respectively, were issued in the ordinary course of business in favor of certain ceding insurance companies to provide security and to meet regulatory requirements. As of December 31, 2000 and as of June 30, 2001, all issued letters of credit were fully secured by fixed maturities securities. Since inception, we have had no other outstanding debt.


   In addition, Max Re currently has a $100 million letter of credit facility commitment letter from the New York branch of Bayerische Hypo- und Vereinsbank AG.

   Cash flow. Max Re receives cash from premiums, deposits, underwriting management fees, investment income and proceeds from redemptions, sales and maturities of portfolio investments. The cash is utilized to pay losses and benefits, pay experience refunds, purchase retrocessional protection, satisfy operating and capital expenditures and purchase investments. Cash provided from operating activities was $76.3 million and $330.5 million for the six months ended June 30, 2001 and the year ended December 31, 2000, respectively, compared to $70.2 million and $1.2 million for the six months ended June 30, 2000 and the period ended December 31, 1999, respectively. Cash flows from operating activities increased substantially due to collection of premium as our business volume has grown. Since inception through June 30, 2001, we have generated cash from premiums and fees of $458.9 million. These proceeds, as well as $489.9 million of net proceeds from the private placement of our common shares during 1999 and 2000 and $14.7 million of net proceeds from the purchase of our common shares by Bayerische Hypo- und Vereinsbank in 2001, were principally used to purchase alternative investments of $434.4 million and fixed income securities of $468.6 million, pay life and annuity benefits and property and casualty claims of $32.4 million and to meet general and administrative expenses.


   Capital resources. Our capital structure currently consists entirely of equity. In December 1999, we raised gross proceeds of $331 million from a private placement of our common shares and Max Re non-voting common shares, and we raised an additional $180 million in a subsequent private placement of our common shares in March 2000. At December 31, 2000, total capitalization after deducting loans to management and including minority interests, retained earnings and accumulated other comprehensive income amounted to $514.6 million as compared with $296.6 million at December 31, 1999. Shareholders' equity increased from $186.8 million at December 31, 1999 to $400.4 million at December 31, 2000. The significant components of the changes in shareholders' equity included $189.6 million net proceeds from the issuance of additional common shares during 2000, $12.1 million proceeds from the repayment of notes and loans for purchase of common shares, $8.7 million net income from operations, $6.8 million in unrealized gains from fixed maturities, offset by $3.0 million of notes issued in connection with the purchase of common shares and $0.6 million of unearned stock grant compensation provided to certain employees during 2000.


   We must have sufficient assets available for use as collateral to support borrowings, letters of credit and reinsurance trusts. When we enter into a reinsurance contract with a U.S. client, we must either allow the client to withhold the premium amount, known as funds withheld reinsurance, deposit assets into a reinsurance trust for the client 's benefit or obtain a letter of credit to allow the ceding client to obtain statutory credit for the reinsurance transaction. U.S. statutory regulations do not allow our alternative investment portfolio to be utilized as collateral for reinsurance trusts. Our letter of credit facility with Bank of America, N.A., Citibank, N.A., and Fleet National Bank permits us to use as collateral shares of Max Re Diversified, Ltd., which holds our alternative investment portfolio, but requires that the market value of the Max Re Diversified shares be 200% of the outstanding letter of credit. In addition, U.S. statutory regulations and our letter of credit facility with Bank of America, N.A., Citibank, N.A., and Fleet National Bank require collateralization of 102% to 114.8% for regulatory trusts and letters of credit collateralized by our fixed income portfolio. Because of these over-collateralization requirements, we may in the future have to shift our invested asset allocation towards our fixed income portfolio from our alternative investment portfolio, obtain unsecured letters of credit, obtain additional debt or equity capital, retrocede premium or curtail our reinsurance volume.

   We had no material commitments for capital expenditures as of June 30, 2001. At December 31, 2000, we had an unfunded alternative investment capital commitment of $20 million to a fund that focused on distressed loan investment opportunities in Japan. Since December 31, 2001 we have increased our commitments to this fund. Our unfunded commitment was $32.7 million as of June 30, 2001. This commitment will be funded from Max Re Diversified's assets or additional investments by us into Max Re Diversified.


   For the year-ended December 31, 2000 and the six months ended June 30, 2001, Max Re generated cash flow from operating activities of $330.5 million and $76.3 million, respectively. We expect to continue to generate positive cash flow from operating activities. Should we not be able to generate cash flow from operations, we would meet cash flow needs from our cash position and from our fixed maturities portfolio. In the event that our cash flow needs cannot be satisfied by these sources, we may have to redeem a portion of our investments held in our alternative investment portfolio. Funds in our alternative investment portfolio have restrictions on redemptions. We have adopted a policy that at least 85% of the alternative investment portfolio must have quarterly or shorter redemption periods. We expect that our cash and investments, together with cash generated from this offering and our business, will provide sufficient sources of liquidity to meet our expected cash requirements for the foreseeable future.


Quantitative and Qualitative Disclosure About Market Risk

   We seek to earn a superior risk-adjusted total return on our assets by engaging in an investment strategy that combines a fixed income portfolio and an alternative investment portfolio that employ strategies to manage investment risk. We believe that our diversified portfolio allows us to achieve higher and more balanced rates of return than investment strategies that we believe are pursued by many other insurance and reinsurance companies, while limiting volatility and downside risk. We attempt to maintain adequate liquidity in our fixed income portfolio to fund operations and protect against unexpected events, and we have diversified our portfolio to limit volatility. We seek to manage our credit risk through industry and issuer diversification, and interest rate risk by monitoring the duration and structure of our investment portfolio relative to the duration and structure of our liability portfolio. We are exposed to potential loss from various market risks, primarily changes in interest rates and equity prices. Accordingly, earnings would be affected by these changes. We manage our market risk based on Board-approved investment policies. With respect to our fixed income portfolio, our risk management strategy and investment policy is to invest in debt instruments of high credit quality issuers and to limit the amount of credit exposure with respect to particular ratings categories and any one issuer. We select investments with characteristics such as duration, yield, currency and liquidity tailored to the cash outflow characteristics of our life and annuity and property and casualty liabilities.


   As of June 30, 2001, we held no high-yield investments in our fixed income portfolio. Currently, our policy does not permit the purchase of high-yield investments in our fixed income portfolio. In addition, we were not holding any derivative positions. Pursuant to our policy, derivative positions are allowed only for the purpose of risk management and security replication. As a result, we believe that our exposure to credit risk and losses due to leverage is not material. At June 30, 2001, the impact on the fixed income portfolio from an immediate 100 basis point increase in market interest rates would have resulted in an estimated decrease in market value of 3.75% or approximately $18.3 million and the impact on the fixed income portfolio from an immediate 100 basis point decrease in market interest rates would have resulted in an estimated increase in market value of 3.79% or approximately $18.5 million.


   With respect to our alternative investment portfolio, we do not directly control the allocation of our assets to strategies or underlying funds, nor do we control the manner in which they are invested by our underlying fund managers. However, we consistently and systematically monitor the strategies and funds in which we are invested, and we believe our overall risk is limited as a result of our selected strategies' low volatility and low correlation to the bond market, the stock market and each other. At June 30, 2001, the impact on the alternative investment portfolio from an immediate 100 basis point increase in market interest rates would have resulted in an estimated decrease in market value of .62%, or $2.9 million, and the impact on the alternative investment portfolio from an immediate 100 basis point decrease in market interest rates would have resulted in an estimated increase in market value of .62%, or $2.9 million.


Currency

   At June 30, 2001, we had written all of our reinsurance business in U.S. dollars. When we write business in currencies other than the U.S. dollar, we intend to invest a portion of the premiums collected on the reinsurance contract in securities denominated in the same foreign currency as the premium received. We also intend to consider and evaluate our foreign currency exchange risk and hedge our exposure.


Inflation

   The effects of inflation would not have a material impact on our operations or the conduct of our business. Inflationary trends are typically countered by a tightening monetary policy by the U.S. Federal Reserve, resulting in increases in interest rates. Rapid and severe interest rate increases could have a significant and negative impact on the value of our fixed income portfolio.


New Accounting Pronouncements

   SFAS No.133, "Accounting for Derivative Instruments and Hedging Activities," which became effective January 1, 2001, establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in contracts as well as used for hedging activities. SFAS No.133 requires that all derivatives be measured at fair value and be recognized as either assets or liabilities in the balance sheet. Because we already measure our investments in derivatives using fair value principles and do not currently have derivatives embedded in our reinsurance contracts, the adoption of this standard had no impact on our consolidated financial statements.

                              INDUSTRY BACKGROUND

The Traditional Insurance and Reinsurance Markets

   Insurance. The market for insurance can be divided into two principal markets: the life and annuity market, which includes disability products, and the property and casualty market. Each of these markets is served by a number of direct insurers, including stock, mutual and captive insurance companies, that write insurance policies directly for the public and for other corporations or businesses. Captive insurance companies are insurance companies that are owned by another company or group of companies and primarily insure the risks of that parent company or group.

   There are two principal forms of life insurance available in the life and annuity market: term life insurance and whole life insurance. Term life insurance is generally renewable on a yearly basis and pays a sum of money upon the death of the insured. Whole life insurance is permanent and includes an investment component in addition to the payment of a benefit upon the death of the insured. Life insurance may be purchased either by individuals or through group policies. In addition, an employer can establish a corporate-owned life insurance policy for the benefit of its employees. There are a number of variations on the traditional life policy, some of which provide benefits to policyholders while they are still living or allow policyholders to participate in the investment returns on their premiums, or both. This category of insurance products includes fixed and variable annuities. Disability, critical illness, long-term care, specified diseases and personal accident policies may pay periodic payments or a lump sum upon injury or the diagnosis of a specified life threatening disease.

   The property and casualty insurance market covers a wide range of insurance classes, including: homeowners, automobile, property, fire, catastrophe, accident, liability, workers' compensation, professional/medical malpractice, bankers, fidelity, marine, cargo, aviation, automobile and credit/financial loss. Each of these insurance classes seeks to indemnify the insured against its own losses or its liability to a third party for loss or damage.

   Reinsurance and Retrocession. Direct insurers spread the risks they assume by purchasing insurance, known as reinsurance, from other insurers, known as reinsurers. A reinsurer agrees to indemnify another insurance company, commonly referred to as the ceding company, for all or a portion of the insurance risks underwritten by the ceding company under one or more of its own insurance policies. Reinsurance benefits a ceding company in a number of ways, including:

  . reducing net liability on individual risks;

  . providing catastrophe protection from large or multiple losses;

  . stabilizing results; and

  . assisting in maintaining acceptable operating and leverage ratios.

Reinsurance also provides a ceding insurer with additional underwriting capacity by permitting it to assume larger risks and underwrite a greater number of policies without being required to increase its capital and surplus.

   Traditional reinsurance principally consists of treaty reinsurance and facultative reinsurance. Under treaty reinsurance, the reinsurer is obliged to reinsure a range of risks or policies, as defined in a standing arrangement, referred to as a treaty, which is usually valid for a period of one year. Under facultative reinsurance, a separate reinsurance contract is negotiated in respect of each original insurance policy to be reinsured. Facultative reinsurance is normally purchased to cover unique or large individual risks or for amounts in excess of limits on risks already reinsured elsewhere.

   Both treaty and facultative reinsurance can be written on either a proportional, also known as a quota share or pro rata, basis or a non-proportional, referred to as excess of loss, basis. Under quota share reinsurance, the reinsurer indemnifies the insurer against a predetermined percentage or share of the losses and loss adjustment expenses incurred by the insurer under policies it has issued. In reinsurance written on an excess of loss basis, the reinsurer indemnifies the insurer against that portion of losses and loss adjustment expenses incurred on the original policy in excess of a specified dollar or percentage loss ratio amount.

   Reinsurers may also purchase reinsurance to cover their own assumed risk. This is known as retrocessional reinsurance. Reinsurance companies enter into retrocessional agreements for reasons similar to those for which insurers purchase reinsurance, such as to spread risk and increase capacity. As with reinsurance, retrocessions can be written on a treaty or facultative basis, and on a quota share or excess of loss basis.

The Alternative Risk Transfer Market

   Alternative risk transfer products cover a variety of customized insurance products developed to meet customer specific needs. Alternative risk transfer represents a broader approach to risk than that exhibited by traditional insurance. It incorporates and combines an array of structuring techniques drawn from both the traditional insurance and reinsurance industry and the capital markets.



   These features require the client to share in its own loss results and include:


  . Premium refunds if losses incurred by the reinsurer are more favorable than those projected at the time of execution of the reinsurance contract;


  . Loss sharing contract provisions that may require a ceding client to share in a portion of the losses resulting from ceded risks;


  . Additional premium amounts if the reinsurer incurs losses that are less favorable than those projected at the time of execution of the reinsurance contract; and


  . Underwriting terms that limit the reinsurer's exposure to high volatility in underwriting results.


   Typically, alternative risk transfer products create more predictable cash payments over many years and, accordingly, provide the reinsurer with more flexibility in making investment decisions than a traditional reinsurer.


The Bermuda Insurance Industry

   The offshore insurance industry in Bermuda has existed for over 50 years, and experienced rapid expansion in the 1970s with the development of captive insurance companies. Bermuda is now the world's leading captive insurance company center as well as a leading center for insurance and reinsurance companies. There are a number of factors that make Bermuda an attractive location from which to carry on insurance and reinsurance business, including:

  . an established history as a highly reputable offshore business center;

  . excellent professional and other business services;

  . a well-developed captive insurance industry with the attendant insurance underwriting and managerial expertise;

  . a regulatory system with minimum government involvement for those companies that meet certain solvency and liquidity requirements;

  . political and economic stability; and

  . ease of access to global insurance markets.

   Bermuda has also established itself as a leading international center for alternative risk transfer products and is at the forefront of the global trend towards the convergence of insurance and capital markets.

                                   BUSINESS

Overview and Business Plan


   We are a Bermuda-based provider of reinsurance for both the life and annuity, including disability, and property and casualty insurance markets. We differentiate ourselves by offering structured reinsurance products in both markets and by targeting superior risk-adjusted returns from our diversified investment portfolio. To better manage our reinsurance liability exposure, allocate our investments and assess our overall risk, we model our underwriting and investments on an integrated basis. We believe that this strategy will allow us to generate a superior return on equity compared to others in our industry.


   We offer customized, alternative risk transfer reinsurance products designed to produce large premiums payable upon execution of our reinsurance contracts, generate more predictable cash payments to our clients over many years and limit our underwriting risk through the terms of our reinsurance contracts. We believe that these product features provide us with greater flexibility in making decisions regarding the allocation of our investments because they permit us to undertake investment strategies that have greater liquidity constraints than publicly traded stocks and bonds. This flexibility in turn allows us to invest our assets in an aggregate portfolio comprised of both a high grade, fixed income portfolio and an alternative investment portfolio that is currently invested in over 40 underlying funds. These alternative investment funds follow diversified investment strategies, such as long/short equities, convertible arbitrage, global macro, merger arbitrage, multi-strategy arbitrage and opportunistic investing. These strategies were selected because they have historically performed consistently, displayed low volatility with respect to downside risk and achieved attractive rates of return and because they complement our current liability risk profile.


   We operate with a small, highly qualified staff of experienced reinsurance professionals, actuaries and certified public accountants. Our professionals design solutions to the risk management needs of our reinsurance clients and, in connection with that process, tailor our asset portfolio to the estimated timing and magnitude of our cash payments to our clients. By integrating and managing the design of the reinsurance coverage and resulting cash payments and assets that support these payments, we believe that we are able to allocate a significant portion of our investment portfolio to our alternative investment portfolio that in turn permits us to maximize the difference between our net premiums written and our investment return and cash payments payable under our reinsurance contracts.


   We are committed to continuing to build a business that we believe will enable us to become the leading provider of alternative risk transfer reinsurance products. We believe that our business is and will continue to be distinguished in the marketplace by virtue of the following key features:


  . Our ability to offer customized structured reinsurance products in both the life and annuity and the property and casualty markets;


  . Our flexibility in allocating investments to a diversified asset portfolio comprised of both fixed income securities and alternative investments;


  .Our ability to successfully integrate our reinsurance and investment activities;


  . Our lower operating costs, which we believe provide us with a significant competitive advantage in pricing our reinsurance products; and


  .Our experienced management team that we believe would be difficult to duplicate.


Industry Opportunities

   We believe that we are well positioned to capitalize on the following market trends:

 Growing Demand for Reinsurance Products

  . Demutualization and continuing consolidation in the insurance industry has increased the demand for reinsurance as insurers seek to restructure, focus on core business lines and achieve higher returns on equity. Since 1998, eight U.S. and Canadian life insurance companies, with over $420 billion in assets as of March 31, 2001, have demutualized through initial public offerings. Over 3,000 mergers and acquisitions in the insurance and reinsurance industry have occurred since 1995, with the total deal values exceeding $400 billion.

  . Increasing shareholder demands placed on public insurance companies have created a heightened focus on core businesses, profitability and capital management.

  . The convergence of insurance and capital markets has increased the demand for alternative risk transfer products as well as other customized and highly structured reinsurance and insurance products that combine underwriting, financial and investment expertise.

 Recent Improvements in Property and Casualty Reinsurance Rates

  . In the property and casualty reinsurance market, premium rates began to show pricing improvement in the second half of 2000 following several years of soft market conditions characterized by growing competition, excess capacity and increasing underwriting losses.

  . In the January 2001 renewal season, U.S. property reinsurance rates increased 15-20% on average, while some rates for European products increased 100% or more. Casualty reinsurance rates, whose improvement generally lags property rates, increased by 5-10% on average.

  . As traditional reinsurance pricing increases, we expect the alternative risk transfer market to become more attractive to primary insurers because of the ability to customize products to meet specific needs with attractive pricing components.

 Conditions Favoring New Specialty Reinsurance Market Entrants

  . Due to the competitive nature of the reinsurance market, purchasers of reinsurance are price-sensitive. We believe reinsurers that incur low operating costs and maximize investment returns will be best able to provide attractive pricing to clients and grow their client base.

  . The difficult reinsurance market conditions over the past several years have caused existing reinsurers to raise loss expectations for prior accident years and increase pricing for new policies. We believe that new entrants, unencumbered with portfolios containing such unprofitable reserves, have a competitive advantage.

 Increasing Size and Sophistication of the Bermuda Reinsurance Market

  . Bermuda has become a large and accepted center for reinsurance. The flexible regulatory environment and sophisticated infrastructure developed in Bermuda has created a marketplace characterized by sophisticated insurance and reinsurance products. We believe this growing market provides significant opportunities for reinsurance products customized to meet clients' specific needs.

  . The Bermuda insurance market is currently the third largest market behind only the U.S. and London with nearly 1,600 insurance companies, including approximately 1,200 captive insurance companies, accounting for over $30 billion in gross premiums written annually.

  . Bermuda companies currently account for approximately 10% of global reinsurance premiums written, compared with approximately 1% in 1990. Bermuda insurers and reinsurers have total assets of over $132 billion and over $55 billion in committed capital and surplus.


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

Our Competitive Strengths

   We believe that the following competitive strengths will allow us to capitalize on favorable reinsurance and insurance industry opportunities:

 Competitive, Customized Alternative Risk Transfer Reinsurance Products

   We offer alternative risk transfer reinsurance products customized to meet each client's specific needs in both the life and annuity and property and casualty markets. Our clients range from small insurers to some of the largest life and annuity and property and casualty companies in the world. Our alternative risk transfer reinsurance products are tailored to reflect the specific needs of our clients and may include provisions allowing for the refund of some portion of the premium if losses incurred by us are more favorable than anticipated at the time the contract is entered into and for potential profit sharing from our alternative investment portfolio. As of June 30, 2001, three of our clients had products designed to allow them to participate in potential profits from our alternative investment portfolio. We believe that our ability to offer these products, together with our ability to offer a profit-sharing component in our pricing, is a significant competitive advantage.


 Entrepreneurial and Integrated Organizational Structure

   As of June 30, 2001, we had 23 employees organized in three levels of management: our president and chief executive officer, four executive vice presidents and 18 other professional and staff members. Eight of our employees are actuaries and six are certified public accountants. We believe that our small, streamlined organization permits us to assess our clients' risk transfer needs quickly. We believe that our entrepreneurial culture, our management's extensive industry experience and our focus on large, customized reinsurance products permit us to identify and exploit emerging opportunities quickly and effectively. We believe that our innovative business model, which closely integrates our reinsurance underwriting with our investment strategies, allows us to optimize the use of our capital by providing a dynamic measurement of risk and return to evaluate competing reinsurance and investment opportunities. We believe this integration provides us with an advantage in structuring the pricing and terms of our reinsurance products.

 Superior Investment Portfolio Performance

   We believe that our business model, which emphasizes reinsuring risks that are expected to pay out claims over many years, gives us the flexibility to allocate a significant portion of our investment portfolio to our alternative investment portfolio. Based on market values at June 30, 2001, approximately 52% of our investment portfolio was invested in fixed income securities and 48% was invested in alternative investments. We intend to allocate between 50% and 65% of our investment portfolio to fixed income securities and between 35% and 50% to alternative investments. We believe that our allocation of assets and the expertise of our investment portfolio managers will enable us to generate risk-adjusted returns that are superior to those of our competitors. We have engaged General Re NEAM to manage our fixed income portfolio, and engaged Moore Capital with respect to our alternative investment portfolio to recommend appropriate investment strategies, make allocation decisions and select alternative investment fund managers. We currently invest in over 40 underlying alternative investment funds, including three funds managed by Moore Capital, which represent six strategies. These strategies were selected because of their low correlation with the stock market, the bond market and each other. Our experience, together with our relationship with Moore Capital, enables us to target asset managers that we believe are most capable of capitalizing on attractive alternative investment opportunities targeted to a high risk-adjusted return. We believe that we are able to obtain investment capacity in these funds, which may be otherwise limited, as a result of the attractive, long-term nature of our alternative investment strategy.


 Lower Operating Costs


   We maintain an operating structure that incurs low operating expenses and, we believe, provides us with a significant advantage over most of our competitors in pricing transactions. We believe that the large size of our products enables us to operate with a relatively small infrastructure, control our overhead costs and underwrite our business with relatively low transaction costs. In addition, we benefit from the absence of a corporate level income tax in Bermuda on our revenue and earnings, which assists us in keeping our costs down and enhances our ability to achieve attractive returns for our shareholders.Our general and administrative expense ratio was 4.1% in the year ended December 31, 2000 compared to the average general and administrative expense ratio of 14.2% for the same period for the four largest, based on a market capitalization, publicly traded Bermuda reinsurers that offer insurance coverage across several lines of business.


 Experienced and Incentivized Senior Management

   We use our management's substantial industry experience, contacts and knowledge to identify and opportunistically capitalize on attractive reinsurance opportunities. Our senior executive officers have, on average, over 20 years of experience in the insurance and reinsurance industry, and the other members of our professional staff have, on average, over ten years of industry experience. Prior to joining Max Re, our senior executive officers were involved in the establishment and development of several Bermuda reinsurers, including Centre Re Limited, RenaissanceRe Holdings, Ltd., Scandinavian Reinsurance Company Limited and XL Capital Ltd., and other members of our management were senior executive officers at established worldwide insurers, including ING Reinsurance and General Reinsurance Company. We believe that there is a limited number of available, qualified executives with experience in providing customized reinsurance products in the alternative risk transfer market, and that it would be difficult to replicate our strong management team. The senior executive officers and professional staff have invested an aggregate of approximately $19.6 million in our common shares, $12.3 million of which was paid for from full-recourse loans made by Max Re Capital.


 Strong Strategic Investors

   We continue to benefit from our relationships with our strategic investors by utilizing their industry contacts and investment expertise. Several individuals associated with our strategic investors are members of our board of directors and its finance and investment committee, which oversees investment allocations and the selection of investment portfolio managers. Each non-management member of our finance and investment committee has over 15 years of investment management experience. Our strategic investors with relationships in the reinsurance and financial industries include:

   . Aon Corporation, through certain of its
     subsidiaries                                 .High Ridge Capital Partners II, L.P.
   . Banc of America Securities LLC               .Principals of and funds managed
   . Bayerische Hypo- und Vereinsbank AG          by Moore Capital Management, Inc.
   . Capital Z Investment Partners, L.P.          .Western General Insurance Ltd.
   . Citigroup Inc., through its wholly-owned
    subsidiaries

   We believe that the strong investment of these strategic investors, aggregating in excess of $318 million, and their valuable contacts in both the reinsurance and financial industries support our growth strategy.

Our Strategy

   Our goal is to become the leading provider of alternative risk transfer reinsurance products and to generate superior returns on equity. We intend to utilize our competitive strengths to achieve this goal by pursuing the following strategic objectives:

 Expand and Diversify Our Reinsurance Client Base

   We intend to expand and diversify our reinsurance client base in both the life and annuity and property and casualty markets. We believe that there is a substantial opportunity to expand our business because we have done business only with a small percentage of the potential reinsurance market. To achieve this goal, we will continue to use the existing relationships and experience of our senior management and certain strategic investors as well as independent professional brokers. In addition, we intend to expand our relationships with existing clients to service more of their risk transfer needs.

   We also intend to increase the amount of business we write by sourcing additional business throughout Europe, which represented approximately 17% of our gross premiums written from January 1, 2000, the date on which we commenced operations, through June 30, 2001. We established Max Re Europe in April 2000 to help us achieve this objective. Max Re Europe received permission in June 2001 to carry on the business of reinsurance from the Department of Enterprise, Trade and Employment of Ireland. Accordingly, we will be able to offer our products to all insurers in member countries of the European Union, which we believe will increase our ability to assume international risks and allow us to diversify our reinsurance portfolio.


 Provide Customized Reinsurance Products


   We intend to capitalize on our streamlined management structure and significant experience creating structured reinsurance products to anticipate and quickly respond to opportunities to provide alternative risk transfer reinsurance products that produce large premiums payable upon execution of our reinsurance contracts, generate more predictable cash payments to our clients over many years and limit our underwriting risk through contractual terms. We believe our entrepreneurial culture will allow us to develop alternative risk transfer reinsurance products that incorporate both insurance risk transfer and capital market concepts. We believe that we are one of a limited number of reinsurers capable of writing both life and annuity and property and casualty reinsurance within the same entity and that this capability will enable us to exploit emerging trends and attractive opportunities in either market at any given time. Our ability to compare opportunities across the life and annuity and property and casualty sectors using one modeling, underwriting and risk management system, and one underwriting decision making process, compared to many traditional reinsurers who have different subsidiaries, divisions, managements and systems underwriting life and annuity and property and casualty business separately, allows us to opportunistically select business in the sector providing us the greatest expected profit.


 Offer Innovative Product Features with Economic Incentives

   We offer alternative risk transfer products incorporating features that we believe are economically attractive to our clients, including refunding some portion of the premium if losses incurred by us are more favorable than anticipated at the time the contract is executed and potential profit sharing from our alternative investment portfolio. We believe that our ability to offer these innovative features allows us to price our reinsurance products competitively.


 Target Reinsurance Opportunities Complementary to Our Investment Strategy

   We intend to target reinsurance opportunities that we believe are more likely to produce more predictable cash payments to our clients over many years. For example, we will aggressively continue to seek opportunities to reinsure blocks of life insurance that have been on a client's books for many years and property and casualty insurance that insures losses that take time to become known and may be separated from the circumstances that caused them by many years. We believe that reinsuring these types of risks provides us with greater flexibility in making decisions regarding the allocation of our investments because they permit us to undertake investment strategies that have greater liquidity constraints than publicly traded stocks and bonds. This flexibility allows us to allocate a significant portion of our investments to our alternative investment portfolio, which we believe, together with our high grade, fixed income portfolio, will enable us to achieve a superior risk-adjusted rate of return.

 Maintain and Manage Our Diversified Asset Portfolio

   We and our advisors will continue to systematically monitor the risks, returns and correlation between our fixed income portfolio and each fund in our alternative investment portfolio in an effort to ensure that our aggregate portfolio earns risk-adjusted returns superior to those of our competitors. Our finance and investment committee continuously reviews and monitors our alternative investment strategies in an effort to determine which strategies are appropriate for our balance sheet in terms of consistency of performance, low downside volatility and attractive absolute rates of return. We have engaged Moore Capital to identify managers that are most capable of capitalizing on investment opportunities targeted to a high risk-adjusted rates of return and to obtain investment capacity for us with these managers. Although Moore Capital controls the allocation of our alternative investments, we meet regularly with its representatives to discuss the investment results and investment strategy variances of each alternative fund to ensure that we retain the targeted diversification of our alternative investment portfolio. Based on these discussions, Moore Capital adds and removes fund managers to account for changes in style or strategy, to improve returns or to reduce the correlation among our investment strategies and funds.


 Apply Our Integrated Risk Management Process

   We intend to carefully select and price the risks we reinsure and systematically monitor the loss development of these risks and the returns on our investments. Through our continuous, disciplined monitoring procedures, we seek to ensure that we maximize the return, and minimize the risk, of our investment portfolio in conjunction with the liabilities we assume under our reinsurance contracts.

Our Products

 Reinsurance Products

   The alternative risk transfer reinsurance products we offer have several features that differ from traditional reinsurance products. These features require the client to share in its own loss results. Features we include in our alternative risk transfer reinsurance products include:


  . Premium refunds if the losses we incur under the reinsurance contracts are more favorable than those projected at the time of execution of the reinsurance contract;


  . Loss sharing contract provisions in our reinsurance contracts that may require a client to share in a portion of its losses resulting from ceded risks;


  . Additional premium amounts if we incur losses under the reinsurance contracts that are less favorable than those projected at the time of execution of the reinsurance contract; and


  . Underwriting terms that limit our exposure to high volatility in underwriting results.


   If our loss experience with respect to a client's ceded risk is favorable, we may return a portion of our client's premium. Premium refunds included in our reinsurance products are typically structured with an investment return component based on the interest rate on U.S. treasury securities. However, we also offer our clients the ability to participate in a profit sharing component based on returns on our alternative investment portfolio. We believe that this potential return of premium causes our clients to become more willing to pay us large premiums at the time of the execution of the reinsurance contract because of their ability to receive a return of their premium if results are favorable, unlike traditional reinsurance products.


   Loss sharing components generally are included in our reinsurance products. For example, we might pay the first $50 million of loss from a specific product line, such as workers' compensation, sold by our client, then pay $25 million of loss for the next $50 million of loss, $10 million of loss for the $50 million of loss above the $100 million of loss, and no losses above $150 million. Our total possible losses for this structure would be $85 million and would be more predictable and limited than traditional reinsurance coverage. We believe that these losses would be more predictable and limited because of our declining participation in losses as losses increase and our cap on the maximum contractual payout, which is a feature in every contract that we write.


   Additional premium payments may also be included in our reinsurance products. For example, a reinsurance contract may provide for an additional premium payment of 20% of losses after we incur $50 million of loss. If our client reports $70 million of loss to us, the client would owe us an additional 20% of $20 million, or $4 million, of premium. These additional premium features result in our alternative risk transfer reinsurance products having more predictable cash payments to our clients than traditional products.


   As part of our underwriting practices, we limit our exposure to avoid high volatility. In our property and casualty reinsurance contracts, we avoid property and catastrophe coverages, which have unpredictable cash payments resulting from, for example, fires, earthquakes and hurricanes. In our life and annuity, including disability, contracts, we focus on reinsuring portfolios of business that have been on a client's books for many years with small face values of insurance covering large numbers of insureds, and avoid blocks of business recently written or blocks of business comprised of high face values of insurance. We believe that this underwriting approach allows us to obtain business with more predictable cash payments than that of a traditional reinsurer.




   We believe that the features of our alternative risk transfer reinsurance products create more predictable cash payments to our clients, which in turn provides us with more investment flexibility than a traditional reinsurer and allows us to allocate a significant portion of our invested assets to our alternative investment portfolio.


   We seek to write our reinsurance products in the form of treaty reinsurance contracts, which are contractual arrangements that provide for automatic reinsuring of a type or category of risk underwritten by our clients. When we write treaty reinsurance contracts, we do not evaluate separately each of the individual risks assumed under the contracts and are largely dependent on the individual underwriting decisions made by the ceding client. Accordingly, we carefully review and analyze the ceding client's risk management and underwriting practices in deciding whether to provide treaty reinsurance and in appropriately pricing the treaty. We have not written and currently do not expect to write facultative reinsurance contracts.


   Our contracts can be written on either a quota share, also known as proportional or pro rata, basis or on an excess of loss basis. With respect to quota share reinsurance, we share the premiums as well as the losses and expenses in an agreed proportion with the ceding client. In the case of reinsurance written on an excess of loss basis, we generally receive the premium for the risk assumed and indemnify the ceding client against all or a specified portion of losses and expenses in excess of a specified dollar or percentage amount. In both types of contracts, we may provide a ceding commission to the client. From January 1, 2000, the date we commenced business, through June 30, 2001, $474.0 million of our gross premiums written were written on a quota share basis and $364.4 million were written on an excess of loss basis.


   We often write excess of loss reinsurance in layers. We seek to accept the risk just above the ceding client's retention up to a specified amount. Liability above that specified amount is either ceded to another reinsurer in one or more layers or is retained by the ceding client. A loss that reaches just beyond the ceding client's retention will create a loss for us, but not for other reinsurers on higher layers. We seek to write the first layer of excess of loss as we believe that loss activity in lower layer reinsurance tends to be more predictable than in higher layers.

   We customize our reinsurance products in an effort to satisfy the specific risk transfer requirements of both our life and annuity and property and casualty clients.

   The table below sets forth our gross premiums written by type of risk written from commencement of our operations through June 30, 2001:



                                                                 Percentage of
                                                                     Total
                                                  Gross Premiums Gross Premiums
                                                     Written        Written
                                                  -------------- --------------
                                                  (in thousands)
Life and annuity:
  Disability (1).................................    $331,172         39.5%
  Life...........................................      52,778          6.3
  Waiver of Premium..............................      13,120          1.5
                                                     --------        -----
    Aggregate Life and Annuity...................     397,070         47.3
                                                     --------        -----
Property and casualty:
  Workers' Compensation (1)......................     265,515         31.7
  Automobile.....................................      63,292          7.5
  Liability......................................      21,503          2.6
  Property.......................................      19,446          2.3
  Errors and Omissions...........................       5,839          0.7
  Directors and Officers.........................       3,075          0.4
  Medical Malpractice............................       2,219          0.3
  Accident and Health............................         725          0.1
  Other..........................................      59,696          7.1
                                                     --------        -----
    Aggregate Property and Casualty..............     441,310         52.7
                                                     --------        -----
    Aggregate Life and Annuity and Property and
     Casualty....................................    $838,380        100.0%
                                                     ========        =====

--------

(1) As of June 30, 2001, by gross premiums written, the two largest underlying coverages we reinsure are disability and workers' compensation. Both of these product lines provide for cash payments over many years to injured individuals. We focus on writing contracts covering large numbers of insureds. We believe this results in us making more predictable cash payments over longer periods of time than a traditional reinsurer.


   For additional information on the geographic segments of our business, see note 14 to our audited financial statements.

   For the period January 1, 2000, the date we commenced operations, through June 30, 2001, we derived approximately 47% of our gross premiums written from life and annuity products and 53% from property and casualty products. However, due to continual changes in industry cycles, we anticipate that the percentages of premiums written will fluctuate regularly. We believe that being able to opportunistically shift between life and annuity and property and casualty markets on a transaction by transaction basis provides us with a significant competitive advantage.


   Our ceding clients derive several benefits from our reinsurance products, including assistance in releasing under-performing capital and maintaining acceptable financial ratios. We also offer reinsurance products designed to provide our clients with the ability to monitor, control and limit their future liabilities to improve their return on capital. Our products also provide our clients with additional underwriting capacity by permitting them to accept larger risks and write more business without requiring a concurrent increase in capital and surplus.

   We offer our reinsurance products directly to clients, as well as through reinsurance intermediaries and brokers.

 Our Life and Annuity, including Disability, Products


   Our life and annuity, including disability, products focus on existing blocks of business. They typically take the form of co-insurance structures, where generally the risk is reinsured on the same basis as that of the original policy. In a co-insurance transaction, we receive the gross premium charged to the policyholder by our client less an expense allowance that we grant to our client, as the primary insurer. We believe that, by transferring liabilities and the related assets to Max Re in these co-insurance transactions, our life and annuity clients are able to achieve significant capital relief and improved returns on equity.

   The life and annuity risks we seek to underwrite include mortality and investment risks and, to a lesser extent, early surrender and lapse risks. The disability products we seek to underwrite include morbidity risk and, to a lesser extent, early surrender and lapse risks. Mortality risk measures the sensitivity of the insurance company's liability to higher mortality rates than were assumed in setting the premium. Morbidity risk measures the sensitivity of the insurance company's liability for higher illness, sickness and diseases rates than were assumed in setting the premium. Early surrender and lapse risks measure the sensitivity of the insurance company's liability to early or changing policy surrender distributions. Generally, most life reinsurance is written on a yearly renewable term basis, where the predominant risk is the mortality of the insured. However, other types of life and fixed annuity reinsurance, such as reinsurance of whole life policies or structured settlements, typically involve a certain level of investment risk, with the reinsurer often reinsuring a percentage of the ceding clients' investment risk.


   We seek to write reinsurance agreements with respect to individual and group life insurance products, including disability, whole life, universal life, variable life, corporate owned life, fixed annuities, variable annuities and structured settlements.

 Our Property and Casualty Products

   We typically structure our property and casualty reinsurance products as alternative risk transfer reinsurance contracts. Under an alternative risk transfer contract, a portion of the expected losses are ultimately borne by our client and are funded through the payment of premium and the income which we earn on the premium. If the loss experience with respect to the risks assumed by us is as expected or better than expected, our clients will share in the profitability of the underlying business through a premium adjustment. If the loss experience is worse than expected, our clients participate in this negative outcome. In addition, we offer structures where investment returns on our aggregate portfolio over a period of years affect the profitability of the contract and magnitude of the adjustment. Accordingly, we believe our alternative risk transfer products are attractive to ceding clients due to the composition, management and superior risk-adjusted returns on our investment portfolio.

   We seek to enhance our clients' ability to manage their balance sheets in order to allow them to improve their regulatory capital positions and increase shareholder value. By assuming both underwriting and investment risk on our property and casualty clients' behalf, we seek to allow them to manage volatility in their earnings and cash flows and to deploy their capital optimally.

   Our primary focus is on the casualty classes, such as workers' compensation, casualty, product liability, professional/medical malpractice and structured settlements, with a lesser focus on automobile, property, fire, catastrophe, accident, homeowners, bankers, fidelity, marine, cargo, aviation and credit/financial loss.

 Other


   We intend to offer enterprise risk financing directly to corporations and captive insurance companies of large global corporations, which we believe will generate opportunities in the corporate sector. Enterprise risk financing products are alternative risk transfer property and casualty and life and annuity products that are offered to corporations or their captive insurers rather than non-captive insurers. They enable corporations to eliminate existing liabilities from their balance sheets in order to improve ratings or in preparation for mergers, acquisitions or recapitalizations.

Underwriting and Risk Management

   We intend to become the leader in structuring alternative risk transfer reinsurance products, utilizing a combination of technical underwriting expertise and asset allocation modeling to yield superior underwriting and investment returns, which we believe will enable us to price premiums for our clients competitively. We use a series of proprietary and non-proprietary actuarial and financial models in an effort to analyze the underlying risk characteristics of our liabilities and our assets.

   Our underwriting is designed to generate more predictable cash payments to our clients over many years. We achieve this by the standard insurance technique of diversifying across many underlying insureds with small policy limits per insured. In the life reinsurance area, we focus on reinsuring blocks of business that have small policy limits spread across a large population and avoid high policy limit exposures. Our largest underlying exposure in the property and casualty business is workers' compensation, which has attractive features of payments over many years and low statutorily defined cash payout amounts.


   As a reinsurer, we do not evaluate separately each of the individual risks assumed under the policies we reinsure, and we are largely dependent on the individual underwriting decisions made by the ceding client. Accordingly, we carefully review and analyze the ceding client's risk management and underwriting practices in deciding whether to provide reinsurance and in appropriately pricing the treaty. We seek to reduce the volatility transmitted from underlying risks assumed through our written business by setting and maintaining:

  . overall aggregate limits on our liabilities;

  . sub-limits and other trigger points on our liabilities;

  . attachment points for our liabilities; and

  . contract terms providing for additional premium where losses are worse than expected.

   In addition, we manage our overall risk by attempting to:

  . manage the volatility of our asset mix, in the context of our liabilities;

  . construct portfolios of underwriting risks that benefit from diversification and complement our investment strategy;

  . use the retrocession and capital markets when competitive advantages permit them to assume a risk for a lower price; and

  . manage the amount of leverage that we employ on the liability side of our business, based upon the risk and opportunity that we see in the capital and underwriting markets.

   We conduct both transaction by transaction modeling as well as portfolio aggregation modeling. We then analyze these modeling efforts on an integrated basis in an effort to determine the correlation between the investment risks and the underwriting risks and what the ultimate impact adverse events might have on our surplus.

   Transaction by Transaction Modeling. We use our proprietary risk analysis and pricing model to facilitate pricing of the risks we assume on a transaction by transaction basis. We measure risk methodically and allocate capital accordingly to each underwriting transaction and develop what we believe to be an appropriate investment strategy for invested assets based on our assessment of the associated risks and returns. We focus primarily on underwriting risks that generate more predictable cash payments to our clients over many years by considering many factors, including:


  . type of risks to be covered;

  . actuarial evaluations;

  . historical performance data for the ceding client and the industry as a whole;

  . the ceding client's retention;

  . the exposure to be reinsured;

  . pricing practices of the ceding client;

  . underwriting standards of the ceding client;

  . reputation and financial strength of the ceding client;

  . the likelihood of establishing a long-term relationship with the cedent;
    and

  . the market share of the cedent.

   We believe that the model is adaptable to different types of underwriting risks to be assumed and attempt to factor the results of our modeling of the client's exposure into the contract issued. The model predicts a range of outcomes for each contract over thousands of simulated outcomes. We use the distribution of these outcomes to allocate capital to support the expected loss patterns and associated loss reserving of the transaction. This distribution allows us to determine the expected return on that capital, to evaluate the risk of loss deterioration and to calculate time value discounts applicable to the loss reserves and their allocated capital. As a result, the model assists us in assessing the premium to be paid by our client and the attractiveness of the transaction overall to us.

   We assess potential transactions based on the economic value they are estimated to add to our overall performance. This may result in the consummation of transactions that produce neutral or adverse results on a short-term, generally accepted accounting principles accounting basis, but which result in a gain over time.

   For each transaction completed, the pricing model is retained and converted into an initial claims reserving model. The initial claims model is then used to update the reserves required for each contract as new information is received. This updating allows management to track, on a transaction by transaction basis, the quality of our underwriting decisions. These reserving models also provide input to the portfolio aggregation model, which is used to estimate the total exposure to our total capital at any given time.

   Portfolio Aggregation Modeling. We closely track correlation, aggregation and interaction of all new risks assumed with risks already within our portfolio. We use a portfolio aggregation model, which combines the range of outcomes of each contract we write using statistical simulation techniques. This model generates an expected profile of our overall reinsurance liabilities, together with estimates of the range of variation from the expected profile. As the number of our contracts written and outstanding increases, we believe the results of the aggregation model should become increasingly accurate in predicting our liability profile. We use this model for a number of purposes, including to:

  . monitor the overall exposure of our capital at risk;

  . estimate the risk-adjusted capital requirements that will be assessed by independent rating agencies for the purpose of assigning and maintaining our financial ratings;

  . assess the attractiveness of potential transactions by running them against our overall portfolio to determine the net economic benefit compared to the projected change in overall capital at risk; and

  . project our liquidity and investment return needs over time and to use this information in determining the optimum capital and asset allocation among the various investment strategies available to us.

   Pricing of our reinsurance products is based on our actuarial models which incorporate a number of factors, including assumptions for mortality, morbidity, expenses, demographics, persistency for our life and health products, investment returns, certain macroeconomic factors, such as inflation, and certain regulatory factors, such as taxation and minimum surplus requirements for all of our products.

   We utilize dynamic financial analysis to examine the possible effects of future variables, such as claims costs, using multiple scenarios to predict the range of the outcomes and prices of our products. In addition, we attempt to manage our capital adequacy by incorporating value at risk and risk based capital analyses into our modeling. Through the use of value at risk analysis, we seek to adequately measure the financial risk inherent in each transaction and the portfolio overall, and the potential for adverse scenarios producing projected losses and potential negative cash flow. Additionally, by employing a risk based capital analysis, rather than using premium income as a measure of risk, we are able to obtain an estimate of the amount of capital to be allocated to a particular transaction or portfolio of liabilities. We believe that our analysis of loss payment patterns enables us to generate meaningful projections of the total and interim cash flows of our insurance portfolio. We then use the projections to determine the profile of liquidity and investment returns required of our investment portfolio. We believe that this integrated approach allows us to optimize the use of our capital by providing a dynamic measurement of risk and return to evaluate competing reinsurance and investment opportunities.

Due Diligence

   We perform a significant amount of due diligence on every transaction that we consider underwriting, and often continue to perform diligence on an on-going basis in connection with each transaction that we underwrite. We believe that our diligence efforts provide significant value to our clients, and enable us to more precisely determine the risks involved than would be possible by relying solely on the risk assessments performed by our clients. Generally, we complement our internal skills with reputable third party resources, including Milliman & Robertson, Inc. and Tillinghast-Towers Perrin, insurance actuarial and consulting firms. The third party actuaries perform on-site client due diligence on our behalf and assist us in modeling each transaction. We believe that the level of the due diligence we perform greatly assists us in identifying and pricing opportunities that arise.

Retrocessional and Balance Sheet Protections

   As part of our underwriting process, we reinsure, or retrocede, portions of certain risks for which we have accepted liability. In these transactions, we cede to another reinsurer, called the retrocessionaire, all or part of the reinsurance that we have assumed. However, these arrangements do not legally discharge us from our liability with respect to the obligations we have reinsured. Like other reinsurance companies, we cede risks to retrocessionaires for reasons similar to those that cause primary insurers to purchase reinsurance:

  . to reduce net liability on individual risks;

  . to protect against catastrophic losses;

  . to stabilize financial ratios;

  . to obtain additional underwriting capacity; and

  . to arbitrage the underwriting pricing margins.

In addition, we may cede risk to a retrocessionaire on a funds withheld basis. Retroceding risk on this basis allows us to cede risk while maintaining control of the assets. We may offer a retrocessionaire the ability to receive an adjustment of the premium if the losses incurred by us on the underlying reinsurance contract are more favorable than those projected at the time the contract is executed and realize potential profit sharing from our investment portfolio.


   We intend to utilize retrocessional arrangements, such as quota share reinsurance, excess of loss reinsurance and stop-loss contracts, that are available to us in the retrocessional market when we structure our clients' contracts. In quota share reinsurance arrangements, the retrocessionaire shares a proportional part of our premiums and losses associated with the risks being reinsured, while in excess of loss reinsurance and stop loss contracts, the retrocessionaire agrees to cover all losses in excess of the amount of risk we have retained, subject in some cases to negotiated limits. Our strategy includes purchasing reinsurance to limit our losses on a single risk or transaction, or on a whole portfolio basis, as the need arises. We have entered into a quota share retrocession arrangement with Grand Central Re that requires us to retrocede to it up to 15% of our gross premiums written depending upon whether Grand Central Re participates with us as a co-insurer. For more information on our relationship with Grand Central Re, please refer to "--Grand Central Re" discussed below.

   The amount of risk we retain differs in each transaction we underwrite. We may retain higher amounts of net risk on transactions where we are confident in our ability to monitor outcomes with a high degree of accuracy or where larger blocks of business offer us the possibility of higher returns without retaining excessive risk. Our underwriting policy is to retain a maximum net exposure of not more than 5% of our surplus for any individual contract we write.

   Since we are contingently liable with respect to the reinsurance that we have ceded in the event that a retrocessionaire is unable to meet it obligations assumed under a retrocession agreement, the financial strength of each retrocessionaire is evaluated. We closely monitor the credit quality of our retrocessionaires. We have maximum counterparty exposures determined by the rating of our retrocessionaire. Our policy is to have no exposure to unrated counterparties or counterparties that have not obtained a claims paying rating of at least an "A-" from one of the four major rating agencies. We will do business with retrocessionaires rated below "A-" only on a funds withheld basis or if our counterparty provides a letter of credit for the amount of its liability to us.

Reserves

   Significant periods of time may elapse between the occurrence of an insured loss, the reporting of the loss by the insured to the ceding client, the reporting of the loss by the ceding client to us, the ceding client's payment of that loss and subsequent payments to the ceding client by us. Consequently, to recognize liabilities for unpaid losses and loss adjustment expenses, we establish reserves, which are balance sheet liabilities representing estimates of future amounts needed to pay losses and related expenses with respect to insured events which have occurred on or before the balance sheet date, including events which have occurred but have not been reported to the ceding client.

   In accordance with Bermuda insurance regulations, we establish and carry as liabilities actuarially determined reserves calculated to meet our estimated future obligations. Our reserves are reviewed annually by outside actuaries who issue a report on the adequacy of our reserves. We maintain our reserves on both a Bermuda regulatory and U.S. generally accepted accounting principles basis. Future policy benefits and policy claims constitute the majority of our financial obligations. Future policy benefits and loss reserves are based upon:

  . our good faith estimates of mortality, morbidity and other factors for our life and annuity business;

  . the expected frequency and severity of claims for our property and casualty business;

  . the timing of claims payments, with appropriate provision for adverse deviation and other factors; and

  . investment income.

   Establishment of Reserves. We establish our life and annuity reserves on a discounted basis. We establish reserves at a level that, together with additions from future premiums to be received and with interest on the reserves compounded annually at certain assumed rates, we believe to be sufficient to meet our estimated policy obligations when those obligations become payable. Our property and casualty reserves are compiled on a transaction by transaction basis and are computed on an undiscounted basis. Our reserves include amounts for claims reported but not yet paid, known as case reserves, claims incurred but not reported, sometimes called IBNR, as well as amounts for unearned premiums and premium deposits.

   Upon receipt of a notice of claim from a ceding client, we establish our own case reserve for the estimated amount of the ultimate settlement, if any. Case reserves usually are based upon the amount of reserves recommended by the ceding client and may be supplemented by additional amounts as deemed necessary by our staff. In certain instances, we establish case reserves even when the ceding client does not report any liability to us.

   We and our clients also establish reserves to provide for incurred but unreported claims and the estimated expenses of adjusting and settling claims, including legal and other fees, known as loss adjustment expenses. We calculate incurred but not reported and loss adjustment expense reserves by using generally accepted actuarial reserving techniques to project the ultimate liability for losses and loss adjustment expenses. We periodically revise these reserves to adjust for changes in the expected loss development pattern over time. Although we have an in-house actuarial staff that periodically reviews our loss reserves, we retain independent actuaries to review the adequacy of our loss reserves.

   In evaluating our loss exposure, we review loss reports that we receive from our clients to confirm that submitted claims are covered under the contract terms, establish reserves on an individual client basis and monitor the adequacy of our reserves. When setting our reserves, we also take into account industry loss activity, as well as other industry trends, to facilitate our evaluation of our overall reserve profile.

   Losses and loss adjustment expenses, net of related reinsurance recoverable, are charged to income as incurred. Unpaid losses and loss adjustment expenses represent the accumulation of case reserves and reserves for incurred but not reported losses.

   Review and Revision of Reserves. While the reserving process is difficult and subjective for the ceding clients, the inherent uncertainties of estimating reserves are even greater for us as a reinsurer, due primarily to the longer time lag before receiving loss information, the diversity of development patterns among different types of reinsurance contracts, the necessary reliance on the ceding clients for information regarding reported claims and differing reserving practices among ceding clients. As a result, actual losses and loss adjustment expenses may deviate, perhaps substantially, from estimates of reserves reflected in our consolidated financial statements.

   We continually review and update our methods of determining estimates for reported and unreported losses and establishing resulting reserves and related reinsurance recoverable, and adjustments resulting from this review are reflected in income currently. In connection with the process, we rely upon the basic assumption that past experience, adjusted for the effect of current developments and likely trends, is an appropriate basis for predicting future events. However, estimation of loss reserves is a difficult process, especially in view of changes in the legal environment which affect the development of loss reserves. Therefore, quantitative techniques frequently have to be supplemented by subjective considerations and managerial judgment. For example, we consider the potential effects of inflation and "social inflation" (e.g., awards by judges and juries which progressively increase in size at a rate exceeding that of general inflation) in the overall reserve setting process as an element of the numerous judgments which we make as to expected trends in average claim severity. Legislative changes may also affect our liabilities, and the reserve setting process includes evaluation of the impact of these changes. In addition, trends that have affected development of liabilities in the past may not necessarily occur or affect liability development to the same degree in the future.

   During the loss settlement period, which can be many years in duration, additional facts regarding individual claims and trends usually become known. As these become apparent, it usually becomes necessary to refine and adjust the reserves upward or downward. Even then, the ultimate net liability may be less than or greater than our revised estimates.

   Maintenance of Reserves. Currently, we do not maintain financial reserves in excess of the reasonable needs of our insurance business. If, because of a change in our business plan or for any other reason, we maintain excess financial reserves, we may be characterized as a passive foreign investment company, which would have significant and negative tax consequences for our investors who are U.S. persons. See "Risk Factors--Risks Related to Taxation" beginning on page 14.

Marketing

   We take an opportunistic approach to writing alternative risk transfer products in the life and annuity and property and casualty markets. We use the existing relationships and experience of our senior management team with insurance and reinsurance companies, large global corporations and financial intermediaries to develop and underwrite business. We believe that diversity in our client sources of business reduces the potential adverse effect arising from the termination of any one of our business relationships.


   Our marketing plan calls for the development of relationships with potential clients that we believe have a perceived need for reinsurance, based on regulatory filings, industry knowledge and market trends. Given the nature of our business, we target a limited number of potential clients through our existing relationships, broker markets and non-traditional marketing channels. We believe that these potential clients focus principally on price and, to a lesser extent, service when making a decision between two or more reinsurance companies offering similar products.

   In addition to capitalizing on our management's relationships in the insurance and reinsurance industries, we use independent professional brokers to market and obtain a majority of our property and casualty business. From commencement of our operations through June 30, 2001, intermediaries and brokerage firms accounted for 56.9% of our gross premiums written. Because of the nature of our business, a portion of brokerage commissions may be paid by our clients. We also use financial consultants such as accountants and actuaries as sources of business. From commencement of our operations through June 30, 2001, our top three producing intermediaries and brokerage firms accounted for 19%, 10% and 8% of our gross premiums written.


   Additionally, we are developing distribution sources outside of the traditional direct and broker markets. We believe that significant business can be obtained through relationships with banks, commercial investment houses, securities brokers and professional services firms. Our representatives periodically attend conferences held in and outside the United States, and provide exhibits, attend receptions and engage in other informational activities at these events to share and discuss recent trends and advances in the reinsurance and risk management industry. Representatives are not permitted to discuss specific client products while in the United States or other jurisdictions where we do not have the required licenses to conduct business. We have developed operating guidelines designed to facilitate our compliance with these restrictions as and when our operations involve any of these places.

   We seek to compete on the basis of service by evaluating each customer's specific reinsurance needs and tailoring its reinsurance programs to meet those needs, and by being responsive in processing claims. Insurers and reinsurers located in North America comprise the majority of our customers currently. However, through Max Re Europe, which obtained approval from the Department of Enterprise, Trade and Employment of Ireland in June 2001 to write reinsurance, we will look to source and obtain business throughout the European Union.

Grand Central Re

   In November 2000 we executed a term sheet providing for, and in May 2001 we entered into, agreements with Bayerische Hypo- und Vereinsbank AG, a German bank, and some of it affiliates, relating to the formation and capitalization of Grand Central Re. Under the terms of the these agreements:

  . we made an equity investment of $15 million for 7.5% of the ordinary shares of Grand Central Re;

  . Bayerische Hypo- und Vereinsbank made an equity investment of $185 million for 92.5% of the ordinary shares of Grand Central Re;

  . Bayerische Hypo- und Vereinsbank acquired 833,333 of our common shares for $15 million, or $18.00 per common share;

  . a representative of Bayerische Hypo- und Vereinsbank became a member of our board of directors;

  . our subsidiary, Max Re Managers, entered into an insurance management contract with Grand Central Re to manage its reinsurance operations;

  . we agreed to second three of our employees to Grand Central Re and to provide Grand Central Re with office space and access to and use of our administrative systems;

  . we entered into a variable quota share retrocession arrangement with Grand Central Re;

  . we agreed to use our best efforts to generate insurance and reinsurance business for Grand Central Re that reflects the percentage and type of insurance and reinsurance contained in Grand Central Re's annual business plan, which plan is subject to the unanimous consent of Grand Central Re's board of directors, on which we have the right to nominate one out of five members; and

  . Bayerische Hypo- und Vereinsbank's New York branch provided us with a commitment for a $100 million letter of credit facility.

   For our services under the insurance management contract, we will receive a per annum fee equal to a minimum of $1 million and a maximum of $10 million, which consists of fixed and variable components. The quota share reinsurance contract with Grand Central Re requires us to retrocede up to 15% of our gross premiums written, depending on whether Grand Central Re participates with us on a coinsurance basis. Our obligation to retrocede gross premiums written is negotiated on an annual basis and may be equal to or less than 15% in any given year. The insurance management contract and the quota share retrocession agreement are each effective as of January 1, 2001.

   We believe that our investment in Grand Central Re and our relationship with Bayerische Hypo- und Vereinsbank will enable us to:

  . underwrite larger transactions as a result of our retrocession agreement with Grand Central Re and because we will introduce Grand Central Re to our clients, where we deem appropriate, to underwrite large transactions on a co-insurance basis;

  . expand our market presence in Europe as a result of our affiliation with Bayerische Hypo- und Vereinsbank;

  . increase earnings per share and return on equity as a result of our fee income and earnings from ownership in Grand Central Re; and

  . obtain increased financial capacity through the issuance of a letter of credit facility with Bayerische Hypo- und Vereinsbank's New York branch.

Investments

 Overview

   We seek to earn a superior risk-adjusted total return on our assets by engaging in an investment strategy that combines fixed income securities and an alternative investment portfolio that employs strategies to manage investment risk. We believe that our diversified portfolio allows us to achieve higher and more balanced rates of return than investment strategies that we believe are pursued by many other insurance and reinsurance companies, while limiting volatility and downside risk. We attempt to maintain adequate liquidity in our fixed income portfolio to fund operations and protect against unexpected events, and we have diversified our portfolio to limit volatility. We seek to manage our credit risk through industry and issuer diversification, and interest rate risk by monitoring the duration and structure of our investment portfolio relative to the duration and structure of our liability portfolio.

   The managers of our fixed income and alternative investment portfolios are selected by our board of directors, through its finance and investment committee. Our board of directors periodically reviews our investment guidelines in light of prevailing market conditions and amends them from time to time as it deems appropriate. Based on market values at June 30, 2001, approximately 52% of our investment portfolio was invested in fixed income securities and approximately 48% was invested in alternative investments. We intend to allocate between 50% and 65% of our investment portfolio in fixed income securities and between 35% and 50% in alternative investments. However, this allocation will vary from the targeted amounts because of cash flow and market value variations at specific points in time.


 Aggregate Portfolio Results

   The following table shows the performance for the six- and 12-month periods ended June 30, 2001 and 12 months ended December 31, 2000 of:


  . our fixed income portfolio;

  . our alternative investment portfolio; and

  . our aggregate investment portfolio.

It also includes, for comparative purposes, performance information for the bond and stock markets represented by The Lehman Brothers Aggregate Index(R) and the S&P 500(R), respectively.



                                 Rate of        Annual Rate of      Annual Rate of
                                Return (1)        Return (2)            Return
                             Six months ended Twelve months ended Twelve months ended
                              June 30, 2001      June 30, 2001     December 31, 2000
                             ---------------- ------------------- -------------------
   Fixed Income Portfolio..        3.55%              9.51%               9.61%
   Alternative Investment
    Portfolio (3)..........        4.85              11.57 (4)            4.22
   Aggregate Portfolio
    (5)....................        4.17              10.47                7.81
   Lehman Brothers
    Aggregate Index(R).....        3.40              11.23               11.63
   S&P 500(R) (with
    dividends reinvested)..       (6.69)            (14.82)              (9.10)

--------

(1) Rate of return means the six month rate of return calculated by compounding the six consecutive monthly rates of return that are calculated by dividing net performance by the beginning net asset value of that month. One is then subtracted from the product and the result is multiplied by one hundred (100).


(2) Annual rate of return means the annual (or year-to-date) rate of return calculated by compounding the 12 consecutive monthly rates of return that are calculated by dividing monthly net performance by the beginning net asset value of that month. One is then subtracted from the product and the result is multiplied by one hundred (100).

(3) Our alternative investment portfolio is invested through Max Re
    Diversified.


(4) For each of the 12 months in the 12 month period ended June 30, 2001, the monthly return was positive. Monthly rates of returns are calculated by dividing monthly net performance by the beginning net asset value of that month.


(5) Our aggregate portfolio consists of both our fixed income portfolio and our alternative investment portfolio.


   This performance information should not be relied upon as a representation of future results. Future results may vary and these variations may be significant.

 Fixed Income Portfolio

   The table below sets forth our fixed income portfolio performance record on a monthly basis from January 2000 to June 2001:


     2000                                             Monthly Rate of Return (1)
     ----                                             --------------------------
     January.........................................            0.51%
     February........................................            0.45
     March...........................................            0.51
     April...........................................            0.47
     May.............................................            0.67
     June............................................            1.08
     July............................................            0.73
     August..........................................            0.89
     September.......................................            0.88
     October.........................................            0.47
     November........................................            1.18
     December........................................            1.52
     2001
     ----
     January.........................................            1.51%
     February........................................            0.81
     March...........................................            0.49
     April...........................................           (0.28)
     May.............................................            0.49
     June............................................            0.48

--------
(1) Monthly rate of return means the one month rate of return calculated by dividing monthly net performance by the beginning net asset value of that month.

   This performance information should not be relied upon as a representation of future results. Future results may vary and these variations may be significant.

   Overview. Based on market values at June 30, 2001, approximately 52% of our total investment portfolio was invested in fixed income securities and managed by General Re NEAM, which, in accordance with our fixed income investment guidelines, invested these assets in:


  . publicly traded U.S. Treasury and U.S. agency securities;

  . corporate debt securities with a minimum rating of BAA3/BBB- or its equivalent;

  . mortgage-backed securities, collateralized mortgage obligations and asset-backed securities;

  . securities issued by G10 governments;

  . cash and cash equivalent instruments (including repurchase agreements);
    and

  . mutual funds that meet our investment criteria.

   Investment Guidelines. Under our current fixed income investment guidelines, we may not purchase a security for our portfolio unless it has a minimum rating of BAA3/BBB- or its equivalent from at least one nationally recognized statistical rating organization. In addition, a minimum weighted average credit quality rating of AA2/Aa or its equivalent must be maintained for our fixed income portfolio as a whole. Our fixed income investment guidelines provide that the fixed income investment portfolio may not be leveraged.

   Our fixed income portfolio is exposed to investment risk, including:

  . credit risk relating to the uncertainty associated with the continued ability of a given obligor to make timely payments of principal and interest;

  . interest rate risk relating to the market price and/or cash flow variability associated with changes in market interest rates; and

  . currency risk relating to losses to the extent our foreign currency exposure is not, or is not sufficiently, hedged.

   Fixed Income Investments. At June 30, 2001, the types of securities in our fixed income portfolio and their fair values and amortized costs were as follows:



                                      Amortized Unrealized Unrealized   Fair
                                        Cost       Gain       Loss     Value
                                      --------- ---------- ---------- --------
                                                   (in thousands)
   Type of Investment
   ------------------
   U.S. government and agencies...... $180,870   $ 2,732    $(3,107)  $180,495
   U.S. corporate securities.........  169,734     5,957        (15)   175,676
   Asset backed securities...........  111,458     3,980        --     115,438
   Agency backed collateralized
    mortgage obligations.............    9,872       114        --       9,986
                                      --------   -------    -------   --------
                                      $471,934   $12,783    $(3,122)  $481,595
                                      ========   =======    =======   ========


   The following table sets forth certain information regarding the investment ratings (provided by major rating agencies) of fixed income securities at June 30, 2001.



                                                       Amortized Cost Percentage
                                                       -------------- ----------
                                                       (in thousands)
   Ratings
   -------
   AAA/Aaa............................................    $311,172       65.9%
   AA/Aa..............................................      42,350        9.0
   A/A................................................     118,412       25.1
                                                          --------      -----
                                                          $471,934      100.0%
                                                          ========      =====


   At June 30, 2001, the maturity distribution for fixed income securities then held was as follows:



                                                             Amortized   Fair
                                                               Cost     Value
                                                             --------- --------
                                                               (in thousands)
   Maturity
   --------
   Within one year.......................................... $ 65,203  $ 66,442
   From one to five years...................................  225,976   233,300
   From five to ten years...................................   95,457    97,960
   After more than ten years................................   85,298    83,893
                                                             --------  --------
                                                             $471,934  $481,595
                                                             ========  ========


   At June 30, 2001, the fixed income portfolio had a dollar-weighted average rating of "AA+," an average duration of approximately 3.73 years and an average book yield to maturity of 6.79%.


   Our fixed income portfolio provides liquidity for our day-to-day operations. We believe that we are able to satisfy our foreseeable cash needs from our fixed income investments. Accordingly, we believe that we are able to reduce the likelihood of our having to liquidate any portion of our alternative investment portfolio to meet near term cash flow needs.

 Alternative Investment Portfolio

   The table below sets forth Max Re Diversified's performance record on a monthly basis from January 2000 through June 2001:


       2000                                           Monthly Rate of Return (1)
       ----                                           --------------------------
       January.......................................            0.66 %
       February......................................            3.13
       March.........................................           (1.64)
       April.........................................           (3.68)
       May (2).......................................           (1.44)
       June..........................................            1.04
       July..........................................            1.29
       August........................................            2.46
       September.....................................            0.13
       October (2)...................................            0.05
       November (2)..................................            0.03
       December......................................            2.33

       2001
       ----
       January.......................................            1.34 %
       February......................................            0.92
       March.........................................            1.30
       April.........................................            0.48
       May...........................................            0.55
       June..........................................            0.17

--------
(1) Monthly rate of return means the one month rate of return calculated by dividing monthly net performance by the beginning net asset value of that month.

(2) Following the completion of our second private placement offering in March 2000, we initiated an effort to diversify the alternative investment portfolio. In May 2000, relatively uncorrelated convertible arbitrage and merger arbitrage strategies were introduced to the portfolio. In October 2000, an opportunistic strategy was incorporated into the portfolio and in November 2000, a multi-strategy arbitrage portfolio was incorporated, bringing the total number of strategies to six.


 This performance information should not be relied upon as a representation of future results. Future results may vary and these variations may be significant.

   Overview. Based on market values at June 30, 2001, approximately 46% of our investment portfolio was invested in our alternative investment portfolio managed by Moore Capital. Under the terms of our customer agreement and trading authorization contract, Moore Capital may make discretionary determinations so long as those determinations comply with our alternative investment guidelines. Moore Capital currently does not receive fees as our alternative investment portfolio manager but we expect to negotiate a fee arrangement prior to the end of the second quarter of 2002. Additionally, Moore Capital performs accounting and related services for Max Re Diversified for which it will receive customary fees. In connection with our December 1999 private offering, Moore Holdings, LLC acquired common shares, Max Re non-voting common shares and warrants in consideration of a payment to us of $103 million, and other entities affiliated with Moore Capital acquired common shares for $25 million. Each of Mr. Louis M. Bacon and Mr. Zack H. Bacon III, principals of Moore Capital, serves on our board of directors.


   As the investment manager of Max Re Diversified, Moore Capital recommends appropriate investment strategies to be utilized and makes discretionary determinations relating to:

  . optimal asset allocation to investment strategies; and

  . alternative investment portfolio fund manager selection within each strategy.

   Alternative Investment Guidelines. Our alternative investment portfolio is invested in accordance with Max Re Diversified's investment guidelines, which may be amended from time to time by our board of directors. Max Re Diversified's portfolio guidelines currently mandate:

  . investment in a minimum of five distinct alternative investment strategies;

  . no one strategy may represent more than 40% of the book value of the alternative investment portfolio;

  . investments with less than quarterly liquidity may not exceed 15% of the portfolio;

  . no more than 10% of the book value of the alternative investment portfolio may be invested in a single fund, except that up to 20% may be invested in a fund managed by Moore Capital and there is no applicable limit to a fund of funds; and

  . prudent investment flexibility shall be maintained to be capable of responding in a constantly changing economic environment.

   Fund Strategies. Max Re Diversified currently invests in over 40 underlying alternative investment funds that currently represent six investment strategies. These strategies were selected because of their low correlation with the stock market, the bond market and each other.

   At June 30, 2001, the types of fund strategies in which Max Re Diversified had invested were:


     Long/Short Equities. This strategy typically employs a bottom-up analytical approach which involves fundamental research into various industry sectors, such as the financial sector, health care sector, telecommunications sector, etc. Within each industry sector, the emphasis is on discovery of fundamentals for companies within such industry and would include balance sheet and income statement analysis, an understanding of contractual obligations, growth potential, market penetration and judgments regarding the quality of each company's management team. Funds that pursue a long/short strategy typically purchase common stock (go long) of companies in a particular sector with perceived strong fundamentals and sell common stock (go short) of companies in the same sector who are perceived to have deteriorating fundamentals. Long/short managers typically have a long book, a cumulative set of long positions, and a short book, a cumulative set of short positions, that offset or hedge each other. The strategy attempts to create investment returns through superior stock selection based upon fundamental analysis rather than create returns based simply upon an upward price direction of the overall stock market. While this strategy can profit from either positive or negative price trends in the overall stock market, most managers generally have a net long position and returns tend to benefit from upwards movement in the stock market and be negatively affected by declines in the stock market. The securities purchased and sold in this strategy are generally common stocks of publicly traded companies.


     Convertible Arbitrage. Funds that pursue a convertible arbitrage strategy typically simultaneously make purchases of a convertible bond and a short sale of the underlying common stock, which results in an offsetting hedged position. As the price of a stock changes, adjustments in the hedge are made to lock-in profits. For instance, if the stock price increases, a fund would sell (or short) additional shares, gaining the proceeds of the short sale and the remaining hedged position. If the stock price decreases, a fund would buy shares and profit from the difference in the price shorted and the lower price at which the fund purchased and remained hedged. The strategy takes advantage of equity market volatility due to owning the embedded call option within the convertible bond. This strategy generates returns from equity market volatility in either up or down markets. Income is also earned from the coupon interest payment on the convertible bond and from the short sale rebate, which is effectively interest paid on balances generated from the short sale of the underlying common stock. The principal risk of the strategy is a decline in the price of the convertible bond due to interest rate movements or credit quality changes which are not offset by an increase in the value of the corresponding common stock short position.


     Global Macro. Funds that pursue a global macro strategy typically participate in directional trading of bonds, stocks and currencies in an attempt to take advantage of perceived changes in macroeconomic conditions.

Such conditions would typically include perceived changes in economic growth or contraction, perceived inflationary or deflationary trends and the potential for central bank tightening or easing. If such economic trends or conditions exist, they typically have a sustained impact on the direction of interest rates, the overall price direction of stock markets as well as the price direction of currencies in the foreign exchange markets. A macro fund will typically buy or sell securities such as Treasury bills and government notes and bonds, foreign currencies and common stocks of individual companies or futures contracts on stock indices such as the S&P 500. Macro funds typically purchase both securities, such as common stocks or government bonds, as well as derivatives of such securities. Such derivatives would include futures and forward contracts as well as options. For instance, if a macro manager's analysis forecasts a contracting economy with decreased levels of corporate earnings, the manager might purchase either government bonds or futures contracts on government bonds and go short on stock of companies perceived to be most negatively impacted by such a macroeconomic environment. Max Re Diversified presently uses two Moore Capital funds employing this strategy. The principal risk of this strategy is that funds pursuing the strategy may incorrectly predict macroeconomic trends.


     Merger Arbitrage. Funds that pursue a merger arbitrage strategy typically simultaneously make purchases of common stock of a company being acquired or merged and execute a short sale of the common stock of the acquiring company. The strategy attempts to exploit the price spread between the stocks of an acquirer and its target in an announced merger transaction. Typically the stock of the acquired company will trade at a discount to the transaction price because of the risks, including regulatory concerns, that the acquisition will not be consummated. The spread is eliminated once a deal closes. Risk of loss from this strategy comes from transactions not closing. An example of a merger arbitrage transaction is as follows. If Company "X" made an offer to purchase each share of Company "Y" for 2.3 shares of Company X, an investor would arbitrage the difference in the Company Y stock price and the offer price by buying one share of Company Y and selling 2.3 shares of Company X. If the merger closes at the announced price, an investor would receive an approximately 20% difference between the price of the Company Y shares acquired in the market and the Company X shares received in exchange for the purchased Company Y shares, which reflects a typical discount on a target company's share price. There are risks in merger arbitrage since there is uncertainty as to whether this merger will close based upon antitrust or other regulatory concerns relating to Company X acquiring Company Y.


     Multi-Strategy Arbitrage. Funds classified as multi-strategy simultaneously pursue a variety of market neutral strategies such as convertible arbitrage and merger arbitrage. By combining multiple skill sets within the same fund, these managers are able to allocate resources from one market neutral strategy to another in an effort to focus opportunistically on those strategies perceived to offer the greatest potential for returns in any given environment.


     Opportunistic Investing. Our principal opportunistic investment is in a fund that focuses on distressed loan investment opportunities in Japan. This fund will typically purchase bulk portfolios of non-performing loans from Japanese financial institutions such as commercial banks, finance companies and insurance companies. Such loans tend to be collateralized by real estate and are typically purchased for a small fraction of the original loan amount. This strategy involves analysis of the value of the real estate collateral underlying each loan. Bids for such loan portfolios are given to the selling institutions and such bids are at a discount to the perceived value of the real estate collateral attached to each loan. The fund then attempts to work out each of the individual loans for greater than its purchase price from the selling institution. The work out process may involve a sale of the loan to a third party, a discounted sale to the original borrower who has typically issued a personal guarantee for the loan or a foreclosure in order to gain title to the real estate collateral underlying such loan. The securities purchased in this strategy are normally private debt obligations for which there is no public market. We believe that this fund strategy offers significant opportunity for asset value appreciation since the currently depressed state of the Japanese economy is comparable to opportunities generated by investing in distressed U.S. loans during the period of the Resolution Trust Corporation in the U.S. in the early 1990's.


   From the period January 2000, when we commenced operations, through April 2000, our alternative investment portfolio consisted of only global macro and long/short equities strategies and had a rate of return for the four month period of negative 1.65%. Following the completion of our second private placement offering in

March 2000, however, we initiated an effort to diversify our alternative investment portfolio. In May 2000, relatively uncorrelated convertible arbitrage and merger arbitrage strategies were introduced into the portfolio. In October 2000, an opportunistic strategy was incorporated into the portfolio and in November 2000, our alternative investment portfolio invested in a multi-strategy arbitrage, bringing the total number of strategies to six.


   The underlying funds comprising our alternative investment portfolio may employ varying degrees of leverage in their investment activities. These funds may incur leverage from time to time without our knowledge or consent. Because we do not control the management or operations of our underlying funds, we cannot assure you as to what amount of leverage is utilized by these funds at any given time or whether the amount of leverage employed is reasonable under the circumstances. Interest costs resulting from any leverage are subtracted from a fund's return.


   Selection of Fund Managers. Our alternative investment guidelines mandate that the underlying funds and respective managers of our alternative investment portfolio funds have the following historical characteristics:

  . consistent rates of return;

  . low risk and volatility;

  . moderate drawdown profile;

  . returns with low correlation to the bond market;

  . returns with low correlation to the stock market; and

  . low to moderate correlation with other existing strategies.

Additionally, the benefit of adding new funds and managers to our existing alternative investment portfolio must be considered and analyzed.

   Prior to selecting a new manager, comprehensive due diligence procedures are conducted, including:

  . screening an initial candidate that meets risk and reward criteria;

  . personally meeting investment professionals to assess the strength of the organization and its infrastructure;

  . evaluating risk and accounting controls;

  . ascertaining exposure to markets, level of diversification, number and limit of positions, strategy, capacity and total assets under management;

  . verifying performance record; and

  . preparing performance comparisons.

   Once a fund manager has been selected for our alternative investment portfolio, the manager is monitored in an effort to identify whether the manager has strayed from its stated strategy, or undergone organizational changes or personnel problems that could negatively affect future performance. Further, an analysis is done to determine whether there are constraints on the manager's capacity due to asset growth, and whether the manager has increased the fund's risk, concentration or leverage or experienced weaker than normal returns.

   Alternative Investment Portfolio Composition. As of June 30, 2001, our alternative investment portfolio was allocated as follows:

                                                                    Percentage
                                                                      of Fair
                                                                     Value of
                                                                    Alternative
                                                    Book     Fair   Investment
                                                   Value    Value    Portfolio
                                                  -------- -------- -----------
                                                   (in thousands)
Long/short equity................................ $115,932 $118,441    25.5%
Convertible arbitrage............................   64,000   71,605    15.4
Global macro.....................................   68,356   71,049    15.3
Merger arbitrage.................................   55,000   61,976    13.4
Multi-strategy arbitrage.........................   77,500   86,724    18.7
Opportunistic....................................   52,250   54,288    11.7
                                                  -------- --------    ----
  Total.......................................... $433,038 $464,083     100%
                                                  ======== ========    ====


   As of June 30, 2001, our alternative investment portfolio was invested in over 40 underlying funds, no more than $45 million, or 9.7% of our total invested assets, was invested in any one underlying fund.


   Alternative Investment Portfolio Returns. For the period January 1, 2001 through June 30, 2001, the investment return from each of the six strategies was as follows:


      Long/short equity..................................................  1.32%
      Convertible arbitrage.............................................. 12.06
      Global macro.......................................................  2.37
      Merger arbitrage...................................................  6.21
      Multi-strategy arbitrage...........................................  7.08
      Opportunistic......................................................  6.16
      Return on overall alternative investment portfolio.................  4.85%


   Although no assurances can be given, we believe that the diversification of alternative investment portfolio, and our overall portfolio, will allow us to achieve superior risk-adjusted returns, even in difficult markets. We believe that our annual rate of return of 4.22% for the year ended December 31, 2000 on our alternative investment portfolio, as well as our annual rate of return of 11.57% for the 12 months ended June 30, 2001 reflect our emphasis on risk management.


   Alternative Investment Portfolio Liquidity. We are able to liquidate our alternative investment portfolio on the same terms that the underlying funds can be liquidated. In general, the funds in which our alternative investment portfolio is invested require 30 days' notice of liquidation, and may be liquidated on a monthly, quarterly or longer basis. In accordance with our alternative investment guidelines, a minimum of 85% of our alternative investment portfolio must be maintained in funds with monthly or quarterly liquidity. As of June 30, 2001, our alternative investment portfolio's liquidity profile was:



       . monthly     30%
       . quarterly   58%
       . other       12%


   Once a notice of withdrawal is given, we are subject to periods extending up to 60 days before our investment must be returned by a private investment fund. As a result of these delays, we may realize significant losses in our alternative investment portfolio if we are unable to withdraw our money during a period when our alternative investments are performing poorly. In addition, due to these liquidity constraints, our ability to access assets invested in private investment funds to satisfy the claims of our insureds and ceding clients on a timely basis may be impaired.

   Alternative Investment Portfolio Fees. The managers of our alternative investment portfolio are compensated by an administrative fee that is charged as a percentage of net asset value and by a performance fee that is charged as a percentage of gains in net asset value. A manager is required to make up prior unrecouped losses before earning performance fees. In addition, a few of our funds have minimum rates of return that must be achieved before the performance fee is assessed. In addition to the fees shown below, certain portions of the long/short portfolio are charged an additional 1% fund of funds management fee and 5% performance fee.


   The base administrative fees as a percentage of assets under management in effect as of June 30, 2001 are as follows:

                                                                      Percentage
                                                                      of Assets
                                                                        Under
                                                           Fair Value Management
                                                           ---------- ----------
                                                              (in
                                                           thousands)
   Less than 2%...........................................  $279,389     60.2%
   2%.....................................................   102,511     22.1
   Over 2%................................................    82,183     17.7
                                                            --------     ----
     Total................................................  $464,083      100%
                                                            ========     ====

   As of June 30, 2001, our alternative investment portfolio was invested in underlying funds that charged performance fees as a percentage of gains in net asset value as shown below:

                                                                      Percentage
                                                                      of Assets
                                                                        Under
                                                           Fair Value Management
                                                           ---------- ----------
                                                              (in
                                                           thousands)
   Less than 20%..........................................  $ 32,717      7.0%
   20%....................................................   267,788     57.8
   Over 20%...............................................   163,578     35.2
                                                            --------     ----
     Total................................................  $464,083      100%
                                                            ========     ====


Letter of Credit Facility

   Because Max Re is not licensed or admitted as an insurer in any jurisdiction other than Bermuda and because many jurisdictions do not permit insurance companies to take credit for reinsurance obtained from unlicensed or non-admitted insurers on their statutory financial statements unless appropriate security measures are in place, a majority of our reinsurance customers typically require us to obtain a letter of credit or provide other collateral through funds withheld or trust arrangements.

   We have a letter of credit facility from Bank of America, N.A., Citibank, N.A. and Fleet National Bank for $300 million and a letter of credit facility commitment from the New York branch of Bayerische Hypo- und Vereinsbank for $100 million, each of which we will seek to increase as necessary. At June 30, 2001, $199.3 million was outstanding under this facility and we had not finalized the terms of Bayerische Hypo- und Vereinsbank's commitment.


Competition

   The reinsurance industry is highly competitive. Reinsurance and insurance companies compete on the basis of many factors, including:

  . premium charges;

  . ability to structure innovative terms and conditions in product offerings;

  . the general reputation and perceived financial strength of the reinsurer or insurer;

  . relationships with reinsurance and insurance intermediaries;

  . ratings assigned by independent rating agencies;

  . speed of claims payment and administrative activities; and

  . experience in the particular risk to be underwritten.

   We compete directly with numerous independent reinsurance companies, captive insurance companies, subsidiaries or affiliates of established insurance companies, reinsurance departments of primary insurance companies and underwriting syndicates from countries throughout the world in our chosen product lines. Many of these competitors are well established, have significant operating histories and have developed longstanding customer relationships. Competitors that offer on a worldwide basis structured reinsurance and alternative risk transfer reinsurance products similar to products we offer include ACE Limited, American International Group, Inc., Berkshire Hathaway, Inc., Swiss Reinsurance Company, XL Capital Ltd. and Zurich Insurance Company, all of which are larger companies, have higher credit ratings and have greater credit capacity than us. We believe that our innovative products, our ability to respond quickly to client needs because of our entrepreneurial and integrated organizational structure and our low operating expenses allow us to compete effectively. However, because we have limited experience competing with such other companies, and we cannot assure you that we will be able to compete successfully.


Ratings

   Ratings are an important factor in establishing the competitive position of insurance and reinsurance companies and are important to our ability to market our products. Rating organizations continually review the financial positions of insurers and reinsurers, including us. A.M. Best maintains a letter scale rating system ranging from "A++ (superior)" to "F (in liquidation)." Fitch's insurer financial strength ratings range from "AAA (exceptionally strong)" to "D (distressed)." Max Re has been rated "A-(excellent)" by A.M. Best and "A (strong)" by Fitch. These ratings reflect each rating agency's opinion of Max Re's financial strength, operating performance and ability to meet obligations. They are not evaluations directed toward the protection of investors.

   "A- (excellent)" rated reinsurance or insurance companies are considered by A.M. Best to have a strong ability to meet their ongoing obligations to policyholders. "A- (excellent)" is the fourth highest designation of A.M. Best's 16 rating levels. An "A (strong)" rating is assigned by Fitch to companies that are viewed as possessing strong capacity to meet policyholder and contract obligations and for which risk factors are moderate, and the impact of any adverse business and economic factors is expected to be small. "A (strong)" is the third highest designation of Fitch's 12 rating levels.

Administration

   We provide most of our own management and administrative services, setting and administering our policy benefit and loss reserves. As a result of our marketing and underwriting strategies, which focus on large, customized transactions, the claims function is less labor-intensive compared to more traditional reinsurance companies. Consequently, our underwriters, chief risk officer and actuaries perform traditional claims tasks such as monitoring claims and reserving. We also engage third parties to administer claims on some of the business that we reinsure. In addition, we hire third party claims specialists from time to time to assist us in evaluating loss exposure and establishing reserving practices and other claims-paying procedures when we write business that is highly specialized.

   In approximately 35% of our reinsurance contracts representing $296.1 million in gross premiums written, we, together with our client, select an independent third party claims administrator to administer the benefit payments of the clients' primary insureds that are covered in the reinsurance transaction. We are responsible for the benefit payment expense charged by the third party administrators. We believe that the selected third party administrators will administer benefits more economically than the client's in-house staff would. As a result, we believe that we will realize a lower benefit expense. If the third party administrators do not more economically administer benefit payments, however, our net income will be adversely affected. We and our clients enter into contracts with long-term cancellation provisions with the third party administrators. If a third party administrator contract is terminated, we and our client would have to identify and contract with a substitute third party administrator. We cannot assure you that we will be able to engage a substitute third party administrator on terms as favorable to us as those agreed to by the predecessor administrator.

Legal Proceedings

   We are not currently involved in any litigation or arbitration. We anticipate that we will be subject to litigation and arbitration in the ordinary course of business.

Employees

   As of June 30, 2001, we had 23 employees. All of our employees, except for some members of our senior management, are employed by Max Re and Max Re Europe.


Property

   We lease office space in Hamilton, Bermuda and Dublin, Ireland, the locations in which we operate. Our lease in Bermuda expires on February 20, 2003 and our lease in Ireland expires on September 30, 2002. Although we believe that for the foreseeable future our office space is sufficient for us to conduct our operations, we are in negotiations to lease replacement space in a new building in Bermuda, the construction of which is not yet complete. The terms of the proposed lease have not been finalized.

                                  REGULATION

Bermuda

   The Insurance Act 1978 and Related Regulations of Bermuda. The Insurance Act, which regulates the insurance business of Max Re Capital and Max Re, provides that no person shall carry on any insurance business in or from within Bermuda unless registered as an insurer under the Insurance Act by the Bermuda Minister of Finance. In addition, the Insurance Act regulates the insurance management business of Max Re Managers. Under the Insurance Act, insurance business includes reinsurance business. The Minister, in deciding whether to grant registration, has broad discretion to act as the Minister thinks fit in the public's interest. The Minister is required by the Insurance Act to determine whether the applicant is a fit and proper body to be engaged in the insurance business and, in particular, whether it has, or has available to it, adequate knowledge and expertise. The registration of an applicant as an insurer is subject to its complying with the terms of its registration and such other conditions as the Minister may impose from time to time.

   An Insurance Advisory Committee, appointed by the Minister, advises the Minister on matters connected with the discharge of the Minister's functions and sub-committees thereof supervise and review the law and practice of insurance in Bermuda, including reviews of accounting and administrative procedures. The day-to-day supervision of insurers is the responsibility of the Bermuda Registrar of Companies.

   The Insurance Act imposes solvency and liquidity standards and auditing and reporting requirements and grants to the Minister powers to supervise, investigate and intervene in the affairs of Bermuda insurance companies. Significant aspects of the Bermuda insurance regulatory framework are set forth below.

   Classification of Insurers. The Insurance Act distinguishes between insurers carrying on long-term business and insurers carrying on general business. There are four classifications of insurers carrying on general business, with Class 4 insurers subject to the strictest regulation. As Max Re has been incorporated to carry on both long-term business and general business, it has been registered as both a long-term insurer and a Class 4 insurer in Bermuda, which we refer to in this prospectus as a composite insurer, and will be regulated as such under the Insurance Act.

   Cancellation of Insurer's Registration. An insurer's registration may be canceled by the Minister on certain grounds specified in the Insurance Act, including failure of the insurer to comply with its obligations under the Insurance Act or if, in the opinion of the Minister after consultation with the Insurance Advisory Committee, the insurer has not been carrying on business in accordance with sound insurance principles.

   Independent Approved Auditor. Every registered insurer must appoint an independent auditor who will annually audit and report on the statutory financial statements and the statutory financial return of the insurer, both of which, in the case of Max Re Capital and Max Re, are required to be filed annually with the Registrar of Companies. The independent auditor of the insurer must be approved by the Minister and may be the same person or firm which audits the insurer's financial statements and reports for presentation to its shareholders. Our independent auditor is KPMG.


   Approved Actuary. Max Re Capital and Max Re, as registered long-term insurers, are required to submit an annual actuary's certificate when filing their statutory financial returns. The actuary's certificate shall state whether or not, in the opinion of the insurer's approved actuary, the aggregate amount of the liabilities of the insurer in relation to its long-term business as at the end of the relevant year exceeded the aggregate amount of those liabilities as shown in the insurer's statutory balance sheet. The actuary, who will normally be a qualified life actuary, must be approved by the Minister. Our approved actuary for the year 2000 was Robert Holliday, FSA, MAAA, of KPMG and for the year 2001 is Steven B. Lash, FSA, MAAA of Ernst & Young.

   Loss Reserve Specialist. As a registered Class 4 insurer, Max Re is required to submit an opinion of its approved loss reserve specialist with its statutory financial return in respect of its loss and loss expense provisions. The loss reserve specialist, who will normally be a qualified casualty actuary, must be approved by the Minister. Max Re's approved loss reserve specialist for the year 2000 was Christopher Harris, FCAS, MAA, CPCU, of KPMG and for the year 2001 is Orin M. Linden, FCAS, MAAA, ARM, Ph.D., of Ernst & Young.


   Statutory Financial Statements. An insurer must prepare annual statutory financial statements. The Insurance Act prescribes rules for the preparation and content of such statutory financial statements, which include, in statutory form, a balance sheet, an income statement, a statement of capital and surplus and notes thereto. The insurer is required to give detailed information and analyses regarding premiums, claims, reinsurance and investments. The statutory financial statements are not prepared in accordance with U.S. generally accepted accounting principles and are distinct from the financial statements prepared for presentation to the insurer's shareholders under the Companies Act 1981 of Bermuda, which financial statements may be prepared in accordance with accounting principles generally accepted in the United States. Each of Max Re Capital, as a long-term insurer, and Max Re, as a composite long-term insurer and a Class 4 general business insurer, is required to submit the annual statutory financial statements as part of the annual statutory financial return. The statutory financial statements and the statutory financial return do not form part of the public records maintained by the Registrar.

   Annual Statutory Financial Return. Max Re Capital and Max Re are required to file with the Registrar in Bermuda a statutory financial return no later than four months after our financial year end (unless specifically extended). The statutory financial return for Max Re includes, among other matters:

  . a report of the approved independent auditor on the statutory financial statements;

  . solvency certificates;

  . the statutory financial statements themselves;

  . a certificate of the approved actuary;

  . the opinion of the loss reserve specialist; and

  . a schedule of reinsurance ceded.

   The solvency certificates must be signed by the principal representative and at least two directors of the insurer who are required to certify, among other matters, whether the minimum solvency margin has been met and whether the insurer complied with the conditions attached to its certificate of registration. The independent approved auditor is required to state whether in its opinion it was reasonable for the directors to so certify. Where an insurer's accounts have been audited for any purpose other than compliance with the Insurance Act, a statement to that effect must be filed with the statutory financial return.

   Minimum Solvency Margin and Restrictions on Dividends and
Distributions. Under the Insurance Act, Max Re Capital and Max Re must ensure that the value of their respective long-term business assets exceed the amount of their respective long-term business liabilities by at least $250,000. The Insurance Act also provides that the value of the general business assets of Max Re, as a Class 4 insurer, must exceed the amount of its general business liabilities by an amount greater than the prescribed minimum solvency margin. Max Re:

  . is required, with respect to its general business, to maintain a minimum solvency margin equal to the greatest of:

    . $100,000,000;

    . 50% of net premiums written (being gross premiums written less any premiums ceded by Max Re but Max Re may not deduct more than 25% of gross premiums when computing net premiums written); and

    . 15% of loss and other insurance reserves;

  . is prohibited from declaring or paying any dividends during any financial year if it is in breach of its minimum solvency margin or minimum liquidity ratio or if the declaration or payment of such dividends would cause it to fail to meet such margin or ratio (if it has failed to meet its minimum solvency margin or minimum liquidity ratio on the last day of any financial year, Max Re will be prohibited, without the approval of the Minister, from declaring or paying any dividends during the next financial year);

  . is prohibited from declaring or paying in any financial year dividends of more than 25% of its total statutory capital and surplus, as shown on its previous financial year's statutory balance sheet, unless it files, at least seven days before payment of such dividends, with the Registrar an affidavit stating that it will continue to meet the required margins;

  . is prohibited, without the approval of the Minister, from reducing by 15% or more its total statutory capital as set out in its previous year's financial statements;

  . is required, at any time it fails to meet its solvency margin, within 30 days (45 days where total statutory capital and surplus falls to $75 million or less) after becoming aware of that failure or having reason to believe that such failure has occurred, to file with the Minister a written report containing certain information;

  . is required to establish and maintain a long-term business fund; and

  . is required to obtain a certain certification from its approved actuary prior to declaring or paying any dividends and such certificate will not be given unless the value of its long-term business assets exceeds its long-term business liabilities, as certified by its approved actuary, by the amount of the dividend and at least $250,000. The amount of any such dividend shall not exceed the aggregate of the excess referenced in the preceding sentence and other funds properly available for the payment of dividends, being funds arising out of its business, other than its long-term business.

   Further, Max Re Capital:

  . is prohibited from declaring or paying any dividends during any financial year if it is in breach of its minimum solvency margin or if the declaration or payment of such dividends would cause it to fail to meet such margin (if it fails to meet its minimum solvency margin on the last day of any financial year, Max Re Capital will be prohibited, without the approval of the Minister, from declaring or paying any dividends during the next financial year);

  . is prohibited, without the approval of the Minister, from reducing by 15% or more its total statutory capital as set out in its previous year's financial statements;

  . is required, at any time it fails to meet its solvency margin, within 30 days after becoming aware of that failure or having reasons to believe that such a failure has occurred, to file with the Minister a written report containing certain information;

  . is required to establish and maintain a long-term business fund;

  . is required to obtain a certain certification from its approved actuary prior to declaring or paying any dividends and such certificate will not be given unless the value of its long-term business assets exceeds its long-term business liabilities, as certified by its approved actuary, by the amount of the dividend and at least $250,000. The amount of any such dividend shall not exceed the aggregate of the excess referenced in the preceding sentence and other funds properly available for the payment of dividends, being funds arising out of its business, other than its long-term business.

   Minimum Liquidity Ratio. The Insurance Act provides a minimum liquidity ratio for general business insurers. An insurer engaged in general business is required to maintain the value of its relevant assets of not less than 75% of the amount of its relevant liabilities. Relevant assets include:

  . cash and time deposits;

  . quoted investments;

  . unquoted bonds and debentures;

  . first liens on real estate;

  . investment income due and accrued;

  . account and premiums receivable; and

  . reinsurance balances receivable.

   There are certain categories of assets which, unless specifically permitted by the Minister, do not automatically qualify as relevant assets, such as:

  . unquoted equity securities;

  . investments in and advances to affiliates; and

  . real estate and collateral loans.

   The relevant liabilities are total general business insurance reserves and total other liabilities less deferred income tax and sundry liabilities (by interpretation, those not specifically defined).

   Long-term Business Fund. An insurer carrying on long-term business is required to keep its accounts in respect of its long-term business separate from any accounts kept in respect of any other business and all receipts of its long-term business form part of its long-term business fund. No payment may be made directly or indirectly from an insurer's long-term business fund for any purpose other than a purpose related to the insurer's long-term business, unless such payment can be made out of any surplus certified by the insurer's approved actuary to be available for distribution otherwise than to policyholders. Each of Max Re Capital and Max Re may not declare or pay a dividend to any person other than a policyholder unless the value of the assets in its long-term business fund, as certified by its approved actuary, exceeds the liabilities of the insurer's long-term business (as certified by the insurer's approved actuary) by the amount of the dividend and at least the $250,000 minimum solvency margin prescribed by the Insurance Act, and the amount of any such dividend may not exceed the aggregate of that excess (excluding the said $250,000) and any other funds properly available for payment of dividends, such as funds arising out of business of the insurer other than long-term business.

   Restrictions on Transfer of Business and Winding-Up. Max Re Capital and Max Re, as long-term insurers, are subject to the following provisions of the Insurance Act:

  . all or any part of the long-term business, other than long-term business that is reinsurance business, may be transferred only with and in accordance with the sanction of the applicable Bermuda court; and

  . an insurer or reinsurer carrying on long-term business may only be wound-up or liquidated by order of the applicable Bermuda court, and this may increase the length of time and costs incurred in the winding-up of either Max Re Capital or Max Re when compared with a voluntary winding-up or liquidation.

   Supervision, Investigation and Intervention. The Minister may appoint an inspector with extensive powers to investigate the affairs of an insurer if the Minister believes that an investigation is required in the interest of the insurer's policyholders or persons who may become policyholders. In order to verify or supplement information otherwise provided to the Minister, the Minister may direct an insurer to produce documents or information relating to matters connected with the insurer's business.

   If it appears to the Minister that there is a risk of the insurer becoming insolvent, or that it is in breach of the Insurance Act or any conditions imposed upon its registration, the Minister may, among other things, direct the insurer to:

  . not take on any new insurance business;

  . not vary any insurance contract if the effect would be to increase the insurer's liabilities;

  . not make certain investments;


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

  . realize certain investments;

  . maintain, or transfer to the custody of a specified bank, certain assets;

  . not declare or pay any dividends or other distributions or restrict the making of such payments; and/or

  . limit its premium income.

   Principal Representative. Each of Max Re Capital and Max Re is required to maintain a principal office in Bermuda and to appoint and maintain a principal representative in Bermuda. For the purpose of the Insurance Act, the principal office of each of Max Re Capital and Max Re is at the company's principal executive offices in Hamilton, Bermuda, and, Mr. Robert Cooney is the principal representative of each of Max Re Capital and Max Re. Without a reason acceptable to the Minister, neither Max Re Capital nor Max Re may terminate the appointment of its principal representative, and the principal representative may not cease to act as such, unless 30 days' notice in writing to the Minister is given of the intention to do so. It is the duty of Mr. Cooney, as our principal representative, within 30 days of reaching the view that there is a likelihood of Max Re Capital or Max Re becoming insolvent or that a reportable "event" has, to the principal representative's knowledge, occurred or is believed to have occurred, to make a report in writing to the Minister setting out all the particulars of the case that are available to the principal representative. Examples of such a reportable event include failure by the insurer to comply substantially with a condition imposed upon the insurer by the Minister relating to a solvency margin or a liquidity or other ratio.

   Certain Bermuda Law Considerations. Max Re Capital, Max Re, Max Re Managers and Max Re Diversified have been designated as non-resident for exchange control purposes by the Bermuda Monetary Authority and Max Re Capital, Max Re and Max Re Managers are required to obtain the permission of the Bermuda Monetary Authority for the issue and free transferability of all of their shares. The Bermuda Monetary Authority has given its consent for the following, subject to the condition that the common shares that are the subject of this offering shall be listed on the Nasdaq National Market System or any other appointed stock exchange:


  . The issue of all or any of Max Re Capital's common shares, up to the amount of its authorized capital from time to time, to persons non-resident of Bermuda for exchange control purposes and the subsequent free transferability of such common shares to and between persons non-resident of Bermuda for exchange control purposes without prior approval;


  . The issue or transfer of up to 20% of Max Re Capital's outstanding common shares from time to time to persons resident in Bermuda for exchange control purposes without prior approval; and


  . The issue of options, warrants, depository receipts, rights, loan notes and other securities of Max Re Capital and the subsequent free transferability of such securities without prior approval.


   The transfer of Max Re Capital's common shares between persons regarded as non-resident in Bermuda for exchange control purposes and the issue of Max Re Capital's common shares after the completion of the offering to these persons may be effected without specific consent under the Exchange Control Act 1972 subject to the condition that the common shares shall be listed on the Nasdaq National Market System or any other appointed stock exchange. Transfers and issues of Max Re Capital's common shares to any resident in Bermuda for exchange control purposes may require specific prior approval under the Exchange Control Act 1972. Max Re's and Max Re Manager's common shares and Max Re's non-voting common shares, including where the Max Re non-voting common shares are to be exchanged for common shares of Max Re Capital, cannot be issued or transferred without the consent of the Bermuda Monetary Authority. Because we are designated as non-resident for Bermuda exchange control purposes, we are allowed to engage in transactions, and to pay dividends to Bermuda non-residents who are the holders of our common shares, in currencies other than the Bermuda Dollar.


   In accordance with Bermuda law, share certificates are issued only in the names of corporations or individuals. In the case of an applicant acting in a special capacity (for example, as an executor or trustee),

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

certificates may, at the request of the applicant, record the capacity in which the applicant is acting. Notwithstanding the recording of any such special capacity, we are not bound to investigate or incur any responsibility in respect of the proper administration of any such estate or trust. We will take no notice of any trust applicable to any of our common shares whether or not we have notice of such trust.

   Max Re Diversified has obtained a permit from the Minister of Finance of Bermuda and the Bermuda Monetary Authority pursuant to Section 134 of the Companies Act 1981, enabling it to engage in or carry on the business of holding, managing and investing assets of Max Re Capital and its subsidiaries in Bermuda, by obtaining this permit, Max Re Diversified is subject to the conditions of the permit and to regulation under the Companies Act 1981 and the Investment Business Act 1998. The provisions of the Companies Act 1981 concerning prospectuses and public offers, the registration of charges and compulsory liquidation apply to Max Re Diversified.


   Max Re Capital, Max Re and Max Re Managers are exempt from Bermuda laws restricting the percentage of share capital that may be held by non-Bermudians, but as exempted companies, and with respect to Max Re Diversified as a permit company, we may not participate in certain business transactions, including:


  . acquiring or holding land in Bermuda, except as required for business purposes and held by way of lease or tenancy for terms of not more than 50 years, without the express authorization of the Bermuda legislature;

  . taking of mortgages on land in Bermuda to secure an amount in excess of $50,000 without the consent of the Minister;

  . acquiring any bonds or debentures secured by any land in Bermuda, other than certain types of Bermuda government securities; or

  . the carrying on of business of any kind in Bermuda, except in furtherance of business carried on outside Bermuda or under license granted by the Minister. While Max Re is permitted to reinsure risks undertaken by any company incorporated in Bermuda and permitted to engage in the insurance and reinsurance business, generally it is not permitted without a special license granted by the Minister to insure Bermuda domestic risks or risks of persons of, in or based in Bermuda.

   We, Max Re and Max Re Managers need to comply with the provisions of the Companies Act regulating the payment of dividends and making distributions from contributed surplus. Neither we, Max Re nor Max Re Managers may declare or pay a dividend, or make a distribution out of contributed surplus, if there are reasonable grounds for believing that:

  . the company is, or would after the payment be, unable to pay its liabilities as they become due; or

  . the realizable value of the company's assets would thereby be less than the aggregate of its liabilities and its issued share capital and share premium accounts.

   The Proceeds of Crime Act 1997 and the Proceeds of Crime (Money Laundering) Regulations 1998 are anti-money laundering legislation, which apply to regulated institutions. The legislation is aimed at identifying offenses that give rise to proceeds of crime, including, in particular, money laundering. In addition to creating certain specific money laundering offenses, the legislation confers expansive information gathering powers upon the Bermuda police relating to investigations to identify proceeds of crime. The Bermuda court has been empowered to make confiscation orders.


   Regulated institutions have a duty of vigilance which require that they:

  . verify their customers' bona fides;

  . monitor, recognize and report to the police suspicious transactions;

  . maintain certain records for the time period prescribed; and

  . train employees and staff so as to recognize possible unlawful activities.

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


   Regulated institutions include a company or society registered under the Insurance Act to the extent that it is carrying out long-term insurance (but not reinsurance) business within the meaning of the Insurance Act, other than life insurance or disability insurance. While life insurance and disability insurance are not defined in the proceeds of crime legislation nor in the Insurance Act, such terms may be interpreted (as a guide) by using the meanings of similar terms defined in the Life Insurance Act 1978. Guidance Notes were published in January 1998 (and amended in June 2001) by the government authority established under the proceeds of crime legislation. While the Guidance Notes are not mandatory, they are represented as good practice procedures to be followed in order to discharge the duty of vigilance and can provide a statutory defense. In the Guidance Notes, reference is made to "life assurance, pensions or other risk management business . . . where the transaction at its simplest . . . may involve placing cash in the purchase of a single premium product from an insurer followed by early cancellation and reinvestment." The implication is that long-term insurers that conduct variable life insurance or annuity business, and this may include Max Re Capital and Max Re in the event of carrying on such business, may be regulated institutions.


   Under Bermuda law, non-Bermudians (other than spouses of Bermudians) may not engage in any gainful occupation in Bermuda without an appropriate governmental work permit. Our success may depend in part upon the continued services of key employees in Bermuda. While Robert Cooney is a Bermudian, certain other key employees may neither be a Bermudian nor a spouse of a Bermudian. Accordingly, any such key employee will require specific approval to work for us in Bermuda. A work permit may be granted or extended upon showing that, after proper public advertisement, no Bermudian (or spouse of a Bermudian) is available who meets the minimum standards reasonably required by us. The Bermuda government recently announced a new policy that places a six year term limit on individuals with work permits, subject to certain exemptions for key employees.

United States and Other Jurisdictions

   Max Re Capital and Max Re will not be licensed or admitted as an insurer in any jurisdiction except Bermuda. The insurance laws of each state in the United States and of many other jurisdictions regulate the sale of insurance and reinsurance within their jurisdiction by insurers, such as Max Re, which are not licensed or admitted to do business within such jurisdiction. With some exceptions, the sale of insurance within a jurisdiction where an insurer is not licensed or admitted to do business is prohibited. We conduct our business through our Bermuda office and do not intend to conduct any activities which may constitute the transaction of the business of insurance in any jurisdiction in which we are not licensed or otherwise authorized to engage in such activities. However, the definition of such activities is in some jurisdictions ambiguous and susceptible to judicial interpretation. Accordingly, there can be no assurance that inquiries or challenges to our insurance activities in such jurisdictions will not be raised in the future or that our location, regulatory status or restrictions on our activities resulting therefrom will not adversely affect us.

   In addition to the regulatory requirements imposed by the jurisdictions in which a reinsurer is licensed, a reinsurer's business operations are affected by regulatory requirements governing credit for reinsurance in other jurisdictions in which its ceding companies are located. In general, a ceding company which obtains reinsurance from a reinsurer that is licensed, accredited or approved by the jurisdiction in which the ceding company files statutory financial statements is permitted to reflect in its statutory financial statements a credit in an aggregate amount equal to the liability for unearned premiums and loss reserves and loss expense reserves ceded to the reinsurer. Many jurisdictions also permit ceding companies to take credit on their statutory financial statements for reinsurance obtained from unlicensed or nonadmitted reinsurers if certain prescribed security arrangements are made. Because Max Re is not licensed, accredited or approved in any jurisdiction except Bermuda, in certain instances our reinsurance customers require us to obtain a letter of credit or enter into other security arrangements.

Ireland

   Typically, under the Insurance Act, 2000 of Ireland minimal regulation of the reinsurance business, which is Max Re Europe's sole business, is applied by the Minister for Enterprise, Trade and Employment, the Irish

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

insurance regulator. There are, however, provisions in the Insurance Act that allow the regulator to apply to Max Re Europe any or all of the provisions of the Insurance Act and regulations that apply to direct insurers. We do not anticipate that the regulator will require Max Re Europe to comply with conditions other than those customarily required of reinsurers.

   The European Union is currently discussing compulsory regulation of reinsurance businesses, although we cannot assure you if and when such regulation will be promulgated, or, if promulgated, the scope of such regulation and its effect on our operations.

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

                                  MANAGEMENT

Directors and Executive Officers

   The table below sets forth the names, ages and titles of our executive officers and directors:


 Name                               Age                  Title
 ----                               ---                  -----
 Robert J. Cooney.................   47 Director, Chairman and President and
                                         Chief Executive Officer
 W. Dave Brining..................   45 Executive Vice President--Property and
                                         Casualty Operations
 Luc Gagnon.......................   39 Executive Vice President and Managing
                                         Director of Max Re Europe Limited
                                        Executive Vice President and Chief
 Keith S. Hynes...................   48  Financial Officer
                                        Executive Vice President--Life and
 Philip R. Kruse..................   52  Annuity Operations
                                        Executive Vice President and Chief Risk
 Peter A. Minton..................   43  Officer
 Louis Moore Bacon................   44 Director
 Zack H. Bacon III................   48 Deputy Chairman and Director
 Stephan W. Bub...................   43 Director
 Laurence W. Cheng................   53 Director
 Glenn Dubin......................   44 Director
 William H. Heyman................   53 Director
 Willis T. King, Jr. .............   57 Director
 Peter J. Rackley.................   63 Director
 Steven M. Skala..................   46 Director
 Mario P. Torsiello...............   45 Director
 James L. Zech....................   43 Director


   Robert J. Cooney has served as a director since our formation in July 1999, as Chairman of our board of directors since November 1999 and as President and Chief Executive Officer since September 1999. Mr. Cooney has served as a director of Max Re Europe since April 2000. From 1987 to 1999, Mr. Cooney held various senior management positions at XL Insurance Ltd., one of the principal insurance operating units of XL Capital Ltd. (NYSE: XL), a Bermuda-based, multi-line insurer. In 1998, Mr. Cooney became President and Chief Executive Officer of XL Insurance Ltd. and Executive Vice President of XL Capital Ltd. From 1995 to 1998, Mr. Cooney was President and Chief Operating Officer of XL Insurance Ltd. From 1983 to 1987, Mr. Cooney held various senior management positions at Trenwick Group, Inc., a U.S. based insurer and reinsurer, and its Bermuda-based subsidiary, Trenwick Services, Ltd., including the position of President of Trenwick Services, Ltd. From 1980 to 1983, Mr. Cooney was a partner at Wypich Illsley & Associates, a management consulting and executive search firm. Prior to 1980, Mr. Cooney was employed as a facultative underwriter at General Reinsurance Corp.

   W. Dave Brining has served as our Executive Vice President--Property and Casualty Operations since November 1999. Mr. Brining worked at Scandinavian Reinsurance Company Limited, a Bermuda-based specialist alternative risk transfer underwriter, from its formation in 1988 through 1999, serving as a director and Executive Vice President from 1997 to 1999 and Senior Vice President and Chief Financial Officer from 1988 to 1997. Prior to joining Scandinavian Reinsurance, Mr. Brining was controller of GTE Reinsurance Co., a Bermuda-based reinsurer, from 1984 to 1988.

   Luc Gagnon has served as Executive Vice President and Managing Director of Max Re Europe Limited since April 2000. From 1993 to 2000, Mr. Gagnon served as Senior Vice President and Actuary at Centre Re, Dublin, and as Vice President and Actuary at its Bermuda Office from 1990 to 1993. From 1987 to 1990, Mr. Gagnon served as a Consulting Actuary with Coopers and Lybrand, Bermuda. Prior to joining Coopers and Lybrand, Mr. Gagnon held the position of Senior Actuarial Analyst with Halifax Insurance Company based in Toronto.


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

   Keith S. Hynes has served as our Executive Vice President and Chief Financial Officer since September 1999. Mr. Hynes has served as a director of Max Re Europe since April 2000. From 1994 to 1999, Mr. Hynes held various senior management positions at RenaissanceRe Holdings, Ltd., a Bermuda reinsurer and insurer that he co-founded, and its subsidiaries. For RenaissanceRe Holdings, Mr. Hynes served as Executive Vice President--Primary Operations from August 1997 to April 1999 and Senior Vice President and Chief Financial Officer from 1994 to August 1997. For RenaissanceRe Holdings' subsidiary, Renaissance US Holdings, he served as President and Chief Executive Officer from June 1998 to April 1999 and Chief Executive Officer of Nobel Insurance Company, a subsidiary of Renaissance US Holdings, from October 1998 to April 1999. Prior to joining RenaissanceRe Holdings, Mr. Hynes held various positions at Hartford Steam Boiler Inspection and Insurance Co., a Connecticut insurance company, from 1983 to 1994, including the position of Senior Vice President and Chief Financial Officer from 1992 to 1994. From 1978 to 1983, he held various positions, including Assistant Vice President at Aetna Life and Casualty Company.

   Philip R. Kruse has served as our Executive Vice President--Life and Annuity Operations since November 1999. From April 1994 to October 1999, Mr. Kruse served as Senior Vice President, responsible for general management of business in partnership with the president and chief actuary, at ING Reinsurance (formerly Security Life Reinsurance), a U.S. based reinsurance company and a core business of ING Financial Services International. From 1991 to 1994, Mr. Kruse was Vice President of Marketing of Transport Life, part of the Travelers Group. For a year prior to joining Transport Life, Mr. Kruse served as Senior Vice President at MacKeen and Bailey and from 1980 to 1990, Mr. Kruse held various positions at Transamerica Occidental Life, including Regional Vice President, Second Vice President and Sales Director and Underwriting Manager.

   Peter A. Minton has served as our Executive Vice President and Chief Risk Officer since February 2001. Mr. Minton joined our company in May 2000 as Senior Vice President and Chief Risk Officer. From 1999 to 2000, Mr. Minton served as Managing Director and Head of Fixed Income Research for Scudder Kemper Investments. From 1996 to 1999, Mr. Minton served as a Senior Vice President of Investments at General Reinsurance Company. From 1991 to 1996, Mr. Minton held the position of Principal and Head of Fixed Income Strategy at Morgan Stanley & Co. Incorporated. From 1984 to 1991, Mr. Minton served as Vice President and Portfolio Manager at CMB Investment Counselors. Prior to joining CMB Investment Counselors, Mr. Minton served as a tax planner in the Tax Department of Ernst & Whinney between 1981 and 1984.

   Louis Moore Bacon has served as a director since September 1999. Mr. Bacon is the sole shareholder of Moore Capital and has served as its Chairman of the Board of Directors and Chief Executive Officer since May 1989. Mr. Bacon is also the controlling member and a Director of Moore Capital Advisors, L.L.C. Mr. Bacon is registered with the United States Commodity Futures Trading Commission as a principal and is a member of the National Futures Association. Mr. Bacon was Senior Vice President-Futures at Shearson Lehman Brothers Inc. from 1983 until 1989. Prior to 1983, Mr. Bacon managed proprietary risk capital in the financial and currency futures market for the New York Stock Exchange specialist firm Walter N. Frank and Company. Mr. Bacon's brother, Zack H. Bacon III, serves as our Deputy Chairman and director.


   Zack H. Bacon III has served as a director since our formation in July 1999 and also serves as Deputy Chairman. Since October 1998, Mr. Bacon has been a member of the Board of Directors and a Managing Director of each of Moore Capital and Moore Capital Advisors, L.L.C. From 1985 to 1998, Mr. Bacon ran his own asset management firm. Before this, Mr. Bacon managed the non-equity portfolio of Soros Fund Management Company from 1983 to 1985. Prior to this, Mr. Bacon was a Vice President at Goldman, Sachs & Co. Mr. Bacon's brother, Louis Moore Bacon, serves as a director on our board of directors.

   Stephan W. Bub has served as a director since May 2001. Mr. Bub has served as Chief Executive Officer for the Americas and Asia regions of Bayerische Hypo- und Vereinsbank AG since January 2000. From 1996 to 2000, he served as Chief Executive Officer and General Manager of the Americas region for Bayerische Hypo- und Vereinsbank AG. Prior to this, Mr. Bub was Head of Treasury of Bayerische Hypo- und Vereinsbank AG in Munich with responsibilities for asset/liability management, fixed income and capital markets. Mr. Bub has been a member of the board of managing directors of Bayerische Hypo- und Vereinsbank AG since February 2001.


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

   Laurence W. Cheng has served as a director since September 1999. He is a partner and co-founder of Capital Z Partners. Prior to forming Capital Z Partners in 1998, Mr. Cheng was, from 1997, the Chief Investment Officer and member of the Corporate Executive Board of the Zurich Financial Services Group, a global insurance and financial services company. From 1996 until 1997, Mr. Cheng was President and Chief Executive Officer of Zurich Investment Management Ltd., an asset manager for institutional customers. From 1988 until 1996, Mr. Cheng was the President and Chief Executive Officer of Zurich Bermuda, and in 1992 was also named Chief Financial Officer of the Centre Re Group. Throughout his 23-year tenure with the Zurich Financial Services Group, Mr. Cheng served in a number of different roles, which included managing, accounting, actuarial, taxation and investment functions.

   Glenn Dubin has served as a director since September 1999. Mr. Dubin has been a partner since 1984 of Dubin & Swieca Capital Management, Inc., a company he co-founded that focuses on alternative asset management strategies. Mr. Dubin has also been a partner since 1992 of Highbridge Capital Management, a global equity arbitrage concern he co-founded. Prior to 1984, Mr. Dubin was a Senior Vice President of E.F. Hutton & Co., where he specialized in merger arbitrage and special situation investments.

   William H. Heyman has served as a director since May 2000. Since February 2001, Mr. Heyman has served as Chairman of Citigroup Investments Inc., a subsidiary of Citigroup Inc. From 1995 until February 2001, Mr. Heyman served as Executive Vice President and member of the Operating Committee of Citigroup Investments Inc. Mr. Heyman also serves as Chief Executive Officer of Tribeca Investments, L.L.C., a Citigroup subsidiary (and member firm of the New York Stock Exchange), which conducts proprietary trading and investment activities, including merger arbitrage, convertible hedging (domestic and international), and distressed securities investing, as well as Chief Executive Officer of Tribeca Management, L.L.C., a registered investment advisor. From 1993 to 1995, Mr. Heyman was a managing director and head of the private investment department of Salomon Brothers Inc. From 1991 to 1993, Mr. Heyman served as the Director of the Division of Market Regulation of the U.S. Securities and Exchange Commission. Before entering government he was a managing director and head of the arbitrage department of Smith Barney.

   Willis T. King, Jr. has served as a director since September 1999. Mr. King has been Chairman of the Board and Chief Executive Officer of Highlands Insurance Group (NYSE: HIC), a publicly traded property and casualty insurance holding company, since June 1999. Mr. King has served as a director of SCPIE Holdings, Inc. (NYSE: SKP), a medical malpractice insurance company, since 1997. From 1997 to June 1999, Mr. King was the Vice Chairman of Guy Carpenter & Co. From 1984 to 1997, Mr. King held various positions at Willcox, Inc. and most recently held the position of Chairman and Chief Executive Officer. From 1987 to 1997, Mr. King was a director of Johnson & Higgins which was subsequently merged into Marsh & McLennan.

   Peter J. Rackley has served as a director since December 1999. Mr. Rackley has been Chairman and Group Chief Executive of Western International Financial Group Ltd. and its subsidiary, Western General Insurance Ltd., since 1993. Prior to this, Mr. Rackley held various executive positions with General Accident Fire & Life Assurance Company Plc and NZI Insurance Group. Mr. Rackley currently serves as Chairman of Catlin Westgen Group Limited, Chairman of Westgen Certa Holdings Ltd., and Director of Trenwick Group Ltd. (NYSE:
TWK) and Stockton Holdings Limited. Mr. Rackley has recently been elected as a Senior Associate by the Australian and New Zealand Institute of Insurance and Finance.

   Steven M. Skala has served as a director since May 2000. Mr. Skala is a solicitor and a senior partner of Arnold Bloch Leibler, Melbourne, Australia, and is head of the firm's corporate and commercial practice. Mr. Skala has served as a partner of Arnold Bloch Leibler since 1985, and was a partner of Morris Fletcher & Cross, Brisbane, Australia from 1982 to 1985. Mr. Skala is a former director of Ten Network Holdings Limited and Nova Gas Australia Pty Ltd., and currently serves as a director of The King Island Company Limited, Hindal Corporate Ltd., Rothschild Australia e-Funds Investors Pty Ltd., HFM Limited, The Walter & Eliza Hall Institute for Medical Research, The Centre for Independent Studies, The Australian Ballet and is a Chairman of the Australian Centre for Contemporary Art.

   Mario P. Torsiello has served as a director since March 2000. Since September 2000, Mr. Torsiello has served as Managing Director and Head of North American Insurance Practice of Dresdner Kleinwort Wasserstein, Inc. (formerly known as Wasserstein Perella & Co, Inc.). From December 1999 to September 2000, Mr. Torsiello acted as President and a director of INDC Group Inc., a California-based insurance company formed to offer a broad line of consumer oriented insurance products through the Internet. From 1987 to 1999, Mr. Torsiello was an investment banker in Salomon Smith Barney's Financial Institutions Group, having served as Managing Director from 1995 and Co-Head of the Insurance Group from 1997 to 1999. Prior to joining Salomon Smith Barney, Mr. Torsiello was a Senior Manager in KPMG's New York insurance accounting and audit services unit. Mr. Torsiello is a member of the Board of Advisors of Fordham College of Business Administration and is licensed as a certified public accountant in New York State.

   James L. Zech has served as a director since December 1999. He has been a principal and the President and Investment Manager of High Ridge Capital, L.L.C. since its formation in 1995. Mr. Zech also serves as a member on the Board of Directors of each of Front Royal Inc., Old American Investments Inc., Ensera, Inc. and Insurance Data Systems, Inc. From 1992 through 1995, Mr. Zech was an investment banker at S.G. Warburg & Co., Inc. where he was responsible for forming a U.S. Insurance Group as part of Warburg's worldwide financial institutions practice. From 1988 through 1992, Mr. Zech was a member of the Insurance Group of Donaldson, Lufkin & Jenrette Securities Corporation. From 1984 through 1988, Mr. Zech held various positions at American Independent Reinsurance Company and from 1986 to 1988 was its Chairman and Chief Executive Officer.

Board of Directors

   Our directors are divided into three classes of approximately equal size and serve for terms of three years. Our class 1 directors, whose terms expire in 2004, are Messrs. Cooney, L. Bacon, Bub and Torsiello. Our class 2 directors, whose terms expire in 2002, are Messrs. Dubin, Heyman, King and Skala. Our class 3 directors, whose terms expire in 2003, are Messrs. Z. Bacon, Cheng, Rackley and Zech. Our board of directors elects our executive officers annually until the next annual meeting of the board of directors, or until their successors are duly elected and qualified, or their earlier departure.

Board Committees

   Our board of directors has established an audit and risk management committee, a compensation committee, a finance and investment committee and a nominating committee.

   The audit and risk management committee, which consists of Messrs. Heyman, Rackley, Skala and Zech, is responsible for meeting with our independent auditors regarding, among other issues, audits and adequacy of our accounting, control and risk management procedures.

   The compensation committee, which consists of Messrs. Z. Bacon, Cheng, King and Torsiello, reviews the performance of senior management and compensation policies and procedures and makes recommendations to our board of directors concerning these policies and procedures. The compensation committee also has the authority to grant options and restricted stock awards under our incentive plan.

   The finance and investment committee, which consists of Messrs. Z. Bacon, Bub, Cheng, Cooney and Dubin, has the authority to approve our investment guidelines, which provide standards to ensure portfolio safety and liquidity, and to make recommendations to our board of directors on investment asset allocations and the selection of investment managers and custodians for our portfolio assets.

   The nominating committee, which consists of Messrs. L. Bacon, Cooney, Rackley and Zech, proposes to our board of directors and our shareholders a slate of director nominees for the election of directors. The nominating committee also considers nominees to our board of directors recommended by shareholders holding in the aggregate at least 70% of the issued and outstanding shares entitled to vote.

   Additional committee members may be added from time to time. The composition of any or all committees may change, subject to the results of the elections of directors at shareholders' meetings or for other reasons. Additionally, our board of directors may from time to time form other committees as circumstances warrant. Such committees will have the authorities and responsibilities as delegated by the board of directors.

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

Compensation Committee Interlocks and Insider Participation

   Mr. Z. Bacon, our Deputy Chairman, serves on the compensation committee. Mr. Bacon is not paid any fees or other compensation for his services as deputy chairman. No other member of the compensation committee is an officer or employee of our company.

Compensation of Directors

   Directors who are also our employees or affiliated with Moore Holdings, LLC, Capital Z Partners, L.P., Western General Insurance Ltd., Citigroup Inc. or Bayerische Hypo- und Vereinsbank AG are not paid any fees or other compensation for services as members of the board of directors or any committee of the board of directors. Each other director receives cash in the amount of $20,000 per year and $1,000 per board of directors or committee meeting attended, and, upon their election to the board of directors, is granted an option to purchase 10,000 common shares at the then fair market value pursuant to our incentive plan. In addition, subject to certain conditions, each outside director is granted an option to purchase 2,000 common shares at each annual shareholder's meeting with an exercise price equal to the fair market value of the common shares at the time of the grant. All directors are reimbursed for travel and other expenses incurred in attending meetings of our board of directors or committees of the board directors.

Executive Compensation

   The following table sets forth information with respect to compensation for the year ended December 31, 2000 earned by our Chairman, President and Chief Executive Officer and by our four other most highly compensated executive officers as of December 31, 2000. In this prospectus, we refer to these individuals as our named executive officers.

                          Summary Compensation Table

                         Annual Compensation   Long-Term Compensation
                         ------------------- ---------------------------
                                                              Restricted Securities
Name and Principal        Salary               Other Annual     Stock    Underlying     All Other
Position                   (1)    Bonus (2)  Compensation (3) Awards (4) Options (5) Compensation (6)
------------------       -------- ---------- ---------------- ---------- ----------- ----------------
Robert J. Cooney........ $550,000 $1,045,000     $153,461      $   --      228,973       $55,000
 Chairman, President and
 Chief Executive Officer

W. Dave Brining.........  400,000    550,000      121,096          --          240        40,000
 Executive Vice
  President

Keith S. Hynes..........  360,000    450,000      104,207          --          240        36,000
 Executive Vice
  President
 and Chief Financial
 Officer

Philip R. Kruse.........  325,000    525,000      120,528          --       50,240        32,500
 Executive Vice
  President

Peter A. Minton.........  194,782    425,000       62,195       75,000      70,240        19,478
 Executive Vice
  President
 and Chief Risk Officer

--------
  (1) Mr. Minton's salary for 2000 represents salary paid beginning April 15, 2000 and is based on an annual salary of $275,000.
  (2) Bonus amounts for 2000 were paid in February 2001. Mr. Minton's bonus amount includes a $100,000 sign-on bonus that was paid in April 2000.

  (3) Other annual compensation consists of a housing allowance of $120,000, $96,000, $84,000, $96,000 and $59,500 for Messrs. Cooney, Brining,
      Hynes, Kruse and Minton, respectively, and reimbursements for home leave, a car allowance, club dues and tax preparation costs.
  (4) Mr. Minton's restricted stock award represents an award of 5,000 shares with a value, at grant, of $15.00 per share. This award was granted under our incentive plan and vests 20% on the grant date and 20% on each of the four anniversaries of the date of grant. As of December 31, 2000, 1,000 shares were vested with an aggregate value of $16,000 and 4,000 shares remained restricted, having an aggregate value of $64,000. Mr. Minton would be eligible to receive dividends on his restricted stock if we declare any dividends on our common shares.
  (5) Represents warrants to purchase common shares for Messrs. Cooney, Brining, Hynes and Minton and options to purchase common shares for Mr. Kruse which were granted under our incentive plan. The warrants and options vest 20% on the grant date and 20% on each of the four anniversaries of the grant date.
  (6) Represents a match of deferred compensation by Max Re, pursuant to the terms of the Max Re deferred compensation plan.

Warrant and Stock Option Grants

   The following table sets forth the warrants and stock options we granted during the year ended December 31, 2000 to each of our named executive officers, including the potential realizable value over the ten year term of the warrants and options, based on assumed rates of stock appreciation of 5% and 10%, compounded annually. These assumed rates of appreciation are mandated by the rules of the Securities and Exchange Commission and do not represent our estimate of future stock price performance. Actual gains, if any, on warrant conversions and stock option exercises will be dependent on the future performance of our common shares.

                 Warrant and Option Grants in Last Fiscal Year

                                          Individual Grants
                         ----------------------------------------------------
                                                                              Potential Realizable
                                                                                Value At Assumed
                           No. of      Percent of                             Annual Rates of Stock
                         Securities   Total Options  Exercise                  Price Appreciation
                         Underlying    Granted to     or Base                    for Option Term
                           Options    Employees in   Price Per   Expiration   ---------------------
Name                     Granted (1) Fiscal Year (2) Share (3)      Date          5%         10%
----                     ----------- --------------- --------- -------------- ---------- ----------
Robert J. Cooney........   228,109        28.5%       $15.00   March 31, 2010 $5,573,480 $8,874,845
                               864         0.1         15.00    June 29, 2010     21,110     33,613

W. Dave Brining.........       240         --          15.00    June 29, 2010      5,864      9,337

Keith S. Hynes..........       240         --          15.00    June 29, 2010      5,864      9,337

Philip R. Kruse.........    50,000         6.3         15.00    June 29, 2010  1,221,671  1,945,307
                               240         --          15.00    June 29, 2010      5,864      9,337

Peter A. Minton.........    70,000         8.8         15.00   March 31, 2010  1,710,340  2,723,430
                               240         --          15.00    June 29, 2010      5,864      9,337

--------
(1) Represent grants of warrants to Messrs. Cooney, Brining, Hynes and Minton and grant of options to Mr. Kruse under our incentive plan. The warrants and options vest 20% on the grant date and 20% on each of the four anniversaries of the grant date.
(2) Percentages represent the percent of total options and warrants granted to employees during the fiscal year.
(3) In the absence of a regular, active public market for our common shares, and based in part on comparable companies, the Compensation Committee estimated the fair value of the common shares underlying the options granted in fiscal 2000 to have been $15.00 per share.

Fiscal Year End Warrant and Option Values

   The table below provides information about the number and value of warrants and options held by our named executive officers at December 31, 2000. As of December 31, 2000, the values of in-the-money warrants and options had been calculated on the basis of a $16.00 per share fair market value of our common shares, less the applicable exercise price.

                      Year End Warrant and Option Values

                               Number of Securities      Value of Unexercised
                              Underlying Unexercised         In-the-Money
                                Warrants/Options at       Warrants/Options at
                               December 31, 2000 (1)       December 31, 2000
                             ------------------------- -------------------------
Name                         Exercisable Unexercisable Exercisable Unexercisable
----                         ----------- ------------- ----------- -------------
Robert J. Cooney............   204,686      421,514     $204,686     $421,514
W. Dave Brining.............    64,048       96,192       64,048       96,192
Keith S. Hynes..............    56,048       84,192       56,048       84,192
Philip R. Kruse.............    50,048      100,192       50,048      100,192
Peter A. Minton.............    14,048       56,192       14,048       56,192

--------
(1) Represent warrants to purchase common shares, except for 50,000 options granted to Mr. Kruse under our incentive plan in 2000.

Our Stock Incentive Plan

   Our stock incentive plan, which was adopted in June 2000, is intended to enhance our ability to attract and retain employees, consultants and directors of outstanding ability and to provide employees, consultants and directors with an interest in the company parallel to that of our shareholders. Under our incentive plan, we may award, subject to specified restrictions, incentive stock options, non-qualified stock options, restricted stock, share awards or other awards. Subject to customary antidilution adjustments for certain events including stock splits, stock dividends, mergers, consolidations or other corporate changes or events that result in a change in our outstanding common shares, the aggregate number of common shares available for awards under the incentive plan is limited to 2,000,000, and the maximum number of shares with respect to which options may be granted to an individual participant during any calendar year is 2,000,000. Our incentive plan is administered by the compensation committee of our board of directors.

   Stock options issued under our incentive plan may be issued as incentive stock options or non-qualified stock options. Only eligible employees are entitled to incentive stock options, while non-qualified stock options may be awarded to eligible employees, non-employee directors and consultants. The maximum option period is ten years from the date of grant. The minimum exercise price of incentive stock options is equal to the fair value of our common shares at the date of grant.

   As of June 30, 2001, we had issued to employees 116,479 options at an exercise price of $15.00 per share and 537,000 options at an exercise price of $16.00 per share. These options vest over a four year period from the date of grant and are subject to restrictions relating to, among other things, forfeiture in the event of termination of employment and transferability. If an option holder uses our common shares to pay for the exercise price or to satisfy tax withholding obligations relating to his or her option, or has common shares withheld from the exercise of his or her option to satisfy these obligations, we issue to him or her an additional option for the same number of shares that were paid to us or withheld. These additional options are immediately exercisable and have an exercise price equal to the fair market value of our common shares on the date of grant.


   Each eligible non-employee director is granted non-qualified stock options to purchase 10,000 common shares on the date he or she becomes a director and 2,000 common shares each year thereafter. In addition, each non-employee director who was a director when our incentive plan was adopted was granted non-qualified stock options to purchase 10,000 common shares. These options have an exercise price equal to the fair value of our common shares at the date of grant and become exercisable and vest over three years unless the director's service on the board terminates for any reason. As of June 30, 2001, we had issued to non-employee directors 60,000 non-qualified stock options, 50,000 at an exercise price of $15.00 and 10,000 at an exercise price of $18.00.


   As of June 30, 2001, we had awarded 248,500 restricted common shares to our officers and other employees. These shares vest over a four year period from the date of grant and are subject to restrictions relating to, among other things, forfeiture in the event of termination of employment and transferability.


   As part of our annual review of long-term compensation, we may grant to members of management pursuant to our stock incentive plan restricted common shares with a valuation equal to the initial public offering price per share and/or options with an exercise price equal to the initial public offering price per share. Any granted restricted common shares or options would vest 20% on the grant date and 20% on each of the four anniversaries of the grant date.


   If we undergo a change in control, all stock options and shares of restricted stock will immediately vest in full.

Deferred Compensation Plans

   We maintain two deferred compensation plans for our employees, The Max Re Bermuda Pension Plan for our Bermudian employees, including spouses of our Bermudian employees, and The Max Re Deferred Compensation Plan, for our non-Bermudian employees. The Max Re Bermuda Pension Plan, which became effective January 1, 2000, is a defined contribution plan established to comply with the National Pension Scheme (Occupational Pensions) Act 1998 pursuant to which we made contributions of $25,000 in 2000. The Max Re Deferred Compensation Plan, which became effective July 1, 1999 is also a defined contribution plan. We made contributions of $329,000 in 2000.


Employment Agreements

   Robert J. Cooney. We have entered into an employment agreement with Robert
J. Cooney under which he has agreed to serve as our Chief Executive Officer and President for an initial term ending on August 1, 2004 and for one year terms thereafter, subject to 90 days' advance notice by either party of a decision not to renew the employment agreement. Under the terms of his employment agreement, Mr. Cooney is entitled to receive an annual salary of $550,000, subject to an annual increase as determined in the sole discretion of our board of directors and an annual performance-based target bonus of 100% of his base salary. This bonus may range from 0% to 250% of his base salary, depending upon the achievement of established performance targets. In addition, Mr. Cooney receives a housing allowance of $10,000 per month.

   Under the terms of his employment agreement, as of June 30, 2001, Mr. Cooney had received warrants to acquire 649,281 of our common shares. In addition, Mr. Cooney is entitled to receive additional warrants to acquire between 1.8% and 2% of any common shares offered in connection with this offering or an acquisition or merger of the company, subject to reduction in specified events. In the event that Mr. Cooney dies or his employment is terminated without cause or by Mr. Cooney for good reason, all of the warrants that would have vested within 12 months of such termination shall vest and be exercisable. Upon a change in control, Mr. Cooney's warrants shall vest and be exercisable in full.


   In addition, Mr. Cooney's employment agreement entitles him to borrow from us up to $5 million, of which at least $2 million was required to be used to purchase our common shares in our March 2000 private placement. The remaining $3 million may be used to pay liabilities relating to his former employment, to purchase additional common shares or for any other purpose that we approve. This loan bears interest at a rate equal to the then applicable federal rate, accrued and payable annually, is non-amortized and is collateralized by the common shares acquired by Mr. Cooney.

   If we terminate Mr. Cooney without cause or if Mr. Cooney resigns for good reason or if we elect not to extend the term of his employment agreement on or before August 1, 2004, we will pay Mr. Cooney a lump-sum cash payment equal to $1.5 million, accrued but unpaid vacation, salary and bonus, a portion of the bonus that would have been paid for the year in which he was terminated and any deferred compensation. If we terminate Mr. Cooney without cause or if Mr. Cooney resigns for good reason or if we elect not to extend the term of his employment agreement after August 1, 2004 and on or before August 1, 2009, we will pay Mr. Cooney a lump-sum payment of between $1.5 million and $550,000, calculated based on his date of termination, and if the termination occurs on or after August 1, 2009, we will pay Mr. Cooney an amount equal to $550,000. However, if the termination occurs following a change of control of our company, we will pay Mr. Cooney instead of the up to $1.5 million payment described above, a lump-sum payment equal to two times his then current base salary and last paid bonus. In addition, if any of these payments are subject to golden parachute excise taxes under Section 4999 of the Internal Revenue Code of 1986, Mr. Cooney will receive a tax gross-up premium payment for the full amount of such excise tax. Mr. Cooney is also entitled to a deferred hiring bonus payment of $750,000 on the earlier of his termination of employment for any reason or March 31, 2005. Mr. Cooney's employment agreement also contains provisions relating to confidentiality, non-solicitation and non-disparagement.

   Other Members of Management. In December 1999, we entered into four year employment agreements with each of W. Dave Brining, Keith S. Hynes and Philip
R. Kruse. In April 2000, we entered into a three-year employment agreement with Mr. Peter A. Minton. Each of these employment agreements automatically renews for successive one year terms unless either party to the agreement provides written notice not to renew at least 90 days prior to the expiration of the then current term or renewal term. In addition, each of these employment agreements contains provisions relating to confidentiality, non-solicitation and non-disparagement.

   Under their respective employment agreements, Messrs. Brining, Hynes, Kruse and Minton are paid annual salaries of not less than $400,000, $360,000, $325,000 and $275,000, respectively, with annual performance-based target bonuses of 75% of their respective base salaries. These bonuses may range from 0% to 200% depending on the achievement of established performance targets.

   Under the terms of their respective employment agreements, as of June 30, 2001, Messrs. Brining, Hynes, Kruse and Minton have received warrants to acquire 166,652, 146,652, 106,652 and 76,652 common shares, respectively. In addition, Messrs. Brining, Hynes, Kruse and Minton and certain other of our employees are entitled to receive additional warrants to acquire an aggregate of 2.5% of any common shares offered in connection with this offering or an acquisition or merger, subject to reduction in specified events. All warrants vest upon a change in control and all warrants vest that would have vested within 12 months of termination of employment in the event of the executive's death, a termination by us without cause or by the executive for good reason, or if we cannot renew the executive's work permit in Bermuda.


   The employment agreements provide for severance payments consisting of a continued payment of salary for 24 months following a termination of employment for good reason or without cause; however, if a termination occurs following a change of control, we will pay each executive two times his base salary and his last bonus paid.

   The employment agreements also entitled each executive to borrow money from us to purchase our common shares in our March 2000 private placement. Each of these loans bears interest at a rate equal to the then applicable federal rate, is non-amortized and is collateralized by the common shares acquired by the executive. The limits on these loans are $2.4 million, $1.4 million, $750,000 and $450,000 for Messrs. Brining, Hynes, Kruse and Minton, respectively.

Indemnification of Directors and Executive Officers and Limitation on
Liability

   Our bye-laws that provide that each shareholder and the company itself agrees to waive any claim or right of action he or it might have, whether individually or by or in the right of the company, against any director or officer on account of any action taken by any director or officer, or the failure of any director or officer to take any action, in the performance of his duties with or for the company. However, this waiver does not extend to any matter relating to any fraud or dishonesty which may attach to any director or officer. Further, our bye-laws provide that we indemnify our directors and officers to the maximum extent permitted under the Bermuda Companies Act 1981.

                            PRINCIPAL SHAREHOLDERS

   The following table sets forth information as of June 30, 2001 regarding beneficial ownership of common shares and the applicable voting rights attached to such share ownership in accordance with our bye-laws by:


  . each person known by us to beneficially own 5% or more of our outstanding common shares;

  . each of our directors;

  . each of our named executive officers; and

  . all of our executive officers and directors as a group.


                          Beneficial Ownership         Beneficial Ownership
                              of Principal                 of Principal
                           Shareholders Prior           Shareholders After
                          to the Offering (1)            the Offering (1)
                          ---------------------------- -------------------------------
Name and Address of
Beneficial Owner (2)       Number           Percentage  Number              Percentage
--------------------      ---------         ---------- ---------            ----------
Capital Z Investments,
 L.P.
 54 Thompson Street
 New York, NY 10012
 USA....................  1,440,334 (3)(4)     5.0%    1,440,334 (3)(4)(5)      3.3%

Citigroup Inc., through
 its wholly owned
 subsidiaries
 399 Park Avenue
 New York, NY 10043
 USA....................  1,666,666 (6)        5.8     1,666,666 (6)            3.9

Entities affiliated with
 Moore Capital
 Management, Inc.
 1251 Avenue of the
  Americas, 53rd Floor
 New York, NY 10020
 USA....................  2,333,334 (3)(9)     8.1     2,333,334 (3)(9)(10)     5.4

Moore Holdings, LLC
 1251 Avenue of the
  Americas, 53rd Floor
 New York, NY 10020
 USA....................  1,440,334 (3)(7)     5.0     1,440,334 (3)(7)(8)      3.3

Western General
 Insurance Ltd.
 Swan Building, 2nd
  Floor
 26 Victoria Street
 Hamilton, Bermuda......  4,613,210 (11)      15.7     4,667,531 (11)(12)      10.7

Robert J. Cooney........    769,096 (13)       2.6       824,958 (13)(14)       1.9

W. Dave Brining.........    282,313 (15)       1.0       296,598 (15)(16)         *

Keith S. Hynes..........    288,378 (17)       1.0       302,663 (17)(18)         *

Philip R. Kruse.........    133,578 (19)         *       147,863 (19)(20)         *

Peter A. Minton.........     73,711 (21)         *        87,996 (21)(22)         *

Louis Moore Bacon.......  1,440,334 (23)       5.0     1,440,334 (23)(24)       3.3

Zack H. Bacon III.......         -- (3)(25)      *            -- (3)(25)          *

Stephan W. Bub..........         -- (26)         *            -- (26)             *

Laurence W. Cheng.......         -- (4)          *            -- (4)              *

Glenn Dubin.............     26,666 (27)         *        26,666 (27)             *

William H. Heyman.......      5,000 (28)         *         5,000 (28)             *

Willis T. King, Jr. ....     43,333 (29)         *        43,333 (29)             *

Peter J. Rackley........         -- (11)         *            -- (11)             *

Steven M. Skala.........     29,999 (30)         *        29,999 (30)             *

Mario P. Torsiello......     43,333 (31)         *        43,333 (31)             *

James L. Zech...........      3,333 (32)         *         3,333 (32)             *

All directors and
 executive officers as a
 group (16 persons).....  3,139,074 (33)      10.7     3,252,076 (33)(34)       7.4

--------
  * Less than 1%
 (1) Our bye-laws automatically reduce the total voting power of any shareholder owning 9.9% or more of our common shares to less than 9.9% of the voting power of our capital stock, unless otherwise waived. We have waived these provisions with respect to Western General Insurance Ltd., a Bermuda limited liability company.
 (2) Unless otherwise stated, the address for each beneficial owner is c/o Max Re Capital Ltd., Ascot House, 28 Queen Street, Hamilton, HM 11, Bermuda.
 (3) Max Re non-voting common shares (including the shares issuable upon exercise of the warrants for Max Re non-voting common shares) may be exchanged by the holder for our common shares on a one-for-one basis in certain circumstances, including following a sale, transfer or other disposition to an unaffiliated third party. However, the current holders of Max Re non-voting common shares cannot exchange any Max Re non-voting common shares for our common shares without the consent of the board of directors of Max Re, other than to deliver common shares upon a sale in the public market.

 (4) Does not include 1,892,999 Max Re non-voting common shares or warrants to acquire 1,623,200 Max Re non-voting common shares. Capital Z Investment Management, L.P., a Bermuda limited partnership, is the general partner of Capital Z Investments, L.P., and exercises voting and investment power with respect to Capital Z Investments, L.P.'s portfolio assets. As the general partner of Capital Z Investment Management, L.P., Capital Z Investment Management, Ltd., a Bermuda limited liability company, exercises voting and investment power with respect to Capital Z Investments, L.P.'s portfolio assets at the direction of the investment committee of Capital Z Investment Management, Ltd. The members of this investment committee include Messrs. Steven Gluckstern, Robert Spass, Laurence Cheng, Scott Delman, Brad Cooper and Mark Gormley. Mr. Cheng, an officer and director of the ultimate general partner of Capital Z Investments, L.P. and the management company of Capital Z Investments, L.P., disclaims any beneficial interest in the common shares beneficially owned by Capital Z Investments, L.P.

 (5) Does not include warrants to acquire 698,273 of Max Re non-voting common shares that are issuable to Capital Z Investments, L.P. at the closing of this offering.

 (6) Does not include 5,000 common shares owned by Mr. William H. Heyman, Chairman of Citigroup Investments, Inc., an affiliate of Citigroup Inc., as well as 449,958 common shares that are owned by employees of Salomon Smith Barney Inc. and other Citigroup Inc. affiliates. Citigroup Inc., through its wholly owned subsidiaries, disclaims any beneficial interest in these shares.

 (7) Does not include 5,226,333 Max Re non-voting common shares or warrants to acquire 3,246,401 Max Re non-voting common shares. Does not include an aggregate of 2,333,334 common shares held of record or beneficially by entities affiliated with Moore Capital as described in footnote 9 below. Mr. Louis Bacon, as the controlling member of Moore Holdings, LLC, may be deemed to beneficially own the common shares, Max Re non-voting common shares and warrants to acquire such Max Re non-voting common shares owned by Moore Holdings, LLC. Does not include 35,333 common shares owned by family members of Mr. Louis Bacon and Mr. Zack Bacon or 200,000 Max Re non-voting common shares owned by Mr. Zack Bacon.
 (8) Does not include warrants to acquire 1,396,546 of Max Re non-voting common shares that are issuable to Moore Holdings, LLC at the closing of this offering.
 (9) Includes 1,666,667 common shares held of record or beneficially by Moore Global Investments, Ltd. and 666,667 common shares held of record or beneficially by Remington Investment Strategies, L.P. Moore Capital exercises voting and investment power with respect to portfolio assets held for the account of Moore Global Investments, Ltd. Moore Capital Advisors, L.L.C. is the sole general partner of Remington Investment Strategies, L.P. Mr. Louis M. Bacon is the majority shareholder of Moore Capital and is the majority equity holder of Moore Capital Advisors, L.L.C. As a result, Mr. Bacon may be deemed to be the beneficial owner of the aggregate shares held of record or beneficially by Moore Global Investments and Remington Investment Strategies, L.P. Does not include 5,226,333 Max Re non-voting common shares or warrants to acquire 3,246,401 of Max Re non-voting common shares owned by Moore Holdings, LLC as described in footnote 7 above.
(10) Does not include warrants to acquire 1,396,546 Max Re non-voting common shares that are issuable to Moore Holdings, LLC at the closing of this offering, as to which Moore Global Investments and Remington disclaim any beneficial interest.

(11) Includes warrants that are currently excisable to acquire 613,210 common shares. Mr. Rackley, Chairman and Group Chief Executive Officer of Western International Financial Group Ltd., the parent corporation of Western General Insurance, disclaims any beneficial interest in the common shares and warrants held by Western General Insurance.

(12) Includes warrants to acquire 54,321 common shares that are issuable to Western General Insurance at the closing of this offering that will be then currently exercisable.


(13) Includes (i) warrants that are currently exercisable to acquire 255,096 common shares; (ii) 70,000 common shares owned by Yenooc Ltd. as to which Mr. Cooney, as sole director, claims beneficial ownership; (iii) 18,000 common shares issuable upon the exercise of options issued under our incentive plan that are currently exercisable; and (iv) 6,000 shares of restricted stock issued under our incentive plan that have vested. Does not include (A) warrants to acquire 394,185 common shares that are not currently exercisable; (B) 72,000 common shares issuable upon the exercise of options issued under our incentive plan that are not currently exercisable; or (C) 24,000 shares of restricted stock issued under our incentive plan that have not yet vested.


(14) Includes warrants to acquire 55,862 common shares that are issuable to Mr. Cooney at the closing of this offering that will be then currently exercisable. Does not include warrants to acquire 223,447 common shares issuable at the closing of this offering that will not be then currently exercisable.


(15) Includes (i) warrants that are currently exercisable to acquire 65,378 common shares; (ii) 10,000 common shares issuable upon the exercise of options issued under our incentive plan that are currently exercisable;
     (iii) 3,600 shares of restricted stock issued under our incentive plan that have vested; and (iv) 3,335 common shares owned by Mr. Brining's son, a minor. Does not include (A) warrants to acquire 101,274 common shares that are not currently exercisable; (B) 40,000 common shares issuable upon the exercise of options issued under our incentive plan that are not currently exercisable; or (C) 14,400 shares of restricted stock issued under our incentive plan that have not yet vested.


(16) Includes warrants to acquire 14,285 common shares that are issuable to Mr. Brining at the closing of this offering that will be then currently exercisable. Does not include warrants to acquire 57,140 common shares issuable at the closing of this offering that will not be then currently exercisable.


(17) Includes (i) warrants that are currently exercisable to acquire 57,378 common shares; (ii) 8,000 common shares issuable upon the exercise of options issued under our incentive plan that are currently exercisable; and (iii) 3,000 shares of restricted stock issued under our incentive plan that have vested. Does not include (A) warrants to acquire 89,274 common shares that are not currently exercisable; (B) 32,000 common shares issuable upon the exercise of options issued under our incentive plan that are not currently exercisable; or (C) 12,000 shares of restricted stock issued under our incentive plan that have not yet vested.


(18) Includes warrants to acquire 14,285 common shares that are issuable to Mr. Hynes at the closing of this offering that will be then currently exercisable. Does not include warrants to acquire 57,140 common shares issuable at the closing of this offering that will not be then currently exercisable.


(19) Includes (i) warrants that are currently exercisable to acquire 41,378 common shares; (ii) 29,000 common shares issuable upon the exercise of options issued under our incentive plan that are currently exercisable; and (iii) 3,200 shares of restricted stock issued under our incentive plan that have vested. Does not include (A) warrants to acquire 65,274 common shares that are not currently exercisable; (B) 66,000 common shares issuable upon the exercise of options issued under our incentive plan that are not currently exercisable; or (C) 12,800 shares of restricted stock issued under our incentive plan that have not yet vested.


(20) Includes warrants to acquire 14,285 common shares that are issuable to Mr. Kruse at the closing of this offering that will be then currently exercisable. Does not include warrants to acquire 57,140 common shares issuable at the closing of this offering that will not be then currently exercisable.


(21) Includes (i) warrants that are currently exercisable to acquire 29,378 common shares; (ii) 6,000 common shares issuable upon the exercise of options issued under our incentive plan that are currently exercisable; and (iii) 5,000 shares of restricted stock issued under our incentive plan that have vested. Does not include (A) warrants to acquire 47,274 common shares that are not currently exercisable; (B) 24,000 common shares issuable upon the exercise of options issued under our incentive plan that are not currently exercisable; or (C) 15,000 shares of restricted stock issued under our incentive plan that have not yet vested.


(22) Includes warrants to acquire 14,285 common shares that are issuable to Mr. Minton at the closing of this offering that will be then currently exercisable. Does not include warrants to acquire 57,140 common shares issuable at the closing of this offering that will not be then currently exercisable.


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(23) Represents the common shares beneficially owned by Moore Holdings, LLC, which Mr. Bacon, as the controlling member thereof, may be deemed to beneficially own, as discussed in footnote 7 above. Does not include (A) 5,226,333 Max Re non-voting common shares, or warrants to acquire 3,246,401 Max Re non-voting common shares; or (B) 1,666,667 common shares owned by Moore Global Investments or 666,667 common shares owned by Remington Investment Strategies (see footnote 9).
(24) Does not include warrants to acquire 1,396,546 Max Re non-voting common shares that are issuable to Moore Holdings, LLC at the closing of this offering. Although these non-voting common shares (including the shares issuable upon exercise of the warrants) may be exchanged for our common shares on a one-to-one basis in certain circumstances, including following a sale, transfer or other disposition to an unaffiliated third party, Moore Holdings, LLC will not be able to exchange these shares for our common shares without the consent of the board of directors of Max Re, other than to deliver common shares upon a sale in the public market.
(25) Does not include 200,000 Max Re non-voting common shares.
(26) Does not include 833,333 common shares owned by Bayerische Hypo- und Vereinsbank AG, as to which Mr. Bub, a managing director of Bayerische Hypo- und Vereinsbank AG, disclaims beneficial ownership.
(27) Includes 3,333 common shares issuable upon the exercise of options issued under our incentive plan that are currently exercisable. Does not include 8,667 common shares issuable upon the exercise of options issued under our incentive plan that are not currently exercisable.
(28) Does not include 1,666,666 common shares beneficially owned by Citigroup Inc. as to which Mr. Heyman, as an affiliate thereof, disclaims beneficial ownership.
(29) Includes 3,333 common shares issuable upon the exercise of options issued under our incentive plan that are currently exercisable. Does not include 8,667 common shares issuable upon the exercise of options issued under our incentive plan that are not currently exercisable.
(30) Includes 3,333 common shares issuable upon the exercise of options issued under our incentive plan that are currently exercisable and 26,666 common shares beneficially owned by Stockmoor Pty Ltd., as to which Mr. Skala, as the sole Director thereof and as a beneficiary of a trust which owns shares in its ultimate holding company, has a beneficial interest. Does not include 8,667 common shares issuable upon the exercise of options issued under our incentive plan that are not currently exercisable.
(31) Includes 3,333 common shares issuable upon the exercise of options issued under our incentive plan that are currently exercisable. Does not include 8,667 common shares issuable upon the exercise of options issued under our incentive plan that are not currently exercisable.
(32) Includes 3,333 common shares issuable upon the exercise of options issued under our incentive plan that are currently exercisable. Does not include
     (A) 8,667 common shares issuable upon the exercise of options issued under our incentive plan that are not currently exercisable; or (B) 1,000,000 common shares owned by High Ridge Capital Partners II, L.P., as to which Mr. Zech, as a partner thereof, disclaims beneficial ownership.

(33) Includes (i) warrants that are currently exercisable to acquire 448,608 common shares; (ii) options to acquire 87,665 common shares that are currently exercisable; and (iii) 20,800 restricted shares that have vested. Does not include (A) warrants to acquire 697,281 common shares that are not currently exercisable; (B) options to acquire 277,335 common shares that are not currently exercisable; or (C) 78,200 restricted shares that have not yet vested.


(34) Includes warrants to acquire 113,002 common shares that are issuable at the closing of this offering that will be then currently exercisable. Does not include warrants to acquire 452,007 common shares issuable at the closing of this offering that will not be then currently exercisable.

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                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

   We describe below some of the transactions we have entered into with parties that are related to our company. We believe that each of the transactions described below was on terms no less favorable to us than we could have obtained from unrelated parties.

Transactions and Relationships with Strategic Investors

   As of June 30, 2001, $449.1 million of the fair value of our alternative investment portfolio was invested in Max Re Diversified, our wholly owned subsidiary managed by Moore Capital. Moore Capital currently does not receive fees as our alternative investment portfolio manager but we expect to negotiate a fee arrangement prior to the end of the second quarter of 2002. Additionally, Moore Capital performs accounting and related services for Max Re Diversified for which it will receive customary fees. As of June 30, 2001, approximately $110.3 million of the fair value of this portfolio was invested in funds managed by Moore Capital. Through December 31, 2000, Moore Capital had received aggregate management and incentive fees of $4.4 million in respect of Max Re Diversified's assets invested in underlying funds managed by Moore Capital. Mr. Louis M. Bacon and Mr. Zack H. Bacon III, two of our directors, are principals of Moore Capital. As principals of Moore Capital, Mr. Zack Bacon III and Mr. Louis Bacon may have interests that are different from, or in addition to, the interests of our company.


   As of June 30, 2001, $35.5 million of the fair value of our alternative investment portfolio was invested in Highbridge Capital Management, one of our principal shareholders, for which Highbridge Capital Management received aggregate fees of $1.5 million. Mr. Glenn Dubin, one of our directors, is a founding partner of Highbridge Capital Management.


 Investments by Strategic Investors

   Moore Holdings, LLC and Capital Z Investments sponsored the formation of our company. As of June 30, 2001, Moore Holdings, an affiliate of Mr. L. Bacon, beneficially owned 1,440,334 common shares, as well as 5,226,333 Max Re non-voting common shares and warrants to acquire 3,246,401 Max Re non-voting common shares. Moore Holdings acquired these securities for an aggregate of $100 million. As of May 22, 2001, affiliated entities of Moore Capital beneficially owned 2,333,334 common shares, which they acquired for an aggregate of $35 million. Mr. Louis Bacon and Mr. Zack Bacon are principals of Moore Capital.


   As of June 30, 2001, Capital Z Investments, an affiliate of Laurence Cheng, one of our directors, beneficially owned 1,440,334 common shares, as well as 1,892,999 Max Re non-voting common shares and warrants to acquire 1,623,200 Max Re non-voting common shares. Capital Z Investments acquired these securities for an aggregate of $50 million.


   Additionally, as of June 30, 2001, Western General Insurance, a strategic investor, owned 4,000,000 common shares and warrants to acquire 613,210 common shares. Western General Insurance acquired these securities for an aggregate of $60 million.


   The warrants issued to Moore Holdings, Capital Z Investments and Western General Insurance in 2000 were issued in connection with private placements of our common shares in consideration of their sponsorship of and strategic investment in our company. As strategic investors, and for no additional consideration, each of these investors will receive additional warrants to acquire an aggregate of 54,321 common shares and 2,094,819 Max Re non-voting common shares (54,321 common shares and 2,416,232 Max Re non-voting common shares if the underwriters' over-allotment option is exercised in full) at the closing of this offering, which will have a term of 10 years and an exercise price per share equal to the public offering price per common share.


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

 Relationships with Strategic Investors and Underwriters

   Mr. Louis M. Bacon, one of our directors, is the controlling member of Moore Holdings, one of our principal shareholders. Additionally, Mr. Louis M. Bacon is the majority shareholder of Moore Capital, which is vested with the investment discretion with respect to portfolio assets held for the account of Moore Global Investments and Remington. Mr. Zack H. Bacon III, one of our directors, is a director, a Managing Director and a member of the Investment Advisory Committee of Moore Capital.

   Mr. Laurence W. Cheng, one of our directors, is an officer and director of the ultimate general partner of Capital Z Investments, one of our principal shareholders.

   Mr. Peter Rackley, one of our directors, currently serves as Chairman and Group Chief Executive Officer of Western International Financial Group Ltd. and its subsidiary, Western General Insurance, one of our principal shareholders.

   Mr. James L. Zech, one of our directors, currently serves as a principal of High Ridge Capital, L.L.C., an affiliate of High Ridge Capital Partners II, L.P., one of our principal shareholders.

   Mr. Mario P. Torsiello, one of our directors, currently serves as a Managing Director of Dresdner Kleinwort Wasserstein, Inc., an affiliate of which, Dresdner Kleinwort Wasserstein Securities LLC, is acting as an underwriter in this offering.

   Salomon Smith Barney Inc., an affiliate of Citigroup Inc., acted as placement agent for our second private equity offering for which it received $5.8 million in fees, and is also acting as underwriter for this offering. Wholly owned subsidiaries of Citigroup Inc., which are affiliates of Salomon Smith Barney Inc., own approximately 1,666,666 common shares. Mr. William H. Heyman, one of our directors, is the Chairman of Citigroup Investments, Inc., an affiliate of Salomon Smith Barney Inc. and one of our principal shareholders. The number of common shares owned by Citigroup Inc. does not include 5,000 common shares owned by Mr. William H. Heyman, as well as 449,958 common shares that are owned by employees of Salomon Smith Barney Inc. and Citigroup Inc. affiliates. Citigroup Inc., through its wholly owned subsidiaries, disclaims any beneficial interest in these shares.


   Bank of America, N.A., an affiliate of Banc of America Securities LLC, one of the underwriters in this offering, and Citibank, N.A., an affiliate of Salomon Smith Barney Inc. and Citigroup, participate in our syndicated U.S. bank $300 million letter of credit facility. Each of Bank of America, N.A. and Citibank, N.A. committed $100 million to the facility.

Loans to Management

   During 1999 and 2000, Messrs. Cooney, Brining, Hynes, Kruse and Minton, each of whom is one of our officers, purchased an aggregate of 933,333 common shares from us. We made loans to Messrs. Cooney, Brining, Hynes, Kruse and Minton in the amounts of $4.5 million, $2.0 million, $1.4 million, $750,000 and $450,000, respectively, to partially finance these purchases. These loans bear interest at 6.45% per year. As of December 31, 2000, the aggregate amounts outstanding under these loans were $4.5 million, $2.0 million, $1.4 million, $750,000 and $450,000, respectively. The principal amount of each of Messrs. Cooney, Brining, Hynes, Kruse and Minton's outstanding respective loans and accrued interest must be repaid in March 2005. Interest on the loans is paid annually.

Transactions with Bayerische Hypo- und Vereinsbank AG and Grand Central Re

   In May 2001, in connection with the formation and capitalization of Grand Central Re, Bayerische Hypo- und Vereinsbank made a $15 million investment in our common shares and provided us with a commitment for a $100 million letter of credit facility. Mr. Stephan Bub, one of our directors, is Chief Executive Officer of the Americas and Asia divisions of Bayerische Hypo- und Vereinsbank.

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   Mr. Bub and Mr. Cooney are members of the board of directors of Grand
Central Re. For services under our insurance management agreement with Grand Central Re, we will receive a per annum fee equal to a minimum of $1 million and a maximum of $10 million, which consists of fixed and variable components.

Consulting Arrangement

   We paid Mario P. Torsiello, one of our directors, $200,000 in cash and $400,000 in common shares (26,666 common shares valued at $15.00 per share) as compensation for consulting services in 2000.

Shareholders' Agreement and Registration Rights

   Each of our shareholders is a party to a shareholders' agreement dated as of December 22, 1999. Under the shareholders' agreement, among other things, after the earlier to occur of December 22, 2001 or 180 days after this offering, each of Moore Holdings, Capital Z Investments and Western General Insurance will be entitled to require us to register its common shares, including the common shares issuable upon exchange of Max Re non-voting common shares, under the Securities Act. Each of these investors will be permitted to demand up to three registrations on Form S-1, or similar long-form registrations, and an unlimited number of demand registrations once we are eligible to use Forms S-2 or S-3, or similar short-form registrations, provided that we will not be required to effect more than two demand registrations in any 12-month period. In addition, each long-form registration must have an aggregate offering price of at least $50 million, which amount includes the aggregate offering price of common shares included in such registration by the other shareholders. Each shareholder has unlimited piggyback rights, subject to cutbacks as further described in the shareholders' agreement. The exercise of demand and piggyback rights are subject to such other limitations and conditions as are customary in registration rights agreements.


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                          MATERIAL TAX CONSIDERATIONS

   The following discussion summarizes the material Bermuda, Ireland and U.S. federal taxation of our company and the material Bermuda, Ireland and U.S. federal income tax consequences of the ownership and disposition of our common shares. The summary does not purport to be a complete analysis of all of the tax considerations that may be applicable to a decision to acquire our common shares and, with respect to the U.S. federal income tax consequences, unless explicitly noted to the contrary, deals only with investors who are U.S. persons who will hold our common shares as "capital assets" within the meaning of Section 1221 of the Internal Revenue Code of 1986, which we sometimes refer to as the Code. The tax treatment applicable to you may vary depending on your particular tax situation or status. Consequently, you are urged to consult your own tax advisor as to the particular tax consequences of this offering to you, including the effect and applicability of federal, state, local and foreign income and other tax laws. This summary is based on current law, and future legislative, judicial or administrative changes could affect the information, beliefs and conclusions in this summary.

   In this summary, a U.S. holder refers to a U.S. person that is a beneficial owner of our common shares. A U.S. person is:

  . a citizen or resident of the United States;

  . a corporation, partnership or other entity created or organized in the United States or under the laws of the United States or of any political subdivision thereof;

  . an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of its source; or

  . any trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and (ii) one or more U.S. persons have the authority to control all substantial decisions of the trust.

   This summary of the application of Bermuda, Ireland and U.S. federal tax laws to our company represents the views of our management as to the application of these laws and does not represent legal opinions of us or our counsel.

Taxation of Max Re Capital and its Subsidiaries

 Bermuda

   Under current Bermuda law, there is no income tax or capital gains tax payable by Max Re Capital, Max Re or Max Re Managers. Max Re Capital, Max Re and Max Re Managers have received from the Bermuda Minister of Finance an assurance under The Exempted Undertakings Tax Protection Act, 1966 of Bermuda, that if there is enacted in Bermuda any legislation imposing tax computed on profits or income, or computed on any capital asset, gain or appreciation, or any tax in the nature of estate duty or inheritance tax, then the imposition of any such tax shall not be applicable to Max Re Capital, Max Re, Max Re Managers or any of their operations or their shares, debentures or other obligations, until March 28, 2016. This assurance does not exempt from any tax or duty any persons who are ordinarily resident in Bermuda (Max Re Capital, Max Re and Max Re Managers are not so currently affected) or provide an exemption from taxation under The Land Tax Act 1967 of Bermuda or from tax otherwise payable in relation to any property leased to Max Re Capital, Max Re or Max Re Managers. Max Re Capital, Max Re, Max Re Managers and Max Re Diversified, as an overseas company that has obtained a permit to carry on certain business in Bermuda, under current rates, will pay annual Bermuda government fees of BD$16,695, BD$9,345, BD$1,780 and BD$1,780, respectively, and Max Re Capital, Max Re and Max Re Managers will pay annual insurance license fees of BD$2,625, BD$15,750 and BD$1,213, respectively. In addition, all entities employing individuals in Bermuda are required to pay a payroll tax and there are sundry other taxes, directly or indirectly, payable to the Bermuda government by us.



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 Ireland

   Max Re Europe received permission to carry on the business of reinsurance from the Department of Enterprise, Trade and Employment of Ireland in June 2001. A company carrying on a trade in Ireland is liable to Irish corporation tax on its tax adjusted profits. The corporation tax rate on tax adjusted trading profits is 20% for the year 2001, reducing to 16% for the year 2002 and 12.5% thereafter.

   Reinsurance companies' trading income includes underwriting profit and investment income attributable to its reinsurance trade. Other investment income is taxable at the higher corporation tax rate of 25%.

   In general, taxable trading profits are calculated in the following manner:

  . Revenue expenses incurred wholly and exclusively for the purposes of the trade are deductible from trading income. Expenses are determined on an accrual basis, i.e. the accounting treatment is generally followed;

  . Interest and other costs of borrowings for trading purposes are generally deductible in the accounting period in which they are charged;

  . Annual interest paid on money borrowed to invest in or loan to trading companies may also be deductible as a charge on income, subject to certain conditions;

  . Normal remuneration of directors and employees for trading purposes is deductible;

  . Depreciation is not deductible. However, a tax deduction is provided for the wear and tear of the asset by way of a capital allowance; and

  . Entertainment expenditures, excluding bona fide employee entertainment, are not deductible for tax purposes.

   For the foreseeable future, we do not expect Max Re Europe's tax liability to be significant.

 United States

   In general, under current U.S. tax rules and regulations, a non-U.S. corporation is subject to U.S. federal income tax on its taxable income that is treated as effectively connected to its conduct of a trade or business within the U.S. and to the U.S. branch profits tax on its effectively connected earnings and profits (with certain adjustments) deemed repatriated out of the United States. However, pursuant to most U.S. income tax treaties, a non-U.S. corporation is subject to the U.S. federal income tax on its business profits only if it is engaged in the conduct of a trade or business in the U.S. through a permanent establishment located in the United States. If a non-U.S. corporation is not entitled to the benefits of an applicable treaty, the non-U.S. corporation is subject to U.S. federal income tax on its effectively connected business profits if it is engaged in the conduct of a trade or business in the United States under the general "engaged in a trade or business test." Neither the Code nor the applicable regulations provide a general definition of what constitutes being engaged in a trade or business within the United States. The limited case law concerning the general definition of what constitutes engaging in a U.S. trade or business does not provide definitive guidance and generally provides that a non-U.S. corporation will be considered to be engaged in a U.S. trade or business if it regularly and continuously carries out business activities in the United States. The test is generally a factual one, and therefore all facts and circumstances must be examined annually in determining whether a non-U.S. corporation is engaged in a U.S. trade or business for a taxable year.

   The United States has entered into a treaty with Bermuda relating to the taxation of insurance enterprises, which we refer to as the Bermuda treaty. The U.S. has also entered into a treaty with Ireland, which we refer to in this prospectus as the Ireland treaty. Under the Bermuda treaty, business profits earned by an insurance company that is a resident of Bermuda may be taxed in the United States only if such profits are attributable to

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the conduct of a trade or business carried on through a permanent establishment in the United States. However, an insurance enterprise resident in Bermuda will be entitled to the benefits of the Bermuda treaty only if:

  . 50% or more of its equity is beneficially owned, directly or indirectly, by Bermuda residents or U.S. citizens or residents; and

  . its income is not used in substantial part, directly or indirectly, to make disproportionate distributions to, or to meet certain liabilities to, persons who are not Bermuda residents or U.S. citizens or residents.

   For purposes of the Bermuda treaty, a permanent establishment generally is defined to include a branch, office or other fixed place of business through which the business of the enterprise is carried on, or an agent (other than an agent of independent status acting in the ordinary course of its business) that has, and habitually exercises in the United States, authority to conclude contracts in the name of the corporation. Whether Max Re will be entitled to relief under the permanent establishment provisions of the Bermuda treaty upon completion of or after this offering is uncertain as we cannot predict whether Max Re would satisfy the two requirements, described above, under the Bermuda treaty. No regulations interpreting the Bermuda treaty have been issued.

   However, we believe, based on the general U.S. trade or business test and the activities of our company with respect to the United States, we should not be subject to U.S. federal income tax imposed on our business income. It is anticipated that we will operate in the future so as not to be engaged in the conduct of a trade or business in the United States. However, we cannot assure you that the IRS will not contend successfully that we are engaged in a trade or business in the United States because none of the Code, regulations or court decisions provides definitive standards as to the specific type of activities that constitute being engaged in the conduct of a trade or business within the United States. In addition, the determination of whether a non-U.S. corporation is engaged in a U.S. trade or business is essentially factual in nature. If Max Re Capital, or any of its subsidiaries, were deemed to be so engaged, that entity would be subject to U.S. income tax, as well as the branch profits tax, on certain of its income unless, in the case of Max Re or Max Re Europe, the entity is entitled to relief under the permanent establishment provision of an applicable treaty. If Max Re were deemed to be engaged in business in the United States but did not have a permanent establishment in the United States within the meaning of the Bermuda treaty and Max Re qualified for Bermuda treaty benefits, premium income of Max Re would be exempt from U.S. tax. However, regardless of the application of the Bermuda treaty, any Max Re investment income that is effectively connected with a U.S. business could still be subject to U.S. tax on a net basis, and the branch profits tax may still be applicable to that investment income. However, as stated above, although we cannot assure you, we believe that we will not be engaged in the conduct of a U.S. trade or business.

   If Max Re Capital, or any of its subsidiaries, is subject to U.S. federal income tax, that entity would be taxed at regular corporate rates on all of its income that is effectively connected with the conduct of its U.S. business. In addition, Max Re Capital, and/or its subsidiaries would be subject to the branch profits tax. U.S. federal income tax, if imposed, would be based on effectively connected income computed in a manner generally analogous to that applied to the income of a U.S. corporation, except that a non-U.S. corporation can anticipate an allowance of deductions and credits only if it files a United States income tax return. Penalties may be assessed for failure to file tax returns. Max Re has filed protective U.S. income tax returns on a timely basis in order to preserve its right to claim tax deductions and credits if Max Re subsequently is determined to be subject to U.S. federal income tax. The highest marginal federal income tax rates currently are 35% for a corporation's effectively connected income and 30% for the "branch profits" tax.

   Non-U.S. corporations not engaged in a trade or business in the United States are nonetheless subject to U.S. income tax on certain fixed or determinable annual or periodical gains, profits and income (such as dividends and certain interest on investments) derived from sources within the United States. Such tax generally is imposed by withholding at a rate of 30% (or a lower treaty rate), or on the gross income subject to the tax and the tax is eliminated with respect to certain types of U.S. source income, such as portfolio interest. Non-U.S. corporations that are engaged in the conduct of a U.S. trade or business are subject to the 30% (or a lower treaty rate), withholding tax but only with respect to their income that is not effectively connected with such trade or business. The Bermuda treaty does not provide for reductions in such withholding rates.

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   The United States also imposes an excise tax on insurance and reinsurance premiums paid to non-U.S. insurers or reinsurers with respect to risks or insureds located in the United States. The rates of tax applicable to such premiums paid to Max Re or Max Re Europe, unless the federal insurance excise tax exemption in the Ireland treaty applies to such premiums, are 4% for direct casualty insurance and indemnity bonds or 1% for reinsurance premiums and direct insurance of life, sickness and accident policies and annuity contracts.

Taxation of Shareholders

 Bermuda Taxation

   Currently, there is no Bermuda withholding tax on dividends paid by Max Re Capital.

 United States Taxation of U.S. Shareholders

   Taxation of Dividends. Subject to the discussion below relating to the potential application of the passive foreign investment company, controlled foreign corporation, foreign personal holding company and personal holding company rules, cash distributions made with respect to our common shares will constitute dividends for U.S. federal income tax purposes to the extent paid out of our current or accumulated earnings and profits. U.S. holders generally will be subject to U.S. federal income tax on the receipt of such dividends. Generally, such dividends will not be eligible for the dividends received deduction. To the extent that a distribution exceeds earnings and profits, it will be treated first as a return of the U.S. holder's basis to the extent of such basis, and then as gain from the sale of a capital asset. The character of such gain is described below under "Dispositions of Common Shares."

   Passive Foreign Investment Companies. In general, a non-U.S. corporation will be a passive foreign investment company, which we sometimes refer to as PFIC in this prospectus, if:

  . 75% or more of its gross income constitutes "passive income"; or

  . 50% or more of its assets produce, or are held for the production of, passive income.

   If Max Re Capital and any of its subsidiaries were characterized as PFICs, a U.S. holder would be subject to certain adverse federal income tax consequences, unless a "QEF election" or "mark to market" election (each as described below) is made with respect to each of the entities that is treated as a PFIC. If Max Re Capital is a PFIC, U.S. holders generally will be subject to a special tax and an interest charge at the time of the sale of, or receipt of an "excess distribution" with respect to, their common shares, and a portion of any gain may be recharacterized as ordinary income. Such U.S. holder is treated as receiving an "excess distribution" if the amount of the distribution is more than 125% of the average distribution with respect to our common shares during the three preceding taxable years (or shorter period during which the taxpayer held our common shares). In general, the special tax and interest charges are based on the value of the tax deferral of the taxes that are deemed due during the period the U.S. holder owned the shares, computed by assuming that the excess distribution or gain (in the case of a sale) with respect to the shares was taxed in equal portions throughout the U.S. holder's period of ownership at the highest marginal tax rate. The interest charge is computed using the applicable rate imposed on underpayments of U.S. federal income tax for such period. In general, if a U.S. person owns stock in a non-U.S. corporation during any taxable year in which such corporation is a PFIC, the stock will generally be treated as stock in a PFIC for all subsequent years. In addition, a U.S. person that directly or indirectly owns stock of a PFIC is treated as owning a proportionate amount by value of any stock owned by that PFIC. If the PFIC owns shares in another PFIC, the excess distribution rules apply separately to the U.S. person with respect to its interest in such lower-tier PFIC on an indirect basis. Accordingly, if Max Re Capital is a PFIC, Max Re Capital's subsidiaries may be treated as lower-tier PFICs and U.S. holders of Max Re Capital will be treated as indirect holders of the shares of such subsidiaries.

   If Max Re Capital and any of its subsidiaries are treated as PFICs in any taxable year, it may be possible for U.S. persons who own our common shares to mitigate certain of the negative tax consequences to them under

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the PFIC rules. In particular, under certain limited circumstances as described in more detail below, a U.S. person may be able to

  . make a timely qualified electing fund election, which we refer to as a QEF election, with respect to its shareholdings;

  . avail itself of a protective QEF election with respect to our common shares it owns; or

  . make a mark to market election with respect to the first taxable year Max
    Re Capital and any of its subsidiaries are considered PFICs during its holding period in our common shares.

   As described below, the availability of these elections is uncertain as a matter of law, and in certain cases requires that we provide certain information. We cannot assure you that such information will be made available to persons who own our common shares.

   The special PFIC tax rules described above will not apply to a U.S. holder if the U.S. holder makes a QEF election to have each of Max Re Capital and its lower-tier PFICs treated as a qualified electing fund for the first taxable year in which each is a PFIC and such U.S. holder directly or indirectly holds stock in the PFIC and we provide certain information to the U.S. holder. If we conclude in any year that Max Re Capital and Max Re shall be treated as PFICs, we intend to notify all U.S. holders and provide such information as may be required to make QEF elections with respect to such entities effective. If Max Re Capital and Max Re are PFICs, U.S. holders would also be subject to the PFIC rules on a separate basis with respect to their indirect interests in any lower-tier PFICs (i.e., direct and indirect subsidiaries of Max Re Capital and Max Re that are also PFICs). If we conclude in any year that Max Re Capital and Max Re are PFICs, we may not be able to provide the information necessary for the U.S. person to make QEF elections with respect to certain lower-tier PFICs (generally, direct and indirect subsidiaries of Max Re Capital and Max Re, other than Max Re Europe, that are also PFICs). Furthermore, it is important to note that although we may conclude in any year that we reasonably believe that we are not PFICs, the application of the PFIC rules to us may be uncertain. The IRS might ultimately conclude that Max Re Capital and any of its subsidiaries were in fact PFICs in any such year in which case there could be significant adverse tax consequences for U.S. holders.

   A U.S. holder that makes QEF elections with respect to each of Max Re Capital and its subsidiaries will be currently taxable on its pro rata share of the ordinary earnings and net capital gain of such entities during the years they are PFICs (at ordinary income and capital gains rates, respectively), regardless of whether or not distributions were received. The U.S. holder's basis in our common shares will be increased to reflect taxed but undistributed income. Distributions of income that had previously been taxed will result in a corresponding reduction of basis in the common shares and will not be taxed again as a distribution to the U.S. holder.

   In general, a U.S. person that owns directly or through a non-U.S. entity shares of a PFIC must make a QEF election by filing an IRS Form 8621 on or before the due date (including extensions) for the filing of such U.S. person's income tax return for the first taxable year to which the election is to apply. In certain circumstances, such U.S. person may be able to make a retroactive QEF election at a later date. Except for 2% U.S. shareholders (as defined below), a retroactive QEF election may not be available unless such U.S. person has previously preserved its right to make a retroactive QEF election by filing a protective statement signed under penalty of perjury with the IRS for the first taxable year in which such U.S. person acquired the shares of the non-U.S. corporation and, at the time of such filing, the U.S. person reasonably believed that the non-U.S. entity for which the filing was being made was not a PFIC for the taxable year. The protective statement must generally contain:

    . statements describing the U.S. person's basis (including application of the 75% income and 50% asset tests and other factors) for its reasonable belief that the non-U.S. corporation was not a PFIC for its taxable year ending with or within the U.S. person's first taxable year to which the protective statement applies;


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    . the U.S. person's agreement extending the periods of limitations on the assessment of the U.S. person's PFIC related taxes for all taxable years to which the protective statement applies;

    . name, address and certain identifying information of the U.S. person and the non-U.S. corporation with respect to which the protective statement is being filed; and

    . information and representation regarding the highest percentage of shares of each class of stock of the non-U.S. corporation held directly or indirectly by the U.S. person during the U.S. person's first taxable year to which the protective statement applies.

   In general, filing the protective statement with respect to a taxable year by itself does not obligate a U.S. person to include its pro rata share of the non-U.S. corporation's earnings into income for such taxable year if the non-U.S. corporation is not a PFIC for such taxable year. Such filing will merely preserve the U.S. person's ability to make a retroactive QEF election with respect to such taxable year and may, thereby, protect the U.S. person from some of the more severe penalties under the PFIC rules (including an inability to take account of annual losses (if any) and the imposition of a special interest charge on gains in the market value of the shares regardless of whether such gains are attributable to underlying earnings of the company). If Max Re Capital and any of its subsidiaries are treated as PFICs, any U.S. person that makes a valid retroactive QEF election with respect to Max Re Capital and any of its subsidiaries that are themselves treated as PFICs will be taxable on such U.S. person's cumulative annual pro rata share of the ordinary earnings and net capital gains of such entities (regardless of whether any distributions were received) as if such U.S. person had made such elections on a timely basis (i.e., on a non-retroactive basis), plus an interest charge to eliminate the tax deferral arising from the retroactive election. Accordingly, in light of the uncertainty and lack of guidance regarding the application of the PFIC rules to companies engaged in an insurance business (as described below), U.S. holders (other than 2% U.S. shareholders) may wish to consider filing a protective statement with respect to each of Max Re Capital and its subsidiaries for the first taxable year during which any interest in Max Re Capital is acquired in order to preserve the ability to make a retroactive QEF election. You are advised to consult your own tax advisors regarding the mechanics and effects of filing a protective statement with respect to each of Max Re Capital and its subsidiaries and making a retroactive QEF election in the event it is subsequently determined that Max Re Capital and any of its subsidiaries are PFICs in any particular year.

   In general, a U.S. person that owns, directly, indirectly or through attribution, less than two percent of the vote and value of each class of stock of a non-U.S. corporation for a taxable year (which we refer to as a 2% shareholder) is not always required to file a protective statement to preserve its ability to make a retroactive QEF election with respect to such taxable year. Such 2% U.S. shareholder may make a retroactive QEF election with respect to a non-U.S. corporation for such taxable year if the non-U.S. corporation has indicated in a public document that, with respect to such taxable year, it:

    . reasonably believes that it is not or should not constitute a PFIC;
      or

    . in certain circumstances is unable to conclude whether it is a PFIC but reasonably believes that, more likely than not, it ultimately will not be a PFIC.

   Alternatively, a U.S. person who is a holder of common shares in a PFIC that are treated as "marketable stock" may make a mark to market election. A U.S. person that makes a valid mark to market election will not be subject to the PFIC rules described above. Instead, in general, a U.S. person that makes a valid mark to market election will include in each year as ordinary income the excess, if any, of the fair market value of our common shares at the end of the taxable year over its adjusted basis. The excess, if any, of the adjusted basis of our common shares over their fair market value at the end of the taxable year will be permitted as ordinary loss (but only to the extent of the net amount previously included in income as a result of the mark to market election). The electing U.S. person's basis in the common shares will be adjusted to reflect any such income or loss amounts. The mark to market election is only available with respect to stock regularly traded on certain United States exchanges (including the Nasdaq National Market) and other exchanges designated by the United States Treasury. A class of stock is treated as regularly traded for a calendar year if it is traded for at least 15 days

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during each calendar year quarter. Because our common shares will not be traded on the Nasdaq National Market for each calendar quarter during their first year of public offering, it is unclear whether such election will be available in such year. In addition, it is unclear whether the benefit of a mark to market election is available at all in the case of a publicly-traded holding company, such as Max Re Capital, that becomes a PFIC because of its lower-tier PFIC subsidiaries, such as Max Re. The Code and the regulations currently do not allow a mark to market election with respect to the stock of lower-tier PFICs that are non-marketable. There is also no provision that specifically provides that a mark to market election with respect to the stock of a publicly-traded holding company will effectively exempt the lower-tier PFICs from the negative tax consequences arising from the general PFIC rules described above. Because the fair market value of the stock of a holding company generally includes the fair market value of the stock of its subsidiaries, the better view is that a mark to market election made with respect to the stock of the holding company should apply to remove the lower-tier PFICs from the general PFIC rules. However, because of the lack of guidance, there can be no assurance that the IRS will agree with our view.

   If Max Re Capital and any of its subsidiaries are treated as PFICs during the first year after this offering and the mark to market election is not available for such first year as described above, or is not made based on the premise that Max Re Capital was not a PFIC in that year, U.S. holders who acquire our common shares during such first year may be subject to special rules when making a mark to market election in a subsequent year, assuming that an election with respect to our common shares is effective with respect to the stock of the lower-tier PFICs, unless a QEF election has been made for each of Max Re Capital and its subsidiaries for all previous years in which Max Re Capital and any of its subsidiaries are PFICs. If QEF elections have not been properly made in the first year and a mark to market election is made with respect to Max Re Capital in the following year, any gain upon disposition of our common shares, or deemed gain under the mark to market regime, will generally be treated as an "excess distribution" subject to the special tax and interest charges of the general PFIC rules described above. You are advised to consult your tax advisors regarding the availability of the mark to market election and the consequences resulting from such election.

   For the above purposes, "passive income" generally includes interest, dividends, annuities and other investment income. The PFIC statutory provisions contain an express exception for income "derived in the active conduct of an insurance business by a corporation which is predominantly engaged in an insurance business." This insurance company exception is intended to ensure that income derived by a bona fide insurance company is not treated as passive income. Thus, to the extent such income is attributable to financial reserves in excess of the reasonable needs of the insurance business, it may be treated as passive income for purposes of the PFIC rules. Max Re and Max Re Europe expect to engage predominantly in insurance activities that involve sufficient transfer of risk and neither entity expects to have financial reserves in excess of the reasonable needs of its insurance business. If this is the case, Max Re's and Max Re Europe's income or assets would not be expected to be considered passive. However, to the extent that Max Re or Max Re Europe engages in certain non-traditional insurance activities that do not involve a sufficient amount of risk transfer, the insurance company exception may not apply. In this regard, Max Re has engaged an independent auditor to review all reinsurance transactions prior to their consummation to ensure sufficient risk has been transferred in those transactions. Because authority in this area is lacking, there is a risk that certain non-traditional insurance activities might cause Max Re or Max Re Europe to be characterized as a PFIC. Additionally, the maintenance of financial reserves in excess of the reasonable needs of our insurance business and a failure to qualify for the insurance company exception in any other way is likely to cause Max Re or Max Re Europe to be characterized as a PFIC. In addition, we may currently or in the future fail to satisfy the insurance company exception to the PFIC rules because the IRS may disagree with our interpretation of the current scope of the insurance company exception and successfully challenge our position that we qualify for the exception. In addition, the IRS may issue regulatory or other guidance that applies on either a prospective or retroactive basis under which we may fail to qualify for the insurance company exception. You should consult your own tax advisor to assess your tolerance for this risk. The PFIC statutory provisions also contain a look-through rule that states that, for purposes of determining whether a non-U.S. corporation is a PFIC, such non-U.S. corporation shall be treated as if it "received directly its proportionate share of the income . .
 ." and as if it "held its proportionate share of the

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assets . . . of any other corporation in which it owns at least 25% of the value of the stock." Under the look-through rule, Max Re Capital would be deemed to own its proportionate share of the assets and to have received its proportionate share of the income of Max Re for purposes of the two PFIC tests (i.e., 75% income and 50% asset tests) described above. Therefore, Max Re Capital should not be considered a PFIC if Max Re and Max Re Europe are not, as expected, considered PFICs.

   However, no final regulations interpreting the substantive PFIC provisions have yet been issued. Therefore, substantial uncertainty exists with respect to their application or their possible retroactivity. In addition, we may experience unanticipated changes in our operations resulting from business or market contingencies that may cause us to fail to qualify under the insurance company exception. Accordingly, U.S. holders, other than 2% U.S. shareholders, may wish to consider filing a protective statement described above for each of Max Re Capital and its subsidiaries for the first taxable year during which any equity interest in Max Re Capital is acquired to preserve their ability to make retroactive QEF elections in the event Max Re Capital and one or more of its subsidiaries were to be treated as PFICs. Each U.S. person who is considering an investment in our common shares should consult his tax advisor as to the effects of these rules and the desirability of filing a protective statement.

   Possible Classification of Max Re Capital and/or its Subsidiaries as Controlled Foreign Corporations. Certain U.S. 10% shareholders (as defined below) that own, directly or indirectly through a non-U.S. entity, shares of a non-U.S. corporation that is a controlled foreign corporation or a CFC for an uninterrupted period of 30 days or more during any taxable year, are required to include in their gross income for U.S. federal income tax purposes their pro rata share of the CFC's subpart F income, as defined below, for such year. This income inclusion is generally applicable to U.S. 10% shareholders that have such direct or indirect ownership on the last day of the taxable year of the CFC. The subpart F income inclusion is required even if the subpart F income is not distributed. In addition, U.S. 10% shareholders of a CFC may be deemed to receive taxable distributions to the extent the CFC increases the amount of its earnings that are invested in certain specified types of U.S. property. All of Max Re Capital's, Max Re's and Max Re Europe's, and possibly some or all of Max Re Capital's other subsidiaries', income is expected to be subpart F income. Subpart F income generally includes passive investment income, such as interest, dividends or certain rent or royalties, and certain insurance income, which we refer to as subpart F insurance income. Subpart F insurance income is any income (including underwriting and investment income) that is attributable to the issuing (or reinsuring) of any insurance or annuity contract, and that (subject to certain modifications) would be taxed under the insurance company provisions of the Code if such income were the income of a U.S. insurance company absent an applicable exception. However, subpart F income does not include certain income subject to high foreign taxes and any income from sources within the U.S. which is effectively connected with the conduct of a trade or business within the U.S. and not exempted or subject to a reduced rate of tax by applicable treaty.

   A U.S. 10% shareholder is any U.S. person who owns, directly or indirectly through non-U.S. entities, or is considered to own (generally through attributions from family members, partnerships, estates, trusts or 10% controlled corporations) 10% or more of the total combined voting power of all classes of stock of a non-U.S. corporation. In general, a non-U.S. corporation is treated as a CFC only if its U.S. 10% shareholders collectively own more than 50% of the total combined voting power or total value of the corporation's stock on any day. However, for purposes only of taking into account Subpart F insurance income, a non-U.S. corporation such as Max Re and Max Re Europe generally will be treated as a CFC if more than 25% of the total combined voting power or total value of its stock is owned by U.S. 10% shareholders.

   In determining the U.S. 10% shareholders of Max Re or Max Re Europe, capital stock of Max Re or Max Re Europe that is held indirectly by U.S. persons through Max Re Capital or any other non-U.S. entity is treated as held by U.S. persons. A U.S. person will be treated as owning indirectly a proportion of the capital stock of Max Re corresponding to the ratio that the common shares owned by such person bears to the value of all the capital stock of Max Re Capital. Max Re Capital's bye-laws require prior board of directors approval for any issuance or transfer of shares that results in:


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  . a shareholder (together with any persons whose stock would be attributable to such shareholder under applicable U.S. tax attribution rules) holding more than 9.9% of the total common shares issued and outstanding; or

  . any adverse tax, regulatory or legal consequences to Max Re Capital, any of its subsidiaries or any other shareholder.

   Max Re Capital's bye-laws also provide that if our board of directors in its absolute discretion determines that share ownership by any shareholder may result in:

  . a shareholder (together with any persons whose stock would be attributable to such shareholder under applicable U.S. tax attribution rules) holding more than 9.9% of the total common shares issued and outstanding; or

  . adverse tax, regulatory or legal consequences to Max Re Capital, any of its subsidiaries or any other shareholder,

then Max Re Capital will have the option, but not the obligation, to repurchase all or any part of the shares held by such shareholder to the extent our board of directors determines it is necessary or advisable to avoid or cure any adverse or potential adverse consequences.

   Max Re Capital's bye-laws provide that the direct and indirect voting power of each shareholder will be limited to no more than 9.9% of the total combined voting power of all classes of our common shares, unless such provision is waived by the unanimous consent of our board of directors. Because of the attribution provisions of the Code and the rules of the Securities Exchange Commission regarding determination of beneficial ownership, this requirement may have the effect of reducing the voting rights of a shareholder whether or not such shareholder directly holds of record more than 9.9% of the voting shares of Max Re Capital. Further, our board of directors has the authority to request from any shareholder certain information for the purpose of determining whether such shareholder's voting rights are to be reduced. Failure to respond to such a notice, or submitting incomplete or inaccurate information, gives our board of directors discretion to disregard all votes attached to such shareholder's common shares.

   Because of the foregoing provisions, we believe that none of us should be a CFC under the general rules described above. However, because of the complexity of the attribution rules, we cannot assure you that this will be the case. Also, we cannot assure you that Max Re Capital or any of its subsidiaries will not at some time in the future become a CFC. You should consult your own tax advisor to determine whether your ownership interest in Max Re Capital would cause you to become a U.S. 10% shareholder of Max Re Capital or of any subsidiary of Max Re Capital, and to determine the impact of such a classification on you.

   RPII Companies. A different definition of CFC is applicable in the case of a non-U.S. corporation which earns related person insurance income or RPII. RPII is any subpart F insurance income attributable to policies of insurance or reinsurance with respect to which the person (directly or indirectly) insured is a RPII shareholder (as defined below) of the non-U.S. corporation or a related person (as defined below) to such a shareholder. For purposes only of taking into account RPII, and subject to the exceptions described below, Max Re will be treated as a CFC if its RPII shareholders collectively own, directly or indirectly through non-U.S. entities, 25% or more of the total combined voting power or value of Max Re's stock on any day during a taxable year. If Max Re is a CFC for an uninterrupted period of at least 30 days during any taxable year under the special RPII rules, a U.S. person who owns, directly or indirectly through non-U.S. entities, shares of Max Re on the last day of any such taxable year must include in its gross income for U.S. federal income tax purposes its allocable share of RPII of Max Re for the entire taxable year, subject to certain modifications. For purposes of inclusion of Max Re's RPII in the income of U.S. persons who own common shares, unless an exception applies, a RPII shareholder is a U.S. person who owns, directly or indirectly through non-U.S. entities, any amount (rather than 10% or more) of our common shares. Generally, for purposes of the RPII rules, a related person is someone who controls or is controlled by the RPII shareholder or someone who is controlled by the same person or persons which control the RPII shareholder. Control is measured by either more than 50% in value or more than 50% in voting power

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of stock after applying certain constructive ownership rules. The discussion set forth regarding the application of the RPII rules to Max Re is equally applicable to Max Re Europe, which will also be engaged in the reinsurance business. Although the reinsurance activities of Max Re Europe are intended to target insurance companies in European countries (rather than in the United States), RPII rules may still be implicated if the European insureds are related parties to the RPII shareholders.

   RPII Exceptions. The special RPII rules do not apply if:

  . direct and indirect insureds and persons related to such insureds, whether or not U.S. persons, are treated at all times during the taxable year as owning, directly or indirectly through non-U.S. entities, less than 20% of the voting power and less than 20% of the value of the stock of Max Re;

  . the RPII of Max Re, determined on a gross basis, is less than 20% of Max
    Re's gross insurance income for such taxable year; or

  . certain other exceptions apply.

   Where no exception applies, each U.S. person who owns directly or indirectly shares of Max Re on the last day of Max Re's taxable year will be required to include in its gross income for U.S. federal income tax purposes its share of RPII for the entire taxable year. The amount includible will be determined as if all such RPII were distributed proportionately only to such U.S. persons at that date, but limited by Max Re's current-year earnings and profits and reduced by the U.S. person's share, if any, of prior-year deficits in earnings and profits.

   Computation of RPII. In order to determine how much RPII Max Re has earned in each taxable year, we intend to obtain and rely upon information from Max Re's insureds to determine whether any of the insureds or persons related to such insureds are our direct or indirect U.S. shareholders. We likely will not be able to determine whether any of the underlying insureds of the insurance companies to which Max Re provides insurance or reinsurance are RPII shareholders or related persons to such shareholders. Consequently, we may not be able to determine accurately whether Max Re qualifies for the RPII exceptions described above and the gross amount of RPII earned by Max Re in a given taxable year. Max Re will take reasonable steps to secure such additional information relevant to determining the availability of the RPII exceptions and the amount of its insurance income that is RPII as it believes advisable, but we cannot assure you that such information will be sufficient to enable Max Re to make such determinations. If we determine that neither the RPII 20% ownership exception nor the RPII 20% gross income exception is applicable for any taxable year, we may seek information from our shareholders as to whether direct or indirect owners of common shares at the end of the year are U.S. persons. Such information is necessary in order to allow us to determine and apportion RPII among the U.S. holders. In any such year, we will inform our U.S. holders of the amount of RPII per share and such U.S. holders are obligated to file a return reporting such amount. To the extent we are unable to determine whether a direct or indirect owner of common shares is a U.S. person, we may assume that such owner is not a U.S. person for the purpose of allocating RPII, thereby increasing the amount of RPII per share for all such U.S. holders.

   Apportionment of RPII to U.S. Holders. The amount of RPII includible in the income of a direct or indirect U.S. shareholder is based upon the net RPII for the year after deducting related expenses such as losses, loss reserves and operating expenses. If we determine that neither one of the first two RPII exceptions described above (i.e., the RPII 20% ownership exception and RPII 20% gross income exception) is applicable for any taxable year, every U.S. person who owns, directly or indirectly through non-U.S. entities, common shares on the last day of such taxable year will be required to include in gross income its share of our RPII for the entire year. Such gross income inclusion is applicable whether or not RPII is distributed and regardless of whether the U.S. holder has owned our common shares for the entire year. A U.S. holder who owns common shares during such taxable year but not on the last day of the taxable year, which would normally be December 31, is not required to include in gross income any part of Max Re's RPII. The aggregate amount of RPII allocable to such U.S. holders of our common shares who are required to include RPII of Max Re in income for a given taxable year normally is determined by multiplying the amount of total RPII of Max Re for such taxable year by a fraction. The fraction is:


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  . the total earnings and profits which would be distributed indirectly through Max Re Capital with respect to the common shares if all earnings and profits of Max Re were distributed on the last day of that taxable year; over

  . the total earnings and profits of Max Re for that taxable year which would be distributed with respect to all shares of Max Re owned, directly or indirectly through Max Re Capital, by U.S. holders.

   If Max Re has RPII and we make a distribution of such RPII to a U.S. holder with respect to our common shares, such dividends will not be taxable to the extent any such RPII has been allocated to and included in the gross income of such U.S. holder for the taxable year in which the distribution was paid or for any prior year.

   Basis Adjustments. A U.S. holder's tax basis in its common shares will be increased by the amount of any RPII that the U.S. holder includes in income. The U.S. holder's tax basis in its common shares will be reduced by the amount of such distributions that are excluded from income. In general, a U.S. holder will not be able to exclude from income distributions with respect to RPII that a prior U.S. holder included in income.

   Information Reporting. Every U.S. person who "controls" a non-U.S. corporation by owning directly or by attribution more than 50% of the total combined voting power of all classes of stock entitled to vote, or more than 50% of the total value of shares of all classes of stock, of such corporation, for an uninterrupted period of 30 days or more during a taxable year of that non-U.S. corporation, must file a Form 5471 with its U.S. income tax return. In addition, under certain circumstances, U.S. persons treated as U.S. 10% shareholders or certain RPII shareholders of a CFC that own shares directly or indirectly through a non-U.S. entity are also required to file a Form 5471. Thus, if Max Re's (or Max Re Europe's) gross RPII for a taxable year constitutes 20% or more of such corporation's gross insurance income for such period (and the 20% ownership exception described above does not apply), any U.S. person treated as owning any shares of Max Re (or Max Re Europe) directly or indirectly on the last day of such taxable year will be subject to the RPII rules and will be required to file a Form 5471. In addition, U.S. persons who own directly or indirectly more than 10% in value of the outstanding common shares of Max Re Capital or its subsidiaries at any time during a taxable year are required in certain circumstances to file Form 5471 even if none of the corporations is a CFC. For any taxable year we determine that Max Re does not meet either of the first two RPII exceptions (i.e., the RPII 20% gross income and RPII 20% ownership exceptions) described above, we intend to mail to all shareholders of record, and will make available at the transfer agent with respect to our common shares, Form 5471 (completed with company information) for attachment to the returns of shareholders. However, our determination of the amount of Max Re's gross RPII for a given taxable year may not be accurate because of our inability to gather the information necessary to make such determination. A tax-exempt organization that is treated as a U.S. 10% shareholder or a RPII shareholder under subpart F will be required to file a Form 5471 in the circumstances described above. Failure to file Form 5471 may result in penalties.

   Tax-Exempt Shareholders. Under Code section 512(b)(17), a tax-exempt entity that owns, directly or indirectly through a non-U.S. entity or through attribution, shares of Max Re Capital, Max Re and/or Max Re Europe is required to treat as unrelated business taxable income or UBTI the portion of any deemed distribution to such shareholder of Subpart F insurance income if such insurance income would be treated as UBTI if derived directly by such tax-exempt shareholder. Exceptions are provided for income attributable to a policy of insurance or reinsurance with respect to which the person (directly or indirectly) insured is:

  . the tax-exempt shareholder;

  . an affiliate of the tax-exempt shareholder which itself is exempt from tax under Code section 501(a); or

  . a director or officer of, or an individual who (directly or indirectly) performs services for, the tax-exempt shareholder or an exempt affiliate but only if the insurance covers primarily risks associated with the performance of services in connection with the tax-exempt shareholder or exempt affiliate.

   Code section 512(b)(17) applies to amounts included in gross income in any taxable year. If Max Re's or Max Re Europe's gross RPII were to equal or exceed 20% of such corporation's gross insurance income and the 20% ownership exception for RPII does not apply, or Max Re Capital, Max Re, Max Re Europe were otherwise treated as a CFC (i.e., more than 25% is owned by U.S. 10% shareholders) for a taxable year, tax-exempt entities owning our common shares would be required to treat a portion of our company's subpart F insurance income as UBTI. Prospective investors that are tax-exempt entities are urged to consult their tax advisors as to the potential impact of Code section 512(b)(17) and the UBTI provisions of the Code.

   Dispositions of Common Shares. Subject to the discussion elsewhere relating to the potential application of the CFC, PFIC, foreign investment company, foreign personal holding company and personal holding company rules, capital gain or loss realized by a U.S. holder on the sale, exchange or other disposition of our common shares will be includible in gross income as capital gain or loss in an amount equal to the difference between such U.S. holder's basis in our common shares and the amount realized on the sale, exchange or other disposition. If a U.S. holder's holding period for our common shares is more than one year, any gain will be subject to U.S. federal income tax at a current maximum marginal rate of 20% for individuals and 35% for corporations. Gain on the sale of our common shares held for more than five years is subject to further reduced tax rates. You are advised to consult your own tax advisor regarding the applications of these capital gain provisions.

   Under Code section 1248, any gain from the sale or exchange by a U.S. 10% shareholder of shares in a CFC may be treated as ordinary income to the extent of the CFC's earnings and profits during the period that the shareholder held the shares (with certain adjustments). Code section 953(c)(7) generally provides that section 1248 also will apply to the sale or exchange of shares by a U.S. person in a non-U.S. corporation that earns RPII and is characterized as a CFC under the RPII rules if the non-U.S. corporation would be taxed as an insurance company if it were a U.S. corporation. The ordinary income treatment applies to a U.S. person subject to the RPII rules regardless of whether the U.S. person is a U.S. 10% shareholder or whether the CFC meets either one of the first two RPII exceptions described above (i.e., the 20% ownership exception and the RPII 20% gross income exception). Existing regulations do not specifically address whether Code section 1248 would apply when a non-U.S. corporation (such as Max Re Capital) is not a CFC but the non-U.S. corporation has an insurance company subsidiary that is a CFC (such as Max Re) for purposes of requiring U.S. holders to take into account RPII.

   There is a strong argument that Code section 1248 should not apply to dispositions of our common shares because we will not have any U.S. 10% shareholders and we are not directly engaged in the insurance business. There can be no assurance, however, that the IRS will interpret the proposed regulations under Code section 953 in this manner or that the Treasury Department will not amend the proposed regulations under Code section 953 or other regulations to provide that Code section 1248 will apply to dispositions of shares in a corporation such as us which is engaged in the insurance business indirectly through its subsidiaries.

   In general, a non-U.S. corporation is treated as a foreign investment company for a taxable year if it satisfies an activity test and an ownership test. If any of us were treated as a foreign investment company, any gain on the sale or exchange by a U.S. holder of our common shares may be treated as ordinary income, to the extent of the U.S. holder's ratable share of our earnings and profits during its holding period. Such ordinary income treatment is generally not applicable to earnings and profits generated during any taxable year in which we are treated as PFICs. The activity test is satisfied if the non-U.S. corporation is registered as a management company or as a unit investment trust under the Investment Company Act of 1940 or is treated as engaged (or holding itself out as being engaged) primarily in the business of investing, reinvesting, or trading securities, commodities or any interest in securities or commodities. The ownership test is satisfied when 50% or more of the total combined voting power or the total value of the non-U.S. corporation's capital stock is held directly, indirectly or through an option by U.S. persons. We do not believe these rules are applicable to a disposition of our common shares because we believe we do not satisfy the activity test. Max Re and Max Re Europe expect to be engaged primarily and predominantly in the writing of insurance agreement or the reinsuring of risks underwritten by insurance companies. We, therefore, do not believe that we are engaged (or hold ourselves out as engaged) primarily in the business of investing, reinvesting or trading securities, commodities or any interest in securities or commodities. However, the determination of whether a company is engaged (or holds itself out as being engaged) primarily in the business of investing, reinvesting or trading securities, commodities or any interest therein is based on facts and circumstances, and we cannot assure you that the U.S. IRS will agree with our analysis. You are advised to consult with your own tax advisor regarding the application of the foreign investment company rules described above.

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

   Uncertainty as to Application of RPII. The RPII provisions of the Code have never been interpreted by the courts. Regulations interpreting the RPII provisions of the Code exist only in proposed form, having been proposed in 1991. It is not certain whether these regulations will be adopted in their proposed form or what changes or clarifications might ultimately be made to such regulations or whether any such changes, as well as any interpretation or application of RPII by the IRS, the courts or otherwise, might have retroactive effect. Accordingly, the meaning of the RPII provisions and the application thereof to Max Re Capital, Max Re and Max Re Europe is uncertain. These provisions include the grant of authority to the U.S. Treasury Department to prescribe "such regulations as may be necessary to carry out the purpose of this subsection including . . . regulations preventing the avoidance of this subsection through cross insurance arrangements or otherwise." In addition, we cannot assure you that any amounts of RPII inclusions reported by us to U.S. shareholders will not be subject to adjustment based upon subsequent IRS examination. Each U.S. person who is considering an investment in our common shares should consult his tax advisor as to the effects of these uncertainties.

   Foreign Tax Credit. Because it is anticipated that U.S. persons will own a majority of our shares after this offering and because a substantial part of Max Re's business includes the insurance of U.S. risks, only a portion of the RPII and dividends paid by us will be treated as foreign source income for purposes of computing a U.S. holder's U.S. foreign tax credit limitation. This foreign source limitation will also apply to any gain from the sale of our common shares that is treated as a dividend under Code section 1248. It is likely that substantially all of the RPII and dividends that are foreign source income will constitute either "passive" or "financial services" income for foreign tax credit limitation purposes. Thus, it may not be possible for certain U.S. holders to utilize excess foreign tax credits to reduce U.S. tax on such income.

   Foreign Personal Holding Companies. A non-U.S. corporation will be classified as a foreign personal holding company or FPHC for U.S. federal income tax purposes if both of the two following tests are satisfied:

  . five or fewer individuals who are U.S. citizens or residents own or are deemed to own (under certain attribution rules) more than 50% of all classes of the corporation's stock measured by voting power or value; and

  . the corporation receives at least 60% (50% in later years) of its gross income (regardless of source), as specifically adjusted, from certain passive sources.

   We do not believe that we currently satisfy the FPHC tests and intend to manage our affairs so as to avoid becoming FPHCs, to the extent consistent with our business goals. If we were classified as FPHCs, a portion of our "undistributed foreign personal holding company income" (as defined for U.S. federal income tax purposes) would be imputed to all of our U.S. holders on the last taxable day of our taxable year, or, if earlier, the last day on which it is classified as an FPHC. Such income would be taxable as a dividend, even if no cash dividend were actually paid. U.S. holders who dispose of their common shares prior to such date would not be subject to tax under these rules. In addition, in such case, upon the death of any U.S. holder, such U.S holder's estate would not be entitled to a step-up in basis of our common shares which might otherwise be available under U.S. income tax laws. In such case, the basis of our common shares would be the lower of the basis in the hands of the U.S. holder or the fair market value of the common shares at the date of the U.S. holder's death. If we were a FPHC, we would not be susceptible to taxation as a "personal holding company" as described below.

   Personal Holding Companies. A non-U.S. corporation that is not a FPHC may be classified as a personal holding company or a PHC for U.S. federal income tax purposes if both of the following two tests are satisfied:

  . if at any time during the last half of the corporation's taxable year, five or fewer individuals (without regard to their citizenship or residency) own or are deemed to own (under certain attribution rules) more than 50% of the stock of the corporation by value; and

  . such non-U.S. corporation receives 60% or more of its U.S. related gross income, as specifically adjusted, from certain passive sources.

   Such a corporation is taxed on certain of its undistributed U.S. source income (including certain types of foreign source income which are effectively connected with the conduct of a U.S. trade or business) to the extent amounts at least equal to such income are not distributed to shareholders.

   We do not believe that we currently satisfy the PHC tests and intend to manage our affairs so as to avoid becoming a PHC, to the extent consistent with our business goals.

   Information Reporting and Backup Withholding. Paying agents and custodians located in the U.S. will be required to comply with certain IRS information reporting requirements with respect to payments of dividends (if any) on our common shares to U.S. holders or to paying agents or custodians located in the United States. In addition, a U.S. holder may be subject to backup withholding at the rate of 31% with respect to dividends paid by such persons, unless such U.S. holder:

  . is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact; or

  . provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules.

   The backup withholding tax is not an additional tax and may be credited against a U.S. holder's regular federal income tax liability.

   Sales of our common shares through brokers by certain U.S. holders also may be subject to back-up withholding. Sales by corporations, certain tax-exempt entities, individual retirement plans, REITs, certain financial institutions, and other "exempt recipients" as defined in applicable Treasury regulations currently are not subject to back-up withholding. You should consult your own tax advisors regarding the possible applicability of the back-up withholding provisions to sales of our common shares.

                               ----------------

   The foregoing discussion (including and subject to the matters and qualifications set forth in such summary) is based upon current law and is for general information only. The tax treatment of a holder of common shares, or of a person treated as a holder of common shares for U.S. federal income, state, local or non-U.S. tax purposes, may vary depending on the holder's particular tax situation. Legislative, judicial or administrative changes or interpretations may be forthcoming that could be retroactive and could affect the tax consequences to holders of common shares. YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISORS CONCERNING THE FEDERAL, STATE, LOCAL AND NON-U.S. TAX CONSEQUENCES TO YOU OF OWNING OUR COMMON SHARES.

                         DESCRIPTION OF CAPITAL STOCK

   Upon the completion of this offering, our authorized share capital will consist of 20,000,000 preferred shares, par value $1.00 per preferred share, of which no preferred shares will be issued and outstanding, and 200,000,000 common shares, par value $1.00 per share, of which 50,359,461 common shares will be issued and outstanding (52,502,211 common shares if the underwriters exercise their over-allotment option in full). As of June 30, 2001 there were approximately 225 holders of record of our common shares. The following summary of our share capital is qualified in its entirety by reference to our memorandum of association and our bye-laws.


Preferred Shares

   Pursuant to our bye-laws and shareholders' authorization, our board of directors by resolution may establish one or more series of preferred shares having the number of shares, designations, relative voting rights, dividend rates, liquidation and other rights, preferences, powers and limitations as may be fixed by our board of directors without any further shareholder approval, which, if any such preferred shares are issued, will include restrictions on voting and transfer intended to avoid having us constitute a "controlled foreign corporation" for U.S. federal income tax purposes. The rights, preferences, powers and limitations as may be established could have the effect of discouraging an attempt to obtain control of the company. The issuance of preferred shares could also adversely affect the voting power of the holders of the common shares, deny shareholders the receipt of a premium on their common shares in the event of a tender or other offer for the common shares and depress the market price of the common shares. We have no present plan to issue any preferred shares.

Common Shares

   Holders of common shares are entitled to dividends when, as and if declared by our board of directors. Holders of common shares are entitled to one vote per share on all matters submitted to a vote of holders of common shares. Most matters to be approved by holders of common shares require approval by a simple majority of the votes cast at a meeting at which a quorum is present. The quorum required for a general meeting of shareholders is two or more persons present in person and representing in person or by proxy more than 60% of the issued and outstanding common shares.

   Limitation on Voting Rights. Under our bye-laws, the voting power of shareholders who hold a large number of shares will be reduced so that the shareholder's voting power will not exceed 9.9% of the combined voting power of the outstanding shares. If and for as long as the number of issued controlled shares of any shareholder (together with persons whose shares would be attributable to such shareholder under applicable U.S. attribution and constructive ownership rules) would constitute 9.9% or more of the combined voting power of the issued voting shares of the company (after giving effect to any prior reduction in voting power as described below), each such issued controlled share regardless of the identity of the registered holder thereof, will confer only a fraction of a vote as determined by the following formula:

   (T--C) / (9.1 x C)

Where: "T" is the aggregate number of votes conferred by all the issued common shares immediately prior to that application of the formula with respect to any particular shareholder, adjusted to take into account any prior reduction taken with respect to any other shareholder pursuant to the "sequencing provision" described below; and

  "C" is the number of issued controlled shares attributable to such person. "Controlled shares" of a shareholder refers to all common shares owned by such shareholder, whether (i) directly, (ii) by application of the attribution and constructive ownership rules of Sections 958(a) and 958(b) of the U.S. Internal Revenue Code of 1986 or (iii) beneficially, directly or indirectly, within the meaning of Section 13(d)(3) of the Exchange Act, and the rules and regulations thereunder.

   The formula will be applied successively as many times as may be necessary to ensure that no single shareholder will be a controlling shareholder at any time. For purposes of determining the votes exercisable by shareholders as of any date, the formula will be applied to the shares of each shareholder in declining order based on the respective numbers of total controlled shares attributable to each shareholder. Thus, the formula will be applied first to the votes of common shares held by the shareholder to whom the largest number of total controlled shares is attributable and thereafter sequentially with respect to the shareholder with the next largest number of total controlled shares. In each case, calculations are made on the basis of the aggregate number of votes conferred by the issued voting shares as of such date, as reduced by the application of the formula to any issued voting shares of any shareholder with a larger number of total controlled shares as of such date. "Controlling shareholder" means a shareholder who owns, in aggregate, (i) directly, (ii) by application of the attribution and constructive ownership rules of Sections 958(a) and 958(b) of the Internal Revenue Code or
(iii) beneficially, directly or indirectly, within the meaning of Section 13(d)(3) of the Securities Exchange Act, issued voting shares of the company carrying more than 9.9% of the total combined voting rights attaching to all issued shares.

   We are authorized to require any shareholder to provide information as to that shareholder's beneficial share ownership, the names of persons having beneficial ownership of the shareholder's shares, relationships with other shareholders or any other facts the directors may deem relevant to a determination of the number of controlled shares attributable to any person. We may disregard the votes attached to shares of any holder failing to respond to such a request or submitting incomplete or untrue information.

   The directors retain certain discretion to make such final adjustments to the aggregate number of votes attaching to the voting shares of any shareholder that they consider fair and reasonable in all the circumstances to ensure that no shareholder will be a controlling shareholder at any time.

   The voting restrictions set forth above may be waived by our board of directors in its sole discretion. In our private placement in December 1999, Western General purchased common shares equal to more than 9.9% of our issued and outstanding shares. Because it was determined that no adverse tax, regulatory or legal consequences would result from Western General holding, or exercising full voting rights with respect to these common shares, our board of directors waived by unanimous consent the restriction with respect to those shares only for Western General.

   Restrictions on Transfer. Our bye-laws contain several provisions restricting the transferability of our common shares. Our bye-laws provide that any transfer of shares that results in a shareholder (together with persons whose shares would be attributable to such shareholder under applicable U.S. tax attribution and constructive ownership rules) holding common shares in excess of 9.9% of the total common shares issued and outstanding, or any adverse tax, regulatory or legal consequences to us, any of our subsidiaries or any of our shareholders may not be registered in our share register and, if not registered, would be void and of no effect. Our bye-laws also provide that if the board of directors in its absolute discretion determines that share ownership by any shareholder may result in adverse tax, regulatory or legal consequences to us, any of our subsidiaries, any other shareholder or any person ceding insurance to us, then we will have the option, but not the obligation, to repurchase all or any part of the common shares held by such shareholder to the extent the board of directors determines it is necessary or advisable to avoid or cure any adverse or potential adverse consequences. The price to be paid for such common shares will be the fair market value of such common shares. These transfer restrictions may be waived by the unanimous consent of our board of directors. Our board did not exercise this option with respect to the investment made by either Moore Holdings or Western General but reserves the right to exercise the option and apply the transfer restrictions with respect to any subsequent purchasers of our common shares.

   Our board of directors will not decline to register any transfer of our common shares executed on the Nasdaq National Market. However, if any transfer results in the transferee, or any group, beneficially owning, directly or indirectly, more than 9.9% of any class of our capital stock or causes our board of directors to have reason to believe that a transfer may expose us, any subsidiary or shareholder or any person ceding insurance to us to adverse tax or regulatory treatment in any jurisdiction, the board of directors, under our bye-laws, has the power to deliver a notice to the transferee demanding that the transferee surrender to an agent, designated by the board, certificates representing the shares, if any, and any dividends or distributions that the transferee has received as a result of owning the shares. A transferee who has resold the shares before receiving this notice will be required to transfer to the agent the proceeds of the sale, to the extent such proceeds exceed the amount that the transferee paid for such shares, together with any dividends or distributions that the transferee received from us. As soon as practicable after receiving the shares and any dividends or distributions that the transferee received, the agent will use its best efforts to sell the shares and any non-cash dividends or distributions to the extent tradable as market securities in an arm's-length transaction on the Nasdaq National Market. After applying the proceeds from such sale toward reimbursing the transferee for the price paid for such shares, the agent will pay any remaining proceeds and any cash dividends and distributions to tax-exempt entities that the board designates. The proceeds of any such sale by the agent or the surrender of dividends or distributions will not inure to our benefit or the agent's benefit, but the amounts may be used to reimburse expenses incurred by the agent in performing its duties.

   Holders of common shares have no preemptive, redemption, conversion or sinking fund rights. In the event of our liquidation, dissolution or winding-up, the holders of common shares are entitled to share equally and ratably in our assets, if any remain after the payment of all our debts and liabilities and the liquidation preference of any outstanding preferred shares.

   Conyers Dill & Pearman, our Bermuda counsel, has advised us that while the precise form of the restrictions on transfer contained in the bye-laws is untested, as a matter of general principle, restrictions on transfers are enforceable under Bermuda law and are not uncommon. A proposed transferee will be permitted to dispose of any common shares purchased that violate the restrictions and as to the transfer of which registration is refused. The transferor of such common shares will be deemed to own such common shares for dividend, voting and reporting purposes until a transfer of such common shares has been registered on our Register of Members.

   If the directors refuse to register a transfer for any reason, they must notify the proposed transferor and transferee within 30 days of such refusal. The bye-laws also provide that our board of directors may suspend the registration of transfers at such time and for such periods as the board of directors may determine, provided that they may not suspend the registration of transfers for more than 45 days in any period of 365 consecutive days.

   We are authorized to request information from any holder or prospective acquiror of common shares as necessary to give effect to the transfer restrictions described above, and may decline to effect any such transaction if complete and accurate information is not received as requested.

   The voting restrictions and restrictions on transfer described above may have the effect of delaying, deferring or preventing a change in control of our company.

Warrants

   The following table shows the number of warrants to purchase common shares and Max Re non-voting shares currently outstanding as well as the number of warrants that will be outstanding upon the completion of this offering, with the number of warrants that will be outstanding if the underwriters' over-allotment option is exercised in full shown in parentheses:

                                          Warrants          Warrants to be
                                     Outstanding Before  Outstanding After the
                                        the Offering           Offering
                                     ------------------- ---------------------
                                               Warrants
                                                  to
                                                Acquire              Warrants
                                     Warrants   Max Re              to Acquire
                                        to       Non-     Warrants    Max Re
                                      Acquire   Voting   to Acquire Non-Voting
                                      Common    Common     Common     Common
                                      Shares    Shares     Shares     Shares
                                     --------- --------- ---------- ----------
Moore Holdings, LLC.................       --  3,246,401       --   4,642,947
Capital Z Investments, L.P..........       --  1,623,200       --   2,321,473
Western General Insurance Ltd. .....   613,210       --    667,531        --
Robert J. Cooney....................   649,281       --    928,590        --
Remainder of Management and
 Employees..........................   901,781       --  1,258,907        --
                                     --------- --------- ---------  ---------
  Total............................. 2,164,272 4,869,601 2,855,028  6,964,420

   Certain of our strategic private investors and members of management received warrants to acquire common shares or Max Re non-voting common shares. As of June 30, 2001, warrants to acquire 2,164,272 common shares and 4,869,601 Max Re non-voting common shares were outstanding. Each Max Re non-voting common share issued upon exercise of the warrants is exchangeable for common shares on a one-for-one basis, subject to customary adjustments, following a sale, transfer or other disposition to any unaffiliated third party. However, the Max Re non-voting common shares are exchangeable by a third party only if this third party would not hold more than 9.9% of the total common shares issued and outstanding (after application of the U.S. tax attribution and constructive ownership rules), unless such restriction is waived by the unanimous consent of the board of directors of Max Re. In addition, the Max Re non-voting common shares may be exchanged into common shares in order to effect the delivery of common shares in connection with sales into the public market, and these exchanges shall be deemed effective only upon the delivery of the common shares. To the extent that after a transfer and exchange a shareholder would own more than 9.9% of our total common shares issued and outstanding, the number of common shares that will be entitled to vote will be limited to that number that would equal no more than 9.9% of our total common shares issued and outstanding, unless this voting restriction is waived by the unanimous consent of our board of directors.


   The exercise prices of outstanding warrants are:

  . $15.00 per share with respect to warrants exercisable for an aggregate of 6,783,827 common shares and Max Re non-voting common shares;

  . $16.00 per share with respect to warrants exercisable for an aggregate of 87,544 common shares and Max Re non-voting common shares; and

  . $18.00 per share with respect to warrants exercisable for an aggregate of 162,502 common shares and Max Re non-voting common shares.

The exercise prices of the warrants are subject to antidilution adjustments for certain events, including for stock splits and stock combinations. In the event of a change of control of the company, the warrants then outstanding will become immediately exercisable.

   The exercise periods of the outstanding warrants terminate on:

  . December 22, 2009 with respect to warrants exercisable for an aggregate of 4,176,587 common shares and Max Re non-voting common shares;

  . March 31, 2010 with respect to warrants exercisable for an aggregate of 2,597,880 common shares and Max Re non-voting common shares;

  . June 29, 2010 with respect to warrants exercisable for an aggregate of 9,360 common shares and Max Re non-voting common shares;

  . January 1, 2011 with respect to warrants exercisable for an aggregate of 87,544 common shares and Max Re non-voting common shares; and

  . May 22, 2011 with respect to warrants exercisable for an aggregate of 162,502 common shares and Max Re non-voting common shares.

   As of June 30, 2001, 7,319,332 Max Re non-voting common shares were outstanding. Holders of Max Re non-voting common shares have no pre-emptive, redemption or sinking fund rights. In the event of a liquidation, dissolution or winding-up of Max Re, the holders of Max Re non-voting common shares are entitled to share equally and ratably in the assets of Max Re, if any remain after payment of all debts and liabilities of Max Re.


   Certain of our strategic private investors and members of management will receive additional warrants to acquire common shares or Max Re non-voting common shares equal to 2,785,575 common shares (3,203,411 common shares if the underwriters' over-allotment option is exercised in full), or 19.5% of the total number of shares issuable in this offering. These additional warrants, which will be exercisable for one common share or one Max Re non-voting common share, each will be exercisable for ten years and have an exercise price per share equal to the initial public offering price per share offered in this offering, subject to customary antidilution adjustments for certain events including stock splits and issuance of common shares at a price below the exercise price for these additional warrants or below the then current fair market value of the common shares. 2,276,427 of the warrants will be immediately exercisable while 509,148 will be subject to a vesting schedule (2,617,125 of the warrants will be immediately exercisable and 586,286 will be subject to a vesting schedule if the underwriters' over-allotment option is exercised in full). In the event of a change of control of the company, all warrants then outstanding and subject to a vesting schedule will become immediately exercisable. These rights to receive additional warrants expire on June 30, 2002 and will apply to any offering of our common shares effected before that date.


Anti-Takeover Effects of Bye-Laws

   Our bye-laws provide for the corporate governance of the company, including the establishment of share rights, modification of such rights, issuance of share certificates, the transfer of shares, alterations to capital, the calling and conduct of general meetings, proxies, the appointment and removal of directors, conduct and powers of directors, the payment of dividends, the appointment of an auditor and the winding-up of the company. Certain of these provisions could have an anti-takeover effect.

   Our bye-laws provide that the board shall be elected annually and shall consist of three approximately equal classes, each class to be elected to serve for a three-year term. Shareholders must give advance notice to nominate directors at shareholder meetings. Shareholders may only remove a director for Cause (as defined in the bye-laws) prior to the expiration of such director's term at a special meeting of shareholders at which the holders of a majority of the shares entitled to vote thereon is cast in favor of such action. A special meeting of shareholders may be convened by the president or the chairman, by any two directors, by any director and the secretary or by the board of directors.

   Our bye-laws provide that the total voting power of any shareholder owning 9.9% or more of our common shares is reduced, at the discretion of our board of directors, to less than 9.9% of the total voting power of our capital stock.

   Our bye-laws authorize our board of directors to decline to register any transfer of our common shares if it believes that the transfer would result in a person, or any group of which such person is a member, beneficially

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

owning, directly or indirectly, more than 9.9% of our outstanding shares. Similar restrictions apply to our issuance and repurchase of shares. Our board of directors also may, in its absolute discretion, decline to register the transfer of any shares if it believes that the transfer may expose us, any subsidiary or shareholder or any person ceding insurance to us to adverse tax or regulatory treatment or if it believes that registration of the transfer under any United States federal or state securities law or under the laws of any other jurisdiction is required and the registration has not yet been done. A transferor of our common shares will be deemed to own the shares for dividend, voting and reporting purposes until a transfer of the shares has been registered on our Register of Members. We are authorized to request information from any holder or potential acquirer of our shares as necessary and may decline to register any transaction if we do not receive complete and accurate information. These provisions could prevent any person from acquiring more than 9.9% of our common shares.

   Our board of directors will not decline to register any transfer of our common shares executed on the Nasdaq National Market. However, if any transfer results in the transferee, or any group, beneficially owning, directly or indirectly, more than 9.9% of any class of our capital stock or causes our board of directors to have reason to believe that a transfer may expose us, any subsidiary or shareholder or any person ceding insurance to us to adverse tax or regulatory treatment in any jurisdiction, the board of directors, under our bye-laws, has the power to deliver a notice to the transferee demanding that the transferee surrender to an agent, designated by the board, certificates representing the shares, if any, and any dividends or distributions that the transferee has received as a result of owning the shares. A transferee who has resold the shares before receiving this notice will be required to transfer to the agent the proceeds of the sale, to the extent such proceeds exceed the amount that the transferee paid for such shares, together with any dividends or distributions that the transferee received from us. As soon as practicable after receiving the shares and any dividends or distributions that the transferee received, the agent will use its best efforts to sell the shares and any non-cash dividends or distributions to the extent tradable as market securities in an arm's-length transaction on the Nasdaq National Market. After applying the proceeds from such sale toward reimbursing the transferee for the price paid for such shares, the agent will pay any remaining proceeds and any cash dividends and distributions to tax-exempt entities that the board designates. The proceeds of any such sale by the agent or the surrender of dividends or distributions will not inure to our benefit or the agent's benefit, but the amounts may be used to reimburse expenses incurred by the agent in performing its duties.

   Our bye-laws provide that our board of directors may issue additional capital stock of the company in its discretion. The authorization of undesignated preferred stock in our organizational documents makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of us.

   Our bye-laws may only be amended by a resolution adopted by the board of directors and by resolution of the shareholders holding at least 50% of the issued and outstanding common shares.

   These and other provisions may have the effect of preventing hostile takeovers or delaying changes in control or management of us.

Shareholders' Agreement

   We entered into a Shareholders' Agreement with all of our shareholders who were purchasers of our common shares in our private placement offerings.

   The Shareholders' Agreement provides the parties to the agreement with certain registration rights. After the earlier to occur of December 22, 2001 or 180 days after this initial registered public offering of common shares, investors holding 20% of our total common shares outstanding, on a fully-diluted and as converted basis, may require us to register under the Securities Act their common shares provided that the aggregate proceeds from the common shares are expected to exceed $50 million. In addition to demand registration rights, the shareholders that are parties to the Shareholders' Agreement are entitled to request that their common shares be included in any registration effected by us, except in connection with this offering. The registration rights

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

described above are subject to reduction if the managing underwriter for the registered offering believes that reduction is necessary due to market considerations. If we are effecting a registered secondary offering pursuant to a demand registration and the number of common shares to be included must be reduced, the common shares held by the shareholders making the demand, certain strategic investors and officers of the company will be given first priority on inclusion in the registration on a pro rata basis and the other shareholders will be given second priority on inclusion in the registration on a pro rata basis. If we are effecting a registered primary offering, we will be given first priority on inclusion in the registration, certain strategic investors and officers of the company will be given second priority on inclusion in the registration on a pro rata basis and the other shareholders will be given third priority on inclusion in the registration on a pro rata basis. We will, when and to the extent permitted under Bermuda law, bear all expenses (exclusive of underwriting discounts and commissions, and fees and expenses of more than one counsel for all selling shareholders) of all registrations. Parties to the Shareholders' Agreement, other than certain strategic investors, cannot require that we register or include in a registration common shares that are no longer subject to transfer restrictions under the Securities Act. In general, persons who are not affiliates of an issuer may freely trade unregistered securities in the United States two years after the date such securities were initially acquired and paid for in full.

   The Shareholders' Agreement grants three strategic investors certain registration rights. After the earlier to occur of December 22, 2001 or 180 days after this initial registered public offering of common shares each of certain strategic investors will be entitled to require us to register its common shares (including the common shares issuable upon exchange of Max Re non-voting common shares) under the Securities Act. Each of certain strategic investors will be permitted to demand up to three registrations on Form S-1, or similar long-form registrations, and an unlimited number of demand registrations once we are eligible to use Forms S-2 or S-3, or similar short-form registrations, provided that we will not be required to effect more than two demand registrations in any 12-month period. In addition, each long-form registration must have an aggregate offering price of at least $50 million, which amount includes the aggregate offering price of common shares included in such registration by the other shareholders. We will, when and to the extent permitted under Bermuda law, bear all expenses (exclusive of underwriting discounts and commissions and fees and expenses of more than one counsel for all selling shareholders) of all registrations requested by these strategic investors.

   In addition, pursuant to the shareholders' agreement that we have entered into with all of the holders of our common shares, all of the holders of our common shares have agreed not to make any sales of our equity securities, or securities, options or rights convertible into or exchangeable or exercisable for such securities, into the public market, pursuant to Rule 144 or otherwise, for a period of 180 days after the date of this prospectus, without the consent of Morgan Stanley & Co. Incorporated and Salomon Smith Barney Inc., subject to exceptions allowing the pledging of shares, the charitable contribution of shares, and the disposition of shares that have been acquired in open market transactions. We have agreed with the underwriters that we will not waive these provisions of the shareholders' agreement with respect to any of our shareholders without the written consent of Morgan Stanley & Co. Incorporated and Salomon Smith Barney Inc. In addition, we have agreed with the underwriters to notify our transfer agent not to register for transfer common shares that a holder seeks to transfer in violation of the shareholders' agreement.


Differences in Corporate Law

   The Companies Act 1981 of Bermuda, which applies to us, differs in certain material respects from laws generally applicable to U.S. corporations and their shareholders. Set forth below is a summary of certain significant provisions of the Companies Act (including modifications adopted pursuant to the bye-laws) applicable to us which differ in certain respects from provisions of Delaware corporate law. Because the following statements are summaries, they do not purport to deal with all aspects of Bermuda law that may be relevant to us and our shareholders.

   Interested Directors. Bermuda law and our bye-laws provide that any transaction entered into by us in which a director has an interest is not voidable by us nor can such director be liable to us for any profit realized

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

pursuant to such transaction provided the nature of the interest is disclosed at the first opportunity at a meeting of directors, or in writing to the directors. Under Delaware law such transaction would not be voidable if (1) the material facts as to such interested director's relationship or interests are disclosed or are known to the board of directors and the board in good faith authorizes the transaction by the affirmative vote of a majority of the disinterested directors, (2) such material facts are disclosed or are known to the stockholders entitled to vote on such transaction and the transaction is specifically approved in good faith by vote of the majority of shares entitled to vote thereon or (3) the transaction is fair as to the corporation as of the time it is authorized, approved or ratified. Under Delaware law, such interested director could be held liable for a transaction in which such director derived an improper personal benefit.

   Mergers and Similar Arrangements. We may acquire the business of another Bermuda exempted company or a company incorporated outside Bermuda when such business is within the business purpose as set forth in our Memorandum of Association. We may, with the approval of a majority of votes cast at a general meeting of our shareholders at which a quorum is present, amalgamate with another Bermuda company or with a body incorporated outside Bermuda. In the case of an amalgamation, a shareholder may apply to a Bermuda court for a proper valuation of such shareholder's shares if such shareholder is not satisfied that fair value has been paid for such shares. The court ordinarily would not disapprove the transaction on that ground absent evidence of fraud or bad faith. Under Delaware law, with certain exceptions, a merger, consolidation or sale of all or substantially all the assets of a corporation must be approved by the board of directors and a majority of the outstanding shares entitled to vote thereon. Under Delaware law, a stockholder of a corporation participating in certain major corporate transactions may, under certain circumstances, be entitled to appraisal rights pursuant to which such stockholder may receive cash in the amount of the fair value of the shares held by such stockholder (as determined by a court) in lieu of the consideration such stockholder would otherwise receive in the transaction.

   Takeovers. Bermuda law provides that where an offer is made for shares of a company and, within four months of the offer, the holders of not less than 90% of the shares which are the subject of the offer accept, the offeror may by notice require the nontendering shareholders to transfer their shares on the terms of the offer. Dissenting shareholders may apply to the court within one month of the notice objecting to the transfer. The burden is on the dissenting shareholders to show that the court should exercise its direction to enjoin the required transfer, which the court will be unlikely to do unless there is evidence of fraud or bad faith or collusion between the offeror and the holders of the shares who have accepted the offer as a means of unfairly forcing out minority shareholders. Delaware law provides that a parent corporation, by resolution of its board of directors and without any shareholder vote, may merge with any subsidiary of which it owns at least 90% of each class of capital stock. Upon any such merger, dissenting stockholders of the subsidiary would have appraisal rights.

   Shareholder's Suit. The rights of shareholders under Bermuda law are not as extensive as the rights of shareholders under legislation or judicial precedent in many United States jurisdictions. Class actions and derivative actions are generally not available to shareholders under the laws of Bermuda. However, the Bermuda courts ordinarily would be expected to follow English case law precedent, which would permit a shareholder to commence an action in the name of the company to remedy a wrong done to the company where the act complained of is alleged to be beyond the corporate power of the company or is illegal or would result in the violation of our memorandum of association or bye-laws. Furthermore, consideration would be given by the court to acts that are alleged to constitute a fraud against the minority shareholders or where an act requires the approval of a greater percentage of our shareholders than actually approved it. The winning party in such an action generally would be able to recover a portion of attorneys' fees incurred in connection with such action. Our bye-laws provide that shareholders waive all claims or rights of action that they might have, individually or in the right of the company, against any director or officer for any act or failure to act in the performance of such director's or officer's duties, except with respect to any fraud or dishonesty of such director or officer. Class actions and derivative actions generally are available to stockholders under Delaware law for, among other things, breach of fiduciary duty, corporate waste and actions not taken in accordance with applicable law. In such actions, the court has discretion to permit the winning party to recover attorneys' fees incurred in connection with such action.

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

   Indemnification of Directors. We may indemnify our directors or officers in their capacity as directors or officers of any loss arising or liability attaching to them by virtue of any rule of law in respect of any negligence, default, breach of duty or breach of trust of which a director or officer may be guilty in relation to the company other than in respect of his own fraud or dishonesty. Under Delaware law, a corporation may indemnify a director or officer of the corporation against expenses (including attorneys, fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in defense of an action, suit or proceeding by reason of such position if (i) such director or officer acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and (ii), with respect to any criminal action or proceeding, such director or officer had no reasonable cause to believe his or her conduct was unlawful.

   Inspection of Corporate Records. Members of the general public have the right to inspect our public documents at the office of the Registrar of Companies in Bermuda, which will include our memorandum of association (including its objects and powers) and any alteration to our memorandum of association and documents relating to any increase or reduction of authorized capital. Our shareholders have the additional right to inspect our bye-laws, minutes of general meetings and audited financial statements, which must be presented to the general meeting of shareholders. The register of our shareholders is also open to inspection by shareholders without charge, and to members of the public for a fee. We are required to maintain our share register in Bermuda but may establish a branch register outside Bermuda. We are required to keep at our registered office a register of our directors and officers which is open for inspection by members of the public without charge. Bermuda law does not, however, provide a general right for shareholders to inspect or obtain copies of any other corporate records. Delaware law permits any shareholder to inspect or obtain copies of a corporation's shareholder list and its other books and records for any purpose reasonably related to such person's interest as a shareholder.

   Enforcement of Judgments and Other Matters. We have been advised by Conyers Dill & Pearman, our Bermuda counsel, that there is doubt as to whether:

  . an investor would be able to enforce, in the courts of Bermuda, judgments of United States courts against persons who reside in Bermuda based upon the civil liability provisions of the United States federal securities laws;


  . an investor would be able to enforce, in the courts of Bermuda, judgments of United States courts based upon the civil liability provisions of the United States federal securities laws;


  . an investor would be able to bring an original action in the Bermuda courts to enforce liabilities against us or our directors and officers, as well as the experts named in this prospectus, who reside outside the United States based solely upon United States federal securities laws.

   We also have been advised by Conyers Dill & Pearman that there is no treaty in effect between the United States and Bermuda providing for such enforcement, and there are grounds upon which Bermuda courts may not enforce judgments of United States courts. Certain remedies available under the laws of United States jurisdictions, including certain remedies available under the United States federal securities law, may not be allowed in Bermuda courts as contrary to Bermuda's public policy.

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

                        SHARES ELIGIBLE FOR FUTURE SALE

   Immediately prior to this offering, there was no public market for our common shares. Future sales of substantial amounts of common shares in the public market could adversely affect the market price of our common shares.

   Upon completion of this offering, we will have 50,359,461 common shares outstanding (52,502,211 common shares if the underwriters' over-allotment option is exercised in full). Of these shares, the 14,285,000 shares sold in this offering (16,427,750 shares if the underwriters' over-allotment option is exercised in full) will be freely tradable without restriction or further registration under the Securities Act, except for any shares purchased by our affiliates as that term is defined in Rule 144 under the Securities Act. The remaining 36,074,461 common shares held by existing shareholders were issued and sold by us in reliance on exemptions from the registration requirements of the Securities Act. On the date of this prospectus, all of these common shares and any common shares that may be issued upon exchange of the outstanding Max Re non-voting common shares or upon exercise of the outstanding warrants or warrants to be issued at the closing of this offering for the purchase of common shares or Max Re non-voting common shares will be subject to lock-up agreements or transfer restrictions in the shareholders' agreement described below. Up to approximately 714,250 shares are reserved for the directed share program. Upon expiration of the lock-up agreements with the underwriters 180 days after the effective date of this offering and the concurrent expiration of the transfer restrictions contained in the shareholders' agreement, 5,164,829 common shares will become eligible for sale pursuant to Rule 144(k), and the remaining shares will become eligible for sale in the public market subject in most cases to the limitations of either Rule 144 or Rule 701. In addition, holders of stock options could exercise the options and sell some or all of the common shares issued upon exercise as described below:


  . after the date of this prospectus; and

  . after 90 days from the date of this prospectus, subject in most cases to the limitations of either Rule 144 or Rule 701.

Lock-Up Agreements and Shareholders' Agreement


   Each of the company, the directors and executive officers of our company, the holders of warrants and options exchangeable or exercisable for our common shares, holders of Max Re non-voting common shares and holders of our common shares holding in the aggregate 84.6% of our common shares, have agreed that, without the prior written consent of Morgan Stanley & Co. Incorporated and Salomon Smith Barney Inc. on behalf of the underwriters, it will not, during the period ending 180 days after the date of this prospectus: offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of directly or indirectly, any common shares or any securities convertible into or exercisable or exchangeable for common shares or any securities convertible into or exercisable or exchangeable for such securities; or, enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common shares; whether any foregoing transactions is to be settled by delivery of common shares or such other securities, in cash or otherwise. The restrictions described in the previous sentence do not apply to:


  .  the sale of the common shares to the underwriters;

  . our issuance or the issuance by Max Re of common shares or securities convertible into or exercisable or exchangeable for common shares upon the exercise of an option or warrant or the conversion of a security outstanding on the date of the underwriting agreement of which the underwriters have been advised in writing;

  . our issuance or the issuance by Max Re of warrants to acquire common shares or securities convertible into or exercisable or exchangeable for common shares pursuant to contractual agreements in effect on the date of the underwriting agreement of which the underwriters have been advised in writing; or

  . transactions by any person other than us, each person known by us to beneficially own 5% or more of our outstanding common shares, and the directors and officers of the company relating to common shares or other securities acquired in open market transactions after the completion of the offering of the common shares.

   Morgan Stanley & Co. Incorporated and Salomon Smith Barney Inc. may in their discretion choose to release any or all of these shares from such restrictions prior to the expiration of such 180 day period.

   In addition, pursuant to the shareholders' agreement that we have entered into with all of the holders of our common shares, all of the holders of our common shares have agreed not to make any sales of our equity securities, or securities, options or rights convertible into or exchangeable or exercisable for such securities, into the public market, pursuant to Rule 144 or otherwise, for a period of 180 days after the date of this prospectus, without the consent of Morgan Stanley & Co. Incorporated and Salomon Smith Barney Inc., subject to exceptions allowing the pledging of shares, the charitable contribution of shares, and the disposition of shares that have been acquired in open market transactions. We have agreed with the underwriters that we will not waive these provisions of the shareholders' agreement with respect to any of our shareholders without the written consent of Morgan Stanley & Co. Incorporated and Salomon Smith Barney Inc. In addition, we have agreed with the underwriters to notify our transfer agent not to register for transfer common shares that a holder seeks to transfer in violation of the shareholders' agreement.


Rule 144

   In general, under Rule 144, beginning 90 days after the date of this prospectus, a person who has beneficially owned our common shares for at least one year would be entitled to sell in broker's transactions or to market makers, within any three-month period, a number of common shares that does not exceed the greater of:

  . 1% of the number of common shares then outstanding, which will equal
    503,595 common shares immediately after this offering (525,022 common shares if the underwriters' over-allotment option is exercised in full); or


  . the average weekly trading volume in the common stock on the Nasdaq
    National Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.


Rule 144(k)

   Under Rule 144(k), a person who is not deemed to have been one of our affiliates at any time during the 90 days preceding a sale, and who has beneficially owned the common shares proposed to be sold for at least two years, is entitled to sell those common shares without complying with the manner of sale, public information, volume limitation or notice filing provisions of Rule 144, provided that at least two years have elapsed since the later of the date the common shares were acquired from us or one of our affiliates.

Rule 701

   In general, under Rule 701, any of our employees, directors, officers, consultants or advisors who purchased shares from us in connection with a compensatory stock or option plan or other written agreement before the effective date of this offering is entitled to sell those shares 90 days after the effective date of this offering in reliance on Rule 144, without having to comply with the holding period requirements of Rule 144 and, in the case of non-affiliates, without having to comply with the public information, holding period, volume limitation or notice filing provisions of Rule 144.

   Rule 701 applies to typical stock options granted by an issuer before it becomes subject to the reporting requirements of the Securities Exchange Act of 1934, along with the shares acquired upon exercise of those options, including options exercised after the issuer becomes subject to the reporting requirements.

Registration On Form S-8

   As of June 30, 2001, options to purchase 713,479 common shares were outstanding under our stock plans, of which 168,659 were exercisable. Promptly after the completion of this offering, we intend to file one or more registration statements on Form S-8 under the Securities Act to register all of the common shares issued or reserved for future issuance under our stock plans. These registration statements will automatically become effective upon filing. Shares registered under these registration statements will, subject to Rule 144 volume limitations applicable to affiliates and the contractual lock-up restrictions described above, be available for sale in the open market, except to the extent the common shares are subject to vesting restrictions.

Registration Rights

   The Shareholders' Agreement provides the parties to the agreement with certain registration rights. After the earlier to occur of December 22, 2001 or 180 days after this initial registered public offering of common shares, investors holding 20% of our total common shares outstanding, on a fully-diluted and as converted basis, as well as certain strategic investors, may require us to register under the Securities Act their common shares. In addition to demand registration rights, the shareholders that are parties to the Shareholders' Agreement are entitled to request that their common shares be included in any registration effected by us, except in connection with this offering. The registration rights described above are subject to reduction if the managing underwriter for the registered offering believes that reduction is necessary due to market considerations.

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

                                 UNDERWRITERS

   Under the terms and subject to the conditions contained in an underwriting agreement dated the date of this prospectus, the underwriters named below, for whom Morgan Stanley & Co. Incorporated and Salomon Smith Barney Inc. are acting as joint book-running managers and representatives, have severally agreed to purchase, and we have agreed to sell to them, an aggregate of 14,285,000 common shares. The number of common shares that each underwriter has agreed to purchase is set forth opposite its name below:

                                                                     Number of
   Name                                                            Common Shares
   ----                                                            -------------
   Morgan Stanley & Co. Incorporated..............................
   Salomon Smith Barney Inc. .....................................
   Goldman, Sachs & Co. ..........................................
   Banc of America Securities LLC.................................
   Dresdner Kleinwort Wasserstein Securities LLC..................
                                                                    ----------
     Total........................................................  14,285,000
                                                                    ==========

   The underwriters are offering the common shares subject to their acceptance of the shares from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the common shares offered by this prospectus are subject to various conditions. The underwriters must take and pay for all of the common shares offered by this prospectus if any of these shares are taken. However, the underwriters are not required to take or pay for the common shares covered by the underwriters' over-allotment option described below.

   The underwriters initially propose to offer a portion of the common shares directly to the public at the public offering price listed on the cover page of this prospectus and a portion to dealers at a price that represents a
concession not in excess of $   per common share under the public offering
price. Any underwriter may allow, and dealers may reallow, a concession not in
excess of $   per common share to other underwriters or to dealers. After the initial offering of the common shares, the offering price and other selling terms may from time to time be varied by the representatives of the underwriters.

   We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to an aggregate of 2,142,750 additional common shares at the public offering price listed on the cover page of this prospectus, less underwriting discounts and commissions. The underwriters may exercise this option solely for the purpose of covering overallotments, if any, made in connection with the offering of the common shares offered by this prospectus. To the extent the option is exercised, each underwriter will become obligated, subject to conditions, to purchase approximately the same percentage of the additional common shares as the number listed next to the underwriter's name in the preceding table bears to the total number of common shares listed next to the names of all underwriters in the preceding table. If the underwriters exercise the option in full, the total price to the public would be $287.5 million assuming an initial public offering price of $17.50 per share, the total underwriters' discounts and
commissions would be $     and total proceeds to us would be $    .


   The underwriters have informed us that they do not intend sales to discretionary accounts.

   We expect that our common shares will trade on the Nasdaq National Market under the symbol "MXRE."


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




   Each of the company, the directors and executive officers of our company, the holders of warrants and options exchangeable or exercisable for our common shares, and holders of our common shares, representing in the aggregate 84.6% of our common shares, have agreed that, without the prior written consent of Morgan Stanley & Co. Incorporated and Salomon Smith Barney Inc. on behalf of the underwriters, it will not, during the period ending 180 days after the date of this prospectus:


  . offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of directly or indirectly, any common shares or any securities convertible into or exercisable or exchangeable for common shares or any securities convertible into or exercisable or exchangeable for such securities; or

  . enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common shares;

whether any transaction described above is to be settled by delivery of common shares or such other securities, in cash or otherwise. The restrictions described in this paragraph do not apply to:

  . the sale of common shares to the underwriters;

  . our issuance or the issuance by Max Re of common shares or securities convertible into or exercisable or exchangeable for common shares upon the exercise of an option or warrant or the conversion of a security outstanding on the date of the underwriting agreement of which the underwriters have been advised in writing;

  . our issuance or the issuance by Max Re of warrants to acquire common shares or securities convertible into or exercisable or exchangeable for common shares pursuant to contractual agreements in effect on the date of the underwriting agreement of which the underwriters have been advised in writing; or

  . transactions by any person other than us, the directors and officers of our company and each person known by us to beneficially own 5% or more of our outstanding common shares, relating to common shares or other securities acquired in open market transactions after the completion of the offering of the common shares.

   The representatives of the underwriters may also waive the restrictions described above in their discretion.


   In addition, we have agreed with the underwriters that we will not waive provisions restricting transfer of our common shares that are applicable to all holders of our common shares in our shareholders' agreement without the written consent of Morgan Stanley & Co. Incorporated and Salomon Smith Barney Inc. Pursuant to the shareholders' agreement, all of the holders of our common shares have agreed not to make any sales of our equity securities, or securities, options or rights convertible into or exchangeable or exercisable for such securities, into the public market, pursuant to Rule 144 or otherwise, for a period of 180 days after the date of this prospectus, without the consent of Morgan Stanley & Co. Incorporated and Salomon Smith Barney Inc., subject to exceptions allowing the pledging of common shares, the charitable contribution of shares and the disposition of shares that have been acquired in open market transactions. In addition, we have agreed with the underwriters to notify our transfer agent not to register for transfer common shares that a holder seeks to transfer in violation of the shareholders' agreement.


   If certain of our employees and current shareholders purchase common shares in connection with this offering, they will be restricted from selling those common shares for a period of 90 days pursuant to the free riding and withholding restrictions of the National Association of Securities Dealers, Inc.


   In order to facilitate the offering, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of our common shares. Specifically, the underwriters may sell more shares than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is "covered" if the short position is no greater than the number of shares available for purchase by the underwriters under the over-allotment option. The underwriters can close out a covered short sale by exercising the over-allotment option or purchasing shares in the open market. In determining the source of shares to close out a covered short sale, the underwriters will consider, among other things, the open market price of shares compared to the price available under the over-allotment option. The underwriters may also sell shares in excess of the over-allotment option, creating a naked short position. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common shares in the open market after pricing that could adversely affect investors who purchase in the offering. In addition, to cover any over-allotments or to stabilize the price of our common shares, the underwriters may bid for, and purchase, our common shares in the open market. Finally, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing our common shares in this offering, if the syndicate repurchases our previously distributed common shares in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of our common shares above independent market levels. The underwriters are not required to engage in these activities and may end any of these activities at any time.

   It is anticipated that Morgan Stanley DW Inc., an affiliate of Morgan Stanley & Co. Incorporated, through Morgan Stanley Online, its online service, may be a member of the syndicate and engage in electronic offers, sales and distribution of the shares being offered. A prospectus in electronic format may be made available on the web sites maintained by one or more underwriters. The underwriters may agree to allocate a number of shares to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the joint book-running managers to underwriters that may make Internet distributions on the same basis as other allocations.

   We and the underwriters have agreed to indemnify each other against liabilities, including liabilities under the Securities Act.

Directed Share Program Prospectus Disclosure

   At our request, the underwriters have reserved up to 5% of the common shares for sale at the initial public offering price to persons who are directors, officers or employees, or who are otherwise associated with us, through a directed share program. We have selected the Bermuda persons eligible to participate in the directed share program, and the underwriters have not conducted any marketing or solicitation activities in relation to those persons. The directed shares purchased by our officers, directors and employees will be subject to the lock-up agreements described above. Other recipients of directed shares will be subject to 90-day lock-up agreements in connection with the directed share program. These lock-up agreements are substantially similar to the lock-up agreements described above.


   The number of common shares available for sale to the general public will be reduced by the number of directed shares purchased by participants in the program. Any directed shares not purchased will be offered by the underwriters to the general public on the same basis as all other common shares offered. We have agreed to indemnify the underwriters against certain liabilities and expenses, including liabilities under the Securities Act, in connection with the sales of the directed shares.

Relationship with Underwriters

   Each of the underwriters has provided, from time to time, and may provide in the future, investment banking services to us. In addition, an affiliate of Salomon Smith Barney Inc., Citibank, N.A., and an affiliate of Banc of America Securities LLC, Bank of America, N.A., are participants in our syndicated $300 million bank letter of credit facility. Each of Citibank, N.A. and Bank of America, N.A. has committed $100 million to the facility. We believe that the fees and commissions payable in respect of participation in the credit facility are customary for borrowers with a credit profile similar to ours, for a similar size financing and for borrowers in our industry. In addition, wholly owned subsidiaries of Citigroup, Inc., which are affiliates of Salomon Smith Barney Inc., own approximately 6% of our common shares. The number of shares owned beneficially by Citigroup Inc. does not include 5,000 common shares owned by Mr. William H. Heyman, Chairman of Citigroup Investments Inc., an affiliate of Citigroup Inc., as well as 449,958 common shares that are owned by employees of Salomon Smith

Barney Inc. and other Citigroup Inc. affiliates. Citigroup Inc., through its wholly owned subsidiaries, disclaims any beneficial interest in these shares. See "Principal Shareholders" beginning on page 84 and "Certain Relationships and Related Transactions" beginning on page 88.


Pricing of the Offering

   Prior to this offering, there has been no public market for the common shares. The initial public offering price will be determined by negotiations between us and the representatives of the underwriters. The factors to be considered in determining the initial public offering price will include the future prospects of our company and its industry in general, premiums, earnings and other financial and operating information of our company in recent periods, and the price-earnings ratios, ratios of price to book value, market prices of securities and some financial and operating information of companies engaged in activities similar to those of our company. The estimated initial public offering price range indicated on the cover page of this preliminary prospectus is subject to change as a result of market conditions and other factors.

   Because Salomon Smith Barney Inc. is one of the underwriters and one of our directors, William H. Heyman, serves as Chairman and member of the Operating Committee of Citigroup Investments Inc., an affiliate of Salomon Smith Barney Inc., and because Dresdner Kleinwort Wasserstein Securities LLC is one of the underwriters and one of our directors, Mario P. Torsiello, is a Managing Director of Dresdner Kleinwort Wasserstein, Inc., an affiliate of Dresdner Kleinwort Wasserstein Securities LLC, each of Salomon Smith Barney Inc. and Dresdner Kleinwort Wasserstein Securities LLC may be deemed to be our "affiliate" under Rule 2720(a)(1) of the Conduct Rules of the National Association of Securities Dealers. Accordingly, this offering will be made in compliance with the applicable provisions of Rule 2720 of the Conduct Rules. In accordance with this rule, the initial public offering price can be no higher than that recommended by a "qualified independent underwriter" meeting certain standards. In accordance with this requirement, Morgan Stanley & Co. Incorporated has assumed the responsibilities of acting as a qualified independent underwriter and will recommend a price in compliance with the requirements of Rule 2720. Morgan Stanley & Co. Incorporated, in its role as qualified independent underwriter, has performed due diligence investigations and reviewed and participated in the preparation of this prospectus and the registration statement of which this prospectus is a part. Morgan Stanley & Co. Incorporated will receive no compensation for acting in this capacity; however, we have agreed to indemnify Morgan Stanley & Co. Incorporated for acting as a qualified independent underwriter against specified liabilities under the Securities Act.

                                 LEGAL MATTERS

   Certain matters as to U.S. law in connection with this offering will be passed upon for us by Akin, Gump, Strauss, Hauer & Feld, L.L.P. Legal matters in connection with this offering will be passed upon for the underwriters by LeBoeuf, Lamb, Greene & MacRae, L.L.P., a limited liability partnership including professional corporations, as to U.S. law, and by Appleby Spurling & Kempe, as to Bermuda law. The validity of the common shares under Bermuda law will be passed upon for us by Conyers Dill & Pearman, Hamilton, Bermuda.

                                    EXPERTS

   Our financial statements as of December 31, 1999 and 2000 and for the period from inception (July 8, 1999) to December 31, 1999 and the year ended December 31, 2000 included in this prospectus have been audited by KPMG, independent auditors, as indicated in their report with respect thereto, and are included herein in reliance on the authority of said firm as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

   We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act for the common shares sold in this offering. This prospectus constitutes a part of that registration statement. This prospectus does not contain all of the information set forth in the registration statement and the accompanying exhibits and schedules because some parts have been omitted in accordance with the rules and regulations of the Commission. For further information about us and our common shares being sold in this offering, we refer you to the registration statement and the accompanying exhibits and schedules. Statements contained in this prospectus regarding the contents of any agreement, contract or any other document to which we refer are not necessarily complete. In each instance, reference is made to the copy of the contract or document filed as an exhibit to the registration statement, and each statement is qualified in all respects by that reference. The registration statement, including related exhibits and schedules, may be inspected without charge at the Commission's principal office in Washington, D.C. Copies of all or any part of the registration statement may be obtained after payment of fees prescribed by the Commission from the Commission's Public Reference Room at the Commission's principal office, 450 Fifth Street, N.W. Washington, D.C. 20549.

   You may obtain information regarding the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission maintains a web site that contains reports, proxy and information statements and other information regarding registrants, including us, that file electronically with the Commission. The address of the web site is www.sec.gov.

   We intend to furnish holders of our common shares with annual reports containing audited financial statements certified by an independent public accounting firm and quarterly reports containing unaudited condensed financial information for the first three quarters of each fiscal year. We intend to furnish other reports as we may determine or as may be required by law.

                      ENFORCEABILITY OF CIVIL LIABILITIES
         UNDER UNITED STATES FEDERAL SECURITIES LAWS AND OTHER MATTERS

   We are organized under the laws of Bermuda. In addition, some of our directors and officers reside outside the United States, and all or a substantial portion of their assets and our assets are or may be located in jurisdictions outside the United States. Therefore, it may be difficult for investors to effect service of process within the United States upon our non-U.S. directors and officers or to recover against our company, or our non-U.S. directors and officers on judgments of U.S. courts, including judgments predicated upon the civil liability provisions of the U.S. federal securities laws. However, we may be served with process in the United States with respect to actions against us arising out of or in connection with violations of U.S. federal securities laws relating to offers and sales of common shares made hereby by serving CT Corporation System, 111 Eighth Avenue, New York, New York 10011, our U.S. agent irrevocably appointed for that purpose.

   We have been advised by Conyers Dill & Pearman, our Bermuda counsel, that there is doubt as to whether the courts of Bermuda would enforce judgments of U.S. courts obtained in actions against us or our directors and officers, as well as the experts named herein, who reside outside the United States predicated upon the civil liability provisions of the U.S. federal securities laws or original actions brought in Bermuda against us or such persons predicated solely upon U.S. federal securities laws. We have also been advised by Conyers Dill & Pearman that there is no treaty in effect between the United States and Bermuda providing for such enforcement, and there are grounds upon which Bermuda courts may not enforce judgments of U.S. courts. Some remedies available under the laws of U.S. jurisdictions, including some remedies available under the U.S. federal securities laws, may not be allowed in Bermuda courts as contrary to that jurisdiction's public policy.

                               ----------------

   We have obtained consent for the issue and transfer of the common shares to and between non-residents of Bermuda for exchange control purposes from the Bermuda Monetary Authority as required by the Exchange Control Act 1972 of Bermuda and related regulations, subject to the condition that the common shares shall be listed on the Nasdaq National Market System or any other appointed stock exchange. In addition, we will deliver a copy of this prospectus to the Registrar of Companies in Bermuda for filing pursuant to the Companies Act 1981 of Bermuda. However, the Bermuda Monetary Authority and Registrar of Companies in Bermuda accept no responsibility for the financial soundness of any proposal or for the correctness of any of the statements made or opinions expressed in this prospectus.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


                                                                            Page
                                                                            ----
Independent Auditors' Report..............................................   F-2

Consolidated Balance Sheets as at December 31, 1999 and 2000..............   F-3

Consolidated Statements of Income and Comprehensive Income for the period
 ended December 31, 1999 and the year ended December 31, 2000.............   F-4

Consolidated Statements of Changes in Shareholders' Equity for the period
 ended December 31, 1999 and the year ended December 31, 2000.............   F-5

Consolidated Statements of Cash Flows for the period ended December 31,
 1999 and the year ended December 31, 2000 ...............................   F-6

Notes to Consolidated Financial Statements as at December 31, 1999 and
 2000.....................................................................   F-7

Consolidated Balance Sheets as at December 31, 2000 and June 30, 2001.....  F-18

Consolidated Statements of Income and Comprehensive Income for the
 quarters ended June 30, 2000 and June 30, 2001...........................  F-19

Consolidated Statements of Cash Flows for the quarters ended June 30, 2000 and June 30, 2001........................................................  F-20

Notes to Consolidated Financial Statements as at June 30, 2000 and June
 30, 2001.................................................................  F-21

                         INDEPENDENT AUDITORS' REPORT

The Board of Directors and Shareholders
Max Re Capital Ltd.

We have audited the accompanying consolidated balance sheets of Max Re Capital Ltd. and subsidiaries as of December 31, 1999 and 2000 and the related consolidated statements of income and comprehensive income, changes in shareholders' equity and cash flows for the period from July 8, 1999 (date of incorporation) to December 31, 1999 and the year ended December 31, 2000. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Max Re Capital Ltd. and subsidiaries as of December 31, 1999 and 2000, and the results of their operations and their cash flows for the periods then ended in conformity with accounting principles generally accepted in the United States.

                                          Chartered Accountants

                                          /s/ KPMG
                                          ---------------------

Hamilton, Bermuda
January 26, 2001

                              MAX RE CAPITAL LTD.

                          CONSOLIDATED BALANCE SHEETS
    (Expressed in thousands of United States Dollars, except share amounts)

                                                              December 31,
                                                            ------------------
                                                              1999      2000
                                                            --------  --------
ASSETS
  Cash and cash equivalents................................ $305,142  $ 27,631
  Fixed maturities, available for sale at fair value.......      --    479,634
  Alternative investments, at fair value...................      --    347,099
  Accrued interest income..................................      --      7,111
  Premiums receivable......................................      --      2,708
  Losses recoverable from reinsurers.......................      --      5,370
  Funds withheld...........................................      --     41,991
  Deferred charges.........................................      --     21,681
  Other assets.............................................      --      2,275
                                                            --------  --------
    Total assets........................................... $305,142  $935,500
                                                            ========  ========

LIABILITIES
  Life and annuity benefits................................ $    --   $253,919
  Property and casualty losses.............................      --    115,764
  Property and casualty experience refunds.................      --     20,574
  Reinsurance balances payable.............................      --     22,667
  Unearned property and casualty premiums..................      --        403
  Accounts payable and accrued expenses....................    8,567     7,578
                                                            --------  --------
    Total liabilities......................................    8,567   420,905
                                                            --------  --------
  Minority interest........................................  109,790   114,180
                                                            --------  --------

SHAREHOLDERS' EQUITY
  Preferred shares (par value $1.00)
    20,000,000 shares authorized; no shares outstanding....      --        --
  Common shares (par value $1.00)
    200,000,000 shares authorized
    27,682,963 (1999-14,748,830) issued and outstanding....   14,749    27,683
  Additional paid-in capital...............................  200,179   376,905
  Loans receivable from officers for common share sales....  (20,750)  (11,650)
  Unearned stock grant compensation........................      --       (630)
  Accumulated other comprehensive income...................      --      6,801
  Retained earnings........................................   (7,393)    1,306
                                                            --------  --------
    Total shareholders' equity.............................  186,785   400,415
                                                            --------  --------
    Total liabilities, minority interest and shareholders'
     equity................................................ $305,142  $935,500
                                                            ========  ========

          See accompanying notes to consolidated financial statements

                              MAX RE CAPITAL LTD.

           CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME (Expressed in thousands of United States Dollars, except per share amounts)

                                                      Period Ended  Year Ended
                                                      December 31, December 31,
                                                          1999         2000
                                                      ------------ ------------
REVENUES
 Gross written life and annuity premiums.............   $    --      $283,353
 Gross written property and casualty premiums........        --       126,320
 Reinsurance premiums on property and casualty
  risks..............................................        --        (7,854)
                                                        --------     --------
  Net premiums written...............................   $    --      $401,819
                                                        ========     ========

 Net earned life and annuity premiums................   $    --      $283,353
 Net earned property and casualty premiums...........        --       125,917
 Earned premiums ceded...............................        --        (7,854)
                                                        --------     --------
  Net premiums earned................................        --       401,416

 Net investment income...............................        --        40,307
 Net gains on alternative investments................        --         9,599
                                                        --------     --------
  Total revenues.....................................        --       451,322
                                                        --------     --------

LOSSES AND EXPENSES
 Life and annuity benefits...........................        --       298,933
 Property and casualty losses........................        --        88,713
 Property and casualty experience refunds............        --        20,574
 Acquisition costs...................................        --        15,400
 General and administrative expenses.................      7,393       16,429
                                                        --------     --------
  Total losses and expenses..........................      7,393      440,049
                                                        --------     --------
 Income (loss) before minority interest..............     (7,393)      11,273
 Minority interest...................................        --        (2,574)
                                                        --------     --------

NET INCOME (LOSS)....................................     (7,393)       8,699
                                                        --------     --------
 Change in net unrealized appreciation of fixed
  maturities ........................................        --         6,801
                                                        --------     --------
COMPREHENSIVE INCOME (LOSS)..........................   $ (7,393)    $ 15,500
                                                        ========     ========
 Basic net income (loss) per share...................   $ (20.05)    $   0.36
                                                        ========     ========
 Diluted net income (loss) per share.................   $ (20.05)    $   0.36
                                                        ========     ========

          See accompanying notes to consolidated financial statements

                              MAX RE CAPITAL LTD.

           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
               (Expressed in thousands of United States Dollars)

                            Period Ended  Year Ended
                            December 31, December 31,
                                1999         2000
                            ------------ ------------
Common shares
Balance--beginning of
 period...................    $    --      $ 14,749
Issue of shares...........      14,749       12,934
                              --------     --------
  Balance--end of period..      14,749       27,683
                              --------     --------

Additional paid-in-capital
Balance--beginning of
 period...................         --       200,179
Issue of common shares....     206,483      181,616
Direct equity offering
 expenses.................      (6,304)      (4,890)
                              --------     --------
  Balance--end of period..     200,179      376,905
                              --------     --------

Notes and loans receivable
 from common shares
Balance--beginning of
 period...................         --       (20,750)
Loans granted in period...     (20,750)      (3,000)
Loans repaid..............         --        12,100
                              --------     --------
  Balance--end of period..     (20,750)     (11,650)
                              --------     --------

Unearned stock grant
 compensation
Balance--beginning of
 period...................         --           --
Stock grants awarded......         --          (720)
Amortization..............         --            90
                              --------     --------
  Balance--end of period..         --          (630)
                              --------     --------

Accumulated other
 comprehensive income
Balance--beginning of
 period...................         --           --
Holding gains on fixed
 maturities arising in
 period...................         --        10,020
Gains included in net
 income...................         --        (1,403)
Reallocation to minority
 interest.................         --        (1,816)
                              --------     --------
  Balance--end of period..         --         6,801
                              --------     --------
Retained earnings
Balance--beginning of
 period...................         --        (7,393)
Net income (loss).........      (7,393)       8,699
                              --------     --------
  Balance--end of period..      (7,393)       1,306
                              --------     --------
  Total shareholders'
   equity.................    $186,785     $400,415
                              ========     ========


          See accompanying notes to consolidated financial statements

                              MAX RE CAPITAL LTD.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
               (Expressed in thousands of United States Dollars)

                                                      Period Ended  Year Ended
                                                      December 31, December 31,
                                                          1999         2000
                                                      ------------ ------------
OPERATING ACTIVITIES
  Net income (loss)..................................   $ (7,393)   $   8,699
  Adjustments to reconcile net income to net cash
   provided by operating activities:
    Minority interest share of net income............        --         2,574
    Amortization of unearned stock grant
     compensation....................................        --            90
    Amortization of discount on fixed maturities.....        --        (1,104)
    Realized gains on fixed maturities...............        --        (1,403)
    Net gains on alternative investments.............        --        (9,599)
    Accrued interest income..........................        --        (7,111)
    Premiums receivable..............................        --        (2,708)
    Losses recoverable from reinsurers...............        --        (5,370)
    Funds withheld...................................        --       (41,991)
    Deferred charges.................................        --       (21,681)
    Other assets.....................................        --        (2,275)
    Life and annuity benefits........................        --       253,919
    Property and casualty losses.....................        --       115,764
    Property and casualty experience refunds.........        --        20,574
    Reinsurance balances payable.....................        --        22,667
    Unearned property and casualty premiums..........        --           403
    Accounts payable and accrued expenses............      8,567         (989)
                                                        --------    ---------
      Cash provided by operating activities..........      1,174      330,459
                                                        --------    ---------
INVESTING ACTIVITIES
  Purchase of fixed maturities.......................        --      (650,736)
  Purchase of alternative investments................        --      (337,500)
  Sales of fixed maturities..........................        --       181,683
  Redemptions of fixed maturities....................        --           543
                                                        --------    ---------
      Cash used in investing activities..............        --      (806,010)
                                                        --------    ---------
FINANCING ACTIVITIES
  Net proceeds from subscriptions to share capital...    194,178      185,940
  Proceeds from minority interest....................    109,790          --
  Notes and loans repaid.............................        --        12,100
                                                        --------    ---------
      Cash provided by financing activities..........    303,968      198,040
                                                        --------    ---------
Net increase (decrease) in cash and cash
 equivalents.........................................    305,142     (277,511)
Cash and cash equivalents, beginning of period.......        --       305,142
                                                        --------    ---------
Cash and cash equivalents, end of period.............   $305,142    $  27,631
                                                        ========    =========

          See accompanying notes to consolidated financial statements

                              MAX RE CAPITAL LTD.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                          December 31, 1999 and 2000
               (Expressed in thousands of United States Dollars)

1. GENERAL

   Max Re Capital Ltd. ("the Company") was incorporated on July 8, 1999 under the laws of Bermuda to provide customized multi-line reinsurance and insurance products. On June 29, 2000, the Company changed its name from Maximus Capital Holdings, Ltd. to Max Re Capital Ltd. The Company's principal operating subsidiary is Max Re Ltd. ("Max Re"). The Company is registered as a long-term insurer and Max Re is registered as a Class 4 insurer and long-term insurer under the insurance laws of Bermuda.

2. SIGNIFICANT ACCOUNTING POLICIES

(a) Basis of presentation

   The consolidated financial statements include the financial statements of the Company and Max Re, together with Max Re's wholly owned subsidiary, Max Re Europe Limited, as well as Moore Diversified Strategies, Ltd. ("MDS"), an investment subsidiary. All significant inter-company balances and transactions have been eliminated in consolidation.

   The accompanying financial statements are prepared in accordance with accounting principles generally accepted in the United States, which require management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period. Actual results could differ from those estimates.

(b) Minority interest

   Minority interest represents Non-Voting Shares in Max Re held by certain founding shareholders of the Company. The Non-Voting Shares are exchangeable for Common Shares of the Company, on a one-for-one basis, unless the board of directors of the Company determines such exchange may cause actual or potential adverse consequences to the Company or any shareholder. The Non-Voting Shares will at all times rank as to assets, dividends and in all other respects on a parity with the Common Shares of Max Re, except the right to vote on any matters required by Bermuda law.

   The minority's share of net income is calculated quarterly using the minority's weighted average ownership percentage. Minority interest represents the minority's current proportionate share of Max Re's net assets.

(c) Investments

   Investments in fixed maturities are classified as available for sale and are carried at fair value with any unrealized gains and losses included in accumulated other comprehensive income as a separate component of shareholders' equity. The cost of fixed maturities are adjusted for amortization of premiums and discounts. Realized gains and losses on investments are recognized in net income using the specific identification method and include adjustments to the net realizable value of investments for declines in value that are considered other than temporary.

   Alternative investments are carried at fair value with both realized and unrealized gains and losses reported as net gains on alternative investments in the statement of income.

                              MAX RE CAPITAL LTD.

(d) Premium Revenue Recognition

   Short duration contracts entered into by the Company which are not deemed to transfer significant underwriting and/or timing risk are accounted for as deposits, whereby liabilities are initially recorded at the same amount as assets received. An initial accretion rate is established based on actuarial estimates whereby the deposit liability is increased to the estimated amount payable over the term of the contract. This accretion charge is presented in the period as either interest expense where the contract does not transfer underwriting risk, or net losses and loss expenses incurred where the contract does not transfer significant timing risk. Long duration contracts written by the Company that do not transfer significant mortality or morbidity risks are also accounted for as deposits. The Company will periodically reassess the amount of deposit liabilities and any changes to the estimated ultimate liability will be reflected as an adjustment to earnings to reflect the cumulative effect to date of the period the contract has been in force and by an adjustment to the future accretion rate of the liability over the remaining estimated contract term.


 Property and Casualty

   Premiums written are earned on a pro-rata basis over the period the coverage is provided. Unearned premiums represent the portion of premiums written which relate to the unexpired terms of policies in force. Premiums ceded are similarly pro-rated over the period the coverage is provided with the unearned portion being deferred as prepaid reinsurance premiums.

 Life and Annuity

   Reinsurance premiums from traditional life and annuity policies with life contingencies are generally recognized as revenue when due from policyholders. Traditional life policies include those contracts with fixed and guaranteed premiums and benefits. Benefits and expenses are matched with such premium income on the reinsured policies to result in the recognition of profit over the life of the contracts.

   Premiums from annuity contracts without life contingencies are reported as annuity deposits. Policy benefits and claims that are charged to expenses include benefit claims incurred in the period in excess of related policyholders' account balances.

(e) Fee Revenue Recognition

   Transaction structuring and advisory fees are earned when received.

(f) Deferred Acquisition Costs

   Acquisition expenses consist of commissions and fees paid to brokers and excise taxes. Deferred acquisition costs are amortized over the period in which the related premiums are earned or, for annuities, over the pattern of estimated gross profit. Deferred acquisition costs are continually reviewed to determine if they are recoverable from future income, including investment income, by evaluating whether a loss is probable on policies in force. A premium deficiency loss is recognized when it is probable that expected future claims will exceed anticipated future premiums, reinsurance recoveries and anticipated investment income. If such costs are estimated to be unrecoverable as a result of a premium deficiency loss they are expensed.

                              MAX RE CAPITAL LTD.

(g) Losses and Loss Adjustment Expenses

 Property and Casualty

   The liability for losses, including loss adjustment expenses, represents estimates, computed on an undiscounted basis, of the ultimate cost of all losses incurred but not paid as of the balance sheet date. Inherent in the estimates of losses are expected trends of frequency, severity and other factors which could vary significantly as claims are settled. Accordingly, ultimate losses could vary from the liability recorded in these financial statements. These estimates are continually reviewed and any adjustments to the estimates are recorded in the period they are determined.


 Life and Annuity

   The development of policy reserves requires management to make estimates and assumptions regarding mortality, morbidity, lapse, expense and investment experience. Such estimates are primarily based on historical experience and information provided by ceding companies and computed on a discounted basis. Actual results could differ materially from these estimates. Management monitors actual experience, and where circumstances warrant, will revise its assumptions and the related reserve estimates. These revisions are recorded in the period they are determined.


(h) Experience Refunds


   The liability for experience refunds represents estimates of the ultimate liability incurred under profit sharing provisions of various prospective contracts. These estimates are continually reviewed and any adjustments to the estimates are recorded in the period they are determined. Since this liability is based on estimates, the ultimate settlement of experience refunds may vary from the amount provided.


(i) Deferred charges--reinsurance assumed


   The excess of estimated liabilities for claims and claim costs over the consideration received with respect to retroactive property and casualty reinsurance contracts that provide for indemnification of insurance risk is established as a deferred charge at inception of such contracts. The deferred charges are subsequently amortized using the interest method over the expected liability settlement periods of the contracts. The periodic amortization charges are recorded in losses and loss adjustment expenses.

(j) Translation of Foreign Currencies


   The Company's functional currency is the United States dollar. Premiums written and receivable in foreign currencies are recorded at exchange rates prevailing on the date the contract attaches and liabilities for losses payable in foreign currencies at the time such liabilities are first recorded. Exchange gains or losses resulting from the periodic revaluation and settlement of such assets and liabilities are recorded in the statement of income.

   Other foreign currency assets and liabilities that are considered monetary items, are translated at exchange rates in effect at the balance sheet date. Foreign currency revenues and expenses are translated at transaction date exchange rates. Exchange gains and losses are included in the determination of net income.

(k) Offering costs


   Offering costs incurred in connection with the Company's private placement offering (the "Offering"), including certain amounts payable for investment banking and legal services, were deducted from the gross proceeds of the Offering.

                              MAX RE CAPITAL LTD.

(l) Cash and Cash Equivalents


   The Company considers all time deposits and money market instruments with an original maturity of ninety days or less as equivalent to cash.

(m) Earnings per Share


   Basic net income per share is based on weighted average common shares outstanding and excludes any dilutive effects of warrants, options and convertible securities. Diluted net income per share assumes the conversion of dilutive convertible securities and the exercise of all dilutive stock options and warrants.

(n) Fair Value of Financial Instruments


   Fair values of certain assets are based on published market values, if available, or estimates of fair value based on management judgement. Fair values are reported in Note 3.

3. INVESTMENTS

   (a) The fair values and amortized costs of fixed maturities at December 31, 2000 were as follows:

                                      Amortized Unrealized Unrealized   Fair
                                        Cost       Gain       Loss     Value
                                      --------- ---------- ---------- --------
   US Government and Agencies........ $183,235    $2,182     $ (55)   $185,362
   US Corporate Securities...........  162,496     4,221      (149)    166,568
   Asset and Mortgage Backed
    Securities.......................  125,286     2,418       --      127,704
                                      --------    ------     -----    --------
                                      $471,017    $8,821     $(204)   $479,634
                                      ========    ======     =====    ========

   The following table sets forth certain information regarding the investment ratings (provided by major rating agencies) of fixed maturities at December 31, 2000.

                                                                 Amortized
   Ratings                                                         Cost      %
   -------                                                       --------- -----
   AAA.......................................................... $318,228   67.6
   AA...........................................................   42,187    8.9
   A............................................................  110,602   23.5
                                                                 --------  -----
                                                                 $471,017  100.0
                                                                 ========  =====

   (b) The maturity distribution for fixed maturities held at December 31, 2000 was as follows:

                                                             Amortized   Fair
                                                               Cost     Value
                                                             --------- --------
   Within one year.......................................... $  50,386 $ 50,882
   From one to five years...................................   337,854  344,503
   From five to ten years...................................    35,219   36,244
   After more than ten years................................    47,558   48,005
                                                             --------- --------
                                                             $ 471,017 $479,634
                                                             ========= ========

                              MAX RE CAPITAL LTD.

   (c) Investment income earned during the year was as follows:

                                                                      2000
                                                                    --------
   Interest earned on fixed maturities, cash and short term
    investments.................................................... $ 33,622
   Interest earned on funds withheld...............................    4,333
   Amortization of discount on fixed maturities....................    1,104
   Net realized gains..............................................    1,403
   Investment expenses.............................................     (155)
                                                                    --------
                                                                    $ 40,307
                                                                    ========

   (d) The net realized gains and the change in net unrealized appreciation on fixed maturities for the year ended December 31, 2000 was as follows:

   Net realized gains:
     Gross realized gains............................................ $ 1,431
     Gross realized losses...........................................     (28)
                                                                      -------
   Net realized gains................................................   1,403
                                                                      -------
   Change in unrealized appreciation.................................   8,617
   Less reallocation to minority interest............................  (1,816)
                                                                      -------
   Net change in unrealized appreciation.............................   6,801
                                                                      -------
   Total net realized and change in unrealized appreciation on fixed maturities....................................................... $ 8,204
                                                                      =======

   (e) At December 31, 2000 the Company had a $250,000 letter of credit facility with a syndicate of banks, of which $189,696 was outstanding. Fixed maturities with a fair value of $201,849 were pledged as collateral for these letters of credit.

   (f) The Company's alternative investments at December 31, 2000 are all held by MDS and comprise investments in hedge funds. MDS is managed by Moore Capital Management, Inc. ("Manager"), a company owned by certain of the Company's shareholders. The funds are primarily engaged in global macro, long/short equity, and risk and convertible bond arbitrage investment strategies. Many of the funds, and the underlying strategies, are market neutral, and as such do not rely on directional stock price movements to generate profits. Certain funds in the portfolio are managed by the Manager, who received $4,400 for the year ended December 31, 2000 (1999-$nil) for managing these funds.

   In addition, one of the funds is managed by another shareholder, for which a Company director is a founding partner. The Company paid $1,500 in management and incentive fees during the year ended December 31, 2000 (1999-- $nil) for funds managed.

   All investment fees incurred on the alternative investments are included in net gains on alternative investments in the statement of income.

                              MAX RE CAPITAL LTD.

4. PROPERTY AND CASUALTY LOSSES AND LOSS EXPENSES

   The summary of changes in outstanding losses and loss expenses for 2000 and 1999 is as follows:

                                                                   2000   1999
                                                                 -------- -----
   Gross balance as of January 1................................ $    --  $ --
     Less reinsurance recoverable and deferred charges..........      --    --
                                                                 -------- -----
   Net balance at January 1.....................................      --    --
                                                                 -------- -----
   Incurred losses related to:
     Current year...............................................   88,713   --
     Prior years................................................      --    --
                                                                 -------- -----
       Total incurred...........................................   88,713   --
                                                                 -------- -----
   Paid losses related to:
     Current year...............................................      --    --
     Prior years................................................      --    --
                                                                 -------- -----
       Total paid...............................................      --    --
                                                                 -------- -----
   Net balance at December 31...................................   88,713   --
     Plus reinsurance recoverable and deferred charges..........   27,051   --
                                                                 -------- -----
   Gross balance at December 31................................. $115,764 $ --
                                                                 ======== =====

5. REINSURANCE

   The Company utilizes reinsurance and retrocession agreements principally to increase aggregate capacity and to reduce the risk of loss on business assumed. The Company's reinsurance and retrocession agreements provide for recovery of a portion of losses and loss expenses from reinsurers and reinsurance recoverables are recorded as assets. Reinsurance contracts do not relieve the Company from its obligations to policyholders. Failure of reinsurers to honor their obligations could result in losses to the Company. The Company continually evaluates the financial condition of its reinsurers.

   The effect of reinsurance and retrocessional activity on premiums written and earned for the year/period ended December 31 was as follows:

 Short-duration contracts

                                                  Premiums
                                                  written      Premiums earned
                                               --------------- ------------------
                                                 2000    1999    2000      1999
                                               --------  ----- ---------  -------
Direct........................................ $    --   $ --  $     --   $  --
Assumed.......................................  126,320    --    125,917     --
Ceded.........................................   (7,854)   --     (7,854)    --
                                               --------  ----- ---------  ------
Net........................................... $118,466  $ --  $ 118,063  $  --
                                               ========  ===== =========  ======

 Long-duration contracts

                                                   Premiums
                                                   written     Premiums earned
                                                -------------- -----------------
                                                  2000   1999    2000     1999
                                                -------- ----- --------- -------
Amounts assessed against policyholders......... $    --  $ --  $     --  $  --
Assumed........................................  283,353   --    283,353    --
Ceded..........................................      --    --        --     --
                                                -------- ----- --------- ------
Net............................................ $283,353 $ --  $ 283,353 $  --
                                                ======== ===== ========= ======

                              MAX RE CAPITAL LTD.

6. PENSION AND DEFERRED COMPENSATION PLANS

   The Company provides pension benefits to certain employees as required by the Bermuda National Pension Scheme Act, 1998 through a defined contribution plan. Company contributions are subject to vesting provisions. Pension expenses totaled $25 for the year ended December 31, 2000.

   The Company sponsors a deferred compensation plan in which employee deferrals are supplemented by matching contributions. The Company's contribution is subject to a defined amount and is subject to vesting provisions. Deferred compensation expense totaled $329 for the year ended December 31, 2000.

7. LOANS RECEIVABLE FROM OFFICERS FOR COMMON SHARE SALES

   The Company provided members of management with full recourse loans of $11,650 (1999-$8,650) in connection with their investment in the Company pursuant to the terms of their employment agreements. The loans are repayable within five years and are secured by the shares issued. Interest is charged at applicable federal rates which are published by the U.S. Internal Revenue Service and is payable annually in arrears. Interest on the loans amounted to $692 for the year ended December 31, 2000 and is included in accrued interest income in the balance sheet, and net investment income in the statement of income.

8. SHAREHOLDERS' EQUITY

 Common Shares

   The holders of common shares are entitled to one vote per paid up share subject to a maximum of 9.9% of total voting rights. The shareholders' agreement provides for distribution of dividends, as and when declared by the Company's directors, and distribution of the Company's net assets upon dissolution in the same proportion as the voting rights, excluding the 9.9% limitation. Direct equity offering expenses include $2,661 (1999-$3,124) paid to Salomon Smith Barney for services as placement agent for the private equity offerings. Salomon Smith Barney is an affiliate of one of the Company's shareholders.

   The Company also paid $200 in cash and issued 26,666 common shares at $15 per share to a director for services rendered during the year ended December 31, 2000 in connection with its private equity offerings.

 Warrants

   In connection with the issuance of shares, the Company has issued 6,774,467 (2000--2,597,880, 1999--4,176,587) warrants to purchase the Company's common shares exchangeable on a one for one basis. Included in this amount is 1,493,857 warrants issued to employees and 5,280,610 warrants, or warrants on non-voting shares of Max Re which are exchangeable into Company shares in limited circumstances, issued to founding shareholders of the Company. The warrants may be exercised at any time up to expiration and the exercise price of the warrants is equal to $15 per share. Warrants issued during 1999 and 2000 were issued with exercise prices approximating fair value. The warrants will expire on December 22, 2009 (4,176,587 warrants) and March 31, 2010 (2,597,880 warrants) respectively. Max Re non-voting common shares may be exchanged for common shares of the Company on a one-for-one basis following a sale, transfer or other disposition to an unaffiliated third party, provided that following such exchange the shareholder would not hold in excess of 9.9% of the total common shares issued and outstanding. The current holders of Max Re non-voting common shares cannot exchange any Max Re non-voting common shares for common shares of the Company without the consent of the board of directors of Max Re, other than to deliver common shares of the Company upon a sale in the public market.

                              MAX RE CAPITAL LTD.

9. STOCK INCENTIVE PLAN

   In June 2000 the shareholders of the Company approved the adoption of a Stock Incentive Plan ("the Plan") under which it may award, subject to certain restrictions, Incentive Stock Options ("ISOs"), Non-Qualified Stock Options ("NQSOs"), restricted stock, share awards or other awards. The aggregate number of common shares available for awards under the Plan is limited to 1,200,000. Only eligible employees of the Company are entitled to ISOs, while NQSOs may be awarded to eligible employees, non-employee Directors and consultants. The Plan is administered by the Compensation Committee of the Board of Directors ("the Committee").

   Stock options issued under the Plan have terms set by the Committee. The maximum option period is ten years. The minimum exercise price of ISOs is equal to the fair value of the Company's common shares at the date of grant. During 2000, 116,479 options at an exercise price of $15 per share were issued. These options vest over a four year period from the date of grant and contain restrictions relating to, among other things, forfeiture in the event of termination of employment and transferability.

   Eligible non-employee Directors were granted NQSOs to purchase 10,000 common shares on the date of their directorship and 2,000 common shares each year thereafter. The NQSOs have an exercise price equal to the fair value of the Company's common shares at the date of grant and become exercisable and vest over three years. During 2000, 60,000 NQSOs at an exercise price of $15 per share were issued.

   The Company applies APB Opinion No. 25 ("APB 25") and related interpretations in accounting for the Stock Incentive Plan. Under APB 25, compensation expense is recognized based on the intrinsic value of the options at the measurement date. Options granted during 2000 were issued with exercise prices approximating fair value. Net income and earnings per share based on the fair value of the options do not materially differ from amounts reported.

   During 2000, 48,000 restricted common shares were awarded to officers of the Company. These shares vest over a four year period from the date of grant and contain certain restrictions relating to, among other things, forfeiture in the event of termination of employment and transferability. At the time of grant the fair value of the shares awarded is recorded as unearned stock grant compensation and is presented as a separate component of shareholders' equity. The unearned compensation is charged to income over the vesting period.

10. TAXATION

   Under current Bermuda law the Company is not required to pay any taxes in Bermuda on either income or capital gains. The Company and Max Re have each received an assurance from the Bermuda Minister of Finance under the Exempted Undertaking Tax Protection Act 1966 of Bermuda that if there is enacted in Bermuda any legislation imposing tax computed on profits or income, or computed on any capital asset, gain or appreciation, then the imposition of any such tax will not be applicable until March 2016.

11. STATUTORY REQUIREMENTS AND DIVIDEND RESTRICTIONS

   Under the Bermuda Insurance Act, 1978 and related regulations Max Re is required to maintain certain levels of solvency and liquidity. The minimum statutory capital and surplus required at December 31, 2000 was $100,000 and actual statutory capital and surplus was $487,516. In addition, at December 31, 2000 Max Re was required to have relevant assets of $315,370; actual relevant assets were $908,009.

   The Company's ability to pay dividends depends on the ability of Max Re to pay dividends. While the Company is not subject to any significant legal prohibitions on the payment of dividends, Max Re is subject to Bermuda regulatory constraints which affect its ability to pay dividends to the Company. Max Re is prohibited

                              MAX RE CAPITAL LTD.

from declaring or paying a dividend if such payment would reduce its statutory surplus below the required minimum.

12. EARNINGS PER SHARE

   The following tables set forth the computation of basic and diluted earnings per share for the period and year ended December 31, 1999 and 2000.

                                                          1999        2000
                                                        ---------  -----------
   BASIC
     Net income (loss)................................. $  (7,393) $     8,699
     Weighted average common shares outstanding........   368,720   24,131,739
                                                        ---------  -----------
     Basic net income (loss) per share................. $ (20.05)  $      0.36
                                                        =========  ===========
   DILUTED
     Net income (loss)................................. $  (7,393) $     8,699
     Weighted average common equivalent shares
      outstanding......................................   368,720   24,265,188
                                                        ---------  -----------
     Diluted net income (loss) per share............... $ (20.05)  $      0.36
                                                        =========  ===========

13. COMMITMENTS AND CONTINGENCIES

(a) Concentrations of credit risk

   The Company's portfolio of fixed maturities is managed following prudent standards of diversification. Specific provisions limit the allowable holdings of a single issue and issuers. The Company believes that there are no significant concentrations of credit risk associated with its portfolio of fixed maturities.

   The Company's portfolio of alternative investments is managed pursuant to guidelines that emphasize diversification and liquidity. Pursuant to these guidelines, the MDS Manager is responsible for managing and monitoring risk across a variety of investment funds and vehicles, markets and counterparties. The Company believes that there are no significant concentrations of credit risk associated with its alternative investments.

(b) Investment commitments

   At December 31, 2000, the Company has an unfunded alternative investment capital commitment of $20,000 to a fund that focuses on distressed loan investment opportunities in Japan. The commitment will be funded during 2001 from MDS assets or additional investments into MDS by the Company.

(c) Lease commitments

   The Company and its subsidiaries lease office space in the countries in which they operate under operating leases, which expire at various dates through 2003. Total rent expense for the year ended December 31, 2000 was $217. Future minimum rental commitments under existing leases are expected to be as follows, 2001--$224; 2002--$203; and 2003--$23.

(d) Letter of credit facilities


   Max Re has a letter of credit facility with Bank of America, N.A. and Fleet National Bank that gives it access to $250 million. Under the agreement, Max Re may borrow up to $250 million at a per annum fee of

                              MAX RE CAPITAL LTD.

0.35% of the average amount of letters of credit issued secured by fixed maturity collateral. Under the letter of credit facility, Max Re is prohibited from paying dividends at any time that it is in default under the facility, which will occur if our shareholders' equity is less than $325 million or Max Re's shareholders' equity is less than $400 million as well as in certain other circumstances.


   Under this facility, at December 31, 2000, letters of credit totaling $189.7 million were issued in the ordinary course of business in favor of certain ceding insurance companies to provide security and to meet regulatory requirements.



14. SEGMENT INFORMATION

   The Company operates in the reinsurance business serving two markets: the life and annuity market, which includes disability products, and the property and casualty market, which covers a wide range of insurance classes. The Company's reinsurance activities include the offering of customized, structured reinsurance products in both of these markets. The Company evaluates the results of its reinsurance activities in total.

   A summary of operations by segment for the year ended December 31, 2000 is as follows:

                                   Life and  Property and
                                   Annuity     Casualty    Other   Consolidated
                                   --------  ------------ -------- ------------
Operations data:
Gross written premiums...........  $283,353    $126,320   $    --    $409,673
Reinsurance ceded................       --       (7,854)  $    --    $ (7,854)
                                   --------    --------   --------   --------
  Net premiums written...........  $283,353    $118,466   $    --    $401,819
                                   ========    ========   ========   ========
Net earned premiums..............  $283,353    $125,917   $    --    $409,270
Earned premiums ceded............       --       (7,854)       --      (7,854)
                                   --------    --------   --------   --------
  Net premiums earned............   283,353     118,063        --     401,416
Net investment income............       --          --      40,307     40,307
Net gains on alternative
 investments.....................       --          --       9,599      9,599
                                   --------    --------   --------   --------
  Total revenues.................   283,353     118,063     49,906    451,322
Benefits and losses..............   298,933      88,713        --     387,646
Experience refunds...............       --       20,574        --      20,574
Acquisition costs................       289      15,111        --      15,400
General and administrative
 expense.........................     4,759       4,405      7,265     16,429
                                   --------    --------   --------   --------
  Total benefits, losses and
   expenses......................   303,981     128,803      7,265    440,049
Net income (loss) before minority
 interest........................  $(20,628)   $(10,740)  $ 42,641   $ 11,273
                                   ========    ========   ========   ========
Total assets.....................  $    --     $    --    $935,500   $935,500
                                   ========    ========   ========   ========

   The Company currently operates in two geographic segments: North America, which represents North American based risks written by North American based reinsureds and Europe, which principally represents the United Kingdom and Continental Europe.

                              MAX RE CAPITAL LTD.

   Financial information relating to gross premiums written by geographic region for the year ended December 31, 2000 was as follows:

                                                                         2000
                                                                       --------
      North America................................................... $346,923
      Europe..........................................................   62,750
      Reinsurance ceded--North America................................   (7,854)
                                                                       --------
                                                                       $401,819
                                                                       ========

   Three customers accounted for 42.8%, 12.4% and 11.9%, respectively, of the Company's gross premiums written during the year ended December 31, 2000.

                              MAX RE CAPITAL LTD.

                          CONSOLIDATED BALANCE SHEETS
    (Expressed in thousands of United States Dollars, except share amounts)


                                                       December 31,  June 30,
                                                           2000        2001
                                                       ------------ -----------
                                                                    (Unaudited)
ASSETS
  Cash and cash equivalents...........................   $ 27,631   $   22,218
  Fixed maturities, available for sale at fair value..    479,634      481,595
  Alternative investments, at fair value..............    347,099      464,083
  Accrued interest income.............................      7,111        6,702
  Premiums and deposits receivable....................      2,708      329,613
  Losses recoverable from reinsurers..................      5,370       75,535
  Funds withheld......................................     41,991       48,508
  Deferred acquisition costs..........................        --        46,609
  Deferred charges....................................     21,681       20,781
  Prepaid reinsurance premiums........................        --        32,336
  Other assets........................................      2,275        7,760
                                                         --------   ----------
    Total assets......................................   $935,500   $1,535,740
                                                         ========   ==========

LIABILITIES
  Life and annuity benefits...........................   $253,919   $  342,906
  Property and casualty losses........................    115,764      278,405
  Property and casualty experience refunds............     20,574       21,894
  Reinsurance balances payable........................     22,667       86,201
  Deposit liabilities.................................        --        83,589
  Unearned property and casualty premiums.............        403      186,797
  Accounts payable and accrued expenses...............      7,578        4,014
                                                         --------   ----------
    Total liabilities.................................    420,905    1,003,806
                                                         --------   ----------
  Minority interest...................................    114,180      114,518
                                                         --------   ----------

SHAREHOLDERS' EQUITY
  Preferred shares (par value $1.00)
   20,000,000 shares authorized, no shares issued or
   outstanding........................................        --           --
  Common shares (par value $1.00)
   200,000,000 shares authorized,
   28,755,129 (2000-27,682,963) shares issued and
   outstanding .......................................     27,683       28,755
  Additional paid-in capital..........................    376,905      394,318
  Loans receivable from officers for common share
   sales..............................................    (11,650)     (12,275)
  Unearned stock grant compensation...................       (630)      (3,404)
  Accumulated other comprehensive income..............      6,801        7,642
  Retained earnings...................................      1,306        2,380
                                                         --------   ----------
    Total shareholders' equity........................    400,415      417,416
                                                         --------   ----------
    Total liabilities, minority interest and
     shareholders' equity.............................   $935,500   $1,535,740
                                                         ========   ==========

                              MAX RE CAPITAL LTD.

           CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME (Expressed in thousands of United States Dollars, except per share amounts)
                                  (Unaudited)


                                              Six months ended Six months ended
                                               June 30, 2000    June 30, 2001
                                              ---------------- ----------------
REVENUES
 Gross written life and annuity premiums.....     $202,527         $113,717
 Gross written property and casualty
  premiums...................................       68,234          314,991
 Reinsurance premiums on property and
  casualty risks.............................          --           (72,898)
                                                  --------         --------
  Net premiums written.......................     $270,761         $355,810
                                                  ========         ========

 Net earned life and annuity premiums........     $202,527         $113,717
 Net earned property and casualty premiums...       34,114          128,597
 Earned premiums ceded.......................          --           (40,562)
                                                  --------         --------
  Net premiums earned........................      236,641          201,752

 Net investment income.......................        9,528           19,541
 Net gains (losses) on alternative
  investments................................       (8,402)          20,117
 Other income................................          --             1,440
                                                  --------         --------
  Total revenues.............................      237,767          242,850
                                                  --------         --------

LOSSES AND EXPENSES
 Life and annuity benefits...................      203,642          105,436
 Property and casualty losses................       23,965          107,239
 Property and casualty experience refunds....        6,625            6,907
 Acquisition costs...........................        3,157           12,450
 General and administrative expenses.........        6,369            9,610
                                                  --------         --------
  Total losses and expenses..................      243,758          241,642
                                                  --------         --------

 Income (loss) before minority interest......       (5,991)           1,208
 Minority interest...........................       (1,705)            (134)
                                                  --------         --------

NET INCOME (LOSS)............................       (4,286)           1,074
                                                  --------         --------
 Change in net unrealized appreciation of
  fixed maturities...........................        1,637              841
                                                  --------         --------

COMPREHENSIVE INCOME (LOSS) .................     $ (2,649)        $  1,915
                                                  ========         ========
 Basic net income (loss) per share...........     $  (0.21)        $   0.04
                                                  ========         ========
 Diluted net income (loss) per share.........     $  (0.20)        $   0.04
                                                  ========         ========

                              MAX RE CAPITAL LTD.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
               (Expressed in thousands of United States Dollars)
                                  (Unaudited)


                                               Six months ended Six months ended
                                                June 30, 2000    June 30, 2001
                                               ---------------- ----------------
OPERATING ACTIVITIES
  Net income (loss)..........................     $  (4,286)       $   1,074
  Adjustments to reconcile net income (loss)
   to net cash provided by operating
   activities:
    Minority interest share of net income
     (loss)..................................        (1,705)             134
    Amortization of unearned stock grant
     compensation............................           --               434
    Amortization of discount on fixed
     maturities..............................          (192)            (592)
    Realized gains on fixed maturities.......            (2)            (787)
    Net gains on alternative investments.....         8,402          (20,117)
    Accrued interest income..................           --               409
    Premiums and deposits receivable.........      (180,464)        (326,905)
    Losses recoverable from reinsurers.......           --           (70,165)
    Funds withheld...........................        (9,310)          (6,517)
    Deferred acquisition costs...............        (3,056)         (46,609)
    Deferred charges.........................           --               900
    Prepaid reinsurance premiums.............           --           (32,336)
    Other assets.............................          (564)          (5,485)
    Life and annuity benefits................       201,000           88,987
    Property and casualty losses.............        24,230          162,641
    Property and casualty experience
     refunds.................................         6,625            1,320
    Reinsurance balances payable.............           --            63,534
    Deposit liabilities......................           --            83,589
    Unearned property and casualty premiums..        34,120          186,394
    Accounts payable and accrued expenses....        (4,641)          (3,564)
                                                  ---------        ---------
      Cash provided by operating activities..        70,157           76,339
                                                  ---------        ---------

INVESTING ACTIVITIES
    Purchase of fixed maturities.............      (305,998)         (86,410)
    Purchase of alternative investments,
     net.....................................      (250,000)         (96,867)
    Sales of fixed maturities................           --            86,873
    Purchase of fixed assets.................           --               --
                                                  ---------        ---------
      Cash used in investing activities......      (555,998)         (96,404)
                                                  ---------        ---------
FINANCING ACTIVITIES
    Net proceeds from subscriptions to share
     capital.................................       190,093           14,552
    Notes and loans repaid...................           --               100
                                                  ---------        ---------
      Cash provided by financing activities..       190,093           14,652
                                                  ---------        ---------
Net (decrease) in cash and cash equivalents..      (295,748)          (5,413)
Cash and cash equivalents, beginning of
 period......................................       305,142           27,631
                                                  ---------        ---------

Cash and cash equivalents, end of period.....     $   9,394        $  22,218
                                                  =========        =========

                              MAX RE CAPITAL LTD.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                              June 30, 2001


 (Expressed in thousands of United States Dollars, except share amounts)

                                  (Unaudited)

1. GENERAL.

   The consolidated financial statements have been prepared on the basis of accounting principles generally accepted in the United States ("GAAP") and include the accounts of Max Re Capital Ltd., Max Re Ltd., Max Re Europe Ltd. and Max Re Diversified Strategies, Ltd. (collectively, the "Company"). In the opinion of management, these financial statements reflect all the normal recurring adjustments necessary for a fair presentation of the Company's financial position at December 31, 2000 and June 30, 2001 and its results and cash flows for the six months ended June 30, 2000 and 2001. These consolidated financial statements should be read in conjunction with the 2000 audited consolidated financial statements and related notes thereto.


2. SIGNIFICANT ACCOUNTING POLICIES.

   Effective January 1, 2001, the Company adopted SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. The adoption of SFAS No. 133 had no impact on the Company's consolidated financial statements.


3. EARNINGS PER SHARE.

   Basic net income per share is based on weighted average common shares outstanding and excludes any dilutive effects of warrants, options and convertible securities. Diluted net income per share assumes the conversion of dilutive convertible securities and the exercise of all dilutive stock options and warrants, as follows:


                                                        Six months  Six months
                                                          ended       ended
                                                         June 30,    June 30,
                                                           2000        2001
                                                        ----------  ----------
   BASIC
     Net income........................................ $   (4,286) $    1,074
     Weighted average common shares outstanding........ 20,883,350  28,049,920
                                                        ----------  ----------
     Basic net income (loss) per share................. $    (0.21) $     0.04
                                                        ==========  ==========
   DILUTED
     Net income........................................ $   (4,286) $    1,074
     Weighted average common equivalent shares
      outstanding...................................... 21,060,503  28,730,212
                                                        ----------  ----------
     Diluted net income (loss) per share............... $    (0.20) $     0.04
                                                        ==========  ==========


4. COMMITMENTS AND CONTINGENCIES


   On April 6, 2001, Max Re amended and restated its letter of credit facility with Bank of America, N.A., Citibank, N.A., and Fleet National Bank, giving it access to $300 million, with the potential for Max Re to increase the facility to $500 million, with the approval of the participating banks. Under the amended and restated agreement, Max Re may borrow up to $270 million at a per annum fee of 0.45% of the average amount of letters of credit issued secured by fixed maturity collateral and up to $30 million at a per annum fee of 0.90% of the

                              MAX RE CAPITAL LTD.

average amount of letters of credit issued secured by alternative investments. Under the letter of credit facility, Max Re is prohibited from paying dividends at any time that it is in default under the facility, which will occur if Max Re Capital's shareholders' equity is less than $325 million or Max Re's shareholders' equity is less than $400 million as well as in certain other circumstances.


   Under this facility, at June 30, 2001, letters of credit totaling $199.3 million were issued in the ordinary course of business in favor of certain ceding insurance companies to provide security and to meet regulatory requirements. As of June 30, 2001, all issued letters of credit were fully secured by fixed maturities securities.


   In addition, Max Re currently has a $100 million letter of credit facility commitment letter from the New York branch of Bayerische Hype- und Vereinsbank AG.


5. SEGMENT INFORMATION.


   A summary of operations by segment for the six months ended June 30, 2000 and 2001 was as follows:



                                                June 30, 2000
                                 ---------------------------------------------
                                 Life and  Property and
                                 Annuity     Casualty    Other    Consolidated
                                 --------  ------------ --------  ------------
Operations data:
Gross written premiums.......... $202,527    $68,234    $    --     $270,761
Reinsurance ceded...............      --         --          --          --
                                 --------    -------    --------    --------
  Net premiums written.......... $202,527    $68,234    $    --     $270,761
                                 ========    =======    ========    ========
Net earned premiums............. $202,527    $34,114    $    --     $236,641
Earned premiums ceded...........      --         --          --          --
                                 --------    -------    --------    --------
  Net premiums earned...........  202,527     34,114         --      236,641
Net investment income...........      --         --        9,528       9,528
Net gains (losses) on
 alternative investments........      --         --       (8,402)     (8,402)
Other income....................      --         --          --          --
                                 --------    -------    --------    --------
  Total revenues................  202,527     34,114       1,126     237,767
Benefits and losses.............  203,642     23,965         --      227,607
Experience refunds..............      --       6,625         --        6,625
Acquisition costs...............       26      3,131         --        3,157
General and administrative
 expense........................    1,892      1,655       2,822       6,369
                                 --------    -------    --------    --------
  Total benefits, losses and
   expenses.....................  205,560     35,376       2,822     243,758
Net income (loss) before
 minority interest.............. $ (3,033)   $(1,262)   $ (1,696)   $ (5,991)
                                 ========    =======    ========    ========
Total assets.................... $    --     $   --     $752,661    $752,661
                                 ========    =======    ========    ========

                              MAX RE CAPITAL LTD.

                                                June 30, 2001
                                -----------------------------------------------
                                Life and   Property and
                                 Annuity     Casualty     Other    Consolidated
                                ---------  ------------ ---------- ------------
Operations data:
Gross written premiums........  $ 113,717   $ 314,991   $      --   $  428,708
Reinsurance ceded.............    (17,386)    (55,512)         --      (72,898)
                                ---------   ---------   ----------  ----------
  Net premiums written........  $  96,331   $ 259,479   $      --   $  355,810
                                =========   =========   ==========  ==========
Net earned premiums...........  $ 113,717   $ 128,597   $      --   $  242,314
Earned premiums ceded.........    (17,386)    (23,176)         --      (40,562)
                                ---------   ---------   ----------  ----------
  Net premiums earned.........     96,331     105,421          --      201,752
Net investment income.........        --          --        19,541      19,541
Net gains (losses) on alterna-
 tive investments.............        --          --        20,117      20,117
Other income..................        --          340        1,100       1,440
                                ---------   ---------   ----------  ----------
  Total revenues..............     96,331     105,761       40,758     242,850
Benefits and losses...........    105,436     107,239          --      212,675
Experience refunds............        --        6,907          --        6,907
Acquisition costs.............        505      11,945          --       12,450
General and administrative ex-
 pense........................      3,005       2,675        3,930       9,610
                                ---------   ---------   ----------  ----------
  Total benefits, losses and
   expenses...................    108,946     128,766        3,930     241,642
Net income (loss) before mi-
 nority interest..............  $ (12,615)  $ (23,005)  $   36,828  $    1,208
                                =========   =========   ==========  ==========
Total assets..................  $     --    $     --    $1,535,740  $1,535,740
                                =========   =========   ==========  ==========


   Financial information relating to gross premiums written by geographic region for the six months ended June 30, 2000 and 2001 was as follows:



                                                              6/30/00  6/30/01
                                                              -------- --------
      North America.......................................... $219,761 $347,708
      Europe.................................................   51,000   81,000
      Reinsurance Ceded--North America.......................      --   (72,898)
                                                              -------- --------
                                                              $270,761 $355,810
                                                              ======== ========


   Four customers accounted for 36.6%, 24.0%, 18.9% and 11.2% of the Company's gross premiums written during the six months ended June 30, 2001. Three customers accounted for 64.6%, 18.8% and 10.2% of the Company's gross premiums written during the six months ended June 30, 2000.

                  GLOSSARY OF SELECTED REINSURANCE, INSURANCE
                              AND INVESTMENT TERMS

 Acquisition costs............................... Commission and brokerage fees paid for the production of
                                                  premiums written and certain
                                                  other acquisition and
                                                  underwriting expenses.

 Alternative investment portfolio................ Our alternative investment portfolio is invested in
                                                  private investment funds that
                                                  target higher returns than
                                                  traditional fixed income
                                                  portfolios.

 Alternative risk transfer reinsurance products.. Alternative risk transfer reinsurance products contain
                                                  several features that differ
                                                  from traditional reinsurance
                                                  products. These features
                                                  require the client to share
                                                  in its own loss results and
                                                  include:
                                                  . Premium refunds if losses
                                                    incurred by the reinsurer
                                                    are more favorable than
                                                    those projected at the time
                                                    of execution of the
                                                    reinsurance contract;
                                                  . Loss sharing contract
                                                    provisions that may require
                                                    a ceding client to share in
                                                    a portion of the losses
                                                    resulting from ceded risks;
                                                  . Additional premium amounts
                                                    if the reinsurer incurs
                                                    losses that are less
                                                    favorable than those
                                                    projected at the time of
                                                    execution of the
                                                    reinsurance contract; and
                                                  . Underwriting terms that
                                                    limit the reinsurer's
                                                    exposure to high volatility
                                                    in underwriting results.
                                                  Typically, alternative risk
                                                  transfer products create more
                                                  predictable cash payments
                                                  over many years and,
                                                  accordingly, provide the
                                                  reinsurer with more
                                                  flexibility in making
                                                  investment decisions than a
                                                  traditional reinsurer.
 Approved actuary................................ A person approved by the
                                                  Minister of Finance of
                                                  Bermuda that certifies
                                                  whether or not, in his
                                                  opinion, the aggregate amount
                                                  of the long-term business
                                                  liabilities of an insurer in
                                                  relation to its long-term
                                                  business assets at the end of
                                                  the relevant year exceeded
                                                  the aggregate amount of those
                                                  liabilities as shown in the
                                                  insurer's statutory balance
                                                  sheet.

 Automobile insurance............................ Automobile insurance provides coverage for all risks
                                                  involved in owning and
                                                  operating an automobile, such
                                                  as personal injury
                                                  protection, property damage
                                                  to another and to the
                                                  insured, fire, theft and
                                                  vandalism.

 Casualty insurance.............. Casualty insurance protects the insured against financial liability to others for loss or damage
                                  to themselves or their property. A greater degree
                                  of unpredictability is generally associated with
                                  casualty risks known as "long-tail risks", where
                                  losses take time to become known and a claim may
                                  be separated from the circumstances that caused it
                                  by as many as 25 years or more. An example of a
                                  long-tail casualty risk includes the use of
                                  certain drugs that may cause cancer or birth
                                  defects. There tends to be greater delay in the
                                  reporting and settlement of casualty reinsurance
                                  claims due to the long-tail nature of the
                                  underlying casualty risks and their greater
                                  potential for litigation.

 Cede; ceding company............ When a party reinsures its liability with another, it "cedes" business and is referred to as the
                                  "ceding company."

 Coinsurance..................... A form of reinsurance with respect to which the risk generally is reinsured on the same basis as
                                  that of the original policy. The reinsurer
                                  receives the gross premium charged to the
                                  policyholder on the reinsured part of the policy
                                  less expense allowances granted the ceding company
                                  by the reinsurer. The reinsurer maintains policy
                                  reserves and is liable for its share of policy
                                  benefits.

 Corporate owned life insurance.. Corporate owned life insurance is life insurance purchased by a company on the lives of its
                                  employees, with the company as the beneficiary
                                  under the policy. Corporations have been able to
                                  use the favorable tax treatment of corporate owned
                                  life insurance to fund a variety of employee
                                  benefit liabilities such as post-retirement health
                                  care and non-qualified benefit programs.

 Disability insurance............ Disability insurance provides protection against loss of income due to disability. The direct
                                  market for disability insurance includes both
                                  individual and group products.

 Fixed annuities................. Fixed annuities are financial contracts in which, in return for a lump-sum payment or series of
                                  payments from the policyholder, the insurer agrees
                                  to make regular fixed payments for the life of the
                                  policyholder. The assets backing fixed annuities
                                  are recorded as part of the insurer's general
                                  funds and are subject to the claims of its general
                                  creditors. Generally, fixed annuities are
                                  reinsured more frequently than variable annuities
                                  because the fixed payment obligations or the
                                  insurer require a greater commitment of statutory
                                  surplus than variable annuities as a reserve
                                  against the investment risk associated with such
                                  policies.

 Fixed income portfolio.......... Our fixed income portfolio consists of investment grade debt securities.

Gross premiums written.....  Total premiums for insurance and reinsurance assumed during a given period before deduction of
                             brokerage, commission and other acquisition costs.

Long-term insurer..........  Under Bermuda law, a long-term insurer means an insurer carrying on long-term business, which
                             includes effecting and carrying out contracts of
                             insurance on human life or contracts to pay
                             annuities on human life.

Medical malpractice          Medical malpractice insurance provides an
 insurance.................  indemnity to physicians and their employers for losses related to patient injuries arising from
                             medical advice rendered or procedures performed.

Net premiums written.......  Total premiums for insurance written and reinsurance assumed during a given period less
                             total premiums for insurance and reinsurance ceded
                             to others during such period.

Persistency................  The rate at which insurance policies or annuity contracts remain in force, expressed as a
                             percentage of the number of policies remaining in
                             force over the previous year.

Product liability            Product liability insurance provides coverage for
 insurance.................  an insured if a claim results from a product that was manufactured, distributed or sold by the
                             insured.

Property/Damage insurance..  Property insurance protects the insured against financial loss arising out of the loss of property or its use caused by an insured danger. As property values increase worldwide, so too does the demand for property insurance.

Risk-adjusted return.......  Risk-adjusted return is the amount of return received for each unit of volatility taken in the
                             return, where volatility is measured by the
                             standard deviation of the return.

Structured reinsurance.....  Structured reinsurance is also known as alternative risk transfer reinsurance. See
                             "alternative risk transfer reinsurance products."

Structured settlements.....  Life and annuity structured settlement contracts, as well as pension in pay-out and guaranteed
                             investment contracts issued by insurance
                             companies, are often classified as annuities in
                             that they require periodic payments over a
                             specific period of time. Property and casualty
                             structured settlement contracts typically finance
                             a series of cash payments payable at regular
                             intervals to settle claims arising out of workers'
                             compensation claims, medical malpractice claims,
                             lottery pay-outs, lawsuits or other cases in which
                             an injured party is indemnified for a period of
                             time or for life.

Term life insurance........  Term life insurance provides for the protection against the death of an individual in the form of
                             a payment to a beneficiary. Term life insurance
                             does not contain an investment component. A term
                             life insurance policy is generally renewable for a
                             fixed number of years, but the policy expires
                             without value at the end of the stated period.

Unearned premiums........... Premiums written but not yet earned, as they are attributable to the unexpired portion of the
                             related insurance contract term.

Universal life insurance.... Universal life insurance is an investment oriented insurance product that provides adjustable rates
                             of return based on current interest rates.

Variable annuities.......... Variable annuities are financial contracts in which the policyholder receives payments from the
                             insurer, the value of which can vary depending on
                             the performance of specific assets. The assets
                             backing variable annuities are held in segregated
                             accounts for the benefit of the policyholder and
                             are not commingled with the other assets of the
                             insurance company. Unlike fixed annuities where
                             the insurance company bears the risk of the
                             underlying investment, holders of variable
                             annuities themselves generally bear the risks of
                             the underlying investments. The return on variable
                             annuities depends solely on the performance of the
                             asset underlying the particular separate account
                             and, therefore, variable annuities require less
                             capital reserves than fixed annuities.

Variable life insurance..... Variable life insurance is an investment oriented insurance product that provides a return linked to
                             an underlying portfolio of securities. As the
                             total return on the investment portfolio increases
                             or decreases, the death benefit or surrender value
                             of the variable life product may increase or
                             decrease.

Whole life insurance........ Whole life insurance is permanent life insurance that provides for the payment of a death benefit
                             and also includes an investment component. The
                             investment component of a whole life insurance
                             policy accrues interest, generally guaranteed, at
                             regular intervals.

Workers' compensation....... Workers' compensation is a system regulated by the
                             United States' state governments that provides
                             medical, disability and lost-wage benefits to
                             employees who are injured in work-related
                             accidents.

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                                [LOGO OF MaxRe]



                          Joint Book-Running Managers

  MORGAN STANLEY                                          SALOMON SMITH BARNEY

                               ----------------

  GOLDMAN, SACHS & CO.                          BANC OF AMERICA SECURITIES LLC

                        DRESDNER KLEINWORT WASSERSTEIN


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

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

   The following table sets forth the expenses payable by the Registrant in connection with the issuance and distribution of the common shares being registered hereby. All of such expenses are estimates, other than the filing and quotation fees payable to the Securities and Exchange Commission, the National Association of Securities Dealers, Inc. and the Nasdaq National Market.


     Filing Fee--Securities and Exchange Commission...................... 71,875
     Filing Fee--National Association of Securities Dealers, Inc......... 29,250
     Quotation Fees--The Nasdaq National Market.......................... 88,500
     Fees and Expenses of Counsel........................................      *
     Printing Expenses...................................................      *
     Fees and Expenses of Accountants....................................      *
     Blue Sky Fees and Expenses.......................................... 10,000
     Miscellaneous Expenses..............................................      *
                                                                          ------
     Total...............................................................      *
                                                                          ======

--------
* To be provided by amendment.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

   Bye-law 31 of the Registrant's bye-laws provides that: (a) the directors, officers, employees and agents of the Registrant, and their heirs, executors and administrators, shall be indemnified and secured harmless out of the assets of the Registrant from and against all actions, costs, charges, losses, damages and expenses which they or any of them, their heirs, executors or administrators, shall or may incur or sustain in or about the execution of their duty or in their respective offices, and none of them shall be answerable for the acts, receipts, neglects or defaults of the others of them or for joining in any receipts for the sake of conformity, or for any bankers or other persons with whom any moneys or effects belonging to the Registrant shall or may be lodged or deposited for safe custody, or for insufficiency or deficiency of any security upon which any moneys of or belonging to the Registrant shall be placed out on or invested, or for any other loss, misfortune or damage which may happen in the execution of their respective offices, or in relation thereto, provided, that, this indemnity shall not extend to any matter prohibited by the Bermuda Companies Act 1981; (b) expenses (including, without limitation, attorneys' fees) actually and reasonably incurred by any director, officer or employee of the Registrant in defending any civil, criminal, administrative or investigative action, suit or proceeding or threat thereof for which indemnification is sought shall be paid by the Registrant in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by such person to repay such amount if it shall be ultimately determined that such person is not entitled to be indemnified by the Registrant; provided, that if it is determined under the bye-laws that there is no reasonable basis to believe that such person is entitled to be indemnified by the Registrant, then no expense shall be advanced; and (c) the indemnification and advancement of expenses shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to hold the position for which such person is entitled to be indemnified or advanced expenses and shall inure to the benefit of the heirs, executors and administrators of such person.

   Bye-law 32 of the Registrant's bye-laws provides that the Registrant and each member agrees to waive any claim or right of action it might have, whether individually or by or in the right of the Registrant, against any director or officer on account of any action taken by such director or officer, or the failure of such director or officer to take any action in the performance of his duties with or for the Registrant, provided that such waiver shall not extend to any matter in respect of any fraud or dishonesty which may attach to such director or officer.

   Reference is made to the form of Underwriting Agreement to be filed as
Exhibit 1.1 hereto for provisions providing that the Underwriters are obligated, under certain circumstances, to indemnify the directors, certain officers and the controlling persons of the Registrant against certain liabilities under the Securities Act of 1933, as amended (the "Securities Act").

   Reference is made to the Shareholders' Agreement to be filed as Exhibit
10.1 hereto for provisions providing that the Registrant and certain holders of common shares and warrants are each obligated to indemnify the other for certain actions.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

   Since its formation, the Registrant has issued unregistered securities as described below. None of the transactions involved any underwriters, underwriting discounts or commissions, or any public offering and the Registrant believes that each transaction, if deemed to be a sale of a security, was exempt from the registration requirements of the Securities Act by virtue of Section 4(2) thereof, Regulation D promulgated thereunder, Rule 701 pursuant to compensatory benefit plans and contracts relating to compensation as provided under Rule 701 or Regulation S for offerings of securities outside of the United States. The recipients of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, such securities were restricted as to transfers and appropriate legends were affixed to the share certificates and instruments issued in such transactions.

   (1) On December 22, 1999, the Registrant (a) sold 14,748,830 common shares and warrants to acquire 375,159 common shares to certain accredited investors for an aggregate price of $221,232,450 and (b) granted to certain of its employees warrants to acquire 822,227 common shares. In addition, on this date, the Registrant's subsidiary, Max Re Ltd., sold 7,319,232 non-voting common shares and warrants to acquire 2,979,201 non-voting common shares to certain accredited investors for an aggregate price of $109,789,980. The sales of shares and warrants were made in reliance on Regulation D of the Securities Act and the grants of warrants were made in reliance on Regulation S of the Securities Act.

   (2) On March 31, 2000, the Registrant sold 11,998,154 common shares to certain accredited investors for an aggregate price of $179,972,310. Pursuant to the terms of warrants held by certain investors and employees, in connection with this sale of shares, (a) the Registrant issued to such investors and employees warrants to acquire 887,066 common shares and (b) Max Re Ltd. issued to such investors warrants to acquire 1,710,814 non-voting common shares. The sale of shares was made in reliance on Regulation D of the Securities Act and the grants of warrants were made in reliance on Regulation S of the Securities Act.

   (3) During the period from June 2000 to July 2000, the Registrant sold 704,543 common shares to certain accredited investors and certain of its employees for an aggregate price of $10,571,479. The sales of shares were made in reliance on Regulation D or Regulation S of the Securities Act.


   (4) During the period from August 2000 to April 2001, the Registrant sold 259,037 common shares to certain accredited investors and certain of its employees for an aggregate price of $4,149,892. In addition, during the period from June 2000 to February 2001, the Registrant granted 248,500 restricted common shares to certain of its employees. Pursuant to the terms of warrants held by certain investors and employees, in connection with these sales and grants, (a) the Registrant issued to such investors and employees warrants to acquire 29,818 common shares and (b) Max Re Ltd. issued to such investors warrants to acquire 67,086 non-voting common shares. The sales of shares were made in reliance on Regulation D of the Securities Act and the grants of warrants were made in reliance on Regulation S of the Securities Act.

   (5) On May 10, 2001, the Registrant sold 833,333 common shares to Bayerische Hypo- und Vereinsbank AG, a German bank, for an aggregate price of $14,999,994. Pursuant to the terms of warrants held by certain investors and employees, in connection with this sale, (a) the Registrant issued to such investors and employees warrants to acquire 50,002 common shares and (b) Max Re Ltd. issued to such investors warrants to acquire 112,500 non-voting common shares. The sale of shares was made in reliance on Regulation D of the Securities Act and the grants of warrants were made in reliance on Regulation S of the Securities Act.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

   (a) Exhibits


 Exhibit
 Number  Description of Document
 ------- -----------------------
  * 1.1  Form of Underwriting Agreement.
 ** 3.1  Memorandum of Association.
 ** 3.2  Bye-Laws.
  * 4.1  Specimen Common Share Certificate.
 ** 4.2  Form of Warrant of Max Re Ltd.
 ** 4.3  Form of Management Warrant.
 ** 4.4  Form of Warrant issued to Western General Insurance, Ltd.
    5.1  Opinion of Conyers Dill & Pearman.
    8.1  Opinion of Conyers Dill & Pearman (included in Exhibit 5.1).
 ** 8.2  Opinion of Akin, Gump, Strauss, Hauer & Feld, L.L.P.
 **10.1  Form of Shareholders' Agreement, dated as of December 22, 1999, among the Registrant, Max Re Ltd. and certain other signatories.
 **10.2  Employment Agreement, dated as of December 15, 1999, between W. Dave
         Brining and the Registrant.
 **10.3  Employment Agreement, dated as of August 1, 1999, as amended, between
         Robert J. Cooney and the Registrant.
 **10.4  Employment Agreement, dated as of December 15, 1999, between Philip R.
         Kruse and the Registrant.
 **10.5  Employment Agreement, dated as of December 15, 1999, between Keith S.
         Hynes and the Registrant.
 **10.6  Employment Letter, dated as of April   , 2000, between Peter Minton
         and the Registrant.
 **10.7  2000 Stock Incentive Plan.
 **10.8  Securities Purchase Agreement among Moore Holdings, LLC, Max Re Ltd.
         and the Registrant.
 **10.9  Securities Purchase Agreement among Capital Z Investments, LP, Max Re
         Ltd. and the Registrant.
 **10.10 Subscription Agreement between Western General Insurance, Ltd. and the
         Registrant.
 **10.11 Amended and Restated Letter of Credit Reimbursement Agreement among
         Max Re Ltd., Fleet National Bank, Citibank, N.A. and Bank of America,
         N.A.
 **10.12 Bayerische Hypo- und Vereinsbank AG Commitment Letter.
 **10.13 Investment Management Agreement dated as of May 1, 2000, between
         General Re NEAM and Max Re Ltd.
 **10.14 Amended and Restated Customer Agreement and Trading Authorization,
         dated as of           2001, between Moore Capital Management, Inc. and
         Max Re Diversified Strategies, Ltd.
 **21.1  Subsidiaries of the Registrant.
 **23.1  Consent of Conyers Dill & Pearman (included in Exhibit 5.1).
 **23.2  Consent of Akin, Gump, Strauss, Hauer & Feld, L.L.P. (included in
         Exhibit 8.2).
   23.3  Consent of KPMG.
 **24.1  Power of Attorney (included as part of the signature pages).
   99.1  Form F-N.

--------
* To be filed by amendment.
**Previously filed.

ITEM 17. UNDERTAKINGS.

   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

   The undersigned Registrant hereby undertakes that:

   (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

   (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

                                  SIGNATURES

   PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THE REGISTRANT HAS DULY CAUSED THIS AMENDMENT NO. 2 TO THE REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN HAMILTON, BERMUDA, ON THE 24TH DAY OF JULY, 2001.


                                          Max Re Capital Ltd.

                                          By:      *
                                          Name: Robert J. Cooney
                                          Title: Chief Executive Officer and
                                           President

   PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES INDICATED ON THE 24TH DAY OF JULY, 2001.


              Signature                                Title
              ---------                                -----

                  *                   Director, Chairman, President and
  ___________________________________ Chief Executive Officer
           Robert J. Cooney

                  *                   Executive Vice President--Property and
  ___________________________________ Casualty Operations
            W. Dave Brining

          /s/ Keith S. Hynes          Executive Vice President and Chief
  ___________________________________ Financial Officer
            Keith S. Hynes

                  *                   Executive Vice President--Life and
  ___________________________________ Annuity Operations
            Philip R. Kruse

              Signature                                Title
              ---------                                -----

                  *                   Executive Vice President and Chief Risk
  ___________________________________ Officer
            Peter A. Minton

                  *                   Director
  ___________________________________
           Louis Moore Bacon

                  *                   Deputy Chairman and Director
  ___________________________________
           Zack H. Bacon III

                  *                   Director
  ___________________________________
            Stephan W. Bub

                  *                   Director
  ___________________________________
           Laurence W. Cheng

                  *                   Director
  ___________________________________
              Glenn Dubin

                  *                   Director
  ___________________________________
          Willis T. King, Jr.

                  *                   Director
  ___________________________________
           Peter J. Rackley

                  *                   Director
  ___________________________________
             James L. Zech

                  *                   Director
  ___________________________________
    Mario P. Torsiello (authorized
     representative in the United
                States)

                  *                   Director
  ___________________________________
           William H. Heyman

                  *                   Director
  ___________________________________
            Steven M. Skala

                  *
 By: _________________________________
            Keith S. Hynes
           Attorney-in-fact